UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

IDENTIV, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

[●], 2026

Dear Stockholder:

You are invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Identiv, Inc., a Delaware corporation (“Identiv,” the “Company,” “we,” “us” or “our”), to be held virtually on [●], [●], 2026 at 11:00 a.m., Pacific Time. You will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/INVE2026 and using the 16-digit control number included in your proxy materials.

At the Annual Meeting, you will be asked to consider and vote upon the important matters described in the Proxy Statement accompanying this letter, including, without limitation: (i) a proposal to approve the sale of our specialty Internet of Things business (the “IoT Business”) to Trackonomy Systems, Inc., a Delaware corporation (“Buyer”), through the sale of substantially all of our operating assets, including all outstanding shares of Identiv (Thailand) Co., Ltd, our wholly-owned subsidiary, and $25.0 million in cash, subject to adjustment, in exchange for $50.0 million of shares of Series C Preferred Stock of Buyer, at a value of $20.07 per share (the “Purchase Price”), and the assumption of certain liabilities related to the IoT Business (collectively, the “Asset Sale”), pursuant to that certain Stock and Asset Purchase Agreement, dated as of June 24, 2026 (the “Agreement”), by and between the Company and Buyer (the “Asset Sale Proposal”), (ii) a proposal to approve certain compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Asset Sale, on a non-binding advisory basis (the “Asset Sale Compensation Proposal”), and (iii) a proposal to approve the adjournment of the Annual Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in the event that there are insufficient votes at the time of the Annual Meeting to approve the Asset Sale Proposal (the “Adjournment Proposal”).

The Asset Sale is the result of a broad review of strategic alternatives by our Board of Directors, which resulted in entering into an agreement to sell our IoT Business to Buyer. After careful consideration, the Board of Directors determined that the Asset Sale, on the terms and subject to the conditions set forth in the Agreement, is fair to and in the best interests of the Company and its stockholders and approved and declared advisable the Asset Sale and the transactions contemplated by the Agreement. Accordingly, the Board of Directors recommends that stockholders vote in favor of approving the Asset Sale.

Following the completion of the Asset Sale, the Company intends to continue to be a public company operating under a new corporate name to be determined. With respect to the remaining corporate entity, the Company intends to transition to a new business model focused on providing physical AI solutions through the acquisition of targeted compliance software-as-a-service (“SaaS”) businesses in highly regulated industries that the Company believes may benefit from integration with Buyer’s physical AI platform, including the incorporation of BLE- and RFID-enabled physical data. For additional information, see the sections of this Proxy Statement entitled “Proposal No. 1 – The Asset Sale Proposal – Business of the Company Following the Asset Sale” beginning on page [●], “Unaudited Pro Forma Condensed Consolidated Financial Information of the Company” beginning on page [●] and “Unaudited Consolidated Financial Information of Buyer” beginning on page [●].

The Asset Sale, as contemplated by the Agreement, may constitute the sale of substantially all of the assets of the Company under Delaware law. As a result, we are seeking the approval of the Asset Sale Proposal from our stockholders. The proposal to approve the Asset Sale pursuant to the Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock and our Series B non-voting convertible preferred stock, $0.001 par value per share (“Series B Preferred Stock”), voting together as a single class (the Series B Preferred Stock voting on an as-converted basis), present in person or by proxy and entitled to vote thereon at the Annual Meeting (the “Required Stockholder Approval”). The closing of the Asset Sale contemplated by the Agreement is conditioned on the Company receiving the Required Stockholder Approval. Concurrently with the execution of the Agreement, certain funds affiliated with Bleichroeder LP (the “Bleichroeder Holders”), entered into a voting and support agreement with the Company and Buyer (the “Voting Agreement”) pursuant to which, among other things and subject to the terms and conditions therein, the Bleichroeder Holders agreed, to vote all shares of the Company’s common stock and Series B Preferred Stock beneficially owned by the Bleichroeder Holders in favor of the Asset Sale Proposal. As of the close of business on [●], 2026, an aggregate of [2,884,495] shares of common stock and 5,000,000 shares of Series B Preferred Stock, representing approximately [12]% of the outstanding shares of common stock and 100% of the outstanding shares of Series B Preferred Stock, respectively, are subject to the Voting Agreement. For additional information, see the section of this Proxy Statement entitled “Proposal No. 1 – The Asset Sale Proposal – Ancillary Agreements – Voting Agreement”.

Therefore, it is very important that your shares be represented and voted at the Annual Meeting. The Asset Sale is not conditioned upon stockholders approving the Asset Sale Compensation Proposal. The effectiveness of the payment of any compensation to our named executive officers pursuant to the Asset Sale Compensation Proposal is conditioned upon the consummation of the Asset Sale. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the Proxy Statement. Stockholders do not have appraisal rights in connection with the Asset Sale.

You will also be asked to consider and vote upon the following matters as more fully described in the Proxy Statement accompanying this letter: (i) a proposal to elect five director nominees to each serve for a one-year term expiring at the annual meeting of stockholders in 2027, to hold office until their respective successors have been elected and qualified, or upon their earlier death, resignation or removal (the “Election of Directors Proposal”); (ii) a proposal to approve the issuance of more than 19.99% of our shares of common stock issuable upon the conversion of our Series B Preferred Stock for purposes of complying with Nasdaq Listing Rules 5635(b) and (d) (the “Nasdaq Proposal”), (iii) a proposal to approve the compensation of our named executive officers, on a non-binding advisory basis (the “Say on Pay Proposal”); and (iv) a proposal to ratify the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (the “Auditor Ratification Proposal”). The completion of the Asset Sale is not conditioned upon the approval of any of the proposals set forth in this paragraph.

This letter is accompanied by the Proxy Statement, which describes the formal business to be conducted at the Annual Meeting. In particular, please review the matters referred to under “Risk Factors” beginning on page [●] for a discussion of the risks related to the Asset Sale and our Company following the closing of the Asset Sale. We encourage you to read the Proxy Statement and all annexes thereto carefully and in their entirety. A copy of our Annual Report on Form 10-K for the year ended December 31, 2025, as amended, is also enclosed for your information. You may obtain additional information about us from documents we have filed with the Securities and Exchange Commission, which are available without charge through the Securities and Exchange Commission’s website at www.sec.gov.

The Board of Directors recommends that you vote “FOR” the Asset Sale Proposal and each of the other proposals, as more fully described in the accompanying Proxy Statement. Your vote is very important regardless of the number of shares that you own and we encourage you to vote promptly. After reading the Proxy Statement, please promptly vote your shares via a toll-free telephone number or over the Internet. Alternatively, you may vote your shares by marking and signing a proxy card as provided in the proxy materials. Stockholders may also attend the meeting virtually and vote at that time. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares. The failure to instruct your broker, bank or other nominee how to vote will have the same effect as voting “AGAINST” the approval of the Asset Sale Proposal.

We thank you for your continued support.

Sincerely,

James E. Ousley
Chair of the Board

IDENTIV, INC.

1900-B Carnegie Avenue

Santa Ana, California 92705

NOTICE OF

2026 ANNUAL MEETING OF STOCKHOLDERS

[●], [●], 2026

TO OUR STOCKHOLDERS:

The 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Identiv, Inc., a Delaware corporation (“Identiv,” the “Company,” “we,” “us” or “our”), will be held virtually on [●], [●], 2026, at 11:00 a.m., Pacific Time. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/INVE2026 and using the 16-digit control number included in your proxy materials. We are holding this Annual Meeting for the following purposes:

1.

To approve the sale of our specialty Internet of Things business (the “IoT Business”) to Trackonomy Systems, Inc., a Delaware corporation (“Buyer”), through the sale of substantially all of our operating assets, including all outstanding shares of Identiv (Thailand) Co., Ltd, our wholly-owned subsidiary, and $25.0 million in cash, subject to adjustment, in exchange for $50.0 million of shares of Series C Preferred Stock of Buyer, at a value of $20.07 per share, and the assumption of certain liabilities related to the IoT Business (collectively, the “Asset Sale”), pursuant to that certain Stock and Asset Purchase Agreement, dated as of June 24, 2026 (the “Agreement”), by and between the Company and Buyer (the “Asset Sale Proposal”);

2.

To approve certain compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Asset Sale, on a non-binding advisory basis (the “Asset Sale Compensation Proposal”);

3.

To elect five director nominees to serve for a one-year term expiring at the annual meeting of stockholders in 2027, to hold office until their respective successors have been elected and qualified, or upon their earlier death, resignation or removal (the “Election of Directors Proposal”);

4.

To approve the issuance of more than 19.99% of our shares of common stock issuable upon the conversion of our Series B Preferred Stock for purposes of complying with Nasdaq Listing Rules 5635(b) and (d) (the “Nasdaq Proposal”);

5.	To approve the compensation of our named executive officers, on a non-binding advisory basis (the “Say on Pay Proposal”);

6.	To ratify the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (the “Auditor Ratification Proposal”);

7.

To approve the adjournment of the Annual Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in the event that there are insufficient votes at the time of the Annual Meeting to approve the Asset Sale Proposal (the “Adjournment Proposal”); and

8.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The accompanying Proxy Statement and its annexes, including all documents incorporated by reference into the accompanying Proxy Statement, more fully describe these items of business. We urge you to read this information carefully.

The Board of Directors recommends that you vote “FOR” the approval of each of the nominees and the proposals outlined above and as more fully described in the accompanying Proxy Statement.

Concurrently with the execution of the Agreement, certain funds affiliated with Bleichroeder LP (the “Bleichroeder Holders”), entered into a voting and support agreement with the Company and Buyer (the “Voting Agreement”) pursuant to which, among other things and subject to the terms and conditions therein, the Bleichroeder Holders agreed, to vote all shares of the Company’s common stock and Series B Preferred Stock beneficially owned by the Bleichroeder Holders in favor of the Asset Sale Proposal. As of the close of business on [●], 2026, an aggregate of [2,884,495] shares of common stock and 5,000,000 shares of Series B Preferred Stock, representing approximately [12]% of the outstanding shares of common stock and 100% of the outstanding shares of Series B Preferred Stock, respectively, are subject to the Voting Agreement. For additional information, see the section of this Proxy Statement entitled “Proposal No. 1 – The Asset Sale Proposal – Ancillary Agreements – Voting Agreement”.

Only stockholders of record at the close of business on [●], 2026 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. The accompanying Proxy Statement is being made available to our stockholders on [●], 2026.

By Order of the Board of Directors of Identiv, Inc.

James E. Ousley
Chair of the Board

Santa Ana, California

[●], 2026

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, WE URGE YOU TO VOTE AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS INCLUDED ON THE PROXY CARD OR VOTING INSTRUCTION FORM. THANK YOU FOR ACTING PROMPTLY.

IMPORTANT: Please vote your shares via Internet or the telephone, as described herein and on the proxy card or voting instruction form, to assure that your shares are represented at the meeting, or, mark and sign the proxy card and return it in the postage-paid envelope. If you attend the virtual meeting, you may choose to vote at that time even if you have previously voted your shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to be held virtually on [●], 2026.

The Proxy Statement and the Annual Report on Form 10-K, as amended, are available at www.proxyvote.com.

i

ANNEX A	STOCK AND ASSET PURCHASE AGREEMENT DATED JUNE 24, 2026 BY AND BETWEEN THE COMPANY AND BUYER	A-1

ANNEX B	OPINION OF RAYMOND JAMES & ASSOCIATES, INC. DATED JUNE 24, 2026	B-1

ii

SUMMARY OF THE ASSET SALE

This summary, together with the section of this Proxy Statement entitled “Questions and Answers about the Annual Meeting and the Asset Sale,” highlights selected information from this Proxy Statement and may not contain all of the information that is important to you as a stockholder or that you should consider before voting on the Asset Sale Proposal. To better understand the Asset Sale, you should read carefully this entire Proxy Statement and all of its annexes, including the Agreement (as defined below), which is attached as Annex A, before voting on the Asset Sale Proposal. In addition, we incorporate by reference important business and financial information about the Company in this document and you are encouraged to review all such information incorporated by reference herein. Each item in this summary includes a page reference directing you to a more complete description of that item. You may obtain without charge copies of documents incorporated by reference into this Proxy Statement by following the instructions under “Where You Can Find More Information”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the section entitled “The Stock and Asset Purchase Agreement”.

Information about the Parties (page [●])

Identiv, Inc.

Identiv, Inc.

1900-B Carnegie Avenue

Santa Ana, California 92705

(657) 356-8384

www.identiv.com

Identiv, Inc., a Delaware corporation (“Identiv,” the “Company”, “we,” “us,” or “our”), is a leading provider of radio-frequency identification (“RFID”)- and Bluetooth Low Energy (“BLE”) -enabled Internet of Things (“IoT”) solutions that create digital identities for physical objects, enhancing global connectivity for businesses, people, and the planet. Our mission is to develop specialty RFID and IoT solutions that address our customers’ most significant challenges and create new opportunities for them through the digitization and enhanced connectivity to the IoT. We design, produce, and sell RFID- and BLE-enabled devices, primarily RFID inlays, tags, and labels that can be applied or incorporated into physical objects, providing them with a digital identity and the ability for our customers to track, monitor, authenticate, and engage with consumers. Our IoT inlays, tags, and labels have been integrated into more than two billion applications globally. By digitally enabling physical objects to connect to the cloud or a device reader, we make them more secure, responsive, feature-rich, interactive and customer-connected. RFID powers a wide range of IoT use cases, including product authenticity, customer engagement, enhanced consumer experiences, instrumentation and sensor enabling, brand protection, asset tracking, supply chain management, and tamper detection. For additional information about Identiv and our business, see the section entitled “Where You Can Find More Information”.

Trackonomy Systems, Inc.

Trackonomy Systems, Inc.

214 Devcon Drive

San Jose, California 95112

1-833-TRACKONOMY

www.trackonomy.ai.com

Trackonomy Systems, Inc., a Delaware corporation (“Trackonomy” or “Buyer”), is a leading provider of low-cost, cloud-connected IoT sensors and tracking devices that, together with its Sentient Platform, deliver item-level, real-time visibility, monitoring, and workflow automation for physical assets moving throughout global supply chains and across customer operations. Buyer’s portfolio includes a range of smart labels and devices — engineered to address varying requirements of cost, durability, communication range, data, and battery life. These products utilize cellular, GPS, RFID, BLE, and other wireless communication and sensor technologies, and are designed to be low-cost and easy to install directly onto a parcel, pallet, container, piece of equipment, or other physical asset. Buyer’s Sentient Platform combines sensor data, distributed (agent-based) intelligence, and configurable business rules to transform this raw physical-world data into structured, actionable intelligence. Customers across multiple industries, including logistics, healthcare, aviation, manufacturing, and government sectors, use Buyer’s platform to enhance chain-of-custody visibility, monitor asset condition, enable predictive maintenance, automate workflow, reduce theft and shrinkage, and improve safety and security monitoring.

Buyer’s strategy is informed by two central beliefs about where its markets are headed. First, Buyer believes AI models and agentic systems are only as useful as the real-world physical data on which they are trained and act, and that most enterprises today lack reliable, real-time, item-level data about the location, condition, and status of their physical assets. Buyer believes it is well positioned to be a primary source of this physical AI data, converting manual operations into a continuous stream of structured, trustworthy inputs that AI systems can use to detect exceptions, predict failures, and automate workflows. As enterprises increasingly deploy AI across logistics, healthcare, industrial, and government operations, Buyer expects demand for accurate, real-time physical-world data to be a significant and growing driver of demand for its solutions. Second, Buyer believes that declining costs for cellular, GPS, and BLE connectivity, together with advances in low-power semiconductor design, will continue to expand the range of objects and use cases where item-level tracking is economically viable.

To capture this opportunity, Buyer intends to build its business around three complementary pillars—Semiconductors, Labels and Tags, and Solutions—allowing customers to engage with Buyer at the level that best fits their needs. Enterprise customers may purchase fully integrated hardware, software, and services, while original equipment manufacturers (“OEMs”), label manufacturers, systems integrators, and other industry participants may purchase semiconductor chips, smart labels, RFID tags, and related products for incorporation into their own offerings. Buyer believes this flexible approach gives customers greater choice in how they deploy smart-object technologies, whether through complete end-to-end solutions or individual components, while creating a more scalable platform for innovation and growth.

In September 2025, Buyer acquired InPlay, Inc. (“InPlay”), a designer of low-cost, ultra-low-power BLE semiconductors, forming the foundation of its Semiconductor pillar. Buyer believes continued innovation at the silicon level will enable lower-cost, lower-power, and higher-performing devices for its own products and those of OEM and other industry customers. Buyer’s Labels and Tags pillar centers on its pending acquisition of Identiv’s BLE and RFID smart label manufacturing business and its existing RFID tag business, providing additional, cost-efficient manufacturing capacity for next-generation smart labels incorporating either InPlay or third-party chips. Buyer’s Solutions pillar remains its traditional business of integrated hardware, software, and services sold directly to enterprise customers.

Founded in 2017, Trackonomy is a pioneer in the battery-powered smart label category. Its products are used worldwide, with its platform monitoring millions of package shipments daily and tracking nearly 15% of the world’s air cargo containers. Trackonomy has raised more than $250 million in capital from investors, including 8VC, Koch Disruptive Technologies, and Kleiner Perkins. Together with its Semiconductors, Labels and Tags, and Solutions pillars, Trackonomy believes this scale and track record position it to be a trusted, category-defining platform for real-time physical-world intelligence.

The contents of the Identiv and Trackonomy websites are not incorporated by reference into, and should not be considered part of, this Proxy Statement.

General Description of the Asset Sale (page [●])

On June 24, 2026, the Company entered into a Stock and Asset Purchase Agreement by and between the Company and Buyer attached as Annex A (the “Agreement”).

Pursuant to the terms of the Agreement, the Company will sell to Buyer its specialty Internet of Things business (the “IoT Business”) through the sale of substantially all of its operating assets, including all outstanding shares of Identiv (Thailand) Co., Ltd, its wholly-owned subsidiary, and $25.0 million in cash, subject to adjustment, in exchange for $50.0 million of shares of Series C Preferred Stock of Buyer (“Buyer Series C Preferred Stock”), at a value of $20.07 per share (the “Purchase Price”), and the assumption of certain liabilities related to the IoT Business (collectively, the “Asset Sale”). Following the closing of the Asset Sale, Buyer will own the “Identiv” tradename and all related intellectual property, and the brand will continue under the stewardship of Buyer.

The Asset Sale, as contemplated by the Agreement, may constitute the sale of substantially all of the assets of the Company under Delaware law. As a result, we are seeking the approval of the Asset Sale Proposal from our stockholders.

As described in these proxy materials, following the completion of the Asset Sale, the Company intends to continue to be a public company operating under a new corporate name to be determined. With respect to the remaining corporate entity, the Company intends to transition to a new business model focused on providing physical AI solutions through the acquisition of targeted compliance software-as-a-service (“SaaS”) businesses in highly regulated industries that the Company believes may benefit from integration with Buyer’s physical AI platform, including the incorporation of BLE- and RFID-enabled physical data (such anticipated business, the “Physical AI Solutions Business”).

For additional information, see the sections of this Proxy Statement entitled “Proposal No. 1 – The Asset Sale Proposal – Business of the Company Following the Asset Sale” beginning on page [●], “Unaudited Pro Forma Condensed Consolidated Financial Information of the Company” beginning on page [●] and “Unaudited Condensed Consolidated Financial Information of Buyer” beginning on page [●].

We encourage you to carefully read in its entirety the Agreement, which is the principal document governing the Asset Sale.

The Annual Meeting (page [●])

The Annual Meeting will be held virtually on [●], [●], 2026, at 11:00 a.m., Pacific Time. At the Annual Meeting, our stockholders will be asked to vote on the following proposals:

•

Proposal No. 1 – To approve the sale of our IoT Business to Buyer in exchange for the Purchase Price and the assumption by Buyer of certain liabilities related to the IoT Business pursuant to the Agreement by and between the Company and Buyer (the “Asset Sale Proposal”);

•

Proposal No. 2 – To approve certain compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Asset Sale, on a non-binding advisory basis (the “Asset Sale Compensation Proposal”);

•

Proposal No. 3 – To elect five director nominees to serve for a one-year term expiring at the annual meeting of stockholders in 2027, to hold office until their respective successors have been elected and qualified, or upon their earlier death, resignation or removal (the “Election of Directors Proposal”);

•

Proposal No. 4 – To approve the issuance of more than 19.99% of our shares of common stock issuable upon the conversion of our Series B Preferred Stock for purposes of complying with Nasdaq Listing Rules 5635(b) and (d) (the “Nasdaq Proposal”);

•	Proposal No. 5 – To approve the compensation of our named executive officers, on a non-binding advisory basis (the “Say on Pay Proposal”);

•	Proposal No. 6 – To ratify the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (the “Auditor Ratification Proposal”); and

•

Proposal No. 7 – To approve the adjournment of the Annual Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in the event that there are insufficient votes at the time of the Annual Meeting to approve the Asset Sale Proposal (the “Adjournment Proposal”).

Record Date; Stockholders Entitled to Vote (page [●])

Our Board of Directors has fixed the close of business on [●], 2026 as the record date (the “Record Date”) for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of our common stock, $0.001 par value per share, and Series B non-voting convertible preferred stock, $0.001 par value per share (“Series B Preferred Stock”), on the Record Date may vote at the Annual Meeting. For each share of common stock that you owned on the Record Date, you are entitled to cast one vote on each matter voted upon at the Annual Meeting. If you are a holder of Series B Preferred Stock, you are entitled to vote on the Asset Sale Proposal by casting the number of votes equal to the number of whole shares of common stock into which your shares of Series B Preferred Stock are convertible as of the Record Date, inclusive of accrued dividends on your shares of Series B Preferred Stock. The conversion rate of a share of Series B Preferred Stock is [●].

Shares Outstanding (page [●])

On the Record Date, [●] shares of the Company’s common stock (without giving effect to the conversion of the Series B Preferred Stock) were outstanding and entitled to vote at the Annual Meeting and 5,000,000 shares of Series B Preferred Stock, convertible into [●] shares of common stock, were outstanding and entitled to vote at the Annual Meeting. Our common stock is listed on the Nasdaq Capital Market under the symbol INVE.

Quorum and Vote Required (page [●])

The holders of a majority of the voting power of our capital stock issued and outstanding and entitled to vote at the Annual Meeting (including the Series B Preferred Stock voting on an as-converted basis), present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned to allow for the solicitation of additional proxies. Shares which abstain from voting as to a particular matter and shares held in “street name” by brokers, banks or other nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) will be counted for purposes of determining whether a quorum is present for the transaction of business.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the Asset Sale Proposal. Approval of the Asset Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock and Series B Preferred Stock voting together as a single class (the Series B Preferred Stock voting on an as-converted basis), present in person or by proxy and entitled to vote thereon at the Annual Meeting (the “Required Stockholder Approval”). Because the vote on the Asset Sale Proposal is based on the total number of shares outstanding, rather than the number of actual votes cast, abstentions and “broker non-votes” will have the same effect as voting “AGAINST” the approval of the Asset Sale Proposal.

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, each of the Asset Sale Compensation Proposal and the Adjournment Proposal. Each of these proposals will be approved if a majority of the votes cast affirmatively or negatively vote in favor of the proposal, meaning the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST,” whether or not a quorum is present. Neither abstentions nor broker non-votes are treated as votes cast and therefore will have no effect upon the outcome of voting with respect to any of these proposals.

The vote regarding the Asset Sale Compensation Proposal is an advisory vote, and therefore, is not binding on the Company. Since compensation and benefits that may be paid or provided are based on contractual arrangements with the executive officers, the outcome of this advisory vote will not affect the obligation to make these payments and these payments may still be made even if our stockholders do not approve the Asset Sale Compensation Proposal.

Shares Owned by Our Directors and Executive Officers (page [●])

As of the Record Date, our current directors and executive officers were entitled to vote an aggregate of [●] shares of common stock, or approximately [●]% of common stock outstanding on that date. These numbers do not include the shares of common stock which are convertible from the Series B Preferred Stock and do not give effect to any outstanding stock options, restricted stock units (“RSUs”), or performance stock units (“PSUs”), none of which are entitled to vote at the Annual Meeting. We currently expect that all of our directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of our stockholders at the Annual Meeting, although none of them has entered into any agreement obligating them to do so.

Recommendation of the Board; Reasons for the Asset Sale (page [●])

The Board of Directors recommends that you vote “FOR” the Asset Sale Proposal, “FOR” the Asset Sale Compensation Proposal and “FOR” the Adjournment Proposal.

In reaching its decision to approve the Asset Sale and the transactions contemplated by the Agreement and to recommend the approval of the Asset Sale Proposal, the Asset Sale Compensation Proposal, and the Adjournment Proposal to our stockholders, the Board of Directors consulted with our management, as well as our legal and financial advisors, and considered the opinion of Raymond James & Associates, Inc. (“Raymond James”) as to the fairness, from a financial point of view, to the Company of $25.0 million of the Purchase Price (the “Net Purchase Price”) to be received by the Company for the sale of the Purchased Assets (other than the Purchased Cash) in the Asset Sale, the terms of the proposed Agreement and the transactions set forth in the Agreement, as well as other alternative transactions, including contacts and discussions with other potential acquirers.

The Board of Directors’ reasons for approving the Asset Sale and the transactions contemplated by the Agreement; certain factors the Board of Directors considered in its deliberations in approving Agreement, the Asset Sale and the transactions contemplated by the Agreement, including the fairness opinion of Raymond James; and the Board of Directors’ recommendation to our stockholders are further discussed in the sections of this Proxy Statement entitled “Proposal No. 1 – The Asset Sale Proposal – Recommendation of the Board; Reasons for the Asset Sale” beginning on page [●] and “Proposal No. 1 – The Asset Sale Proposal – Opinion of the Company’s Financial Advisor” beginning on page [●].

Opinion of the Company’s Financial Advisor (page [●] and Annex B)

At the June 24, 2026 meeting of the Board of Directors, representatives of Raymond James rendered Raymond James’s opinion, subsequently confirmed in writing and dated June 24, 2026, to the Board of Directors (in its capacity as such), as to the fairness, as of such date, from a financial point of view, to the Company of the Net Purchase Price to be received by the Company for the sale of the Purchased Assets (other than the Purchased Cash) pursuant to the Agreement, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Raymond James in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, dated June 24, 2026, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Raymond James was engaged to render financial advisory services and its opinion to the Company in connection with the transaction. Pursuant to an engagement letter between the Company and Raymond James, the Company has agreed to pay Raymond James a fee of $2,250,000, in addition to $350,000 for the opinion, which became payable upon delivery of the fairness opinion, and the remainder of which is contingent upon consummation of the transaction.

The summary of the opinion is qualified in its entirety by reference to the full text of the opinion. Neither the Raymond James opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement is intended to be or constitute advice or a recommendation to the Board of Directors or any Company stockholder regarding how said stockholder should vote with respect to the transaction. The opinion of Raymond James speaks only as of the date of the opinion and does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the transaction.

The Stock and Asset Purchase Agreement (page [●])

Consideration

As consideration for the Asset Sale, Buyer will issue to the Company the Buyer Series C Shares, in a number equal to $50.0 million divided by $20.07 per share, and assume the Assumed Liabilities.

Conditions to Completion of the Asset Sale

The consummation of the Asset Sale is subject to the satisfaction or waiver, to the extent permitted by applicable law, of various conditions, including (i) the receipt of the Required Stockholder Approval of the Asset Sale Proposal, (ii) the absence of any order or law enjoining, restraining, prohibiting or making illegal the consummation of the Asset Sale, (iii) the absence of any pending or overtly threatened legal proceeding challenging or seeking to restrain or prohibit the consummation of the Asset Sale, (iv) each party’s representations and warranties being true and correct to the applicable specified standard as of the date of the Agreement and as of the closing of the Asset Sale, (v) each party’s material compliance with covenants required to be performed or complied with prior to or on the closing of the Asset Sale, (vi) Buyer’s receipt of the Seller Closing Certificate and Seller’s receipt of the Buyer Closing Certificate, (vii) delivery of the stock certificate representing the Buyer Series C Shares, (viii) delivery of the ancillary agreements, (ix) delivery of the Purchased Assets and the Purchased Cash, and (x) the filing by Buyer of a charter amendment with the Secretary of State of the State of Delaware to increase the authorized number of shares of Buyer Series C Preferred Stock.

No Solicitation

From and after the date of the Agreement until the earlier of the Closing or the valid termination of the Agreement in accordance with its terms, the Company will not, and will cause each of its subsidiaries and direct and use reasonable best efforts to cause each of its and their respective representatives, to not, directly or through another person:

•

solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiry, discussions or requests regarding, or the communication, making, submission or announcement of any proposal, inquiry or offer that constitutes, or that would reasonably be expected to lead to, an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (an “Acquisition Inquiry”);

•	enter into, continue or otherwise participate in any discussions or negotiations with any person regarding any Acquisition Proposal or Acquisition Inquiry;

•

furnish to any person (other than Buyer and its representatives) any information concerning the Company or its subsidiaries in connection with or in furtherance of any Acquisition Proposal or Acquisition Inquiry;

•

approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, joint venture agreement, or other similar agreement relating to any Acquisition Proposal or Acquisition Inquiry (other than an Acceptable Confidentiality Agreement); or

•	grant any waiver or release under any standstill agreement or any provision of any confidentiality agreement.

Conduct of the Company Pending Closing

Until closing, the Company and its controlled affiliates are required to:

•	conduct the IoT Business in the ordinary course of business;

•

use reasonable best efforts to preserve substantially intact its current IoT Business organization, operations and franchise, to keep available the services of its current officers and employees, and to preserve present relationships with customers, suppliers, distributors, licensors, licensees, and other persons having relationships with the IoT Business; and

•	conduct the IoT Business in compliance with all applicable legal requirements and contracts.

In addition, the Company and its controlled affiliates may not acquire or dispose of any Purchased Assets or any material asset or cancellation of any material debt or claim with respect to the IoT Business other than in the ordinary course of business or engage in certain other specified actions with respect to the IoT Business, including, among other things, making capital expenditures in excess of a specified amount, making a change in accounting methods or practices, amending or terminating material contracts, making certain changes in employee compensation, benefits or bonuses, hiring or terminating certain employees, settling claims in excess of a specified amount, or granting equity incentive awards to IoT Business Employees. The conduct of the Company pending the closing of the Asset Sale discussed in more detail in the section entitled “The Stock and Asset Purchase Agreement – Covenants and Agreements” beginning on page [●] of this Proxy Statement.

Non-Solicitation of Employees

Subject to certain exceptions set forth in the Agreement, the Company has agreed that for a period of two years following the closing date of the Asset Sale, it shall not, and shall cause its affiliates and its and their respective officers, directors, employees and agents acting on its behalf not to, directly or indirectly, hire, recruit, solicit, or induce any IoT Business Employee to terminate his or her employment with Buyer or any of its affiliates.

Termination of the Agreement

The Agreement may be terminated at any time prior to the completion of the Asset Sale, before or after the Required Stockholder Approval is obtained (except as expressly noted otherwise), as follows:

•	by the mutual written consent of the Company and Buyer; or

•	by Buyer:

•	prior to the Required Stockholder Approval, if an Adverse Recommendation Change has occurred;

•

if the Company has committed a material breach of any representation, warranty, covenant, or agreement set forth in the Agreement that would cause the applicable closing conditions not to be satisfied and such breach is not cured within 15 calendar days after written notice thereof; provided that this right is not available if Buyer is then in material breach of the Agreement; or

•

if (i) the Mutual Closing Conditions and Buyer Closing Conditions have been satisfied, (ii) Buyer has indicated in writing that it is ready, willing, and able to consummate the Closing, (iii) the Company fails to consummate the Closing within four business days after the date on which the Closing should have occurred (or by the Outside Date, if sooner), and (iv) Buyer stood ready, willing, and able to close during such period; or

•	by the Company:

•

if Buyer has committed a material breach of any representation, warranty, covenant, or agreement set forth in the Agreement that would cause the applicable closing conditions not to be satisfied and such breach is not cured within 15 calendar days after written notice thereof; provided that this right is not available if the Company is then in material breach of the Agreement;

•

to enter into an acquisition agreement with respect to a Superior Proposal, subject to compliance in all material respects with the no-solicitation provisions of the Agreement and the concurrent payment of the Seller Termination Fee; or

•

if (i) the Mutual Closing Conditions and Company Closing Conditions have been satisfied, (ii) the Company has indicated in writing that it is ready, willing, and able to consummate the Closing, (iii) Buyer fails to consummate the Closing within four business days after the date on which the Closing should have occurred (or by the Outside Date, if sooner), and (iv) the Company stood ready, willing, and able to close during such period; or

•	by the Company or Buyer:

•

if the Asset Sale has not been consummated by the Outside Date; provided that this right is not available to a party whose breach of the Agreement caused the failure to consummate the Asset Sale by such date;

•

if any governmental authority has issued a final, non-appealable order, decree, or ruling permanently prohibiting or enjoining the Asset Sale; provided that this right is not available to a party whose breach of the Agreement caused such issuance or action; or

•	the Seller Stockholder Matters have not been approved at the Stockholder Meeting (including any final adjournment or postponement thereof).

Termination Fee

Under certain circumstances, the Company may be required to pay the Buyer a termination fee of $750,000 in connection with a termination of the Agreement.

Interests of Certain Persons in the Asset Sale (page [●])

In considering the recommendation of our Board of Directors that the stockholders vote to approve the Asset Sale Proposal, stockholders should be aware that some of our directors and executive officers may have interests in the Asset Sale that are different from, or in addition to, the interests of our stockholders generally.

These interests include potential payments to, and the vesting of RSUs held by, our executive officers pursuant to the terms of agreements we previously entered into with those officers. For more information on the severance and change in control agreements that we have entered into with our named executive officers, see the section entitled “Executive Compensation – Summary Compensation Table – Potential Payments upon Termination or Change in Control”.

Pursuant to the terms of the Agreement, each equity award, including each RSU award, that is held by an employee of the IoT Business who remains employed by the Company (or an affiliate) through the closing of the Asset Sale and who, effective as of immediately following the Asset Sale, becomes an employee of Buyer (or an affiliate of Buyer or who remains an employee of the Acquired Entity) (the “Transferred Employees”) will vest effective as of immediately prior to the closing of the Asset Sale. In addition, effective as of immediately prior to the closing of the Asset Sale, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to accelerate the vesting of each RSU that is held by an employee of the Company (or an affiliate) as of the date closing of the Asset Sale. RSUs held by our non-employee directors will remain outstanding and continue to vest according to their terms. For more information regarding compensation, including RSUs, that has been paid or granted to our directors, see the section entitled “Proposal No. 3 – Election of Directors Proposal – Director Compensation”.

These interests are discussed in more detail in the section entitled “Proposal No. 1 – The Asset Sale Proposal – Interests of Certain Persons in the Asset Sale” beginning on page [●] of this Proxy Statement. The members of our Board of Directors were aware of the different or additional interests described in such section and considered these interests, among other matters, in evaluating and negotiating the Agreement and the Asset Sale, and in recommending to our stockholders that the Asset Sale be approved.

Certain U.S. Federal Income Tax Considerations for the Asset Sale (page [●])

If consummated, the Asset Sale will be a taxable transaction to the Company. It is anticipated that the Company will utilize its existing tax attributes to reduce substantially the amount of U.S. federal income tax from the Asset Sale, even taking into account limitations on the Company’s use of tax attributes under, for example, the “change in ownership” rules of section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and U.S. federal income tax legislation informally known as the Tax Cuts and Jobs Act. The determination of whether and to what extent the Company’s tax attributes will be available, however, is highly complex and is based in part upon facts that will not be known until after completion of the Asset Sale and close of the Company’s taxable year in which the Asset Sale occurs. The Asset Sale will not be taxable to holders of Company stock.

See the section entitled “Proposal No. 1 – The Asset Sale Proposal – Certain U.S. Federal Income Tax Considerations for the Asset Sale” beginning on page [●] of this Proxy Statement for a more complete discussion of the U.S. federal income tax applicable to the Asset Sale. You should consult your tax advisor for a complete analysis of the U.S. federal, state, local or foreign tax consequences of the Asset Sale.

Appraisal Rights (page [●])

Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the Asset Sale.

Voting Agreement (page [●])

Concurrently with the execution of the Agreement, Buyer, the Company, and certain funds affiliated with Bleichroeder LP (collectively, the “Bleichroeder Holders”) entered into that certain voting and support Agreement (the “Voting Agreement”), pursuant to which each Bleichroeder Holder has agreed to vote all of its Covered Shares, (i) in favor of the Asset Sale and the approval of the Seller Stockholder Matters, (ii) in favor of any proposals to adjourn or postpone the Stockholder Meeting, (iii) against any action, agreement, or transaction that would constitute a breach of the Agreement, (iv) against any action, agreement, or transaction that would reasonably be expected to prevent or delay the consummation of the Asset Sale, and (v) against any Acquisition Proposal. The “Covered Shares” subject to the Voting Agreement include shares of common stock and shares of Series B Preferred Stock of the Company (on an as-converted basis in accordance with the Certificate of Designation) held by the Bleichroeder Holders and any such shares acquired or received by them during the term of the Voting Agreement. In addition, each Bleichroeder Holder has granted to Buyer an irrevocable proxy (coupled with an interest) to vote the Covered Shares in accordance with the Voting Agreement. As of [●], 2026, an aggregate of [2,884,495] shares of the Company’s common stock and 5,000,000 shares of the Series B Preferred Stock, constituting approximately [12]% of the outstanding shares of common stock and 100% of the outstanding shares of the Series B Preferred Stock, are subject to the Voting Agreement. As a result, the shares of Series B Preferred Stock represent approximately [●] of the total shares of the Company’s common stock and common stock equivalents eligible to vote on the Asset Sale Proposal. With respect to the vote on the Asset Sale Proposal, the Covered Shares represent approximately [●]% of the shares eligible to vote thereon.

The Voting Agreement shall terminate upon the earliest to occur of: (i) the conclusion of the Stockholders Meeting at which the vote contemplated by the Voting Agreement has occurred and the Covered Shares have been voted in accordance with the Voting Agreement, (ii) the valid termination of the Agreement in accordance with its terms, and (iii) the mutual written agreement of the parties to the Voting Agreement.

Letter Agreement (page [●])

At the Closing, the Company will execute and deliver a letter agreement (the “Letter Agreement”), substantially in the form attached as an exhibit to the Agreement, governing certain rights of the Company as holder of the Buyer Series C Shares. The contemplated Letter Agreement will provide the Company with a non-voting board observer right, subject to customary limitations, including exclusions to preserve privilege, protect third-party confidential information or address conflicts of interest. The observer right will terminate if the Company ceases to hold at least 1,868,460 Buyer Series C Shares, upon certain public offering events, or upon certain uncured material confidentiality breaches. The Letter Agreement will also provide that the Company will not initially be treated as a competitor of Buyer for purposes of retaining certain pro rata and transfer rights, and that the Company will be treated as a “Major Investor” for certain purposes under Buyer’s investors’ rights agreement so long as it holds at least 1,000,000 Buyer Series C Shares. In addition, the Letter Agreement will permit certain transfers of Buyer Series C Shares to a liquidating trust or other permitted transferees, subject to specified conditions, and restrict the Company’s public disclosure of confidential information concerning Buyer without Buyer’s prior written consent, subject to limited exceptions for legally required disclosure.

Buyer Stockholder Agreements Joinder (page [●])

At the Closing, the Company will execute and deliver a joinder to the Buyer Stockholder Agreements (the “Buyer Stockholder Agreements Joinder”), pursuant to which the Company will become a party to the Investors’ Rights Agreement and Voting Agreement among Buyer and certain of its stockholders.

Transition Services Agreement (page [●])

Prior to the Closing, the Company and Buyer have agreed to negotiate in good faith a transition services agreement (the “Transition Services Agreement”), consistent in all material respects with the summary of terms attached as an exhibit to the Agreement. Under the contemplated Transition Services Agreement, each party may request certain transition services and/or access to systems from the other party after Closing. The summary of terms also provides for commercially reasonable service levels, fee abatement for material service failures, cooperation to obtain required third-party consents and alternative arrangements if required consents are not obtained. Neither party shall unreasonably withhold, condition, or delay its agreement to the Transition Services Agreement, and the failure of the parties to agree on immaterial terms shall not prevent the Closing from occurring.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE ASSET SALE

The following questions and answers briefly address some questions you may have regarding the Annual Meeting and the Asset Sale. These questions and answers may not address all questions that may be important to you as a stockholder of Identiv, Inc. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to in this Proxy Statement. We encourage you to read this Proxy Statement, including the annexes, in its entirety because it explains the proposals to be voted on at the Annual Meeting, the proposed Asset Sale, the documents related to the Asset Sale, and other related matters. In this Proxy Statement, the terms “Company,” “we,” “our,” “us” and “Identiv” refer to Identiv, Inc. We refer to Trackonomy Systems, Inc as “Buyer.”

Questions Related to the Annual Meeting

Q:	Why am I receiving this Proxy Statement and proxy card?

A:

You are receiving this Proxy Statement and proxy card because, as of [●], 2026, the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, you owned shares of our common stock, $0.001 par value per share, and/or or you owned shares of our Series B Preferred Stock. Our Board of Directors is providing this Proxy Statement to give you information for use in determining how to vote on the Asset Sale Proposal and other proposals submitted to our stockholders at the Annual Meeting. You should read this Proxy Statement and the annexes attached hereto carefully. The enclosed proxy card and voting instruction form allow you, as our stockholder, to have your shares voted at the Annual Meeting without attending the Annual Meeting. Your proxy is being solicited on behalf of the Board of Directors.

Your vote is very important. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the Asset Sale Proposal. We encourage you to submit your proxy as soon as possible.

Q:	What are stockholders being asked to vote on and why is this approval necessary?

A:	Stockholders are being asked to vote on the following proposals:

•	Proposal No. 1 – The Asset Sale Proposal;

•	Proposal No. 2 – The Asset Sale Compensation Proposal;

•	Proposal No. 3 – The Election of Directors Proposal;

•	Proposal No. 4 – The Nasdaq Proposal;

•	Proposal No. 5 – The Say on Pay Proposal;

•	Proposal No. 6 – The Auditor Ratification Proposal; and

•	Proposal No. 7 – The Adjournment Proposal.

The Board of Directors recommends that you vote “FOR” Proposal Nos. 1, 2, 4, 5, 6 and 7, and “FOR” each of the director nominees in Proposal No. 3, as more fully described in this Proxy Statement. Stockholder approval of the Asset Sale Proposal is required for the completion of the Asset Sale. The effectiveness of the payment of any compensation to our named executive officers pursuant to the Asset Sale Compensation Proposal is conditioned upon the consummation of the Asset Sale. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the Proxy Statement. Stockholder approval on each of the Asset Sale Compensation Proposal, the Say on Pay Proposal, and the Auditor Ratification Proposal is advisory and therefore is not binding on the Company, the Board of Directors, or any committees of the Board of Directors.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this Proxy Statement, please vote your shares of Company stock as soon as possible so that your shares will be represented at the Annual

Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form if your shares are held in “street name” through your broker, bank or other nominee.

Q:	How do I cast my vote?

A:

Before you vote, you should read this Proxy Statement in its entirety, including its annexes, and carefully consider how the Asset Sale affects you after consulting with your legal, tax, accounting, financial and other advisors.

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company LLC, you are considered the “stockholder of record” with respect to those shares. Shares held in your name as the stockholder of record may be voted electronically at the Annual Meeting by visiting www.virtualshareholdermeeting.com/INVE2026 and using the 16-digit control number included in your proxy materials. If you have already voted previously by Internet, telephone or mail, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote. Even if you plan to attend the virtual Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the virtual Annual Meeting.

You may vote by proxy as follows:

•	Internet. You may submit a proxy over the Internet by following the instructions provided on the proxy materials.

•	Telephone. You may submit a proxy over the telephone by following the instructions provided in the proxy materials.

•	Mail. You may submit a proxy by mail by completing, signing and returning the proxy card in the prepaid and addressed envelope included with the proxy materials.

Proxies submitted via the Internet or over the telephone must be received by 11:59 p.m., Eastern Time on [●], 2026.

Stockholders are urged to specify their choices on the proxy they submit by Internet, telephone or mail. If you submit a proxy, but do not specify how you want to vote on a proposal, in the absence of contrary instructions, the shares represented by such proxy will be voted as the Board of Directors recommends on each proposal and the persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their judgment. Stockholder votes will be tabulated by a representative of Broadridge Financial Solutions, Inc.

If you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or other nominee will provide instructions on how to vote the shares beneficially owned by you. Because a beneficial owner is not a stockholder of record, you may not vote these shares at the Annual Meeting unless you obtain a legal proxy giving you the right to vote those shares at the virtual Annual Meeting. If you wish to attend the virtual Annual Meeting and vote, you will need to contact your broker, bank or other nominee to obtain a legal proxy.

Brokers, banks, and other nominees are entitled to vote shares held for a beneficial holder on routine matters, such as the Auditor Ratification Proposal and the Adjournment Proposal, without instructions from the beneficial holder of those shares, but, absent instructions from the beneficial holders of such shares, they are not entitled to vote shares held for a beneficial holder on non-routine matters, such as the Asset Sale Proposal, the Asset Sale Compensation Proposal, the Election of Directors Proposal, the Nasdaq Proposal and the Say on Pay Proposal. Consequently, if you do not give your broker, bank or other nominee specific instructions, your shares may not be voted on the non-routine matters. Please promptly instruct your broker, bank or other nominee so your vote can be counted on all proposals.

Q:	When and where is the Annual Meeting?

A:

The Annual Meeting will be held virtually on [●], [●], 2026, at 11:00 a.m., Pacific Time. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/INVE2026 and using the 16-digit control number included in your proxy materials.

Q:	Who can vote or submit a proxy to vote and attend the Annual Meeting?

A:

All holders of record of common stock and Series B Preferred Stock as of the close of business on the Record Date are entitled to receive notice of, and to attend and vote or submit a proxy to vote at, the Annual Meeting. If your shares are held of record in an account at a brokerage firm, bank or other nominee, such firm, bank or other nominee will forward the proxy materials to you with a voting instruction form explaining how to vote your shares. If you want to attend the Annual Meeting and your shares are held in “street name” through your broker, bank or other nominee, then you must bring to the Annual Meeting a legal proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote at the Annual Meeting.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote:

•	“FOR” the Asset Sale Proposal;

•	“FOR” the Asset Sale Compensation Proposal;

•	“FOR” each of the individuals nominated for election in the Election of Directors Proposal;

•	“FOR” the Nasdaq Proposal;

•	“FOR” the Say on Pay Proposal;

•	“FOR” the Auditor Ratification Proposal; and

•	“FOR” the Adjournment Proposal, if necessary or appropriate.

Q:	What vote is required to approve each proposal?

A:	The following sets forth the votes that are required to approve each of the proposals:

Proposal	Vote Required
1 – Asset Sale Proposal	Affirmative vote of the holders of a majority of the outstanding shares of common stock and Series B Preferred Stock voting together as a single class (the Series B Preferred Stock voting on an as-converted basis), present in person or by proxy and entitled to vote.

2 – Asset Sale Compensation Proposal	Affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposal in person or by proxy.

3 – Election of Directors Proposal	Affirmative vote of a plurality of the votes cast. Nominees receiving the highest number of “FOR” votes cast will be elected.

4 – Nasdaq Proposal	Affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposal in person or by proxy.

5 – Say on Pay Proposal	Affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposal in person or by proxy.

6 – Auditor Ratification Proposal	Affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposal in person or by proxy.

Proposal	Vote Required

7 – Adjournment Proposal	Affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposal in person or by proxy.

Q:	How many votes am I entitled to cast for each share of common stock I own?

A:

For each share of common stock that you owned on the Record Date, you are entitled to cast one vote on each matter to be voted upon at the Annual Meeting. As of the Record Date, there were [●] shares of common stock outstanding and entitled to vote (without giving effect to the conversion of the Series B Preferred Stock).

Q:	How many votes am I entitled to cast for each share of Series B Preferred Stock I own and on which matters?

A:

If you are a holder of Series B Preferred Stock, you are entitled to vote on the Asset Sale Proposal by casting the number of votes equal to the number of whole shares of common stock into which your shares of Series B Preferred Stock are convertible as of the Record Date, inclusive of accrued dividends on your shares of Series B Preferred Stock. As of the Record Date, 5,000,000 shares of Series B Preferred Stock, convertible into [●] shares of common stock, were outstanding and entitled to vote at the Annual Meeting.

Q:	What constitutes a quorum?

A:

The holders of a majority of the voting power of our capital stock issued and outstanding and entitled to vote at the Annual Meeting (including the Series B Preferred Stock voting on an as-converted basis), present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (as described below) will be treated as being present at the Annual Meeting for purposes of establishing a quorum for the transaction of business.

Q:	What will happen if I abstain from voting, withhold my vote, or fail to vote on the proposals or instruct my broker, bank or other nominee to vote on the proposals?

A:

If you indicate on your proxy that you abstain from voting on a proposal, it will have the same effect as a vote against the Asset Sale Proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote against the Asset Sale Proposal. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the Asset Sale Compensation Proposal, the Nasdaq Proposal, the Say on Pay Proposal, the Auditor Ratification Proposal, or the Adjournment Proposal, which each requires a majority of the votes cast affirmatively or negatively. Abstentions and broker non-votes will not have any effect upon the outcome of voting with respect to the Election of Directors Proposal, pursuant to which the director nominees receiving the highest number of “FOR” votes cast will be elected. If any director nominee receives a greater number of “WITHHOLD” votes than “FOR” votes, our Corporate Governance Guidelines require such individual to promptly tender their resignation for the Board’s consideration.

Q:	When should I submit my proxy?

A:	You should submit your proxy as soon as possible so that your shares will be voted at the Annual Meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:

Yes. If you were a stockholder of record on the Record Date, you may revoke your proxy and change your vote, unless otherwise noted in this Proxy Statement, at any time before your proxy is voted at the Annual Meeting by:

•	delivering to our Secretary a written notice of revocation (written revocations may be sent to Identiv, Inc., Attn: Secretary, Identiv, Inc., 1900-B Carnegie Avenue, Santa Ana, CA 92705);

•	signing another proxy card bearing a later date and returning it to us prior to the Annual Meeting;

•	submitting a new proxy via the Internet or over the telephone after the date of your earlier submitted proxy; or

•	attending the virtual Annual Meeting and voting thereat.

•	Attendance at the virtual Annual Meeting, however, will not by itself revoke a proxy previously delivered to us.

•	If you are a beneficial owner of shares held in street name, you should contact your bank, broker or other nominee for instructions regarding how to change your vote.

Q:	What is “householding” and how does it affect me?

A:

We have adopted a process for mailing our proxy materials called “householding” which has been approved by the Securities and Exchange Commission (the “SEC”). Householding means that stockholders who share the same address will receive only one copy of our proxy materials, unless we receive contrary instructions from any stockholder at that address. We will continue to mail separate proxy cards to each stockholder of record.

If you are a stockholder of record at a shared address to which a single copy of proxy materials was delivered and you prefer to receive multiple copies of our proxy materials at the same address, additional copies will be provided to you upon request. For future deliveries, stockholders who share a single address can request a separate copy of the Company’s proxy materials. Similarly, if multiple copies of the proxy materials are being delivered to a single address, you can request a single copy of the proxy materials for future deliveries. To make a request, please contact us by writing to Identiv, Inc., Attn: Secretary, Identiv, Inc., 1900-B Carnegie Avenue, Santa Ana, CA 92705, or by calling (949) 574-3860. We have undertaken householding to reduce paper waste, printing costs and postage fees, and we encourage you to participate.

If you are a beneficial owner, you may request additional copies of our proxy materials or you may request householding by notifying your broker, bank or other nominee.

Q:	What should I do if I receive more than one set of proxy materials?

A:

You may receive more than one set of proxy materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a record holder and your shares are registered in more than one name, you will receive more than one proxy card.

In order to ensure that all of your shares are voted at the Annual Meeting, please complete, sign, date and return each proxy card and voting instruction form that you receive.

Q:	What happens if I sell my shares of Company stock after the Record Date but before the Annual Meeting?

A:

The Record Date for stockholders entitled to vote at the Annual Meeting is earlier than both the date of the Annual Meeting and the consummation of the Asset Sale. If you transfer your shares of Company stock after the Record Date but before the Annual Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the Annual Meeting.

Questions Related to the Asset Sale

Q:	What is the Asset Sale?

A:

On June 24, 2026, we entered into the Agreement with Buyer. Pursuant to the terms of the Agreement, the Company will, subject to the satisfaction of certain conditions, sell to Buyer its IoT Business in exchange for the Purchase Price and the assumption by Buyer of certain liabilities related to the IoT Business.

The Asset Sale, as contemplated by the Agreement, may constitute the sale of substantially all of the assets of the Company under Delaware law. As a result, we are seeking the approval of the Asset Sale Proposal from our stockholders. In order to complete the Asset Sale, our stockholders must approve the Asset Sale Proposal.

Q:	How will the Asset Sale affect the Company’s remaining business?

A:

Following the completion of the Asset Sale, the Company intends to continue to be a public company operating under a new corporate name to be determined. With respect to the remaining corporate entity, the Company intends to transition to the Physical AI Solutions Business, a new business model focused on providing physical AI solutions through the acquisition of targeted compliance SaaS businesses in highly regulated industries that the Company believes may benefit from integration with Buyer’s physical AI platform, including the incorporation of BLE- and RFID-enabled physical data.

For additional information, see the sections of this Proxy Statement entitled “Proposal No. 1 – The Asset Sale Proposal – Business of the Company Following the Asset Sale” beginning on page [●], “Unaudited Pro Forma Condensed Consolidated Financial Information of the Company” beginning on page [●] and “Unaudited Pro Forma Condensed Consolidated Financial Information of the Company” beginning on page [●].

Q:	Are there risks related to the Asset Sale?

A:	Yes. You should carefully review the section entitled “Risk Factors” beginning on page [●] of this Proxy Statement.

Q:	How will the Asset Sale affect outstanding equity awards held by our directors, executive officers and employees?

A:

Pursuant to the terms of the Agreement, each equity award, including each RSU award, that is held by an employee of the IoT Business who remains employed by the Company (or an affiliate) through the closing of the Asset Sale and who, effective as of immediately following the Asset Sale, becomes a Transferred Employee, will vest effective as of immediately prior to the closing of the Asset Sale. In addition, effective as of immediately prior to the closing of the Asset Sale, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to accelerate the vesting of each RSU that is held by an employee of the Company (or an affiliate) as of the date closing of the Asset Sale. RSUs held by our non-employee directors will remain outstanding and continue to vest according to their terms.

Q:	What is required for the completion of the Asset Sale?

A:

The Asset Sale, as contemplated by the Agreement, may constitute the sale of substantially all of the assets of the Company under Delaware law. As a result, we are seeking the approval of the Asset Sale Proposal from our stockholders. Stockholder approval of the Asset Sale Proposal is required for the completion of the Asset Sale. Approval of the Asset Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock and our Series B Preferred Stock voting together as a single class (the Series B Preferred Stock voting on an as-converted basis), present in person or by proxy and entitled to vote at the Annual Meeting. The obligations of the Company and Buyer to complete the Asset Sale are also subject to the satisfaction or waiver of several other conditions as set forth in the Agreement. If you abstain from voting or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the Asset Sale Proposal.

Q:	When do you expect the Asset Sale to be completed?

A:

We are working toward completing the Asset Sale as quickly as possible and expect to complete the Asset Sale in the third or fourth fiscal quarter of 2026, contingent upon receiving the Required Stockholder Approval and satisfaction of the other closing conditions.

Q:	Why is the Board of Directors recommending that I vote “FOR” the Asset Sale Proposal?

A:

After careful consideration, the Board of Directors determined that the Asset Sale, on the terms and subject to the conditions set forth in the Agreement, is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the Asset Sale and the transactions contemplated by the Agreement. In reaching its decision to approve the Asset Sale and the transactions contemplated by the Agreement and, to recommend to our stockholders the approval of the Asset Sale Proposal, the Board of Directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the Agreement. The Board of Directors also considered each of the items set forth under “Proposal No. 1 – The Asset Sale Proposal – Recommendation of the Board; Reasons for the Asset Sale” beginning on page [●] of this Proxy Statement.

Q:	Do any of the Company’s directors or executive officers have interests in the Asset Sale that may differ from those of the stockholders?

A:

Yes. Some of our directors and executive officers may have interests in the Asset Sale that are different from, or in addition to, the interests of our stockholders. These interests include potential payments to, and the vesting of RSUs and PSUs held by, our executive officers pursuant to the terms of agreements we previously entered into with those officers. For more information on the severance and change in control agreements that we have entered into with our named executive officers, see the section entitled “Executive Compensation – Summary Compensation Table – Potential Payments upon Termination or Change in Control”.

Pursuant to the terms of the Agreement, each equity award, including each RSU award, that is held by an employee of the IoT Business who remains employed by the Company (or an affiliate) through the closing of the Asset Sale and who, effective as of immediately following the Asset Sale, becomes a Transferred Employee, will vest effective as of immediately prior to the closing of the Asset Sale. In addition, effective as of immediately prior to the closing of the Asset Sale, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to accelerate the vesting of each RSU that is held by an employee of the Company (or an affiliate) as of the date closing of the Asset Sale. RSUs held by our non-employee directors will remain outstanding and continue to vest according to their terms. For more information regarding compensation, including RSUs, that has been paid or granted to our directors, see the section entitled “Proposal No. 3 – Election of Directors Proposal – Director Compensation”.

These interests are discussed in more detail in the section entitled “Proposal No. 1 – The Asset Sale Proposal – Interests of Certain Persons in the Asset Sale” beginning on page [●] of this Proxy Statement. The members of our Board of Directors were aware of the different or additional interests described in such section and considered these interests, among other matters, in evaluating and negotiating the Agreement and the Asset Sale, and in recommending to our stockholders that the Asset Sale be approved.

Q:

Why are our stockholders being asked to cast an advisory, non-binding vote to approve the compensation that has, will or may be paid or become payable to our named executive officers in connection with the Asset Sale?

A:

Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and the applicable SEC rules thereunder, which were implemented as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, require us to seek an advisory, non-binding vote with respect to the compensation that has, will or may be paid or become payable to our named executive officers in connection with the Asset Sale. The Asset Sale Compensation Proposal is intended to satisfy this requirement. See the section entitled “Proposal No. 2 – The Asset Sale Compensation Proposal” beginning on page [●] of this Proxy Statement for additional information.

Q:	What will happen if the holders of shares of our common stock do not approve the Asset Sale Compensation Proposal?

A:

The vote to approve the Asset Sale Compensation Proposal is a vote separate and apart from the vote to approve the Asset Sale Proposal. Approval of the Asset Sale Compensation Proposal is not a condition to completion of the Asset Sale and is advisory in nature only, meaning that it will not be binding on us. Accordingly, if our stockholders approve the Asset Sale Proposal and the Asset Sale is consummated, the compensation that is based on or otherwise relates to the Asset Sale will or may be payable to our named executive officers in accordance with the terms of the underlying compensation agreements and arrangements, even if this proposal is not approved.

Q:	Are there appraisal rights in connection with the Asset Sale?

A:	No. Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the Asset Sale.

Q:	What are the tax consequences of the Asset Sale?

A:

If consummated, the Asset Sale will be a taxable transaction to the Company. It is anticipated that the Company will utilize its existing tax attributes to reduce substantially the amount of U.S. federal income tax from the Asset Sale, even taking into account limitations on the Company’s use of tax attributes under, for example, the “change in ownership” rules of section 382 of the Code and U.S. federal income tax legislation informally known as the Tax Cuts and Jobs Act. The determination of whether and to what extent the Company’s tax attributes will be available, however, is highly complex and is based in part upon facts that will not be known until after completion of the Asset Sale and close of the Company’s taxable year in which the Asset Sale occurs. The Asset Sale will not be taxable to holders of Company stock.

You should read the section entitled “Proposal No. 1 – The Asset Sale Proposal – “Certain U.S. Federal Income Tax Considerations for the Asset Sale” beginning on page [●] of this Proxy Statement for a more complete discussion of the U.S. federal income tax considerations applicable to the Asset Sale.

You are urged to consult your tax advisor to determine the particular U.S. federal, state, local or foreign tax consequences of the Asset Sale.

Q:	What happens if the Asset Sale is not approved by stockholders or is not completed for any other reason?

A:

If we do not obtain the Required Stockholder Approval for the Asset Sale or if the Asset Sale is not completed for any other reason, we would continue to operate our business as we have done historically while we evaluate other potential alternatives, which may include seeking another buyer for the IoT Business or the entire Company, liquidating and winding down the Company or pursuing other strategic alternatives. Under specified circumstances, we may be required to pay Buyer a termination fee of $750,000. See the section entitled “The Stock and Asset Purchase Agreement – Termination Fee” beginning on page [●] of this Proxy Statement.

The terms of an alternative transaction may be more or less favorable to us than the terms of the Asset Sale and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party, or that any such transaction would be on terms more favorable to the Company than the Asset Sale.

Q:	Who can help answer my questions?

A:

If you have any questions about the proposals to be considered at the Annual Meeting or how to submit your proxy, please contact our proxy solicitor, Alliance Advisors, LLC, using the information below. If you would like additional copies, without charge, of this Proxy Statement or the enclosed proxy card, contact our proxy solicitor at:

Alliance Advisors, LLC

150 Clove Road, Suite 400

Little Falls, NJ 07424

Phone Number: (866) 206-8081

Email: INVE@allianceadvisors.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement, the documents to which we refer you in this Proxy Statement and information included in other statements made or to be made by us or on our behalf may include predictions, estimates and other information that may be considered “forward-looking statements” that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the Asset Sale, prospective financial information, pro forma financial information, and our plans and prospects for our business following the completion of the Asset Sale. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “will” and other words of similar import. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including, but not limited to, factors and matters described under the section entitled “Risk Factors” elsewhere in this Proxy Statement or incorporated by reference in this Proxy Statement, and the following:

•

our ability to satisfy the closing conditions set forth in the Agreement, including among others, receipt of the Required Stockholder Approval and the absence of any change, circumstance, condition, state of facts, events or effect that constitutes a material adverse effect with respect to the IoT Business or on our obligation to timely consummate the transactions contemplated by the Agreement;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement;

•	the outcome of any legal proceedings that may be instituted against us and others related to the Agreement or the Asset Sale;

•	the failure of the Asset Sale to close for any reason;

•	diversion of management’s attention from ongoing business concerns during the pendency of the Asset Sale;

•	the costs, fees and expenses related to the Asset Sale, including the risks that the Agreement may be terminated in circumstances that would require us to pay Buyer a termination fee of $750,000;

•

the effect of the announcement of the Asset Sale on our customer and employee relationships, operating plans and results and our business generally, including the risk that we may experience a decline in sales, the loss of customers and difficulties retaining employees;

•	business uncertainty and contractual restrictions on the operation of our business during the pendency of the Asset Sale;

•	changes in our plans, strategy and expectations following the completion of the Asset Sale;

•	our ability to execute our post-closing business strategy, including completing acquisitions;

•	the ability of the anticipated Physical AI Solutions Business to successfully and profitably develop and sell new solutions for targeted industries or at all;

•	changes in management’s estimates of certain cost savings to be realized following the closing of the Asset Sale;

•	changes in our allocation of capital;

•	our repurchases of our common stock and changes in the amount or timing thereof;

•

risks and uncertainties relating to the Company’s business (including, without limitation, its ability to achieve strategic goals, objectives and targets), the Company’s cash position, expense levels, industry performance, the legal and regulatory environment, the effects of competition, general business and economic conditions;

•	changes in the Company’s expectations and assumptions regarding its ongoing business;

•	the impact of the Asset Sale on our stock price and the market for our common stock; and

•	the effects of competition and general economic conditions.

Additional factors that may affect our future results are set forth in the filings we make with the SEC from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2025, as amended, which is available on the SEC’s website at www.sec.gov and incorporated herein by reference.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, we undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

RISK FACTORS

You should carefully consider the risk factors described below and those risk factors generally associated with our business contained in our Annual Report on Form 10-K for the year ended December 31, 2025, as amended, and our subsequent filings with the SEC incorporated by reference herein, along with other information provided to you in this Proxy Statement in deciding how to vote on the proposal to approve the Asset Sale. See the section entitled “Where You Can Find More Information”. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are immaterial may also impact our business operations. If any of the following risks occur, our business, financial condition or results of operations could be materially adversely affected, the market price of our common stock may decline, and you may lose all or part of your investment.

Risks Related to the Asset Sale

Failure to complete the Asset Sale could materially and adversely affect our business, results of operations, financial condition and stock price.

The closing of the Asset Sale is conditioned on the receipt of the Required Stockholder Approval, as well as the satisfaction of other closing conditions, including those referenced in the risk factor entitled “—We cannot be sure if or when the Asset Sale will be completed”. In the event the Asset Sale is not completed or is delayed for any reason, our business, results of operations, financial condition and stock price may be harmed because:

•	management’s and our employees’ attention may be diverted from our day-to-day operations as they focus on matters related to the Asset Sale;

•	we may lose key employees if such employees experience uncertainty about their future roles with us or Buyer and decide to pursue other opportunities;

•	we may lose customers or vendors, harm existing customer or vendor relationships, and new customer or vendor contracts could be delayed or reduced;

•

activities related to the Asset Sale and related uncertainties may lead to a loss of revenue and market position unrelated to the Asset Sale that we may not be able to regain if the Asset Sale does not occur;

•	the failure to consummate, or delays in consummating, the Asset Sale may result in a negative impression of us with customers, potential customers or the investment community; and

•	our stock price may continue to fluctuate significantly based on announcements by us, Buyer or other third parties regarding the Asset Sale or our business.

In addition, we have agreed to restrictions in the Agreement that limit how we conduct our business prior to the closing of the Asset Sale. Subject to certain exceptions, these restrictions require Buyer’s prior written consent before we may take certain actions, including, among other things, making certain capital expenditures, investments and acquisitions, selling, transferring or disposing of our assets, entering into material contracts outside of the ordinary course of business, amending our organizational documents and incurring indebtedness. These restrictions may not be in our best interests and may disrupt or otherwise adversely affect our business and our relationships with our customers, prevent us from pursuing otherwise attractive business opportunities, limit our ability to respond effectively to competitive pressures, industry developments and future opportunities, and otherwise harm our business, financial results and operations.

The occurrence of these or other events individually or in combination could have a material adverse effect on our business, results of operations, financial condition and stock price. If the Asset Sale is not completed, the Board of Directors, in discharging its fiduciary obligations, may evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to our stockholders as the Asset Sale. These may include retaining and continuing to operate the IoT Business or pursuing an alternate sale transaction that would yield reduced consideration or involve significant delays. The Board of Directors may also decide to wind down the operations of the Company. Any future sale of substantially all of the assets of the Company or other transactions may be subject to further stockholder approval.

We cannot be sure if or when the Asset Sale will be completed.

The consummation of the Asset Sale is subject to the satisfaction or waiver, to the extent permitted by applicable law, of various conditions, including:

•	the Company having obtained the Required Stockholder Approval of the Asset Sale Proposal;

•	the absence of any order or law enjoining, restraining, prohibiting or making illegal the consummation of the Asset Sale;

•	the absence of any pending or overtly threatened legal proceeding challenging or seeking to restrain or prohibit the consummation of the Asset Sale;

•	each party’s representations and warranties being true and correct to the applicable specified standard as of the date of the Agreement and as of the closing of the Asset Sale;

•	each party’s material compliance with covenants required to be performed or complied with prior to or on the closing of the Asset Sale;

•	delivery of the stock certificate representing the Buyer Series C Shares;

•	delivery of the ancillary agreements;

•	delivery of the Purchased Assets and the Purchased Cash; and

•	the filing by Buyer of a charter amendment with the Secretary of State of the State of Delaware to increase the authorized number of shares of Buyer Series C Preferred Stock.

We cannot guarantee that the closing conditions set forth in the Agreement will be satisfied. If either party is unable to satisfy the closing conditions in the other party’s favor or if other mutual closing conditions are not satisfied, a party will not be obligated to complete the Asset Sale.

The Agreement contains provisions that could discourage a potential competing acquirer.

The Agreement contains “no solicitation” provisions that restrict our ability to solicit, initiate, or knowingly encourage or knowingly facilitate third party proposals for the acquisition of 20% of our assets or 20% of our outstanding voting securities or to pursue an unsolicited offer, subject to certain limited exceptions. In addition, Buyer has an opportunity to modify or amend the terms of the Asset Sale in response to any unsolicited competing acquisition proposal before the Board of Directors may withdraw or change its recommendation with respect to the Asset Sale. Upon the termination of the Agreement to pursue an alternative transaction with respect to a Superior Proposal, we will be required to pay Buyer $750,000 as a termination fee.

These provisions could discourage a potential third-party acquirer from considering or proposing an acquisition transaction, even if it were prepared to pay a higher price than what would be received in the Asset Sale. These provisions might also result in a potential third-party acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable.

The Buyer preferred equity we receive in the Asset Sale is illiquid and may not generate the value we expect.

In connection with the Asset Sale, we expect to receive Buyer Series C Shares with an agreed value of $50.0 million. There is currently no public market for Buyer’s equity securities, and there can be no assurance that any public market for its equity securities will develop in the future or that we will otherwise be able to monetize our investment on favorable terms, or at all. In addition, our investment in Buyer will be subject to transfer restrictions that may limit our ability to monetize the investment. Subject to limited exceptions, we, or any liquidating trust, grantor trust or similar vehicle established for our benefit and/or the benefit of our stockholders, may transfer our Buyer Series C Shares only to a transferee that is an accredited investor, is not a competitor of Buyer, subject to specified exceptions, and is reasonably acceptable to Buyer. Any transfer also must satisfy a minimum share threshold. In addition, our Buyer Series C Shares will be subject to standard market stand-off restrictions in connection with certain liquidity events We may not be able to sell the preferred equity at the time, price or valuation we desire, or at all, and the value attributed to the preferred equity in the Asset Sale may not reflect the amount we ultimately realize, if any.

The value of our Buyer Series C Shares will depend on Buyer’s future performance, financial condition, liquidity, strategic decisions and ability to execute its business plan, all of which are outside of our control. In addition, because Buyer is a private company and not subject to reporting obligations applicable to public companies, our stockholders will have limited visibility into Buyer’s financial performance and prospects. If Buyer does not perform as expected, if the value of its equity declines or if we are unable to realize liquidity from our investment, our financial condition, results of operations and the market price of our common stock could be adversely affected.

We have and will continue to incur significant expenses in connection with the Asset Sale, whether or not it is consummated.

We have and will continue to incur substantial expenses related to the Asset Sale, whether or not it is completed. We recorded transaction-related expenses of approximately $[●] through [●], 2026, and we will incur additional costs and expenses until completion of the Asset Sale. In addition, we will incur additional financial advisory fees that are payable upon consummation of the Asset Sale. We may also be required to pay $750,000 to Buyer if we terminate the Agreement in certain circumstances.

Our executive officers and directors have interests in the Asset Sale that may be different from, or in addition to, the interests of our stockholders generally.

Our executive officers and members of the Board of Directors may be deemed to have interests in the Asset Sale that may be different from or in addition to those of our stockholders, generally. These interests may create potential conflicts of interest. The Board of Directors was aware of these potentially differing interests and considered them, among other matters, in evaluating and negotiating the Agreement and in reaching its decision to approve the Agreement and the transactions thereunder.

Prospective financial information is not guidance, may not prove accurate and should not be relied on by investors as indicative of our future results of operations should the Asset Sale not close.

In connection with the Asset Sale, our management prepared forecasts for certain aspects of our business. This prospective financial information includes assumptions regarding future operating cash flows, expenditures, and revenue, among other matters. This prospective financial information was not prepared with a view to public disclosure, is subject to significant economic, competitive, regulatory, industry, market, customer, technical, commercial, execution, timing and other risks and uncertainties and may not be achieved at the levels included in the prospective financial information, or within projected timeframes. The prospective financial information is not guidance or an estimate of future performance and should not be relied upon as such. Stockholders should not place undue reliance on the prospective financial information when deciding how to vote on the Asset Sale Proposal or evaluating their investment in our common stock.

We may become subject to litigation related to the Asset Sale, which may be expensive and could delay or impair our post-closing plans.

We may become subject to litigation in connection with the Asset Sale. Litigation and other claims, both meritorious and frivolous, are a common occurrence in connection with transactions similar to the Asset Sale, and we face potential for litigation or other disputes that relate to the Asset Sale, including claims related to our process or disclosures and investigatory demands under Delaware law. We can provide no assurance that such litigation, disputes, or demands will not arise in the future. Any future litigation or proceedings, whether with or without merit, or successful or not, could result in significant settlement amounts, damages, fines, or other penalties, divert financial and management resources, and result in significant legal fees. Further, any such litigation could delay the closing of the Asset Sale or could have a material adverse effect on our business, financial condition, and results of operations.

The condensed consolidated financial statements of Buyer included in this Proxy Statement are unaudited and may be subject to material adjustment.

The unaudited condensed consolidated financial statements of Buyer included in this Proxy Statement were prepared by Buyer and have not been audited or reviewed by an independent registered public accounting firm. No independent registered public accounting firm has examined, reviewed, compiled or otherwise applied procedures to such financial statements, or expressed any opinion or other form of assurance with respect thereto. Accordingly, such financial statements may not be comparable to, and may be less reliable than, financial statements that have been audited or reviewed by an independent registered public accounting firm.

Buyer has advised the Company that while such financial statements were prepared materially in accordance with U.S. generally accepted accounting principles (“GAAP”), certain items, including stock-based compensation expense, warranty reserves, and inventory reserves, have not been recorded, measured or presented in all respects in accordance with GAAP. In addition, transfer pricing analyses have not been performed or applied in all cases in connection with intercompany transactions reflected in such financial statements, and the amounts reflected therein may not represent arm’s-length results under applicable transfer pricing rules and regulations.

If Buyer’s unaudited condensed consolidated financial statements were audited or reviewed by an independent registered public accounting firm, or if additional accounting analyses or procedures were performed, such audit, review, analyses or procedures could identify instances in which Buyer’s interpretation or application of GAAP differs from that of an independent registered public accounting firm, including with respect to areas that require significant estimates and judgments, such as revenue recognition, the allowance for credit losses, the recoverability of long-lived assets, and stock-based compensation expense, and could result in material adjustments or other changes to such financial statements. As a result, the unaudited condensed consolidated financial statements of Buyer included in this Proxy Statement may not be indicative of Buyer’s actual financial condition or results of operations, and stockholders should not place undue reliance on such financial statements in evaluating whether to approve the Asset Sale Proposal or the anticipated benefits of the Asset Sale.

Following completion of the Asset Sale, we may be considered a “public shell” company under the Nasdaq listing rules, which could have negative consequences, including potential Nasdaq delisting of our common stock.

Our common stock is currently listed on the Nasdaq Capital Market. We have no current plans to delist our common stock from Nasdaq. However, following completion of the Asset Sale, we may be considered a “public shell” company under the Nasdaq listing rules. Although Nasdaq evaluates whether a listed company is a public shell company based on a facts and circumstances determination, a Nasdaq-listed company with no or nominal operations and either no or nominal assets, assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets is generally considered to be a public shell company. Listed companies determined to be public shell companies by Nasdaq may be subject to delisting proceedings or additional and more stringent listing criteria.

Delisting would adversely affect the liquidity and market price of our common stock, impair our ability to pursue strategic acquisitions, reduce the types of investors that may be willing or able to invest in our common stock, result in the potential loss of confidence among investors, suppliers, customers, end users, and employees, reduce business development opportunities, and otherwise adversely affect our business. In addition, if following the Asset Sale we are determined to be a “shell company” for purposes of the federal securities laws, we would be subject to certain additional restrictions under the Securities Act of 1933 (the “Securities Act”), including restrictions on our ability to use Form S-8 to register securities under employee benefit plans, limitations on the availability of Rule 144 for resales of our securities, and limitations that may increase the time, expense and uncertainty associated with completing future acquisitions.

If we are deemed to be an investment company under the Investment Company Act of 1940 (the “Investment Company Act”), we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to execute on our anticipated go-forward business strategy and may result in our decision to liquidate or wind-down the Company.

We may need to rely on one or more statutory or regulatory provisions under the Investment Company Act in order to avoid being deemed an investment company. Investment companies are subject to extensive, restrictive and potentially adverse statutory provisions and regulations relating to, among other things, their operations, management, capital structure, indebtedness, dividends and transactions with affiliates. There is no assurance that we will not be deemed an investment company

Following the closing of the Asset Sale, we intend to pursue acquisitions of operating businesses. As discussed in the risk factor entitled “—We may not be able to identify or acquire suitable SaaS businesses on favorable terms, and acquisitions may not achieve the expected benefits”, however, we have only recently begun the process of evaluating potential acquisition targets, and there can be no assurance that we will be able to identify, negotiate or complete one or more acquisitions on acceptable terms or at all.

If we are required to register as an investment company or take other actions to avoid becoming subject to the Investment Company Act, our ability to implement our anticipated go-forward business strategy could be materially impaired. If we are unable to avoid investment company status for any reason, we may instead determine to wind down our business. A wind-down could require us to dispose of assets, including our equity interest in Buyer and any SaaS businesses that we may acquire in connection with our planned Physical AI Solutions Business. These divestitures could be at prices below the price we paid or on otherwise unfavorable terms. In addition, if we were deemed to be an investment company and failed to register when required, we could, among other material adverse consequences, become subject to monetary penalties or injunctive relief, and contracts entered into during the period in which we operated as an unregistered investment company could be subject to challenge, including rescission claims.

Risks Related to the Proposed Physical AI Solutions Business if the Asset Sale is Completed

We have no operating history in our anticipated Physical AI Solutions Business, and our new business model may not be successful.

Following the closing of the Asset Sale, we expect to have substantially reduced operations and to transition to a new business model focused on providing physical AI solutions through the acquisition of targeted compliance SaaS businesses in highly regulated industries that the Company believes may benefit from integration with Buyer’s physical AI platform, including the incorporation of BLE- and RFID-enabled physical data. While certain members of our Board of Directors and management team have relevant experience, we have no operating history in this business as a company. As a result, investors will have limited basis on which to evaluate our prospects in this new business. We may be unable to retain existing employees or attract new employees with the expertise necessary to operate our go-forward strategy.

Our anticipated Physical AI Solutions Business is subject to all of the risks, uncertainties and difficulties frequently encountered by companies entering a new and rapidly evolving market, many of which are beyond our control. We may fail to identify attractive opportunities, acquire suitable SaaS businesses, develop a viable operating model, generate revenue, achieve profitability or create stockholder value. If we are unable to execute this business plan successfully, our business, financial condition, results of operations and prospects could be materially and adversely affected, and the value of our common stock could decline substantially.

We will need to build substantial parts of our business, including strategy, processes, controls, systems, counterparties, branding and market positioning. We may not be successful in doing so. We will also need to hire employees and management with the necessary expertise to execute our new business strategy, and we may not be able to do so. Companies attempting a transition of this magnitude often encounter unforeseen costs, delays, execution issues and strategic failures. If the Physical AI Solutions Business does not develop successfully, we may fail to generate meaningful revenue, incur substantial losses, need to raise additional capital on unfavorable terms, need to wind down the Company, or pursue additional strategic alternatives. Any such outcome could materially and adversely affect our stockholders.

Our plans regarding our anticipated Physical AI Solutions Business necessarily involve substantial estimates and assumptions and may become inaccurate or incomplete as circumstances evolve.

Our public disclosures regarding our anticipated Physical AI Solutions Business, opportunities, risks, capital requirements, market demand, acquisition plans, monetization strategies and expected results necessarily depend on estimates, expectations and assumptions that may prove to be incomplete, inaccurate or subject to rapid change. In many cases, we may have only limited third-party information on which to base such judgments. As a result, subsequent developments may differ materially from what is described in our public filings. If investors, regulators, counterparties or other stakeholders believe that our disclosures were incomplete, insufficiently qualified, overly optimistic or otherwise misleading, we could face reputational harm, litigation, regulatory scrutiny, stock price volatility and other adverse consequences. Any such developments could materially adversely affect our business and financial condition.

Following the closing of the Asset Sale, we will not have meaningful operations unless and until we complete one or more acquisitions.

Unless and until we complete one or more acquisitions of targeted SaaS businesses, we will not have a meaningful operating business, our revenue will consist solely of payments for transition services to Buyer, if any, and our operating activities will be significantly reduced. Although we are actively evaluating potential acquisition opportunities and currently intend to complete a SaaS acquisition shortly after the closing of the Asset Sale, there can be no assurance that we will do so on the timeline currently expected or at all. If we are unable to identify, negotiate and complete acquisitions that satisfy our strategic, financial, technical, regulatory and operational criteria, we may be unable to establish a viable operating business following the closing of the Asset Sale. Even if we complete one or more acquisitions, there can be no assurance that the acquired businesses will generate sufficient revenue or cash flow to sustain our operations, fund our growth or support our acquisition strategy. In that event, our Board of Directors may be required to consider other strategic alternatives, including additional asset sales, a merger, business combination, liquidation, dissolution or other wind-down transaction. Any such alternative may not be available on favorable terms, or at all, and may not result in meaningful value for our stockholders.

We may not be able to identify or acquire suitable SaaS businesses on favorable terms, and acquisitions may not achieve the expected benefits.

A key element of our expected post-closing strategy is to identify and acquire targeted compliance SaaS businesses that we believe may benefit from integration with Buyer’s physical AI platform and access to Buyer’s customer and partner network. The identification of suitable acquisition candidates is difficult, and we may not be able to complete acquisitions on favorable terms, or at all. Although we are actively evaluating potential acquisition opportunities and currently intend to complete a SaaS acquisition shortly after the closing of the Asset Sale, there can be no assurance that we will do so on the timeline currently expected or at all.

With respect to any future acquisitions, we may not be able to integrate acquired businesses successfully, and we could assume unknown or contingent liabilities. Acquisitions involve significant risks, including difficulties integrating acquired businesses, technologies, products, services, operations, systems and personnel; failure to retain customers, partners, suppliers or key employees; disruption to our business; diversion of management’s time and resources from other strategic initiatives and public company obligations; and failure to achieve anticipated revenue growth, margin expansion, operational efficiencies, customer access, licensing opportunities or other expected benefits. Although we expect to conduct due diligence on potential acquisitions, we may not identify all risks or liabilities before completing a transaction.

Any acquisition could also result in significant write-offs, impairment charges, the incurrence of debt or contingent liabilities, integration costs or other expenses, any of which could harm our operating results. Changes in services, sources of revenue, product strategy, customer relationships, branding or rebranding initiatives may involve substantial costs and may not be favorably received by customers or other stakeholders. We may also need to divert cash from other uses, incur indebtedness or issue equity securities in order to fund acquisitions, integration activities or the operations of acquired businesses. If the trading price of our common stock is low or volatile, we may not be able to use our common stock as consideration for acquisitions on favorable terms, or at all. In addition, our stockholders may experience substantial dilution as a result of additional securities we may issue in connection with acquisitions, and open market sales of substantial amounts of our common stock issued to stockholders of companies we acquire could depress our stock price.

Because our expected post-closing strategy depends on acquisitions, any failure to develop and maintain a pipeline of attractive SaaS targets or to complete acquisitions on acceptable terms could delay or prevent us from establishing a meaningful post-closing business. We may not realize the anticipated benefits of any acquisition, including expected revenue growth, expanded customer access, competitive differentiation, licensing opportunities, synergies with Buyer’s platform or other strategic advantages. Even if these benefits are achieved, they may take longer to realize or require greater costs and resources than anticipated. If we are unable to complete and integrate acquisitions successfully, or if completed acquisitions do not perform as expected, our business, financial condition, results of operations and stock price could be materially adversely affected.

We may not enter into a definitive strategic agreement with Buyer, and any failure to establish the contemplated strategic relationship could make it more difficult for us to execute our go-forward strategy.

In connection with the Asset Sale, we entered into a strategic partnership framework agreement with Buyer under which the parties intend to work toward a definitive agreement to collaborate on new software opportunities that leverage Buyer’s physical AI platform. The framework agreement does not obligate either party to enter into any definitive agreement, and there can be no assurance that we and Buyer will agree on the terms of any definitive strategic agreement at the closing of the Asset Sale, on the timeline currently expected or at all. In addition, any definitive agreement that we may enter into could contain terms that differ materially from those currently contemplated by the strategic framework agreement. The commercial terms of a strategic partnership, including revenue-sharing arrangements, if any, remain subject to negotiation, and any definitive agreement, if executed, may not be on terms consistent with current expectations or may not be executed at all.

If we do not enter into a definitive agreement with Buyer, or if any such agreement is delayed, more limited than expected or later terminated, our ability to execute our go-forward strategy could be adversely affected. In particular, we may have greater difficulty identifying attractive acquisition opportunities, evaluating the technical and commercial compatibility of potential targets, integrating acquired software with Buyer’s platform, or realizing the benefits that we currently expect from the strategic relationship. Although Buyer’s chief executive officer is expected to become an observer of our Board of Directors, and our Chair of the Board is expected to become an observer of Buyer’s board of directors, these observer roles may not ensure effective coordination between the companies or prevent conflicts, delays or misalignment from arising. As a result, our business prospects, financial condition, results of operations and stock price could be adversely affected.

Our go-forward strategy will depend significantly on Buyer’s physical AI infrastructure and support, and any adverse change in our relationship with Buyer could impair our ability to execute that strategy.

Even if we enter into a definitive strategic agreement with Buyer, our expected go-forward strategy will depend significantly on Buyer’s sensor, telemetry and physical AI infrastructure. Any adverse change in our relationship with Buyer, any limitation on our access to Buyer’s platform or infrastructure, any change in Buyer’s strategic priorities or any failure by Buyer to provide the expected level of support could materially impair our ability to execute our go-forward strategy. If we are unable to rely on Buyer’s physical AI infrastructure and support as expected, our business prospects, financial condition, results of operations and stock price could be adversely affected.

We may not be able to successfully integrate any acquired software with Buyer’s platform or realize the expected benefits from doing so.

A central element of our expected go-forward strategy is to integrate software applications from SaaS businesses we may acquire in the future with Buyer’s physical AI data platform to enable verified physical-world data collection and related capabilities. We may not be able to execute this strategy successfully. Such integrations may not be technically feasible across all acquired platforms, may require significant engineering effort or substantial modification to operate effectively on Buyer’s platform, may not be compatible with legacy systems, may not be completed on expected timelines or budgets, or may be subject to customer, contractual, data privacy, security, regulatory or other constraints that limit our ability to complete or benefit from the integration. In addition, our strategy depends on the accurate collection and transmission of physical-world operational data. Failures in sensors, connectivity or data processing could result in inaccurate data, reduced customer confidence or contractual disputes.

Even if we are able to integrate acquired software with Buyer’s platform, customers may not value or adopt the resulting offerings, or adoption may be slower than expected, and such enhancements may not result in increased revenue, improved profitability or other expected operational, strategic or financial benefits. If we are unable to successfully integrate acquired software with Buyer’s platform, or if customers do not value or adopt the resulting offerings, our business, financial condition, results of operations and stock price could be adversely affected.

Following the closing of the Asset Sale, we will continue to incur significant expenses as a public company despite having nominal, if any, revenue unless and until we complete one or more acquisitions.

Following the closing of the Asset Sale, we will continue to incur significant legal, accounting, administrative and other costs and expenses as a public company. Because we will have only nominal, if any, revenue following the sale of our IoT Business, these expenses will have an adverse effect on our operating results. If we are unable to generate sufficient revenue following the closing of the Asset Sale through the acquisition of one or more SaaS companies, these increased expenses as a percentage of our revenue may have an adverse effect on our ability to execute our go-forward strategy, remain listed on Nasdaq and create stockholder value.

The proposed change in our corporate identity and strategic direction may create confusion, reduce credibility and harm our ability to establish the anticipated new business.

Following the Asset Sale, we intend to change our corporate name and cease operating our historical IoT Business. This change in identity and strategic direction may create confusion among investors, counterparties, employees and other stakeholders regarding who we are, what business we are in and what capabilities we possess. Some market participants may question the credibility or viability of our new strategy or may be reluctant to transact business with us until we establish a track record in the new business. Any reputational challenges, uncertainty or skepticism arising from our abrupt change in business and identity could impair our ability to hire personnel, attract counterparties and create stockholder value.

Our use of cash following the closing of the Asset Sale may not generate the expected benefits or returns and could limit our ability to pursue our go-forward strategy.

Our Board of Directors and management has broad discretion in the use of our cash resources. We intend to use cash to support our go-forward strategy, including pursuing acquisitions, to pay public company expenses, and for share repurchases. In connection with the Asset Sale, we will also contribute $25.0 million in cash to Buyer, subject to adjustment pursuant to the Agreement. Uses of our cash following the closing may not generate the expected benefits or returns.

Our Board of Directors recently increased the size of our stock repurchase program to $40.0 million available for repurchases, and currently intends to repurchase shares after the closing of the Asset Sale. Our cash resources will also be reduced by transaction-related fees and expenses, ongoing losses and the costs of operating as a public company. If we use significant cash for acquisitions or share repurchases and our acquisition strategy is delayed or unsuccessful, we may have fewer resources available to support our post-closing business plan. Because our cash resources are expected to be a significant component of our ability to execute our strategy following the closing of the Asset Sale, any substantial reduction in those resources could impair our ability to pursue strategic opportunities and could adversely affect our business, financial condition, results of operations and stock price.

Changes in our management, employee base and operating structure following the closing of the Asset Sale may adversely affect our ability to execute our go-forward strategy.

Following the closing of the Asset Sale, we expect to significantly streamline our operations, and a significant number of our employees are expected to transfer to, or become employed by, Buyer. These transfers may not occur on the timeline expected or at all, employees may not accept offers from Buyer, local-law processes may create delays or uncertainty, and we may experience disruption, loss of institutional knowledge or employee attrition in connection with the transition.

We expect to retain a small group of employees following the closing to support our go-forward business, including our public company, acquisition, integration and oversight functions. This limited initial operating team may constrain our ability to source acquisitions, integrate acquired businesses, manage our public company obligations and operate the business simultaneously. Following the closing of the Asset Sale, our Board of Directors intends to add senior leadership with experience in SaaS and M&A integration. We may not be able to retain or attract personnel with the experience necessary to identify, acquire, integrate and operate SaaS businesses, manage our public company obligations or manage our post-closing relationship with Buyer.

The loss of employees, changes in management responsibilities, limitations on our ability to coordinate with Buyer, or uncertainty regarding our post-closing operating structure could disrupt our business, divert management’s attention and impair our ability to execute our acquisition strategy. If we are unable to establish an effective post-closing management team and operating structure, our ability to implement our go-forward strategy could be adversely affected, which could adversely affect our business, financial condition, results of operations and stock price.

Investors may have difficulty evaluating our future prospects because, after the Asset Sale, we intend to continue as a public company with a new business strategy and no historical information relevant to that business strategy.

Following the Asset Sale, investors will have no historical financial information relevant to our anticipated Physical AI Solutions Business. Accordingly, historical results will not be indicative of future performance, and investors may find it difficult to evaluate our prospects, strategy, valuation and risks. This limited visibility may contribute to volatility in the price of our common stock, reduce analyst coverage and impair investor confidence. If investors are unable to assess our future prospects accurately, the market price of our common stock could be materially adversely affected.

We may need to establish new systems, policies, procedures and internal controls and failures in doing so could harm us.

The Physical AI Solutions Business will likely require new or significantly revised systems, processes and controls, including for acquisition, deployment, valuation, revenue recognition, compliance, insurance, cybersecurity, maintenance, and financial reporting and disclosure controls. We may not be able to develop and implement such systems and controls effectively or on a timely basis. If we fail to establish adequate systems, policies, procedures and internal controls, we may experience operational inefficiencies, financial reporting errors or delays, control deficiencies, asset losses, compliance failures, litigation exposure and reputational harm. Any such failures could materially and adversely affect our business, results of operations, financial condition and ability to satisfy public company obligations.

THE ANNUAL MEETING

General

The Board of Directors of Identiv, Inc. is furnishing this Proxy Statement to you in connection with the solicitation of proxies for use at the Annual Meeting to be held virtually on [●], [●], 2026, at 11:00 a.m., Pacific Time, and any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying notice of Annual Meeting. References in this Proxy Statement to the “Company,” “we,” “our,” “us” or “Identiv” are to Identiv, Inc.

Copies of the proxy materials are expected to be mailed on or about [●], 2026 to stockholders of record as of the Record Date.

Record Date; Stockholders Entitled to Vote

Our Board of Directors has fixed the close of business on [●], 2026 as the Record Date for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of our common stock and Series B Preferred Stock on the Record Date may vote at the Annual Meeting. For each share of common stock that you owned on the Record Date, you are entitled to cast one vote on each matter voted upon at the Annual Meeting. If you are a holder of Series B Preferred Stock, you are entitled to vote on the Asset Sale Proposal by casting the number of votes equal to the number of whole shares of common stock into which your shares of Series B Preferred Stock are convertible as of the Record Date, inclusive of accrued dividends on your shares of Series B Preferred Stock. The conversion rate of a share of Series B Preferred Stock is equal to [●].

Shares Outstanding

On the Record Date, [●] shares of the Company’s common stock (without giving effect to the conversion of the Series B Preferred Stock) were outstanding and entitled to vote at the Annual Meeting and 5,000,000 shares of Series B Preferred Stock, convertible into [●] shares of common stock, were outstanding and entitled to vote at the Annual Meeting. Our common stock is listed on the Nasdaq Capital Market under the symbol INVE.

Quorum and Vote Required

A quorum of stockholders is necessary to hold the Annual Meeting. The holders of a majority of the voting power of our capital stock issued and outstanding and entitled to vote at the Annual Meeting (including the Series B Preferred Stock voting on an as-converted basis), present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned to allow for the solicitation of additional proxies. Shares which abstain from voting as to a particular matter and shares held in “street name” by brokers, banks or other nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) will be counted for purposes of determining whether a quorum is present for the transaction of business.

Generally, brokers, banks or other nominees have discretionary authority to vote on proposals considered “routine” under stock exchange rules, such as the ratification of the appointment of our independent auditor. A “broker non-vote” occurs when a broker, bank or other nominee submits a proxy for the meeting with respect to “routine” matters but does not vote on “non-routine” matters because the beneficial owner did not provide voting instructions on such “non-routine” matters. Except for the Auditor Ratification Proposal and the Adjournment Proposal, all other proposals to be voted on at the Annual Meeting are expected to be considered “non-routine” items for which brokers, banks and other nominees do not have discretionary voting power and, therefore, broker non-votes may exist with respect to these “non-routine” proposals. Notwithstanding the foregoing, for proposals where the applicable voting threshold is a proportion of our outstanding shares of common stock entitled to vote on the matter (including, as applicable, Series B Preferred Stock voting on an as-converted basis), broker non-votes will have the effect of a vote against the proposal.

The following sets forth the votes that are required to approve each of the proposals and the impact of abstentions, “WITHHOLD” votes, and broker non-votes, if any:

Proposal	Vote Required	Impact of Abstentions, “WITHHOLD” Votes, and Broker Non-Votes, as applicable
1 – Asset Sale Proposal	Affirmative vote of the holders of a majority of the outstanding shares of common stock and Series B Preferred Stock voting together as a single class (the Series B Preferred Stock voting on an as-converted basis), present in person or by proxy and entitled to vote.	Abstentions and broker non-votes will have the same effect as votes cast “AGAINST” the proposal.

2 – Asset Sale Compensation Proposal	Affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposal in person or by proxy.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

3 – Election of Directors Proposal	Affirmative vote of a plurality of the votes cast. Nominees receiving the highest number of “FOR” votes cast will be elected.	If any director nominee receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election, our Corporate Governance Guidelines require such individual to promptly tender their resignation for the Board’s consideration. Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

4 – Nasdaq Proposal	Affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposal in person or by proxy.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

5 – Say on Pay Proposal	Affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposal in person or by proxy.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

6 – Auditor Ratification Proposal	Affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposal in person or by proxy.	Abstentions will not count as votes cast on the proposal and will not affect the outcome of the vote. Brokers, banks and other nominees will have discretionary authority to vote on the proposal absent voting instructions.

Proposal	Vote Required	Impact of Abstentions, “WITHHOLD” Votes, and Broker Non-Votes, as applicable

7 – Adjournment Proposal	Affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposal in person or by proxy.	Abstentions will not count as votes cast on the proposal and will not affect the outcome of the vote. Brokers, banks and other nominees will have discretionary authority to vote on the proposal absent voting instructions.

The votes regarding each of the Asset Sale Compensation Proposal, the Say on Pay Proposal, and the Auditor Ratification Proposal are non-binding advisory votes, and therefore are not binding on the Company. Since compensation and benefits that may be paid or provided are based on contractual arrangements with the executive officers, the outcome of the advisory votes on the Asset Sale Compensation Proposal and the Say on Pay Proposal will not affect the obligation to make these payments, and these payments may still be made even if our stockholders do not approve such proposals.

Shares Owned by Our Directors and Executive Officers

As of the Record Date, our current directors and executive officers were entitled to vote an aggregate of [●] shares of common stock, or approximately [●]% of common stock outstanding on that date. These numbers do not include the shares of common stock which are convertible from the Series B Preferred Stock and do not give effect to any outstanding stock options or RSUs, none of which are entitled to vote at the Annual Meeting. We currently expect that all of our directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of our stockholders at the Annual Meeting, although none of them has entered into any agreement obligating them to do so.

Voting Procedures

For Stockholders of Record

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company LLC, you are considered the “stockholder of record” with respect to those shares. Shares held in your name as the stockholder of record may be voted electronically at the Annual Meeting by visiting www.virtualshareholdermeeting.com/INVE2026 and using the 16-digit control number included in your proxy materials. If you have already voted previously by Internet, telephone or mail, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote. Even if you plan to attend the virtual Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the virtual Annual Meeting.

You may vote by proxy as follows:

•	Internet. You may submit a proxy over the Internet by following the instructions provided on the proxy card.

•	Telephone. You may submit a proxy over the telephone by following the instructions provided on the proxy card.

•	Mail. You may submit a proxy by mail by completing, signing and returning the proxy card in the prepaid and addressed envelope included with the proxy materials.

Proxies submitted via the Internet or over the telephone must be received by 11:59 p.m., Eastern Time on [●], 2026.

Stockholders are urged to specify their choices on the proxy they submit by Internet, telephone or mail.

If you submit a proxy, but do not specify how you want to vote on a proposal, in the absence of contrary instructions, the shares represented by such proxy will be voted as the Board of Directors recommends on each proposal and the persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their judgment. Stockholder votes will be tabulated by a representative of Broadridge Financial Solutions, Inc.

For Beneficial Owners

If you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or other nominee will provide instructions on how to vote the shares beneficially owned by you. Because a beneficial owner is not a stockholder of record, you may not vote these shares at the Annual Meeting unless you obtain a legal proxy giving you the right to vote those shares at the virtual Annual Meeting. If you wish to attend the virtual Annual Meeting and vote, you will need to contact your broker, bank or other nominee to obtain a legal proxy.

Brokers, banks, and other nominees are entitled to vote shares held for a beneficial holder on routine matters, such as the Auditor Ratification Proposal and the Adjournment Proposal, without instructions from the beneficial holder of those shares, but, absent instructions from the beneficial holders of such shares, they are not entitled to vote shares held for a beneficial holder on non-routine matters, such as the Asset Sale Proposal, the Asset Sale Compensation Proposal, the Election of Directors Proposal, the Nasdaq Proposal and the Say on Pay Proposal. Consequently, if you do not give your broker, bank or other nominee specific instructions, your shares may not be voted on the non-routine matters. Please promptly instruct your broker, bank or other nominee so your vote can be counted on all proposals.

Solicitation of Proxies

The Board of Directors is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of this Proxy Statement by mail, we will request that brokers, banks and other nominees that hold shares which are beneficially owned by our stockholders send Notices of Annual Meeting, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged Alliance Advisors, LLC, to assist in the solicitation of proxies and provide related advice and informational support for which we will pay a fee of $25,000 plus reimbursement of out-of-pocket expenses. We may also use several of our employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by Internet, telephone, facsimile or special delivery letter. In addition, the Company, its directors, director nominees, and certain of its officers are or may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Asset Sale. The interests of the Company’s directors and executive officers in connection with the Asset Sale is discussed in more detail in the section entitled “Proposal No. 1 – The Asset Sale Proposal – Interests of Certain Persons in the Asset Sale”.

Revocability of Proxies

If you are a stockholder of record, your proxy is revocable at any time before it is voted at the Annual Meeting by:

•	delivering to the Secretary of the Company a written notice of revocation;

•	signing another proxy card bearing a later date and returning it to us prior to the Annual Meeting;

•	submitting a new proxy via the Internet or over the telephone after the date of your earlier submitted proxy; or

•	attending the virtual Annual Meeting and voting thereat.

Attendance at the virtual Annual Meeting, however, will not by itself revoke a proxy previously delivered to us.

If you are a beneficial owner of shares held in street name, you should contact your bank, broker or other nominee for instructions regarding how to change your vote.

Notwithstanding the foregoing, each stockholder party to the Voting Agreement has provided an irrevocable proxy to Buyer to vote in favor of the Asset Sale Proposal. See the section entitled “Proposal No. 1 – The Asset Sale Proposal – Ancillary Agreements – Voting Agreement”.

Annual Report and Other Matters

We make all of our filings with the SEC available free of charge on our website, www.identiv.com, including our proxy statements, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act.

We will also provide to each stockholder of record as of the Record Date, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2025, as amended, this Proxy Statement, and the related proxy card. Requests for copies may be made in writing directed to Identiv, Inc., 1900-B Carnegie Avenue, Santa Ana, CA 92705, Attention: Investor Relations, by telephone at (949) 574-3860, or by e-mailing us at IR@identiv.com.

Stockholder Proposals for 2027 Annual Meeting of Stockholders

Assuming a mailing date of [●], 2026, stockholder proposals submitted for inclusion in our proxy materials for the 2027 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received at 1900-B Carnegie Avenue, Santa Ana, CA 92705, Attention: Secretary, by [●], 2026.

Pursuant to our amended and restated bylaws (as amended and/or restated, “Bylaws”), stockholders who wish to submit a proposal (including a director nomination) at the 2027 annual meeting of stockholders that is not to be included in our proxy materials must notify the Company in the manner required by our Bylaws not earlier than 5:00 p.m. Eastern Time on [●], 2026 and not later than 5:00 p.m. Eastern Time on [●], 2027. However, if the date of the 2027 annual meeting of stockholders is moved more than 30 days before or after the anniversary of the Annual Meeting, notice by a stockholder must be received by us not later than 5:00 pm Eastern Time on the later of the 90th day prior to such annual meeting or the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Notice must be delivered to the Secretary of the Company and must be received by the Company.

In addition to satisfying the applicable advance notice provisions in our Bylaws, stockholders who intend to solicit proxies in support of director nominees other than our nominees for the 2027 annual meeting of stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Notice must be delivered to the Secretary of the Company and must be postmarked or transmitted electronically no later than [●], 2027; provided, however, that if the date of the 2027 annual meeting of stockholders is changed by more than 30 calendar days from the date of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2027 annual meeting was made.

If a stockholder fails to comply with the applicable procedures and requirements of our Bylaws or the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth therein, then any proposal or nomination submitted thereby will not be submitted to the stockholders for a vote at our 2027 annual meeting of stockholders. Our Bylaws have been publicly filed with the SEC.

Adjournments or Postponements

The Annual Meeting may be adjourned for the purpose of, among other things, soliciting additional proxies, by the chairperson of the meeting, or the stockholders, by the affirmative vote of a majority of the votes cast affirmatively or negatively, or any officer entitled to preside at the Annual Meeting, whether or not a quorum is present. Any signed proxies received by us for which no voting instructions are provided on such matter will be voted “FOR” the Adjournment Proposal.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Annual Meeting, please contact our proxy solicitor, Alliance Advisors, LLC, using the information below:

Alliance Advisors, LLC

150 Clove Road, Suite 400

Little Falls, NJ 07424

Phone Number: (866) 206-8081

Email: INVE@allianceadvisors.com

PROPOSAL NO. 1

THE ASSET SALE PROPOSAL

The Asset Sale Proposal

Pursuant to the terms of the Agreement that is described in this Proxy Statement and attached as Annex A, the Company will sell to Buyer its IoT Business in exchange for the Purchase Price and the assumption by Buyer of certain liabilities related to the IoT Business. We encourage you to carefully read in its entirety the Agreement, which is the principal document governing the Asset Sale. Completion of the Asset Sale is conditioned on approval of the Asset Sale Proposal.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of common stock and Series B Preferred Stock voting together as a single class (the Series B Preferred Stock voting on an as-converted basis), present in person or by proxy and entitled to vote thereon at the Annual Meeting, will be required to approve the Asset Sale Proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the approval of the Asset Sale Proposal.

Information about the Parties

Identiv, Inc.

Identiv, Inc.

1900-B Carnegie Avenue

Santa Ana, California 92705

(657) 356-8384

www.identiv.com

Identiv is a leading provider of RFID- and BLE -enabled IoT solutions that create digital identities for physical objects, enhancing global connectivity for businesses, people, and the planet. Our mission is to develop specialty RFID and IoT solutions that address our customers’ most significant challenges and create new opportunities for them through the digitization and enhanced connectivity to the IoT. We design, produce, and sell RFID- and BLE-enabled devices, primarily RFID inlays, tags, and labels that can be applied or incorporated into physical objects, providing them with a digital identity and the ability for our customers to track, monitor, authenticate, and engage with consumers. Our IoT inlays, tags, and labels have been integrated into more than two billion applications globally. By digitally enabling physical objects to connect to the cloud or a device reader, we make them more secure, responsive, feature-rich, interactive and customer-connected. RFID powers a wide range of IoT use cases, including product authenticity, customer engagement, enhanced consumer experiences, instrumentation and sensor enabling, brand protection, asset tracking, supply chain management, and tamper detection. For additional information about Identiv and our business, see the section entitled “Where You Can Find More Information”.

Trackonomy Systems, Inc.

Trackonomy Systems, Inc.

214 Devcon Drive

San Jose, California 95112

1-833-TRACKONOMY

www.trackonomy.ai.com

Buyer is a leading provider of low-cost, cloud-connected IoT sensors and tracking devices that, together with its Sentient Platform, deliver item-level, real-time visibility, monitoring, and workflow automation for physical assets moving throughout global supply chains and across customer operations. Buyer’s portfolio includes a range of smart labels and devices — engineered to address varying requirements of cost, durability, communication range, data, and battery life. These products utilize cellular, GPS, RFID, BLE, and other wireless communication and sensor technologies, and are designed to be low-cost and easy to install directly onto a parcel, pallet, container, piece of equipment, or other physical asset. Buyer’s Sentient Platform combines sensor data, distributed (agent-based) intelligence, and configurable business rules to transform this raw physical-world data into structured, actionable intelligence. Customers across multiple industries, including logistics, healthcare, aviation, manufacturing, and government sectors, use Buyer’s platform to enhance chain-of-custody visibility, monitor asset condition, enable predictive maintenance, automate workflow, reduce theft and shrinkage, and improve safety and security monitoring.

Buyer’s strategy is informed by two central beliefs about where its markets are headed. First, Buyer believes AI models and agentic systems are only as useful as the real-world physical data on which they are trained and act, and that most enterprises today lack reliable, real-time, item-level data about the location, condition, and status of their physical assets. Buyer believes it is well positioned to be a primary source of this physical AI data, converting manual operations into a continuous stream of structured, trustworthy inputs that AI systems can use to detect exceptions, predict failures, and automate workflows. As enterprises increasingly deploy AI across logistics, healthcare, industrial, and government operations, Buyer expects demand for accurate, real-time physical-world data to be a significant and growing driver of demand for its solutions. Second, Buyer believes that declining costs for cellular, GPS, and BLE connectivity, together with advances in low-power semiconductor design, will continue to expand the range of objects and use cases where item-level tracking is economically viable.

To capture this opportunity, Buyer intends to build its business around three complementary pillars—Semiconductors, Labels and Tags, and Solutions—allowing customers to engage with Buyer at the level that best fits their needs. Enterprise customers may purchase fully integrated hardware, software, and services, while OEMs, label manufacturers, systems integrators, and other industry participants may purchase semiconductor chips, smart labels, RFID tags, and related products for incorporation into their own offerings. Buyer believes this flexible approach gives customers greater choice in how they deploy smart-object technologies, whether through complete end-to-end solutions or individual components, while creating a more scalable platform for innovation and growth.

In September 2025, Buyer acquired InPlay, Inc. (“InPlay”), a designer of low-cost, ultra-low-power BLE semiconductors, forming the foundation of its Semiconductor pillar. Buyer believes continued innovation at the silicon level will enable lower-cost, lower-power, and higher-performing devices for its own products and those of OEM and other industry customers. Buyer’s Labels and Tags pillar centers on its pending acquisition of Identiv’s BLE and RFID smart label manufacturing business and its existing RFID tag business, providing additional, cost-efficient manufacturing capacity for next-generation smart labels incorporating either InPlay or third-party chips. Buyer’s Solutions pillar remains its traditional business of integrated hardware, software, and services sold directly to enterprise customers.

Founded in 2017, Trackonomy is a pioneer in the battery-powered smart label category. Its products are used worldwide, with its platform monitoring millions of package shipments daily and tracking nearly 15% of the world’s air cargo containers. Trackonomy has raised more than $250 million in capital from investors, including 8VC, Koch Disruptive Technologies, and Kleiner Perkins. Together with its Semiconductors, Labels and Tags, and Solutions pillars, Trackonomy believes this scale and track record position it to be a trusted, category-defining platform for real-time physical-world intelligence.

The contents of the Identiv and Trackonomy websites are not incorporated by reference into, and should not be considered part of, this Proxy Statement.

General Description of the Asset Sale

On June 24, 2026, the Company entered into the Agreement with Buyer, pursuant to which the Company has agreed to sell to Buyer its IoT Business in exchange for the Purchase Price and the assumption by Buyer of certain liabilities related to the IoT Business. The Company has been operating the IoT Business at a loss and does not believe that continuing to operate the IoT Business within its current corporate structure is likely to maximize long-term stockholder value. The Company believes that the acquisition of the IoT Business by Buyer may accelerate and reduce the execution risk of the Company’s strategic programs. In addition, the Company believes that Buyer may realize meaningful commercial and operational synergies from the acquisition of the IoT Business, including opportunities to expand cross-selling initiatives, leverage complementary technologies, and improve operational efficiencies. Since the consideration payable to the Company consists of equity in Buyer, the Company and, indirectly, its stockholders may have the opportunity to benefit from the future value that may be created through the successful integration of the IoT Business and realization of these anticipated synergies.

The Company also expects that, at or near the closing of the Asset Sale, it will enter into a definitive strategic partnership with Buyer designed to establish a long-term commercial relationship between the parties. The Company believes the anticipated strategic partnership will serve as an important element of the Company’s planned transformation following the Asset Sale. Through this relationship, the Company expects to maintain strategic alignment with Buyer while focusing its own resources on pursuing its new business strategy.

As described in these proxy materials, the Company intends to continue to be a public company operating under a new corporate name to be determined. With respect to the remaining corporate entity, the Company intends to transition to the Physical AI Solutions Business, a new business model focused on providing physical AI solutions through the acquisition of targeted compliance SaaS businesses in highly regulated industries that the Company believes may benefit from integration with Buyer’s physical AI platform, including the incorporation of BLE- and RFID-enabled physical data.

For additional information, see the section below entitled “—Business of the Company Following the Asset Sale” and the sections entitled “Unaudited Pro Forma Condensed Consolidated Financial Information of the Company” and “Unaudited Condensed Consolidated Financial Information of Buyer”.

We encourage you to carefully read in its entirety the Agreement, which is the principal document governing the Asset Sale.

Background of the Asset Sale

On April 3, 2024, the Company announced that it had entered into an asset purchase agreement to sell its physical security, access card and identity reader operations and assets (the “Physical Security Business”) to Vitaprotech, a security solutions provider, for $145.0 million in cash, subject to customary adjustments. In connection with that announcement, the Company also announced the appointment of Ms. Kirsten Newquist as President, IoT Solutions, effective April 15, 2024.

On September 9, 2024, the Company completed the sale of its Physical Security Business to Vitaprotech. Upon closing, the Company received a cash payment of approximately $144.2 million, subject to further customary adjustments, and Ms. Newquist succeeded Steven Humphreys as Chief Executive Officer of the Company and was appointed as a director.

Following the closing of the sale of the Physical Security Business, the Company became a dedicated IoT solutions provider focused on RFID-enabled solutions and related high-value applications and had approximately $135 million of available cash on its balance sheet.

During the remainder of 2024 and 2025, the Board, management and initially representatives of Imperial Capital, LLC (“Imperial Capital”), which served as the Company’s financial advisor at the outset of this process, including in connection with the sale of the Physical Security Business, reviewed the Company’s progress against its strategic plan, including the Company’s liquidity and capital needs and the Company’s ability to scale its IoT Business as a standalone public company. In early April 2025, after a managing director of Imperial Capital who led the sale of the Physical Security Business joined Raymond James & Associates, Inc. (“Raymond James”), Raymond James began serving as the Company’s financial advisor. At various meetings during this period, the Board discussed with management and Raymond James potential paths to maximize value for the Company’s stockholders, including continuing to execute the standalone plan, pursuing potential strategic partnerships or commercial arrangements and evaluating potential acquisitions of companies in the Company’s industry or related markets that could enhance the Company’s scale, product offerings, customer relationships, manufacturing capabilities or other operational or financial synergies. The Board contemplated allocating 35-40% of its cash on hand to pursue one or more potential acquisitions, while also considering other potential strategic transactions.

Over the ensuing months, the Company, with input from its financial advisor, analyzed multiple potential targets fitting one or more of these profiles. Beginning in earnest in early 2025 and continuing for multiple months, the Company and its financial advisor contacted dozens of potential candidates with respect to potential strategic transactions.

The majority of potential acquisition targets reviewed by the Company did not satisfy the criteria identified by the Board, including with respect to product focus, synergies, financial profile, valuation expectations and other strategic and operational considerations. Certain parties contacted expressed interest in possibly acquiring the Company’s IoT Business or merging with the Company and continuing as a public company but most indicated valuation levels for the Company or its IoT Business that were determined to be not acceptable to the Board.

During the third quarter of 2024, the Company was approached by an operating company (“Party A”) to discuss a potential transaction. During that period, the Company, Imperial Capital and Party A held discussions, including calls and an in-person meeting, but Party A did not submit a written proposal. In those discussions, Party A had indicated a valuation range that was significantly below the Board’s expectations, and the discussions did not continue. Prior to these discussions, the Company and Party A had previously entered into a confidentiality and standstill agreement restricting Party A and its affiliates from acquiring equity securities or any assets of the Company for a period of 6 months following the date of the agreement and containing a “don’t ask don’t waive” provision restricting Party A from requesting the Company for a waiver of such restrictions, publicly or privately, with such “don’t ask don’t waive” restrictions expiring immediately after the Company’s entry into certain fundamental transactions with a third party, such as an acquisition of a majority of the voting securities or assets of the Company. The Company and its financial advisor had previously met with Party A in late 2023 and early 2024 to discuss the possible sale of the IoT Business, prior to the Company’s decision to pursue the sale of its Physical Security Business.

On February 6, 2025, the Company entered into a confidentiality agreement with an operating business (“Party B”). The confidentiality agreement did not include a standstill provision restricting Party B from acquiring securities or assets of the Company. Following entry into the confidentiality agreement, the Company provided diligence materials to and received diligence materials from Party B for purposes of evaluating a potential transaction.

On or about June 12, 2025, the Company received a non-binding summary of proposed terms relating to a potential acquisition by the Company of all of the issued and outstanding capital stock of Party B. The proposal contemplated a share-for-share exchange in which Party B would become a wholly owned subsidiary of the Company and Party B’s selling stockholder would receive shares of Company common stock representing at least a majority of the Company’s outstanding common stock.

On June 18, 2025, the Company, Party B and Party B’s selling stockholder entered into an exclusivity agreement providing for an initial 30-day exclusivity period, subject to extensions.

On July 28, 2025, the Company received a non-binding indication of interest from a financial sponsor (“Party C”) to acquire 100% of the outstanding equity interests of the Company in an all-cash transaction. Party C had previously reached out on July 7, 2025, but the Company had not responded due to its exclusivity agreement with Party B.

While the broader strategic alternatives process was ongoing, commercial discussions with Trackonomy began. On August 20, 2025, Erik Volkerink, Chief Executive Officer of Trackonomy, Jason Wu, Chief Executive Officer of InPlay, and Ms. Newquist held an introductory call to discuss existing projects between the Company and InPlay and potential commercial opportunities among the Company, Trackonomy and InPlay.

On September 4, 2025, the Company entered into a mutual confidentiality and non-disclosure agreement with Party C in connection with the parties’ discussions regarding a possible transaction. The confidentiality agreement did not include a standstill provision restricting Party C, other than pursuant to securities trading restrictions applicable while Party C possessed material non-public information regarding the Company, from acquiring securities or assets of the Company. Following entry into the confidentiality agreement, the Company provided Party C with access to diligence materials for purposes of evaluating a potential transaction.

On September 5, 2025, the Company, Party C and an affiliate of Party C executed a non-binding summary of proposed terms with respect to a potential acquisition of the Company by Party C. In connection with the execution of the September 5 term sheet, the Company and Party C entered into an exclusivity agreement providing for a 35-day exclusivity period beginning on September 5, 2025, subject to automatic extension for an additional 15 days unless terminated in writing by one of the parties. On October 13, 2025, the Company and Party C amended the exclusivity agreement entered into in connection with the September 5 term sheet to extend the exclusivity period through October 31, 2025 and to remove any automatic extensions, with the remainder of the exclusivity agreement remaining in full force and effect.

On October 16, 2025, Ms. Newquist and Kim Macaulay, Sr. Vice President of Sales, Marketing, and Business Development of the Company, visited Trackonomy’s offices in San Jose, California to meet with Dr. Volkerink. During the meeting, the parties discussed the Company’s capabilities and product offerings and evaluated how the Company’s product offerings might be a fit with several of Trackonomy’s commercial opportunities. The parties also discussed Trackonomy capabilities, its artificial intelligence-enabled Sentient platform and toured the Trackonomy demonstration areas and research & development laboratories.

On November 13, 2025, Party C advised the Company that it had decided not to proceed with a potential transaction, citing several concerns identified in its due diligence as well as other conditions to proceeding with the potential transaction.

Following the termination of discussions with Party C in November 2025, the Company and Raymond James continued their efforts to identify other strategic transaction opportunities with respect to the IoT Business. Raymond James, in coordination with management, reached out to multiple parties who had previously been contacted to discuss a range of options for the IoT Business. Discussions progressed with three potential targets, including Party A, over the next several weeks.

On November 18, 2025, the Company and Party C’s respective financial advisors engaged in discussion regarding a possible asset sale structure. Party C discussed possibly offering a significantly lower amount for the operating business than had been previously contemplated, along with other contingencies. The Company and its financial advisor reviewed the potential proposal and the Company determined not to pursue it further based on its terms and the Company’s ongoing evaluation of other strategic alternatives.

On November 25, 2025, the Company received a non-binding indication of interest (“IOI”) from Party A with respect to a potential merger with the Company. Party A proposed an all-stock transaction in which the combined company would retain the Company’s Nasdaq listing and the Company’s stockholders would receive stock consideration. Party A’s proposal was subject to further due diligence and a number of conditions, including the ability to achieve the contemplated synergy plan, and a requirement that the Company reimburse Party A for its reasonable and documented out-of-pocket transaction expenses. The Company and its financial advisor reviewed the potential proposal and the Company determined not to pursue it further based on the proposed terms.

On January 9, 2026, Dr. Volkerink and Ms. Newquist held a call to further discuss potential commercial opportunities between the Company and Trackonomy. During this meeting, the topic of a potential merger or sale of the IoT Business to Trackonomy was raised.

On January 15, 2026, Ms. Newquist, Dr. Volkerink and Andrew Gundlach of Bleichroeder LP, a significant stockholder of the Company, held a call to discuss ideas for potential strategic transaction opportunities and other topics.

On January 16, 2026, the Board held a meeting. A representative of Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), the Company’s counsel, attended. At the meeting, Ms. Newquist provided an update on potential strategic transaction discussions, including the early discussions with Trackonomy and the other potential counterparties.

On January 21, 2026, the Board held a meeting. At the meeting management presented to the Board a business overview on Trackonomy, including its strategy and business objectives. The Board discussed the potential strategic fit and synergies that a business combination would enable. The Board also further reviewed status of other strategic transaction discussions, which at this point were ongoing with three potential interested parties.

On January 27, 2026, Dr. Volkerink, Manfred Mueller, the Company’s Chief Strategy Officer, Ms. Newquist and Natalie Gibson, Trackonomy’s Head of Strategy at the time, held a call to discuss the Company’s R&D and operational capabilities related to the Company’s BLE platform and Trackonomy’s interest and commercial opportunities related to these capabilities.

From January 15 through January 28, 2026, representatives of Raymond James, on behalf of the Company, had periodic discussions with representatives of Trackonomy on potential terms for a purchase of the assets of the Company’s business for stock. The parties initially discussed selling such assets in exchange for $20 million in Trackonomy preferred stock, with the Company acquiring another $5 million in such stock to provide cash to support the transition of the IoT Business to Trackonomy. Negotiations continued, with an emphasis by Trackonomy on additional cash required to support the IoT Business if sold to Trackonomy.

From January 20, 2026 to January 28, 2026, the Company, primarily through Jim Ousley, Chair of the Board, had several calls with Dr. Volkerink to discuss the Company’s strategic opportunities and Trackonomy’s growth prospects, market opportunity, synergies including combined strategic projects, integration, valuation, and prospective terms. These discussions included a proposed sale of the Company’s IoT Business and transfer of $25 million in cash in exchange for $50 million of Trackonomy stock, with the additional cash sought to support the transition of the IoT Business to positive cash flow and the execution of key strategic growth programs.

On January 28, 2026, Ms. Gibson, Dr. Volkerink, Mr. Ousley, and Mr. Gundlach held a call to discuss further the proposed sale of the IoT Business, Trackonomy’s valuation and the prospective terms for a transaction with Trackonomy as previously discussed with Dr. Volkerink and Mr. Ousley.

On February 3, 2026, Ms. Newquist sent an email update to the Board informing them that of the remaining prospective buyer parties in recent discussions, only two remained in active dialogue, Party A and Trackonomy. Trackonomy had provided a nonbinding summary of terms (“LOI”), and another, Party A, had sent a preliminary indication of interest (“IOI”) for consideration. The LOI from Trackonomy and Party A’s IOI were provided to the Board for review.

On February 6, 2025, representatives from Raymond James had a call with Dr. Volkerink to seek to finalize the terms of the proposed LOI based on the January 28th discussions.

On February 13, 2026, Ms. Newquist sent an email update to the Board with a copy of the updated LOI from Trackonomy and an updated IOI from Party A. The IOI from Party A provided for a purchase of the assets of the Company in consideration for a small upfront payment and the bulk of the consideration contingent on the IoT Business hitting specified performance criteria tied to execution of the Company’s “stretch” plan and to satisfaction of specified development milestones.

On February 16, 2026, the Board held a meeting to discuss strategic alternatives, including the proposed final draft LOI from Trackonomy and the IOI from Party A, as well as other alternatives. The Board reviewed and discussed in detail the Trackonomy LOI and the IOI from Party A. With respect to the IOI, the Board considered the execution risk associated with the aggressive performance metrics as well as perceived execution risks with a party with whom it had held conversations on and off over the course of many quarters without agreeing on terms. The Board also discussed the possibility of continuing the operation of the IoT Business as a standalone business with the prospect for continuation of significant negative cash flow for up to several years and the potential liquidation and wind-up of the IoT Business with ultimate distribution of the remaining net cash proceeds to stockholders after satisfaction of shutdown costs. At the conclusion of the meeting, the Board authorized the officers to enter into the nonbinding LOI with Trackonomy.

On February 17, 2026, the Company and Trackonomy executed a non-binding LOI with respect to a potential transaction involving the IoT Business. The February 17 LOI contemplated that the Company would sell and transfer to Trackonomy substantially all of the assets constituting the IoT Business together with $25.0 million in cash for 2,491,280 shares of Series C Preferred Stock of Trackonomy, valued for purposes of the proposed transaction at $20.07 per share, the price per share at which Trackonomy had sold such stock to investors in its most recent equity financing. The LOI provided that such shares would represent, as of the signing of a definitive agreement, not less than 4.7% of Trackonomy’s outstanding capital stock on a fully diluted, post-issuance basis. In addition, the LOI contemplated that, promptly following execution of the term sheet, the parties would enter into a customary exclusivity agreement providing for a 30-day exclusivity period, subject to a 15-day extension under specified circumstances.

As contemplated by the February 17 LOI, the Company and Trackonomy entered into an exclusivity agreement, effective as of March 1, 2026. The exclusivity agreement provided for an initial 30-day exclusivity period, subject to a 15-day extension under specified circumstances and Trackonomy’s right to terminate the exclusivity period upon notice to the Company. The Company and Trackonomy subsequently amended the exclusivity agreement on April 14, 2026, April 24, 2026, May 6, 2026 and June 15, 2026 to extend the exclusivity period, ultimately through 11:59 p.m., Eastern time, on June 23, 2026.

Following entry into the LOI, from February 2026 through June 2026, representatives of the Company and Trackonomy, together with their respective advisors, engaged in ongoing mutual due diligence, management discussions and negotiations regarding the proposed transaction. These discussions included, among other things, operational, manufacturing, sales, customer service, finance and legal matters, as well as the scope and terms of the definitive transaction agreements.

On March 2, 2026, the Board held a meeting. Representatives of Raymond James attended the meeting. At the meeting, Raymond James and the Company’s management reported on the status of the mutual due diligence between Trackonomy and the Company to date.

On March 11, 2026, Dr. Volkerink visited the Company’s plant in Bangkok, Thailand, accompanied by B.Y. Koh, VP of Operations of the Company. During the visit, Dr. Volkerink toured the facility and reviewed the Company’s manufacturing and operational capabilities in Bangkok. On March 12, 2026, following the Bangkok site visit, Dr. Volkerink and Mr. Koh discussed the plant capabilities, capacity and status of certain projects.

Throughout the ensuing weeks, multiple diligence calls and meetings occurred among financial and legal advisors for each company.

On March 13, 2026, at the Company’s direction, Pillsbury sent Cooley LLP (“Cooley”), counsel to Trackonomy, an initial draft asset purchase agreement with respect to a potential sale of the IoT Business to Trackonomy. The draft contemplated that the Company would sell, transfer and assign to Trackonomy the assets primarily related to the IoT Business, including $25.0 million of purchased cash, accounts receivable, inventory, assigned contracts, intellectual property rights, technology assets, tangible personal property, transferable permits, books and records and associated goodwill, and that Trackonomy would assume specified liabilities related to the IoT Business while specified excluded assets and excluded liabilities would remain with the Company. The draft contemplated consideration consisting of shares of Trackonomy Series C Preferred Stock based on a $50.0 million base purchase price, valued at $20.07 per share, subject to adjustments for indebtedness, selling expenses, closing date cash and working capital, with post-closing adjustments to be settled through the issuance of additional Trackonomy Series C Preferred Stock or the surrender and cancellation of shares. The draft also included reciprocal representations and warranties, reciprocal interim operating covenants, a no-solicitation covenant, proxy statement and Company stockholder meeting provisions, a buyer stockholder written consent covenant, regulatory approval covenants, employee matters provisions, closing conditions, termination rights and post-closing indemnification provisions. The draft also contemplated ancillary agreements, including a voting and support agreement, buyer stockholder written consent, charter amendment, electronic delivery certificate and rights agreement addressing information and transfer rights with respect to the Trackonomy Series C Preferred Stock. At this stage, the draft was structured as an asset purchase agreement and did not yet include the separate purchase of the equity interests of Identiv (Thailand) Co., Ltd. that was ultimately reflected in the executed Agreement.

Between March 13, 2026 and June 24, 2026, representatives of the Company and Trackonomy, together with their respective financial and legal advisors, exchanged revised drafts of the transaction agreements and continued to negotiate and resolve open business and legal points. The principal issues negotiated during this period included the structure of the transaction, including the revision of the purchase agreement from an asset purchase agreement to a stock and asset purchase agreement to provide for the sale of all outstanding equity interests of Identiv (Thailand) Co., Ltd.; the scope of the purchased assets, assigned contracts, optional contracts and excluded assets; the scope of the liabilities to be assumed by Trackonomy and the liabilities to be retained by the Company; and the treatment of intercompany obligations and other separation matters.

The parties also negotiated the economic adjustment mechanics applicable to the proposed transaction. The initial March 13 draft contemplated adjustments to the number of shares of Trackonomy Series C Preferred Stock to be issued to, or surrendered by, the Company based on indebtedness, selling expenses, closing cash and working capital. In the final Agreement, the parties agreed that Trackonomy would issue a fixed number of shares of Trackonomy Series C Preferred Stock based on a $50.0 million purchase price divided by $20.07 per share, and that adjustments for closing date indebtedness and working capital would instead be reflected through the amount of cash to be transferred by the Company, including any post-closing cash true-up, rather than through changes to the number of Trackonomy shares issued in the transaction. The parties also negotiated provisions relating to specified optional customer contracts, including Trackonomy’s right to reject certain optional contracts and the treatment of related capital expenditure requirements and inventory.

In addition, the parties negotiated employee, transition and post-closing operating matters, transition services to be provided following closing, the temporary use of Identiv names and marks after closing, and procedures for non-assignable assets and wrong-pocket assets. The parties also revised the restrictive covenant provisions, including replacing the initial draft’s broader post-closing restrictive covenant framework with a two-year employee non-solicitation covenant, subject to customary exceptions.

The parties further negotiated the deal protection and termination provisions, including the scope of the Company’s non-solicitation obligations, the Company’s ability to provide information to and engage in discussions with third parties in response to certain unsolicited acquisition proposals, the circumstances under which the Board could change its recommendation in response to a superior proposal or intervening event, Trackonomy’s matching rights, the Company’s right to terminate the agreement to enter into a superior proposal, and the circumstances in which a $750,000 termination fee would be payable by the Company. The parties also negotiated the indemnification provisions, including the survival period, deductible and cap, the treatment of fundamental representations and fraud claims, special indemnification matters, and whether indemnification obligations would be satisfied in cash, Trackonomy shares or a combination thereof.

During this period, the parties and their advisors also finalized the form of voting and support agreement to be entered into by Trackonomy, the Company and certain funds affiliated with Bleichroeder LP, the form of Trackonomy stockholder written consent and charter amendment, the transition services summary of terms, intellectual property assignment documentation, the bill of sale and assignment and assumption agreement, and the governance and stockholder rights arrangements applicable to the Trackonomy Series C Preferred Stock to be issued to the Company in the transaction, including the Company’s board observer, information, transfer and related investor rights.

During this period, the Board and management also continued to review the Company’s potential post-closing strategy and other alternatives.

On March 19, 2026, the Board held a meeting. At the meeting, the Board discussed the benefits and costs of the Company remaining as a public company post-close of the proposed transaction with Trackonomy.

On March 31, 2026, representatives of the Company and Trackonomy held meetings in Sauerlach, Germany to discuss the Company’s R&D capabilities, product development, status of new machine installation in its lab, and various other topics. Participants included Ms. Newquist, Mr. Mueller, Dr. Volkerink and various employees of the Company.

Also on March 31, 2026, the Board met with Dr. Volkerink and Mr. Gundlach to discuss Trackonomy and the potential post-close strategy of the Company, including the rationale behind the strategy, the value creation potential, financial scenarios, as well as potential alternatives to this option. In addition, the parties discussed the prospective strategic partnership between Trackonomy and the Company after the closing of the proposed transaction with Trackonomy and the implications for the Company’s post-closing strategy.

On April 7, 2026, the Board held a meeting to further review the potential options for the Company following the proposed sale, including further discussion of the go-forward strategy versus a wind-down of the Company, as well as the possibility of not continuing to pursue the potential transaction. After a review of all options, the Board re-committed to moving forward with the Trackonomy transaction.

On April 9, 2026, the Board met with Dr. Volkerink and several members of his leadership team for a question-and-answer discussion regarding the valuation of the Trackonomy business and the future prospects of the Trackonomy business. In this connection, the parties discussed financial and other developments at Trackonomy since the company’s most recent equity financing, including but not limited to revenue growth, operational and development milestones achieved, and opportunities resulting from Trackonomy’s acquisition of InPlay. The Board and Trackonomy management also discussed future growth opportunities and prospects of Trackonomy’s business, including from anticipated synergies resulting from Trackonomy’s acquisition of the Company’s IoT Business.

On April 13, 2026, the Board held a meeting. Representatives of Pillsbury attended. The Board reviewed the April 9 meeting with Dr. Volkerink and the due diligence and financial and valuation information discussed at the April 9 meeting. The Board further considered and discussed the per share value of the Series C Preferred Stock to be issued to the Company. The Board discussed financial and other diligence materials that had been provided to and reviewed by the Company and its financial advisor. In assessing the $20.07 price per share ascribed to the Series C Preferred Stock for purposes of the transaction, the Board further considered the financial performance, including in particular the revenue growth, achieved by Trackonomy since its last equity financing when it had sold capital stock at such price. It further considered and discussed developments in that company’s product offerings and the opportunities afforded by Trackonomy’s acquisition of InPlay in 2025.

On April 15, 2026, the Company, Trackonomy and their respective advisors held an all-hands working session to discuss outstanding items, including remaining commercial, financial and legal matters. Participants included Ms. Newquist and Ed Kirnbauer, Chief Financial Officer of the Company, Dr. Volkerink and Keith Abrams, General Counsel of Trackonomy, a representative of Cooley, representatives of Raymond James and representatives of Pillsbury.

On April 17, 2026, the Board held a meeting. At the meeting the Board further discussed Trackonomy’s valuation and future prospects for Trackonomy in combination with the Company’s IoT Business. The Board met further on April 20, 2026 to discuss matters related to the proposed transaction, including a further assessment of Trackonomy’ prospects.

On April 20, 2026, representatives of the Company and Trackonomy, including Mr. Kirnbauer, Ms. Newquist, Dr. Volkerink, Mr. Abrams, Jordan Supowit, Manager of Financial Planning and Analysis at Trackonomy, and representatives of Raymond James, Cooley and Pillsbury held an all-hands working session to discuss outstanding matters. Similar meetings followed on April 21 and on April 22, 2026.

On April 27, 2026, the Board held a meeting. At the meeting, the Board discussed diligence, proposed final terms and the status negotiations, outstanding issues for the purchase agreement, communication planning and overall timing.

On May 5, 2026, representatives of Raymond James, Dr. Volkerink, Mr. Ousley and Ms. Newquist held a call to discuss the status of the mutual due diligence and the prospective timing for final agreement.

Throughout May and June 2026, representatives of the Company and Trackonomy, together with their respective legal and financial advisors, continued mutual due diligence and negotiated the definitive transaction documentation and related ancillary agreements.

On June 15, 2026, the Board held a meeting. At the meeting, the Board discussed the status of due diligence of Trackonomy and anticipated timing of signing.

On June 22, 2026, representatives of the Company, Trackonomy, Cooley and Pillsbury held a call to address remaining issues in the purchase agreement.

On June 24, 2026, the Board met to review the proposed transaction with Trackonomy and to determine whether to approve the Stock and Asset Purchase Agreement and the transactions contemplated thereby. Members of management and representatives of Raymond James and Pillsbury were also in attendance. Representatives of Pillsbury reviewed with the Board its fiduciary duties in connection with its evaluation of the proposed transaction and updated the Board on the final changes to the definitive agreements. Representatives of Raymond James summarized the process that had been undertaken, reviewed Raymond James’ financial analyses of the proposed transaction and delivered Raymond James’ opinion to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications and limitations set forth therein, $25.0 million of the purchase price to be received by the Company for the sale of the purchased assets, other than the purchased cash, pursuant to the Stock and Asset Purchase Agreement was fair, from a financial point of view, to the Company. The Board discussed, among other matters, the Company’s standalone prospects, the risks and opportunities associated with the proposed transaction, the form and value of the consideration, the strategic rationale for combining the Company’s IoT Business with Trackonomy, the Company’s expected post-closing strategy and the terms of the transaction documents. After careful consideration and further discussion, the Board unanimously determined that the transaction was fair to, and in the best interests of, the Company and its stockholders, approved the Stock and Asset Purchase Agreement and the transactions contemplated thereby, and resolved to recommend that the Company’s stockholders approve the transaction.

Later that day, the Company entered into the Agreement with Trackonomy. Concurrently with the execution of the Agreement, the Company, Trackonomy and certain funds affiliated with Bleichroeder LP entered into a Voting and Support Agreement, pursuant to which such stockholders agreed, subject to the terms and conditions of the Voting and Support Agreement, to vote their covered shares in the Company in favor of the Asset Sale and against competing acquisition proposals.

Also on June 24, 2026, the Company issued a press release announcing that it had entered into the Agreement with Trackonomy and describing the Company’s expected post-closing strategy, including an expected strategic partnership framework agreement to collaborate on future software opportunities leveraging Trackonomy’s physical AI platform and the Company’s announced intention to pursue a stock repurchase program following the closing of the Asset Sale.

Recommendation of the Board; Reasons for the Asset Sale

Recommendation of the Board of Directors

The Board of Directors has determined that the Asset Sale, on the terms and subject to the conditions set forth in the Agreement, is fair to, and in the best interests of, the Company and its stockholders, and approved and declared advisable the Asset Sale and the transactions contemplated by the Agreement. Accordingly, upon the terms and subject to the conditions of the Agreement, the Board of Directors recommends that our stockholders vote “FOR” the Asset Sale Proposal, “FOR” the Asset Sale Compensation Proposal, and “FOR” the Adjournment Proposal.

Reasons for the Asset Sale

The Board of Directors’ decision to approve the Asset Sale was reached after a thorough strategic review process undertaken over an extended period of time in an effort to enhance stockholder value. The Board of Directors believes that as a result of this process, the Company will receive fair value for the IoT Business being divested, allow for the distribution via stock repurchase of $40 million to its stockholders, while maintaining sufficient capital for the Physical AI Solutions Business.

In evaluating the Agreement and the transactions contemplated by the Agreement, the Board of Directors consulted with the Company’s management and financial and legal advisors. In recommending that stockholders vote their shares of common stock in favor of the Asset Sale Proposal, the Board of Directors considered a number of factors, including the following (not necessarily listed in order of relative importance):

•	The Company’s business and operations and its current and historical financial condition and results of operations;

•

The Company’s strategic plan and financial projections and the risks and uncertainties in executing on the strategic plan and achieving such financial projections, including considerations detailed in “risk factors” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as amended;

•

The assessment, following a strategic review process, that alternatives other than the sale of the IoT Business were not reasonably likely to create greater value for the Company’s stockholders than the Asset Sale, taking into account business, industry, competitive and market risks as well as execution risks;

•	The historic trading ranges of the Company’s common stock and the potential trading range of the Company’s common stock absent the announcement of the Agreement;

•	The financial position of the Company following the Asset Sale;

•	The transaction consideration of $50.0 million in Buyer Series C Preferred Stock;

•

The potential upside in the value of Buyer Series C Preferred Stock issued in the transaction, based on Buyer’s prospects, including as a result of synergies resulting from Buyer’s acquisition of the Company’s IoT Business, as well as the risks attendant from holding such capital stock;

•	The opportunities resulting from the anticipated strategic partnership with Buyer for the ongoing Physical AI Solutions business following the Asset Sale;

•

The fact that the consideration was the result of extensive negotiations between the Company and Buyer and their respective advisors and the Board of Directors’ belief, after consultation with its financial advisor, that the consideration represented the highest price that Buyer was willing to pay;

•

The opinion of Raymond James, delivered to the Board of Directors on June 24, 2026, that, as of such date and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Net Purchase Price to be received by the Company for the sale of the Purchased Assets (other than the Purchased Cash) pursuant to the Agreement was fair, from a financial point of view, to the Company, and the related financial analyses performed by Raymond James in connection with delivering its opinion, as more fully described below under the section entitled “—Opinion of the Company’s Financial Advisor” The full text of the written opinion of Raymond James, dated June 24, 2026, which sets forth assumptions made, procedures followed, matters considered and limitations on the reviews undertaken in connection with the opinion, is attached as Annex B to this Proxy Statement, and is incorporated herein by reference;

•

The Company’s ability under the Agreement, subject to certain conditions, to provide information to and engage in discussions or negotiations with third parties that make unsolicited alternative acquisition proposals;

•

That if the Company were to receive an alternative acquisition proposal from a third party that the Board of Directors determines, in good faith, after consultation with its financial advisors and outside legal counsel, is or would be reasonably likely to lead to a Superior Proposal under the Agreement and that failure to take action would reasonably be expected to be inconsistent with its fiduciary duties, the Board of Directors would be able, subject to certain conditions, to consider such Superior Proposal;

•

That if the Company were to receive an alternative acquisition proposal from a third party that the Board of Directors determines, in good faith, after consultation with its financial advisors and outside legal counsel, is a Superior Proposal under the Agreement and that failure to take action would reasonably be expected to be inconsistent with its fiduciary duties, the Board of Directors would be able, subject to certain conditions, to change its recommendation that the Company’s stockholders vote in favor of the Asset Sale Proposal and/or terminate the Agreement in order to pursue such Superior Proposal;

•

The ability under the Agreement for the Board of Directors, subject to certain conditions, to change its recommendation in favor of the Asset Sale in response to an intervening event if the Board of Directors determines, in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties;

•

The other termination provisions contained in the Agreement, including the fact that the Board of Directors believed that the termination fee to Buyer of $750,000 is reasonable in light of, among other things, the benefits of the Asset Sale to stockholders, the typical size of such fees in similar transactions and the likelihood that, in either or both cases, such fee would not preclude or unreasonably restrict the emergence of alternative acquisition proposals;

•	The likelihood of completion of the Asset Sale, taking into account:

•	the fact that the conditions to the Asset Sale are limited and customary; and

•	the ability of the Company to specifically enforce the Agreement, including Buyer’s obligation to consummate the Asset Sale, subject to the terms and conditions therein.

•	The fact that the Agreement was the product of arm’s-length negotiations and contained terms and conditions that are, in the Company’s view, favorable to the Company and its stockholders;

•

The fact that the Agreement was unanimously approved by the Board of Directors, which is comprised of a majority of independent directors who are not affiliated with Buyer and are not employees of the Company or any of its subsidiaries, and which received advice from the Company’s financial and legal advisors in evaluating, negotiating and recommending the terms of the Agreement; and

•

The condition that the Asset Sale must be approved by the holders of a majority of the voting power of the outstanding shares of the Company’s common stock and Series B Preferred Stock so that stockholders will have the right to approve or disapprove of the Asset Sale.

The Board of Directors also considered a number of uncertainties, risks and other factors in its deliberations concerning the Asset Sale and the other transactions contemplated by the Agreement, including the following (not necessarily listed in order of relative importance):

•

The fact that the divestiture of the assets and liabilities of the IoT Business would result in the loss of substantially all of the Company’s revenue and stockholders forgoing the opportunity to realize the potential long-term value of the successful execution of the Company’s current strategy for the IoT Business;

•

The fact that, under specified circumstances, the Company may be required to pay Buyer a $750,000 termination fee in the event the Agreement is terminated and the effect this could have on the Company, including the possibility that the termination fee payable by the Company upon the termination of the Agreement under certain circumstances could discourage some potential acquirers from making an alternative acquisition proposal, although the Board of Directors believes that the termination fee is reasonable in amount and would not unduly deter any other party that might be interested in acquiring the Company or the IoT Business;

•

The significant costs involved in connection with entering into and completing the Asset Sale and the substantial time and effort of management required to complete the Asset Sale, which could affect the Company’s business operations;

•

The impact of the announcement, pendency or completion of the Asset Sale, or the failure to complete the Asset Sale, on the Company’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel), customers and suppliers (including as a result of contracts with provisions that require consent for, or have implications upon, an assignment);

•

The restrictions in the Agreement on the Company’s conduct of business prior to completion of the Asset Sale, although customary for a transaction such as this, which could delay or prevent the Company from undertaking business opportunities that may arise, or taking other actions with respect to its operations that the Board of Directors and management might believe are appropriate or desirable;

•

The risk that the Asset Sale may not be consummated despite the parties’ efforts or that consummation may be unduly delayed, including the possibility that the conditions to the parties’ obligations to complete the Asset Sale may not be satisfied and the potential resulting disruptions to the Company’s business;

•

The fact that while the Company expects the Asset Sale to be completed if the Asset Sale Proposal is approved by stockholders, there can be no assurance that all conditions to the parties’ obligations to complete the Asset Sale will be satisfied;

•	The risk that stockholders do not approve the Asset Sale Proposal;

•

The fact that the market price of the Company’s common stock could be affected by many factors if the Agreement were terminated, including: (1) the reason or reasons for such termination and whether such termination resulted from factors adversely affecting the Company; (2) the possibility that as a result of the termination of the Agreement possible acquirers may consider the Company or the IoT Business to be a less attractive acquisition candidate; and (3) the possible sale of the Company’s common stock by short-term investors following an announcement that the Agreement was terminated;

•

The risk associated with the Company’s ability to execute on its new business plan, to enter into a definitive strategic partnership agreement with Buyer and the Company’s ability to derive benefits and synergies from any such agreement;

•

The fact that the Company’s directors and executive officers may have financial interests in the transactions that are not shared by all stockholders, including interests of the type and nature described in the section entitled “—Interests of Certain Persons in the Asset Sale”;

•	The risk of litigation, injunctions or other legal proceedings related to the transaction; and

•	The risks of the type and nature described under the section entitled “Risk Factors” and the matters described under the section entitled “Cautionary Note Regarding Forward-Looking Statements”.

The Board of Directors believed that, overall, the potential benefits of the Asset Sale to stockholders outweighed the risks and uncertainties of the Asset Sale.

This discussion of the information and factors considered by the Board of Directors in reaching its conclusions and recommendation includes the principal factors considered by the Board of Directors, but is not intended to be exhaustive and may not include all of the factors considered by the Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the Asset Sale and the other transactions contemplated by the Agreement, and the complexity of these matters, the Board of Directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Asset Sale and the other transactions contemplated by the Agreement, and to make its recommendation to the Company’s stockholders. Rather, the Board of Directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of the Company’s management and advisors, as well as its experience and history. In addition, individual members of the Board of Directors may have assigned different weights to different factors.

Certain of the Company’s directors and executive officers have interests in the Asset Sale that are different from, or in addition to, those of the Company’s stockholders. The Board of Directors was aware of and considered these potential interests, among other matters, in evaluating the Asset Sale and in making its recommendation to the Company’s stockholders. For a discussion of these interests, see the section entitled “—Interests of Certain Persons in the Asset Sale”.

The Board of Directors unanimously determined that the Agreement and the transactions contemplated by the Agreement were advisable to and in the best interests of the Company and its stockholders and approved the Agreement. Accordingly, the Board of Directors unanimously recommends that stockholders vote “FOR” the Asset Sale Proposal at the Annual Meeting.

Business of the Company Following the Asset Sale

Go Forward Business

Following the completion of the Asset Sale, the Company intends to operate as a publicly traded physical AI solutions business focused on acquiring and operating SaaS businesses in highly regulated industries that provide compliance, operations, traceability and regulatory software solutions that the Company believes may benefit from the integration with Buyer’s physical AI platform, including the incorporation of BLE- and RFID-enabled physical data.

Strategy

The compliance software market is undergoing a structural transition. Historically, compliance software has been designed primarily to manage compliance, operations activities through workflows, documentation, audit preparation and reporting. Management believes that advances in artificial intelligence are increasingly enabling many of these administrative functions to be performed through AI-powered tools, reducing differentiation among traditional workflow-based software solutions and placing increasing competitive pressure on many compliance SaaS providers. This may lead some small and mid-sized companies to seek additional capital, which could create acquisition opportunities at attractive valuations. At the same time, management believes that regulators are increasingly demanding verifiable evidence of compliance—not self-reported records or periodic audits.

The Company believes the next generation of compliance software will increasingly be defined not only by its ability to manage compliance and operational workflows, but also by its ability to verify compliance through objective, evidence-based operational data collected directly from the physical environment. This data may include real-time location, temperature, environmental, and other physical measurements gathered by low cost BLE and RFID labels, as required to comply with regulations. Beyond compliance, this operational data is expected to provide businesses with greater visibility into their operations, enabling more informed decision-making while reducing the costs and inefficiencies associated with manual data collection. We believe the combination of low-cost intelligent smart-labels, incorporating the Company’s RFID label technology, with Buyer’s InPlay chips and AI based intelligence data solutions creates a foundation for differentiated capabilities for next generation SaaS businesses.

Accordingly, the Company’s strategy is to acquire established compliance SaaS businesses with recurring subscription revenue, strong customer relationships and deep regulatory expertise within highly regulated end-markets and enhance those businesses through the integration of physical AI technologies provided by Buyer. Rather than replacing existing software platforms, the Company intends to augment them by enabling the automated collection of continuously generated, verifiable physical-world operational data through the use of Buyer smart-labels and related AI-based intelligence data solutions. The Company also believes that economies of scale will be generated through elimination of duplicative functions, especially related to general and administrative functions.

Management believes this approach should improve the value of acquired software platforms by increasing competitive differentiation and expanding revenue opportunities by providing customers with objective operational data that should improve compliance verification, operational visibility and decision-making.

Acquisition Strategy

The Company intends to focus on acquiring SaaS businesses serving industries where regulatory compliance, operational traceability and evidence-based reporting are critical business requirements (“Target Opportunities”). These industries may include healthcare operations, worker safety (EHS), pharmaceutical supply chains, food safety, medical device compliance, environmental and water quality management, and industrial operations (“Target Markets”).

Management expects to evaluate acquisition opportunities based on a number of factors, including the quality of recurring subscription revenue, established customer relationships, the opportunity to enhance existing services and revenue through the integration of physical AI capabilities, the target company’s capital requirements and growth profile, and overall strategic and financial fit within the Company’s acquisition strategy.

Physical AI Platform

Following each acquisition, the Company intends, where appropriate, to utilize and integrate Buyer’s physical AI platform, including RFID, sensors, telemetry, connected devices, smart BLE labels and real-time data infrastructure, with the acquired software platform.

Management believes these capabilities should automate the collection of operational information that has historically been gathered manually or through periodic inspections, and thus provide evidence based, verifiable data. Examples include: continuous temperature monitoring, environmental condition monitoring, real-time location tracking, chain-of-custody verification and automated compliance documentation.

Management believes that continuously generated, evidence-based operational data should enhance the functionality of acquired software platforms by providing customers with objective information that supports regulatory compliance while reducing administrative effort associated with collecting, documenting and validating compliance information and increasing operational efficiencies and associated cost savings.

Expected Strategic Partnership with Buyer

The Company and Buyer expect to enter into a definitive agreement for a strategic partnership with Buyer establishing the commercial framework under which the parties will collaborate to integrate Buyer’s physical AI technologies into the Company’s Target Opportunity acquired SaaS businesses.

Under the anticipated strategic partnership agreement, Buyer is expected to provide the physical AI infrastructure supporting the Company’s strategy, including sensors, smart BLE labels, telemetry, connectivity structured data layer, and related software. The definitive agreement is also expected to establish commercial arrangements governing prospective jointly offered products and services, including revenue-sharing arrangements.

Management believes that the Company’s equity ownership in Buyer, together with the strategic partnership, aligns the long-term interests of both organizations, prospectively enhancing value for both companies, while preserving their independence as separate companies.

Revenue Model

The Company expects the Target Opportunity acquired businesses to continue generating recurring subscription revenue from their existing SaaS offerings while expanding their product portfolios and service offerings through the integration of Buyer’s physical AI capabilities.

Management believes that combining software with continuously generated, verifiable physical-world operational data should create opportunities to introduce enhanced platform functionality, premium subscription offerings and additional recurring revenue streams. Revenue is expected to be generated from recurring SaaS subscriptions, premium pricing tiers for services providing verified compliance and operational data, implementation and integration services, and sales of sensors, connected labels and related hardware deployed through the acquired software businesses.

Capital Resources

Following the closing of the Asset Sale, the Company intends to significantly reduce the net negative cash flow of its business. Expense reductions are expected to include those coming from the termination of losses associated with the divested operating business along with streamlining corporate overhead to the new business strategy.

Management currently expects to allocate approximately $30 million toward acquisitions and approximately $12-15 million to fund operating expenses, and the costs associated with operating as a public company for an estimated three-year period. These allocations reflect current expectations and may change based on different revenue and expense contributions from the Target Opportunity acquisitions, overall operating results, capital requirements and market conditions.

The Company has commenced evaluating potential acquisition opportunities in the Target Markets and expects to continue discussions with prospective acquisition candidates following the Closing. Although management would like to complete its first acquisition shortly after the Asset Sale, there can be no assurance regarding the timing or completion of any acquisition.

Acquisition Structuring

The Company currently intends to acquire the Target Opportunities for a combination of cash and structured equity. The approach to the structured equity component of acquisitions will potentially include some of the following elements: issued equity vesting over time, options or warrants with strike prices higher than the current market price at the time of the transactions, or equity only issued based on post-closing performance of the acquired business over time. Potential deal structures could contain some or all of these structural elements and will be subject to negotiation with the targets.

Governance and Strategic Alignment

Following the closing of the Asset Sale, the Company expects that Jim Ousley, Chairman of the Company’s Board of Directors, will be appointed as a non-voting board observer to Buyer’s board of directors. In addition, Dr. Erik Volkerink, Chief Executive Officer of Buyer, is expected to serve as a non-voting board observer to the Company’s Board of Directors.

Management believes these observer arrangements will facilitate information sharing and strategic partnership collaboration as the parties develop and commercialize physical AI-enabled compliance solutions while maintaining the separate governance and independence of each organization.

Organization and Management

Following the closing of the Asset Sale, the Company intends to significantly streamline its organizational structure to support its new strategic focus in the proposed Physical AI Solutions Business. As part of this transition, the Company intends to recruit senior leadership with significant experience in SaaS businesses, mergers and acquisitions, and post-acquisition integration to lead the organization and execute the Company’s long-term growth strategy.

Management expects the Company to operate initially with a lean, cross-functional corporate team dedicated to sourcing and executing acquisitions, managing the strategic partnership with Buyer, and fulfilling the Company’s responsibilities as a publicly traded company.

The Company’s initial post-closing corporate organization is expected to include executive leadership together with professionals responsible for corporate development, finance, strategic partnerships, integration, and public company administration. Management believes that maintaining a streamlined corporate structure will provide operational flexibility while enabling the Company to deploy a greater portion of its available capital toward acquisitions and growth initiatives.

Management anticipates that the Company’s employee operational base will increase following the completion of acquisitions, beginning with the expected first acquisition after the Asset Sale. The timing and size of future workforce growth will depend on the number, size and nature of acquisitions completed and the Company’s integration strategy.

Opinion of the Company’s Financial Advisor

The Company retained Raymond James as financial advisor on September 11, 2025 (amending a prior engagement letter with Imperial Capital, LLC). Raymond James is a globally recognized investment banking firm offering a full range of investment banking services to its clients. In the ordinary course of its investment banking business, Raymond James is regularly engaged in the valuation of companies and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to its engagement, the Board of Directors requested that Raymond James evaluate the fairness, from a financial point of view, to the Company of the Net Purchase Price to be received by the Company for the sale of the Purchased Assets (other than the Purchased Cash) pursuant to the Agreement.

At the June 24, 2026 meeting of the Company’s Board of Directors, representatives of Raymond James rendered Raymond James’s opinion, subsequently confirmed in writing and dated June 24, 2026, to the Board of Directors (in its capacity as such), as to the fairness, as of such date, from a financial point of view, to the Company of the Net Purchase Price to be received by the Company for the sale of the Purchased Assets (other than the Purchased Cash) pursuant to the Agreement, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Raymond James in connection with the preparation of the opinion.

The full text of the written opinion of Raymond James, dated June 24, 2026, is attached as Annex B. The summary of the opinion of Raymond James set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such written opinion. The Company’s stockholders are urged to read the entire opinion carefully in connection with their consideration of the Asset Sale. The opinion of Raymond James speaks only as of the date of the opinion and does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the Asset Sale.

Raymond James provided its opinion for the information of the Board of Directors (in its capacity as such) in connection with, and for purposes of, its consideration of the Asset Sale and its opinion only addresses whether the Net Purchase Price to be received by the Company for the sale of the Purchased Assets (other than the Purchased Cash) pursuant to the Agreement, was fair, from a financial point of view, to the Company. The Raymond James opinion does not constitute a recommendation to any Company stockholder as to how said stockholder should vote with respect to the Asset Sale. Raymond James does not express any opinion as to the form of consideration, any adjustments to the Purchase Price, the sale of the Purchased Cash or the terms or value of the shares of Buyer Series C Preferred Stock. Raymond James’s opinion was approved by Raymond James’s opinion committee.

In connection with its review of the proposed Agreement and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the draft of the Agreement dated as of June 24, 2026 (the “agreement”);

•

reviewed certain information related to the historical condition and prospects of the Company, as made available to Raymond James by or on behalf of the Company, including, but not limited to, financial projections prepared by the management of the Company (the “Projections”);

•	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;

•	reviewed the financial and operating performance of the IoT Business and those of other selected public companies that Raymond James deemed to be relevant;

•	considered certain publicly available financial terms of certain transactions Raymond James deemed to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

•

received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

•

discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry including, but not limited to, the past and current business operations of the Company and the financial condition and future prospects and operations of the Company.

With the Company’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with Raymond James. Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with the Company’s consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and Raymond James relied upon the Company to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they are based. Raymond James assumed that the final form of the agreement would be substantially similar to the draft reviewed by Raymond James, and that the Asset Sale would be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Agreement were true and correct and that each such party would perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. Raymond James relied upon and assumed, without independent verification, that (i) the Asset Sale would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Asset Sale would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Asset Sale or the Company that would be material to its analyses or the opinion.

The Raymond James opinion was based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of June 24, 2026, and any material change in such circumstance and conditions would require a reevaluation of the Raymond James opinion, which Raymond James is under no obligation to undertake. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

Raymond James expressed no opinion as to the underlying business decision to effect the Asset Sale, the structure or tax consequences of the Asset Sale or the availability or advisability of any alternatives to the Asset Sale. Raymond James provided advice to the Board of Directors with respect to the proposed Asset Sale. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Asset Sale. Raymond James’s opinion was limited to, as of the date of the opinion and based upon and subject to various assumptions, qualifications and limitations set forth herein, the Net Purchase Price to be received by the Company for the sale of the Purchased Assets (other than the Purchased Cash) pursuant to the Agreement, was fair, from a financial point of view, to the Company.

Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Asset Sale. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Raymond James relied, with the consent of the Board of Directors, on the fact that the Company was assisted by legal, accounting and tax advisors, with the consent of the Board of Directors, Raymond James relied upon and assumed the accuracy and completeness of the assessments of the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Asset Sale.

In formulating its opinion, Raymond James considered only what Raymond James understood to be the purchase price received by the Company as is described in the Agreement, and Raymond James did not consider, and did not express an opinion on, the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the Company or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things, the fairness of the Asset Sale to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party. Raymond James did not express any opinion as to the impact of the Asset Sale on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. Raymond James did not express any opinion as to the form of consideration, any adjustments to the Purchase Price, the sale of the Purchased Cash or the terms or value of the shares of Buyer Series C Preferred Stock.

The delivery of the opinion was approved by an opinion committee of Raymond James.

In the ordinary course of its business, Raymond James may trade in the securities of the Company for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James provided certain services to the Company (in the previous two years), including acting as a buy side advisor, for which Raymond James was paid a fee. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or other participants in the Asset Sale in the future, for which Raymond James may receive compensation.

It was understood that the opinion is for the information of the Board of Directors (solely in each director’s capacity as such) in evaluating the proposed Asset Sale and did not constitute a recommendation to any stockholder of the Company regarding how said stockholder should vote on the proposed Asset Sale. Furthermore, the opinion should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. The opinion may not be reproduced or used for any other purpose without Raymond James’s prior written consent, except that the opinion may be disclosed in and filed with a proxy statement used in connection with the Asset Sale that is required to be filed with the SEC, provided that the opinion is quoted in full in such proxy statement.

Material Financial Analyses

The following is a summary of the material financial analyses reviewed by Raymond James with the Board of Directors at its meeting on June 24, 2026, which material was considered by Raymond James in rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Raymond James, nor does the order of analyses described represent relative importance or weight given to those analyses by Raymond James. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the material financial analyses reviewed by Raymond James, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of such material financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 16, 2026, and is not necessarily indicative of current market conditions.

Selected Companies Analysis. Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant in its professional judgment for its analysis. Raymond James selected certain companies that (1) operate in markets and technologies focusing on access control, identification, and security-related solutions; (2) reflect a mix of diversified technology and industrial firms with products in electronic security, RFID, and connected systems; and (3) companies that primarily operate in the security and identification technology markets and suit the Company’s financial scale using the following criteria: (i) less than $100 million in market capitalization and (ii) less than $100 million in revenue.

Raymond James calculated various financial multiples and ratios for each of the selected companies based on financial data as of June 16, 2026, information obtained from SEC filings, Wall Street equity research, and consensus estimates from S&P Capital IQ. The multiples and ratios of the Company were based on information provided and approved by the Company.

With respect to the selected companies, Raymond James calculated Total Enterprise Value (“TEV”) as a multiple of latest twelve months (“LTM”) of revenue. The results of these analyses are summarized as follows:

Selected Companies – Industry Reference

Company	TEV / LTM Revenue	TEV / 2026E Revenue
ASSA ABLOY	2.8x	2.8x
Avery Dennison	1.8x	1.7x
Zebra Technologies	2.5x	2.3x
CCL Industries	2.1x	2.0x
Dormakaba	1.0x	1.0x
Nedap	2.2x	2.1x
TagMaster	1.3x	1.2x
1st Quartile	1.5x	1.5x
Mean	2.0x	1.9x
Median	2.1x	2.0x
3rd Quartile	2.4x	2.2x
Identiv – Proposed Consideration	1.1x	0.9x

Selected Companies – Financial Profile Reference

Company	TEV / LTM Revenue	TEV / 2026E Revenue
Aware	0.7x	n/a
Better Online Solutions	0.5x	n/a
Precise Biometrics	1.9x	n/a
Cemtrex	0.3x	n/a
BIO-key International	0.4x	n/a
Kustom Entertainment	0.0x	n/a
1st Quartile	0.3x	n/a
Mean	0.6x	n/a
Median	0.4x	n/a
3rd Quartile	0.6x	n/a
Identiv – Proposed Consideration	1.1x	0.9x

Selected Transactions Analysis. Raymond James reviewed certain data for selected transactions that it deemed relevant in its professional judgment for its analysis. Raymond James selected certain companies since May 2016. Raymond James calculated various financial multiples and ratios for each of the selected transactions based on information obtained from SEC filings, Equity Research, and consensus estimates from S&P Capital IQ.

The following table presents the transactions analyzed and the results of this analysis:

Target	Buyer
ELATEC	Allegion
Bluebird	TSC Auto ID
Paragon ID	Grenadier Holdings
Lodging Access Systems (RFID Hotels)	CCL Industries
Nordic ID	Brady
AVX Corporation	Kyocera
Smartrac’s RFID Business	Avery Dennison
HERMOS	Elevion
Checkpoint Systems	CCL Industries

TEV / Revenue
1st Quartile		0.9x
Mean		1.8x
Median		1.4x
3rd Quartile		1.8x
Identiv – Proposed Consideration		1.1x

Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of the Company based on the Projections.

Using discount rates ranging from 14% to 16%, Raymond James discounted to present value as of June 16, 2026 (i) estimates of unlevered free cash flow for the Company for the years 2026 through 2029 and (ii) a range of illustrative terminal values for the Company to a terminal year estimate of the free cash flow to be generated by the Company, as reflected in the Projections (which analysis implied exit terminal year EBITDA multiples ranging from 0.7x to 1.3x). The Company derived such discount rates by application of estimates of the Company’s weighted average cost of capital. Raymond James derived ranges of illustrative enterprise values for the Company by adding the ranges of present value it derived above. The results of the discounted cash flow analysis indicated a range of enterprise values for the IoT Business from $14.5 million to $43.5 million. The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates, and the results are not necessarily indicative of actual value or future results.

Additional Considerations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Raymond James’s opinion. In arriving at its fairness determination, Raymond James considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Raymond James made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.

Raymond James prepared these analyses for purposes of Raymond James providing its opinion to Board of Directors as to the fairness from a financial point of view of the Net Purchase Price to the Company. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Raymond James or any other person assumes responsibility if future results are materially different from those forecast.

The Purchase Price was determined through arm’s-length negotiations between the Company and Buyer and was approved by Board of Directors. Raymond James did not recommend any specific amount of consideration to the Company or its Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Raymond James’s opinion to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Asset Sale. The foregoing summary does not purport to be a complete description of the analyses performed by Raymond James in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Raymond James attached as Annex B.

For its services as financial advisor to the Company in connection with the Asset Sale, the Company has agreed to pay Raymond James a transaction fee of $2,250,000, in addition to $350,000 for the opinion, which was due and payable upon the rendering of Raymond James’s opinion (regardless of the conclusion reached in the opinion) and the remainder of which will be paid upon, and subject to, consummation of the Asset Sale. The Company has also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Raymond James and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Buyer, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement. Raymond James acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Agreement. Raymond James has provided certain services to the Company (in the previous two years), including acting as buy side advisor, for which it has been paid a fee. Raymond James may also in the future provide financial advisory and/or underwriting services to the Company and/or other participants in the Asset Sale for which Raymond James may receive compensation.

Certain Unaudited Prospective Financial Information

In connection with the Asset Sale, the Company prepared unaudited pro forma financial information with respect to the potential business performance for the fiscal years 2026 through 2029. Because the Company was contemplating an asset sale, this financial information did not include certain general and administrative expenses typically associated with being a public company, including SEC reporting, Sarbanes-Oxley compliance and other related expenses. A summary has been included below.

The summary set forth below is included herein only because it was provided to Raymond James in the preparation of the fairness opinion. The information was also provided to Buyer. Although presented with numerical specificity, the prospective financial information set forth below is not an estimate of future performance and not historical fact. It is based upon, and reflect, numerous judgments, estimates and assumptions made by the Company’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. Important factors that may affect actual results and cause them not to be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business (including, without limitation, its ability to achieve strategic goals, objectives and targets), the Company’s cash position, expense levels, industry performance, the legal and regulatory environment, the effects of competition, general business and economic conditions and other factors described or referenced under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” As a result, the Company cannot assure you that the estimates and assumptions made in preparing the prospective financial information will prove accurate, that the forecasted results will be realized or that actual results will not be significantly higher or lower than forecasted results.

Furthermore, it was not prepared with a view to compliance with (1) GAAP; (2) the published guidelines of the SEC regarding projections and forward-looking statements; or (3) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. BPM LLP, our independent registered public accounting firm, has not examined, reviewed, compiled or otherwise applied procedures to the prospective financial information and, accordingly, assumes no responsibility for, and expresses no opinion on, such information.

Divisional EBITDA, Adjusted EBITDA and free cash flow are non-GAAP financial measures, which are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from similarly titled non-GAAP financial measures used by other companies, which limits their usefulness as a comparative measure. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. The items excluded from net income to arrive at these non-GAAP financial measures are significant components for understanding and assessing the Company’s financial performance and liquidity. Accordingly, these non-GAAP financial measures should be considered together with, and not as alternatives to, the Company’s financial statements prepared in accordance with GAAP.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events. In light of the foregoing factors and the uncertainties inherent in prospective financial information, stockholders are cautioned not to place undue reliance on the prospective financial information.

($ in thousands)	2025A	2026E	2027E	2028E	2029E
Net revenue. . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$21,484	$27,881	$48,082	$61,845	$74,293
Total cost of goods sold. . . . . . . . . . . . . . . . . . .	$18,422	$20,788	$35,440	$43,825	$51,789
Gross profit. . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$3,062	$7,093	$12,643	$18,020	$22,504
Total operating expenses. . . . . . . . . . . . . . . . . . .	$9,519	$9,983	$10,655	$11,268	$11,811
Divisional EBITDA(1). . . . . . . . . . . . . .. . . . . . . .	$(6,457)	$(2,890)	$1,988	$6,752	$10,692
Adjusted EBITDA(2). . . . . . . . . . . . . . .. . . . . . . .	$(14,534)	$(10,263)	$(5,710)	$(1,177)	$2,525
Change in working capital . . . . . . . . . . . . . . . . .	—	$1,426	$1,899	$861	$524
Capital expenditures. . . . . . . . . . . . . . . . . . . . . .	$1,108	$3,488	$937	$881	$430
Free cash flow(3). . . . . . . . . . . . . . .. . . . . . . . . . .	$(15,642)	$(15,177)	$(8,546)	$(2,919)	$1,571

(1)	Divisional EBITDA represents Adjusted EBITDA less corporate general and administrative expenses.
(2)

Adjusted EBITDA excludes income tax provision, interest income, net foreign currency gains (losses), net stock-based compensation, amortization and depreciation, restructuring and severance costs, and strategic review-related costs.

(3)	Free cash flow represents Adjusted EBITDA less capital expenditures and the impact of changes in working capital.

The prospective financial information was prepared on a non-GAAP basis. The material assumptions underlying projected net revenue for fiscal years 2026 through 2029 include (i) revenue growth from existing strategic BLE customers and anticipated sales to other prospective BLE customers based on pipeline of opportunities, and (ii) growth in the Company’s core business generally consistent with projected growth in the RFID industry and the broader IoT market. Projected total operating expenses include department costs for research and development, sales and marketing, and general and administrative functional areas and excludes stock-based compensation, amortization and depreciation, and strategic review-related costs.

The Company does not, as a matter of course, publicly disclose forecasts or projections as to its future performance, earnings or other results other than generally providing from time to time estimated ranges of certain expected financial results and operating metrics for the next fiscal quarter in its regularly quarterly earnings press release and other investor materials due to, among other reasons, the uncertainty of the underlying assumptions and estimates. The Company avoids making public projections for extended periods due to, among other things, the inherent difficulty of predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. The prospective financial information is subjective in many respects and susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. No one has made or makes any representation to any stockholder regarding the prospective financial information set forth above.

Interests of Certain Persons in the Asset Sale

In considering the recommendation of the Board of Directors that our stockholders vote to approve the Asset Sale, stockholders should be aware that our directors and executive officers may have interests in the Asset Sale that are different from, or in addition to, the interests of our stockholders generally. The members of our Board of Directors were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the Agreement, and in recommending to stockholders that the Asset Sale be approved. See the section entitled “Proposal No. 1 – The Asset Sale Proposal – Recommendation of the Board; Reasons for the Asset Sale”. Stockholders should take these interests into account in deciding whether to vote “FOR” the Asset Sale Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

These interests include potential payments to, and the vesting of RSUs and PSUs held by, our executive officers pursuant to the terms of agreements we previously entered into with those officers. For more information on the severance and change in control agreements that we have entered into with our named executive officers, see the section entitled “Executive Compensation – Summary Compensation Table – Potential Payments upon Termination or Change in Control”.

Pursuant to the terms of the Agreement, each equity award, including each RSU award, that is held by an employee of the IoT Business who remains employed by the Company (or an affiliate) through the closing of the Asset Sale and who, effective as of immediately following the Asset Sale, becomes a Transferred Employee, will vest effective as of immediately prior to the closing of the Asset Sale. In addition, effective as of immediately prior to the closing of the Asset Sale, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to accelerate the vesting of each RSU that is held by an employee of the Company (or an affiliate) as of the date closing of the Asset Sale. RSUs held by our non-employee directors will remain outstanding and continue to vest according to their terms. For more information regarding compensation, including RSUs, that has been paid or granted to our directors, see the section entitled “Proposal No. 3 – Election of Directors Proposal – Director Compensation”.

In addition, under the terms of the Agreement, Transferred Employees will be entitled to receive a pro-rated payment in respect of their annual (or other short-term) cash bonus and/or commission opportunity which has a performance period that is ongoing as of the closing of the Asset Sale. The amount of such payment shall be determined based upon actual performance achieved as of the Closing Date in accordance with the terms of the applicable plan or arrangement and multiplied by a quotient, the numerator of which is equal to the number of calendar days elapsed between the first (1st) day of the applicable performance period and the Closing Date (inclusive of the Closing Date) and the denominator of which is equal to the number of days in the applicable performance period.

In addition, certain employees of the Company, including Mr. Kirnbauer, are eligible to receive a transaction bonus in connection with the Asset Sale, payable upon the earlier of (a) the conclusion of a retention period following the closing of the Asset Sale and (b) the dissolution of the Company, subject to the employee’s continuous service through such date (or as otherwise approved by the Company). The retention period ranges from six months to twelve months. Mr. Kirnbauer’s retention period is twelve months.

Asset Sale Compensation

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of the Company that will or may be paid or become payable and that is based on, or otherwise relates to, the Asset Sale. The amounts shown in the table below are calculated based on, to the extent possible, the terms of the Agreement and each of the Company’s named executive officer’s existing severance and/or employment arrangements triggered by or executed concurrently with the Agreement, as applicable, and are qualified by the assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to the completion of the Asset Sale, including any grants of equity-based awards that may be made after the assumed Effective Time (as defined below). The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below. For purposes of calculating the amounts shown in the table below, the following assumptions were used:

•	The “Effective Time” as referenced in this section occurs on [●], 2026, which is the assumed date of the Effective Time solely for purposes of the disclosures in this section; and

•

The employment of each of our named executive officers is terminated without “cause” or due to the named executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the Effective Time.

GOLDEN PARACHUTE COMPENSATION(1)

Named Executive Officer	Cash ($)(4)	Perquisites/ Equity ($)		Benefits ($)(7)	Total ($)
Kirsten F. Newquist	400,000	[	●](5)	24,086	[	●]
Edward Kirnbauer(2)	377,000	[	●](6)	—	[	●]
Justin Scarpulla(3)

(1)	There are no Pension/Non-Qualified Defined Contribution, Tax Reimbursements or other payments to the named executive officers required to be disclosed pursuant to Item 402(t) of Regulation S-K.
(2)

Mr. Kirnbauer will not be terminated in connection with the Asset Sale. Except for the vesting acceleration of his unvested RSUs, we expect that none of the payments or benefits shown in the table above will be triggered by the completion of the Asset Sale for Mr. Kirnbauer. Notwithstanding the foregoing, this table sets forth the severance benefits that Mr. Kirnbauer would receive were he terminated by the Company prior to or following the Effective Time.

(3)

Mr. Scarpulla resigned as Chief Financial Officer and Secretary effective July 11, 2025. Upon Mr. Scarpulla’s resignation, his unvested RSUs and PSUs were forfeited. Mr. Scarpulla is not entitled to receive any severance or other compensation in connection with the completion of the Asset Sale.

(4)

This amount consists of cash severance equal to 12 months of the named executive officer’s base salary ($400,000 for Ms. Newquist and $290,000 for Mr. Kirnbauer). Pursuant to the terms of the respective executive employment agreements, the base salary cash severance will become payable upon the named executive officer’s termination without “cause”, or for Ms. Newquist, due to her resignation for “good reason” (as such terms are defined in the relevant plans and agreements), payable in cash on the 60th day following the named executive officer’s last day of employment. For Mr. Kirnbauer, this amount also includes a cash transaction bonus of $87,000, which will become payable upon the earlier of (a) the twelve-month anniversary of the closing of the Asset Sale and (b) the dissolution of the Company, subject to Mr. Kirnbauer’s continuous service through such date (or as otherwise approved by the Company).

(5)

Pursuant to her executive employment agreement, upon her termination without cause or constructive termination, Ms. Newquist is entitled to 6 months of accelerated vesting in her then-outstanding service-based vesting equity awards. In addition, in the event that her employment is terminated without cause or due to constructive termination within 12 months following a change in control, Ms. Newquist will be entitled to full vesting acceleration of her equity awards with time-based vesting. This amount represents the value of the accelerated vesting of Ms. Newquist’s [●] unvested RSUs as of the Effective Time, determined based the average closing market price per share of the Company’s common stock over the first five business days following the first public announcement of the Asset Sale (which was made on June 24, 2026), which is $2.58.

(6)

Pursuant to his executive employment agreement, upon his termination without cause, Mr. Kirnbauer is entitled to full vesting acceleration of his equity awards subject to time-based vesting. This amount represents the value of the accelerated vesting of Mr. Kirnbauer’s [•] unvested RSUs as of the Effective Time, determined based the average closing market price per share of the Company’s common stock over the first five business days following the first public announcement of the Asset Sale (which announcement was made on June 24, 2026), which is $2.58.

(7)

Represents the estimated value of reimbursement of payment of COBRA premiums, if any, for the named executive officer and their eligible dependents for 12 months following the Effective Time. Mr. Kirnbauer has not elected to receive Company-sponsored health benefits and, accordingly, he would not be eligible to elect COBRA coverage upon termination of his employment.

Certain U.S. Federal Income Tax Considerations for the Asset Sale

The following discussion summarizes certain U.S. federal income tax considerations applicable to the Asset Sale. This discussion is based upon the provisions of the Code, the U.S. Treasury regulations promulgated thereunder, and judicial and administrative rulings, all as in effect as of the date of this Proxy Statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. No ruling has been requested from the Internal Revenue Service (the “IRS”) in connection with the Asset Sale. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. No opinion of counsel has been or will be rendered with respect to the tax consequences of the Asset Sale. Furthermore, the following discussion does not address the tax consequences of transactions occurring prior to or after the Asset Sale (whether or not such transactions are in connection with the Asset Sale) including, without limitation, any distribution or transfer of assets or cash by the Company.

We intend this discussion to provide only a general summary for holders of Company stock of U.S. federal income tax considerations applicable to the Asset Sale. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax considerations applicable to the Asset Sale. Stockholders are urged to consult with their own tax advisor regarding the tax consequences of the Asset Sale.

Tax Consequences to the Company

If consummated, the Asset Sale will be a taxable transaction to the Company. It is anticipated that the Company will utilize its existing tax attributes to reduce substantially the amount of U.S. federal income tax from the Asset Sale, even taking into account limitations on the Company’s use of tax attributes under, for example, the “change in ownership” rules of section 382 of the Code and U.S. federal income tax legislation informally known as the Tax Cuts and Jobs Act. The determination of whether and to what extent the Company’s tax attributes will be available, however, is highly complex and is based in part upon facts that will not be known until after completion of the Asset Sale and close of the Company’s taxable year in which the Asset Sale occurs. The Asset Sale will not be taxable to holders of Company stock.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES TO THE COMPANY. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE ASSET SALE.

Appraisal Rights

Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the Asset Sale.

THE STOCK AND ASSET PURCHASE AGREEMENT

The following is a summary of the material terms and conditions of the Agreement. The descriptions of the Agreement in this section and elsewhere in this Proxy Statement are qualified in their entirety by reference to the complete text of the Agreement, a copy of which is attached as Annex A and is incorporated by reference into this Proxy Statement. This summary does not purport to be complete and may not contain all of the information about the Agreement that is important to you. You are encouraged to carefully read the entire Agreement.

Explanatory Note Regarding the Agreement

This summary of the Agreement is included to provide you with certain information regarding its material terms. Neither the Agreement nor the summary of its material terms included in this section is intended to provide any factual information about Buyer or the Company. Factual disclosures about Buyer and the Company contained in this Proxy Statement and/or in the public reports of the Company filed with the SEC (as described in the section entitled “Where You Can Find More Information”) may supplement, update or modify the disclosures about Buyer and the Company contained in the Agreement. The Agreement contains representations and warranties and covenants of the parties customary for a transaction of this nature. The representations and warranties contained in the Agreement were made only for purposes of the Agreement as of the specific dates therein; were made solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosure schedules (the “Disclosure Schedules”), made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, the representations and warranties in the Agreement should not be relied on by any persons as characterizations of the actual state of facts about Buyer or the Company at the time they were made or otherwise.

Purchase and Sale of Stock and Assets

The Company has entered into the Agreement with Buyer pursuant to which the Company will sell to Buyer (i) substantially all of the assets primarily related to the Company’s development, manufacture, and supply of specialty IoT solutions for high-value end markets, including RFID inlays, tags, and labels incorporating NFC, HF, DF, UHF, and BLE technologies and (ii) all of the outstanding equity interests of Identiv (Thailand) Co., Ltd. (such entity, the “Acquired Entity”). The consummation of the transactions contemplated by the Agreement is subject to, among other things, the receipt of the Required Stockholder Approval.

Purchased Assets

The Agreement provides that, subject to the terms and conditions set forth therein, the Company will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from the Company, all of the Company’s right, title and interest in and to the following assets (collectively, the “Purchased Assets”):

•

an amount of cash equal to a base amount of $25,000,000, as adjusted for working capital, closing date indebtedness and certain contract-related capital expenditures in accordance with the Agreement (the “Purchased Cash”);

•	all accounts receivable, notes receivable, and unbilled revenues primarily related to the IoT Business;

•	all products and inventory primarily used in or held for use in the operation of the IoT Business;

•

certain specified contracts primarily used in, held for use in, or necessary to conduct the IoT Business (the “Assigned Contracts”), including all rights thereunder; provided that Buyer has the right to reject certain contracts designated as “Optional Contracts” by written notice to the Company no later than 10 business days prior to the closing date of the Asset Sale (the “Closing Date”); any Optional Contract so rejected by Buyer shall constitute Excluded Assets (as defined below) and the related liabilities shall constitute Excluded Liabilities (as defined below);

•

all restrictive covenant agreements, non-disclosure or confidentiality agreements, and invention assignment agreements, in each case to the extent primarily used in, held for use in, or related to the operation or protection of the IoT Business or the use of the Purchased Assets;

•

all intellectual property assets primarily used in or primarily held for use in, the conduct and operation of the IoT Business (the “Purchased IP Assets”), together with all rights to sue for and remedies against past, present, and future infringements, misappropriations, or other violations thereof, the right to claim priority with respect thereto, and the right to prosecute and register the same;

•	all furniture, fixtures, machinery, equipment, and other tangible personal property primarily related to the IoT Business;

•

all permits, licenses, and approvals that are primarily used, held for use in or otherwise necessary to conduct the operation of the IoT Business or that are required for the ownership and use of the Purchased Assets, to the extent transferable;

•	all warranties, indemnities, and guarantees received from third parties to the extent related to any Purchased Assets;

•	copies of all books, records, files, papers, and documents primarily related to the IoT Business or the Purchased Assets;

•

all causes of action, claims, rights of recovery, rights of set-off, and rights of recoupment primarily related or necessary to the IoT Business, or related to the Purchased Assets or Assumed Liabilities (as defined below), excluding any of the foregoing to the extent related to taxes or to pre-Closing matters that do not constitute Assumed Liabilities;

•	all telephone numbers, facsimile numbers and email addresses primarily used in the IoT Business;

•	certain specified leased real property primarily used in the IoT Business; and

•	the IoT Business as a going concern and the goodwill associated with any of the Purchased Assets.

The Purchased Assets do not include any Excluded Assets or assets held by the Acquired Entity, which Buyer will acquire indirectly through its purchase of the equity interests of the Acquired Entity. To the extent that any Purchased Asset is not assignable or transferable without the consent of a third party, the Company shall use commercially reasonable efforts to obtain such consent prior to the Closing; provided, however, that neither the Company nor Buyer shall be required to pay any fee, penalty, or other consideration to obtain any such consent. If any such consent is not obtained prior to the Closing and the applicable Purchased Asset cannot be transferred at the Closing, the parties shall use commercially reasonable efforts to enter into alternative arrangements to provide Buyer with the economic benefits and obligations of such Purchased Asset, including through subcontracting, sublicensing, or other similar arrangements.

Excluded Assets

Under the terms of the Agreement, the following assets (the “Excluded Assets”) will not be transferred to Buyer and will remain the Company’s assets following the closing of the Asset Sale:

•	all cash, cash equivalents and restricted cash, bank accounts and securities other than the Purchased Cash;

•	all contracts that are not Assigned Contracts (including any Optional Contracts rejected by Buyer);

•	all intellectual property other than Purchased IP Assets;

•

equity securities in any direct or indirect subsidiary of the Company (except for the equity interests of the Acquired Entity which will be acquired separately via stock purchase), corporate organizational documents, minute books, stock books, tax returns, and employee-related records;

•	all insurance policies that are not Assigned Contracts and rights to claims and proceeds thereunder;

•	all employee plans and trusts;

•	all tax assets (including duty and tax refunds and prepayments);

•	rights to pre-closing actions or suits not related to Assumed Liabilities;

•	all assets primarily used in SEC reporting and investor relations;

•	certain specified assets, properties and rights;

•	any real property other than Purchased Assets; and

•

rights accruing under the Agreement, the Voting Agreement, the Charter Amendment, the Buyer Stockholder Agreements Joinder, the Letter Agreement and the other agreements, instruments and documents required to be delivered at the closing of the Asset Sale.

Because Buyer is acquiring all of the outstanding equity interests of the Acquired Entity, Buyer will indirectly acquire the assets held by the Acquired Entity, subject to the liabilities and obligations of the Acquired Entity and the terms of the Agreement.

Assumption and Transfer of Liabilities

Assumed Liabilities

Upon the terms and subject to the conditions of the Agreement, Buyer will assume certain liabilities and obligations related to the IoT Business, as discussed below, including all of the following liabilities and obligations (the “Assumed Liabilities”):

•	all current liabilities to the extent included in the calculation of the IoT Business’s working capital;

•	closing date indebtedness to the extent included in the calculation of Purchased Cash;

•	liabilities under Assigned Contracts (except pre-Closing breaches);

•	post-Closing employment liabilities for Transferred Employees;

•	post-Closing IoT Business liabilities (other than pre-Closing taxes and certain specified taxes);

•	Acquired Entity benefit plan obligations; and

•	all other post-Closing IoT Business and Purchased Asset liabilities.

Excluded Liabilities

Under the terms of the Agreement, Buyer will not assume and will not be responsible to pay, perform or discharge any liabilities or obligations of the Company, any of its affiliates or any predecessor thereof of whatever nature, whether known or unknown, contingent or otherwise, whether currently in existence or arising hereafter, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Excluded Liabilities include:

•	liabilities relating to Excluded Assets;

•

pre-Closing taxes relating to the IoT Business, Purchased Assets, or Assumed Liabilities (except pre-Closing taxes of Acquired Entity to the extent included in the calculation of Purchased Cash) and any other taxes of the Company or its subsidiaries;

•	pre-Closing ownership or operation liabilities other than Assumed Liabilities;

•	any transaction expenses;

•	indebtedness other than closing date indebtedness to the extent included in the calculation of Purchased Cash;

•	certain specified liabilities;

•

employee plan liabilities, pre-Closing employment liabilities, and liabilities for employees of the IoT Business (collectively, “IoT Business Employees”) who do not become Transferred Employees but to whom Buyer made an offer (including severance, discharge indemnity, equity compensation, compensation for unfair dismissal, payments in lieu of notice, and social security);

•	intercompany obligations between the Acquired Entity or the IoT Business and the Company or its controlled affiliates; and

•	any Liabilities or obligations under, arising out of or relating to any rejected Optional Contract, if any.

Consideration

As consideration for the Asset Sale, Buyer will:

•	issue to the Company a number of shares of Buyer Series C Preferred Stock (the “Buyer Series C Shares”) equal to $50.0 million, divided by $20.07 per share; and

•	assume the Assumed Liabilities (collectively with the Purchase Price, the “Consideration”).

The Closing of the Asset Sale

Unless another time, date or place is agreed to in writing by Buyer and the Company, the closing of the Asset Sale (the “Closing”) will occur at 8:00 a.m., Pacific Time, on the third business day after the satisfaction or waiver of the closing conditions set forth in the Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions), via electronic exchange of signature pages, or such other time or date to be specified by Buyer and the Company.

Representations and Warranties; Material Adverse Effect

The Agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions to the effect that there have not been, and would not reasonably be expected to be, a material adverse effect on the IoT Business or the applicable party’s ability to timely consummate the transactions contemplated by the Agreement).

The representations and warranties made by the Company under the Agreement relate to, among other things:

•	due organization, valid existence, good standing and corporate power and qualification to do business;

•	authority, vote required and capitalization of the Acquired Entity;

•	the absence of any conflicts or violations of organizational documents and other material agreements or laws and required consents from governmental entities;

•	SEC filings and financial statements;

•	the absence of changes or events;

•	title to and sufficiency of the Purchased Assets;

•	real property and leaseholds;

•	intellectual property;

•	the absence of undisclosed liabilities with respect to the IoT Business;

•	compliance with laws, permits and restrictions;

•	tax matters;

•	employee benefit plans;

•	employee and labor matters;

•	environmental matters;

•	legal proceedings and governmental orders;

•	the Company’s material contracts;

•	the Company’s financial advisor;

•	privacy and security measures;

•	anti-corruption matters;

•	trade compliance matters;

•	the Company’s material customers and vendors;

•	inventory;

•	products liability;

•	disclosure;

•	opinion of financial advisor;

•	restricted securities;

•	acknowledgement that there is no public market for the Buyer Series C Shares;

•	acknowledgment that the Buyer Series C Shares contain legends;

•	accredited investor;

•	no general solicitation in connection with the offer and purchase of the Buyer Series C Shares; and

•	an acknowledgment of Buyer’s representations and warranties being limited to those made by Buyer in the Agreement.

The Agreement also contains representations and warranties of Buyer, relating to, among other things, the following:

•	due organization, valid existence, good standing and qualification to do business;

•	capitalization of Buyer;

•	subsidiaries of Buyer;

•	corporate authorization of the Agreement and the transactions contemplated thereby and the valid and binding nature of the Agreement;

•	valid issuance of the Buyer Series C Shares;

•	the absence of any conflicts or violations of organizational documents and other material agreements or laws and required consents from governmental entities;

•	the absence of certain legal proceedings, investigations and governmental orders;

•	intellectual property;

•	compliance with Buyer’s organizational documents, agreements with third parties and applicable federal and state laws;

•	material contracts;

•	related party transactions;

•	registration and voting rights;

•	property;

•	financial statements;

•	the absence of changes or events;

•	employee benefits plans and labor and employment matters;

•	taxes;

•	insurance;

•	employee agreements regarding confidential and proprietary information of Buyer;

•	permits;

•	corporate documents;

•	foreign corrupt practices act compliance;

•	data privacy;

•	export control laws;

•	financial advisor;

•	acknowledgement of accuracy regarding information supplied by Buyer for purposes of the proxy statement; and

•	an acknowledgment of the Company’s representations and warranties being limited to those made by the Company in the Agreement.

Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materiality” or “material adverse effect.” For purposes of the Agreement, “material adverse effect,” when used in reference to the Company, generally means any event, circumstance, condition, development, change, occurrence or effect that is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on (i) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of the IoT Business, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by the Agreement or perform its covenants or obligations under the Agreement in all material respects; provided, however, that certain customary exceptions are excluded from the determination, including:

•	solely with respect to clause (i), changes in the cash position of the IoT Business;

•	changes in conditions generally affecting the industries in which the IoT Business operates;

•

any failure by the Company to meet internal projections or forecasts or third-party revenue or earnings predictions for any period, or any change in the price or trading volume of Company common stock (provided that the underlying causes of such failure or change may be taken into account);

•	the execution, delivery, announcement or performance of the obligations under the Agreement or the announcement, pendency or anticipated consummation of the Asset Sale;

•	any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; and

•	changes in applicable law or accounting standards or interpretations thereof.

Notwithstanding the foregoing, any event, circumstance, condition, development, change, occurrence or effect referred to in the second or sixth bullet above may be taken into account in determining whether there has been, or would reasonably be expected to be, a “material adverse effect” to the extent that such event, circumstance, condition, development, change, occurrence or effect has a disproportionate adverse effect on the IoT Business relative to other participants in the industries in which the IoT Business operates.

For purposes of the Agreement, “material adverse effect,” when used in reference to Buyer, generally means any event, circumstance, condition, development, change, occurrence is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on (i) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Buyer and its subsidiaries, taken as a whole, or (ii) the ability of Buyer to consummate the transactions contemplated by the Agreement or perform its covenants or obligations under the Agreement in all material respects; provided, however, that certain customary exceptions are excluded from the determination, including:

•	changes in conditions generally affecting the industries in which Buyer participates or the global economy or capital markets as a whole;

•	any failure by Buyer to meet internal projections or forecasts (provided that the underlying causes of such failure may be taken into account);

•	any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof;

•	the execution, delivery, announcement or performance of the obligations under the Agreement or the announcement, pendency or anticipated consummation of the Asset Sale; and

•	changes in applicable law or accounting standards or interpretations thereof.

Notwithstanding the foregoing, any event, circumstance, condition, development, change, occurrence or effect referred to in the first or fifth bullet above may be taken into account in determining whether there has been, or would reasonably be expected to be, a “material adverse effect” to the extent that such event, circumstance, condition, development, change, occurrence or effect has a disproportionate adverse effect on Buyer and its subsidiaries relative to other participants in the industries in which Buyer operates.

Covenants and Agreements

Conduct of the Company Pending Closing

In general, the Company has agreed that prior to the completion of the Asset Sale or the termination of the Agreement in accordance with its terms, except as expressly required by the Agreement, as required by applicable legal requirements, set forth in certain Disclosure Schedules to the Agreement, or as may be consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company will and will cause its subsidiaries to:

•	conduct the IoT Business in the ordinary course of business;

•

use reasonable best efforts to preserve substantially intact its current IoT Business organization, operations and franchise, to keep available the services of its current officers and employees, and to preserve present relationships with customers, suppliers, distributors, licensors, licensees, and other persons having relationships with the IoT Business; and

•	conduct the IoT Business in compliance with all applicable legal requirements and contracts.

In addition, the Company has agreed that, prior to the completion of the Asset Sale or the termination of the Agreement in accordance with its terms, except as expressly required by the Agreement, as required by applicable legal requirements, set forth in certain Disclosure Schedules to the Agreement, or as may be consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company and its subsidiaries will not take any of the following actions:

•	any capital expenditures with respect to the IoT Business that will not be fully paid for prior to the Closing in excess of $100,000 individually or in the aggregate;

•

acquire or dispose of any material Purchased Assets or any material asset or cancellation of any material debt or claim with respect to the IoT Business (other than in the ordinary course of business);

•	any change in accounting methods or practices of the IoT Business or any material revaluation related to the IoT Business, except as required by any change in applicable legal requirements or GAAP;

•	impose any encumbrance on the Purchased Assets, the equity interests of the Acquired Entity or assets held by the Acquired Entity, except for certain permitted encumbrances;

•	commence or settle any proceeding involving payment in excess of $200,000 or that would involve injunctive or criminal relief made with respect to the IoT Business;

•	consummate any acquisition of any business or assets, other than in the ordinary course of business;

•	terminate or cancel any material contract, other than by expiration in accordance with its terms;

•

materially amend, modify, terminate, default or grant waiver under, or material consent with respect to any material contract, except for renewals on market terms of contracts expiring within six months;

•	merge or consolidate with, or reorganize, liquidate, dissolve, or file for bankruptcy protection with respect to, any entity;

•

incur any indebtedness for borrowed money or create any encumbrance on any Purchased Assets (except for certain permitted encumbrances), except for unsecured obligations incurred in the ordinary course of business;

•

sell, license or otherwise dispose of any owned intellectual property, except for non-exclusive licenses granted in the ordinary course of business or dispositions of immaterial or obsolete intellectual property;

•	disclose any trade secrets of the Company or its subsidiaries to any other person (other than in the course of business to a person bound by adequate confidentiality obligations);

•	make any material change in financial or tax accounting methods, policies or practices;

•	increase or modify the compensation, severance or benefits payable or to become payable to any IoT Business Employee;

•	grant any bonus (other than one-time or special bonuses included in Selling Expenses and not constituting an Assumed Liability) or equity award to any IoT Business Employee;

•	accelerate the vesting or payment of any compensation or benefits payable to any IoT Business Employee;

•	adopt, terminate or amend any employee benefit plan, except for uniform actions that do not have a disproportionate impact on IoT Business Employees;

•	terminate the employment of any IoT Business Employee with annual compensation in excess of $150,000;

•

hire any individual, except: (i) up to 35 individuals in Thailand on terms substantially similar to those of non-officer employees with aggregate annual salary and bonus not to exceed $700,000, (ii) individuals providing engineering, engineering-related or operations-related services, or (iii) individuals hired to fill vacancies;

•	issue, sell or pledge any equity interests of any Acquired Entity;

•	redeem or purchase any equity interests of any Acquired Entity;

•

declare, set aside or pay dividends or distributions on, or redeem, purchase or acquire, any equity interests of the Acquired Entity, except for cash dividends prior to Closing as permitted by the Agreement;

•	amend the Company’s organizational documents in a manner adverse to Buyer in any material respect;

•	take any action reasonably expected to prevent, materially delay, materially interfere with or materially impair the Company’s ability to consummate the Closing; or

•	enter into any agreement to do any of the foregoing.

Operation of Buyer’s Business

The Agreement also contains interim operating covenants applicable to Buyer. Buyer has agreed that prior to the completion of the Asset Sale or the termination of the Agreement in accordance with its terms, except as otherwise provided in the Agreement, set forth in certain Disclosure Schedules to the Agreement, or as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), Buyer will and will cause its subsidiaries to:

•	conduct its business and operations in the ordinary course of business;

•

use reasonable best efforts to preserve substantially intact its current business organization, operations and franchise, to keep available the services of its current officers and employees, and to preserve present relationships with customers, suppliers, distributors, licensors, licensees, and other persons having business relationships with it; and

•	conduct its business and operations in compliance with all applicable legal requirements and material contracts.

In addition, Buyer has agreed that prior to the completion of the Asset Sale or the termination of the Agreement in accordance with its terms, except as otherwise provided in the Agreement, set forth in certain Disclosure Schedules to the Agreement, or as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), Buyer shall not, and shall cause its subsidiaries not to:

•	declare or pay any dividends on, or effect any redemption, repurchase or other acquisition of, any of its capital stock, except for ordinary course repurchases from departing employees or consultants;

•

issue any equity securities at a price less than $20.07 per share (subject to appropriate adjustment for any stock split, stock dividend, stock combination, recapitalization or similar transaction), except as set forth in certain Disclosure Schedules to the Agreement;

•	amend its organizational documents in a manner adverse to the Company;

•	adopt or implement any stockholder rights plan;

•	take any action that would reasonably be expected to prevent, materially delay or materially interfere with the consummation of the Closing; or

•	enter into any agreement to do any of the foregoing.

Stockholder Meeting and Board Recommendation

The Company agreed that within 15 business days after the date of the Agreement, the Company shall prepare and file with the SEC this Proxy Statement. Following clearance by the SEC, the Company shall as promptly as practicable mail this Proxy Statement to its stockholders and duly call and convene a meeting of its stockholders (the “Stockholder Meeting”) for the purpose of obtaining: (i) approval of the sale of substantially all of the assets of the Company pursuant to the Agreement, (ii) a proposal to adjourn the Stockholder Meeting, if necessary, in order to solicit additional proxies in favor of the Seller Stockholder Matters (as defined below), and (iii) a non-binding, advisory vote to approve certain compensation that will or may become payable to the Company’s named executive officers in connection with the Asset Sale (the “golden parachute” advisory vote) (collectively, the “Seller Stockholder Matters”). The Stockholder Meeting shall be convened as promptly as practicable following the 20th business day after the date on which this Proxy Statement is first mailed to stockholders, but in no event later than the 30th business day after such mailing date.

The Company may (in consultation with Buyer) or shall (at the written request of Buyer) adjourn or postpone the Stockholder Meeting: (i) if required by applicable legal requirements or if the SEC requires supplemental disclosure in the Proxy Statement, (ii) if as of the time for which the Stockholder Meeting is scheduled there are insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholder Meeting, or (iii) to allow additional time for the solicitation of proxies in favor of approval of the Seller Stockholder Matters; provided, however, that no single adjournment or postponement shall be for a period exceeding 30 days in the aggregate without the prior written consent of Buyer, and the Company shall not adjourn or postpone the Stockholder Meeting to a date that is fewer than 13 business days prior to December 31, 2026 (the “Outside Date”).

The Board of Directors agreed to recommend that the Company’s stockholders vote in favor of approval of the Seller Stockholder Matters and to include such recommendation in this Proxy Statement. The Company shall use commercially reasonable efforts to solicit from stockholders proxies in favor of approval of the Seller Stockholder Matters. Even if an Adverse Recommendation Change (as defined below) has been effected, unless the Agreement has been validly terminated in accordance with its terms, the Company’s obligations to prepare and mail this Proxy Statement, convene the Stockholder Meeting, and submit the Seller Stockholder Matters for a vote of stockholders shall continue in full force and effect.

An “Adverse Recommendation Change” means any of the following actions by the Board of Directors: (i) changing, qualifying, withholding, withdrawing or modifying, in a manner adverse to Buyer, the Board’s recommendation in favor of the Seller Stockholder Matters, (ii) recommending or endorsing any tender offer or exchange offer for shares of the Company’s common stock, other than a recommendation against or a “stop, look and listen” communication to stockholders of the type contemplated by Rule 14d-9(f) under the Exchange Act, or (iii) approving, recommending or adopting, or publicly proposing to approve, recommend or adopt, any Acquisition Proposal (as defined below).

Buyer’s Stockholder Approval

Buyer has delivered an irrevocable written consent from its stockholders sufficient to approve (i) the Agreement, (ii) an amendment of Buyer’s charter to increase the authorized shares of Buyer’s capital stock (the “Charter Amendment”), (iii) the increase in authorized shares of Buyer’s capital stock, and (iv) the issuance of Buyer Series C Shares in connection with the Asset Sale (collectively, the “Buyer Stockholder Matters”).

Buyer agreed to promptly prepare and deliver to its stockholders notice of the taking of the corporate action by written consent in lieu of a meeting in accordance with Section 228(e) of the Delaware General Corporation Law, and in no event later than 10 business days after receipt of such written consent.

Buyer’s board of directors shall not alter, modify, change or revoke its approval of the Buyer Stockholder Matters.

No Solicitation

From and after the date of the Agreement until the earlier of the Closing or the valid termination of the Agreement in accordance with its terms, the Company will not, and will cause each of its subsidiaries and direct and use reasonable best efforts to cause each of its and their respective representatives, to not, directly or through another person:

•

solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiry, discussions or requests regarding, or the communication, making, submission or announcement of any proposal, inquiry or offer that constitutes, or that would reasonably be expected to lead to, an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (an “Acquisition Inquiry”);

•	enter into, continue or otherwise participate in any discussions or negotiations with any person regarding any Acquisition Proposal or Acquisition Inquiry;

•

furnish to any person (other than Buyer and its representatives) any information concerning the Company or its subsidiaries in connection with or in furtherance of any Acquisition Proposal or Acquisition Inquiry;

•

approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, joint venture agreement, or other similar agreement relating to any Acquisition Proposal or Acquisition Inquiry (other than an Acceptable Confidentiality Agreement (as defined below)); or

•	grant any waiver or release under any standstill agreement or any provision of any confidentiality agreement.

An “Acquisition Proposal” means any offer or proposal, whether written or oral, from any person or group of persons, other than Buyer and its affiliates, for: (i) any merger, consolidation, amalgamation, share exchange, business combination, reorganization, recapitalization or similar transaction pursuant to which any person or group would directly or indirectly acquire beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company, or of any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the value of the assets of the IoT Business; (ii) the sale, lease, exchange, transfer, license or other disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or fair market value of the assets of the IoT Business; or (iii) any tender offer, including a self-tender offer, or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the outstanding equity securities of the Company, or of any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the value of the assets of the IoT Business.

Fiduciary Exception

Notwithstanding the foregoing restrictions, if at any time prior to the receipt of the Required Stockholder Approval, the Company receives a bona fide written Acquisition Proposal that did not result from a breach of the non-solicitation obligations, the Company and its representatives may contact such person or group of persons making such Acquisition Proposal to the extent reasonably necessary to clarify the terms and conditions thereof and, to the extent that the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to take action with respect to such Acquisition Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable legal requirements, and that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company may: (i) enter into an Acceptable Confidentiality Agreement with the person making such Acquisition Proposal (an “Acceptable Confidentiality Agreement” being a confidentiality agreement on terms no less restrictive in the aggregate to such person than those contained in the confidentiality agreement between the Company and Buyer); (ii) furnish non-public information to such person pursuant to such Acceptable

Confidentiality Agreement (provided that any such non-public information furnished to such person that has not previously been furnished to Buyer shall be promptly furnished to Buyer); and (iii) engage in discussions or negotiations with such person and its representatives regarding such Acquisition Proposal.

A “Superior Proposal” means a bona fide written offer from any person (other than Buyer and its affiliates) for: (i) the acquisition of more than 50% of the outstanding voting securities of the Company, or of subsidiaries constituting 50% or more of the IoT Business assets (measured by revenue or earnings before interest, taxes, depreciation and amortization); (ii) the sale, lease or other disposition of assets constituting 50% or more of the consolidated book value or fair market value of the Company’s and its subsidiaries’ assets, taken as a whole; or (iii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 50% of the outstanding voting securities of the Company, which proposal the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors), after giving effect to any binding offer by Buyer to revise the terms of the Agreement, would be more favorable to the Company’s stockholders than the Asset Sale from a financial point of view and is reasonably capable of being completed on the terms proposed (taking into account all factors and matters deemed relevant in good faith by the Board of Directors, including financial, legal, regulatory and any other aspects of the transaction described in such proposal).

Notice Requirements

The Company shall promptly (and in no event later than 48 hours after receipt thereof) notify Buyer in writing of the receipt of any Acquisition Proposal or any Acquisition Inquiry, including the identity of the person making such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof. The Company shall keep Buyer reasonably informed of the status and material terms of any such Acquisition Proposal, and shall notify Buyer within 24 hours of any material modifications to the terms thereof or if the Company determines to begin providing nonpublic information or to engage in negotiations or discussions concerning an Acquisition Proposal or an Acquisition Inquiry. Upon execution of the Agreement, the Company shall and shall cause each of its directors, executive officers and subsidiaries to, and shall instruct and use reasonable best efforts to cause each of its other representatives to, immediately cease and cause to be terminated any and all existing discussions and negotiations with any person conducted heretofore with respect to any Acquisition Proposal, and shall request the prompt return or destruction of all non-public information previously furnished to such persons in the past 12 months in connection therewith.

Superior Proposals

Notwithstanding anything to the contrary in the Agreement, at any time prior to the receipt of the Required Stockholder Approval, the Board of Directors may (i) effect an Adverse Recommendation Change with respect to a Superior Proposal, or (ii) cause the Company to terminate the Agreement and concurrently enter into an acquisition agreement with respect to a Superior Proposal, if all of the following conditions have been satisfied:

•

the Board of Directors has determined (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable legal requirements;

•	the Board of Directors has determined (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal constitutes a Superior Proposal;

•	the Company has given Buyer at least three business days’ prior written notice (a “Superior Proposal Notice”) advising Buyer of the Board’s intention to take such action;

•

unless Buyer has informed the Company in writing that it does not intend to propose revisions to the terms of the Agreement, the Company has negotiated in good faith with Buyer during such notice period (to the extent Buyer wishes to negotiate) to permit Buyer to make binding revisions to the terms of the Agreement such that the Acquisition Proposal would no longer constitute a Superior Proposal;

•

following the expiration of such notice period, the Board of Directors has considered in good faith any binding offer made by Buyer to revise the terms of the Agreement and has determined in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal continues to constitute a Superior Proposal (taking into account any revisions proposed by Buyer); and

•

in the event of any material modification to the financial or other material terms of such Superior Proposal, the notice period shall recommence and last at least two business days with respect to such material modification.

Intervening Event

Notwithstanding anything to the contrary in the Agreement, at any time prior to the receipt of the Required Stockholder Approval, the Board of Directors may effect an Adverse Recommendation Change in response to an Intervening Event (as defined below) if all of the following conditions have been satisfied:

•

(i) the Board of Directors has determined (after consultation with its outside legal counsel and financial advisors) that the failure to effect such Adverse Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable legal requirements;

•	(ii) such Adverse Recommendation Change is not in response to an Acquisition Proposal, a Superior Proposal, or any inquiry related thereto or the consequences thereof;

•

(iii) such Adverse Recommendation Change is in response to a material event, development, change or occurrence that (A) was not known to, or reasonably foreseeable by, or, if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by, the Board as of the date of the Agreement, and (B) does not relate to or arise from any Acquisition Inquiry, Acquisition Proposal, or Superior Proposal, or any contract between the Parties regarding a post-closing strategic relationship, or any failure to enter into such contract (an “Intervening Event”); and

•	(iv) prior to taking such action, the Company shall have complied with all of the following:

•

provided Buyer with at least three business days’ prior written notice advising Buyer of the Board’s intention to effect such Adverse Recommendation Change, including a description of the Intervening Event in reasonable detail;

•

unless Buyer has informed the Company in writing that it does not intend to propose revisions to the terms of the Agreement, negotiated in good faith with Buyer during such notice period (to the extent Buyer wishes to negotiate) to permit Buyer to make revisions to the terms of the Agreement; and

•

at the end of such notice period, the Board of Directors has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to effect such Adverse Recommendation Change in response to the Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable legal requirements.

Nothing in the Agreement shall prohibit the Company or the Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s stockholders if, in the Board’s determination in good faith after consultation with outside counsel, such disclosure is required under applicable legal requirements, or (ii) issuing a “stop, look and listen” communication to stockholders of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that any such disclosure or communication (other than a “stop, look and listen” communication or an express rejection or recommendation against an Acquisition Proposal) shall be deemed to constitute an Adverse Recommendation Change unless the Board of Directors expressly reaffirms the Board’s recommendation in favor of the Seller Stockholder Matters in such disclosure or communication.

Non-Solicitation of Employees

For a period of two years following the Closing Date, the Company shall not, and shall cause its affiliates and its and their respective officers, directors, employees and agents acting on its behalf not to, directly or indirectly, hire, recruit, solicit, or induce any IoT Business Employee to terminate his or her employment with Buyer or any of Buyer’s affiliates.

The foregoing non-solicitation restriction is subject to the following exceptions:

•	general solicitations or advertisements that are not specifically targeted at employees of Buyer or its affiliates;

•	hiring any individual who responds to general public advertising or who is identified by a search firm, in each case not specifically directed at IoT Business Employees; and

•

soliciting or hiring any former IoT Business Employee whose employment with Buyer or its affiliates was terminated by Buyer at least six months prior to such solicitation or hiring, or who voluntarily departed from Buyer’s employment at least one year prior to such solicitation or hiring.

Other Covenants and Agreements

The Agreement contains additional covenants and agreements relating to, among other matters:

•	access to information during the interim period between execution of the Agreement and the Closing;

•	retention of books and records relating to the IoT Business for a period of five years after the Closing;

•	confidentiality of non-public information relating to the IoT Business;

•	tax matters;

•	termination of affiliate transactions (including the settlement of all intercompany accounts prior to the Closing);

•	publicity restrictions (requiring mutual consent of the parties for public announcements, with exceptions for disclosures required by applicable legal requirements and filings with the SEC);

•	wrong pocket assets;

•

certain employee and employee benefit matters (including requirements that Buyer offer employment to IoT Business Employees on terms providing base salary or wage rate no less favorable than those in effect immediately prior to the Closing, and a period of 12 months during which Buyer shall provide benefits that are comparable in the aggregate to those provided by the Company immediately prior to the Closing);

•	waiver of compliance with bulk sales laws;

•

a limited, non-exclusive, non-transferable license from Buyer to the Company and its subsidiaries to continue using certain Identiv names and marks for: (i) SEC filings, (ii) subsidiary names, and (iii) signage, stationery and marketing materials that are Excluded Assets, for a period of nine months following the Closing;

•	cooperation on joint plans for the transition of the IoT Business consistent with the Transition Services Agreement (as defined below);

•

a prohibition on Buyer or any of its affiliates making or entering into any arrangements with any equityholder of the Company whereby such Person would provide equity investment to Buyer or the Company in connection with the Asset Sale; and

•	a requirement for the Company to cause the discharge of all directors of the Acquired Entity effective as of the Closing.

Conditions to Completion of the Asset Sale

Conditions to the Obligations of the Parties to Complete the Asset Sale

The respective obligations of each party to consummate the Asset Sale are subject to the satisfaction or waiver, to the extent permitted by applicable law, of the following mutual conditions:

•

no temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other governmental body of competent jurisdiction shall be in effect preventing the consummation of the Asset Sale, and no applicable legal requirement shall have been enacted or be deemed applicable to the Asset Sale that makes the consummation thereof illegal;

•	no legal proceeding shall be pending or overtly threatened in writing by any governmental body challenging or seeking to restrain or prohibit the consummation of the Asset Sale; and

•	the Company shall have obtained the Required Stockholder Approval.

Conditions to the Obligation of Buyer to Complete the Asset Sale

The obligation of Buyer to consummate the Asset Sale is subject to the satisfaction or waiver of the following additional conditions:

•

(i) the representations and warranties of the Company relating to capitalization of the Acquired Entity shall be true and correct (without giving effect to any materiality or material adverse effect qualifiers therein) as of the date of the Agreement and the Closing Date as though made on and as of such date; (ii) certain fundamental representations (including representations as to organization, authority and vote, title to assets and sufficiency of assets, and financial advisor) shall be true and correct in all material respects as of the date of the Agreement and as of the Closing as though made on and as of such date; and (iii) all other representations and warranties of the Company shall be true and correct as of the date of the Agreement and as of the Closing as though made on and as of such date, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the IoT Business;

•	the Company shall have performed and complied in all material respects with each of its covenants required to be performed or complied with prior to or on the Closing;

•	since the date of the Agreement, no material adverse effect on the IoT Business shall have occurred;

•

delivery to Buyer of the Selling Closing Certificate, executed by the Chief Executive Officer and the Chief Financial Officer of the Company, certifying that the foregoing conditions have been satisfied;

•	delivery to Buyer of all ancillary agreements and closing documents required to be delivered by the Company at the Closing; and

•	Buyer shall have obtained possession of the Purchased Assets and the Purchased Cash.

Conditions to the Obligation of the Company to Complete the Asset Sale

The obligation of the Company to consummate the Asset Sale is subject to the satisfaction or waiver of the following additional conditions:

•

(i) certain fundamental representations (including representations as to organization and standing, subsidiaries, authority and vote, valid issuance of Buyer Series C Shares, registration and voting rights, corporate documents, and financial advisor) shall be true and correct in all material respects as of the date of the Agreement and as of the Closing Date as though made on and as of such date; (ii) the representations and warranties of Buyer relating to capitalization shall be true and correct in all but de minimis respects as of the date of the Agreement; and (iii) all other representations and warranties of Buyer shall be true and correct as of the date of the Agreement and as of the Closing Date as though made on and as of such date, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on Buyer;

•	Buyer shall have performed and complied in all material respects with each of its covenants required to be performed or complied with prior to or on the Closing;

•	since the date of the Agreement, no material adverse effect on Buyer shall have occurred;

•	delivery to the Company of a Buyer Closing Certificate, executed by the Chief Executive Officer of Buyer, certifying that the foregoing conditions have been satisfied;

•	delivery to the Company of the stock certificate representing the Buyer Series C Shares (the number of shares equal to the Purchase Price divided by $20.07 per share);

•	delivery to the Company of all ancillary agreements and closing documents required to be delivered by Buyer at the Closing; and

•

Buyer shall have filed the Charter Amendment with the Secretary of State of the State of Delaware, such Charter Amendment shall have become effective, and Buyer’s authorized capital shall be sufficient for the issuance of the Buyer Series C Shares.

Survival and Indemnification

Survival

Except for claims based on fraud (which shall survive until the expiration of the applicable statute of limitations) and the mutual acknowledgment that no party has made representations or warranties other than as expressly set forth in the Agreement (which shall survive indefinitely), all representations and warranties contained in the Agreement shall survive for a period of six months following the Closing Date. Pre-Closing covenants shall survive for a period of six months following the Closing Date. Post-Closing covenants shall survive in accordance with their respective terms. Any claim asserted in good faith prior to the expiration of the applicable survival period shall survive until finally resolved.

Indemnification

The Company has agreed to indemnify, defend, and hold harmless Buyer and its affiliates from and against all losses arising out of or relating to:

•	any breach or inaccuracy of any representation or warranty of the Company contained in the Agreement or its closing certificate;

•	any breach of any covenant or agreement of the Company contained in the Agreement;

•	any Excluded Asset or Excluded Liability; and

•	certain matters specified in the Disclosure Schedules (the “Special Indemnification Matters”).

Buyer has agreed to indemnify, defend, and hold harmless the Company and its affiliates from and against all losses arising out of or relating to:

•	any breach or inaccuracy of any representation or warranty of Buyer contained in the Agreement or its closing certificate;

•	any breach of any covenant or agreement of Buyer contained in the Agreement;

•	any Assumed Liability;

•	the ownership or use of the Purchased Assets following the Closing; and

•	the operation of the IoT Business following the Closing.

Limitations on Indemnification

The indemnification obligations described above are subject to the following limitations. No indemnifying party shall be liable for any losses arising from breaches of representations and warranties until the aggregate amount of losses exceeds a deductible of $250,000, at which point the indemnifying party shall be liable for losses in excess of such amount (except in the case of fraud or breach of fundamental representations, for which no deductible shall apply). The aggregate liability of either indemnifying party for all indemnifiable losses arising from breaches of representations and warranties shall not exceed $2,500,000 (the “Indemnity Cap”), except in the case of fraud or breach of fundamental representations. Losses for breaches of fundamental representations are subject to a $50,000,000 cap, while claims based on fraud are not subject to the deductible, the Indemnity Cap or the fundamental representation cap. The aggregate liability of the Company for the Special Indemnification Matters shall not exceed $2,200,000. For purposes of determining whether a breach has occurred and for calculating the amount of any losses, all materiality, material adverse effect, and similar qualifiers contained in the representations and warranties shall be disregarded. All losses shall be reduced by any insurance proceeds or other amounts actually received from third parties with respect thereto. No indemnifying party shall be liable for punitive damages except to the extent awarded in connection with a third-party claim. Each indemnified party shall use commercially reasonable efforts to mitigate any Losses for which it seeks indemnification. There shall be no double-counting of losses that have been reflected as adjustments to the purchase price. Neither party shall have any right of set-off against amounts otherwise payable under the Agreement.

Payment of Indemnification Claims

Indemnification payments in respect of Special Indemnification Matters and losses not subject to the Indemnity Cap shall be payable solely in cash. With respect to losses subject to the Indemnity Cap: (i) Buyer may satisfy its indemnification obligations by payment in U.S. dollars or, at Buyer’s election, by issuing additional Buyer Series C Shares valued at $20.07 per share (subject to equitable adjustment for stock splits, combinations, and similar events); and (ii) the Company may satisfy its indemnification obligations by payment in U.S. dollars or, at the Company’s election, by surrendering Buyer Series C Shares valued at $20.07 per share (subject to equitable adjustment for stock splits, combinations, and similar events). No fractional shares shall be issued or surrendered in satisfaction of any indemnification obligation.

Termination of the Agreement

The Agreement may be terminated at any time prior to the completion of the Asset Sale, before or after the Required Stockholder Approval is obtained (except as expressly noted otherwise), as follows:

•	By mutual written consent of the Company and Buyer.

•	By Buyer:

•	prior to the Required Stockholder Approval, if an Adverse Recommendation Change has occurred;

•

if the Company has committed a material breach of any representation, warranty, covenant, or agreement set forth in the Agreement that would cause the applicable closing conditions not to be satisfied and such breach is not cured within 15 calendar days after written notice thereof; provided that this right is not available if Buyer is then in material breach of the Agreement; or

•

if (i) the Mutual Closing Conditions and Buyer Closing Conditions have been satisfied, (ii) Buyer has indicated in writing that it is ready, willing, and able to consummate the Closing, (iii) the Company fails to consummate the Closing within four business days after the date on which the Closing should have occurred (or by the Outside Date, if sooner), and (iv) Buyer stood ready, willing, and able to close during such period.

•	By the Company:

•

if Buyer has committed a material breach of any representation, warranty, covenant, or agreement set forth in the Agreement that would cause the applicable closing conditions not to be satisfied and such breach is not cured within 15 calendar days after written notice thereof; provided that this right is not available if the Company is then in material breach of the Agreement;

•

to enter into an acquisition agreement with respect to a Superior Proposal, subject to compliance in all material respects with the no-solicitation provisions of the Agreement and the concurrent payment of the Seller Termination Fee (as defined below); or

•

if (i) the Mutual Closing Conditions and Company Closing Conditions have been satisfied, (ii) the Company has indicated in writing that it is ready, willing, and able to consummate the Closing, (iii) Buyer fails to consummate the Closing within four business days after the date on which the Closing should have occurred (or by the Outside Date, if sooner), and (iv) the Company stood ready, willing, and able to close during such period.

•	By the Company or Buyer:

•

if the Asset Sale has not been consummated by the Outside Date; provided that this right is not available to a party whose breach of the Agreement caused the failure to consummate the Asset Sale by such date;

•

if any governmental authority has issued a final, non-appealable order, decree, or ruling permanently prohibiting or enjoining the Asset Sale; provided that this right is not available to a party whose breach of the Agreement caused such issuance or action;

•	if the Seller Stockholder Matters have not been approved at the Stockholder Meeting (including any final adjournment or postponement thereof).

Effect of Termination

In the event of the valid termination of the Agreement, the Agreement will become void and there will be no liability on the part of any party thereto except that certain provisions regarding the termination fee, expenses, and miscellaneous matters will survive such termination and no party will be relieved from liability for fraud or any willful and material breach of any provision of the Agreement.

Termination Fee

The Agreement provides for the payment by the Company to Buyer of a termination fee of $750,000 (the “Seller Termination Fee”) in connection with a termination of the Agreement under the following circumstances:

•	by either the Company or Buyer if the Seller Stockholder Matters have not been approved at the Stockholder Meeting (including any final adjournment or postponement thereof);

•	if terminated by the Company to enter into an acquisition agreement with respect to a Superior Proposal in compliance with the no-solicitation provisions of the Agreement; or

•	if terminated by Buyer due to an Adverse Recommendation Change.

In the event of a late payment of the Seller Termination Fee, the Company is required to reimburse Buyer for reasonable and documented out-of-pocket costs and expenses incurred in connection with the collection thereof and to pay interest on the unpaid amount at the prime rate. If the Seller Termination Fee is actually paid in full in circumstances in which Buyer is entitled to terminate the Agreement with payment of the Seller Termination Fee, such payment represents the sole and exclusive remedy of Buyer and its affiliates against the Company and its affiliates in connection with the Agreement and the transactions contemplated thereby, subject to the parties’ rights to seek specific performance as provided in the Agreement and subject to the provisions preserving liability for fraud and willful and material breach.

Expenses

Each party to the Agreement will bear its own costs and expenses incurred in connection with the Agreement and the transactions contemplated thereby, whether or not the Asset Sale is completed.

Amendment and Waiver

Amendment

The Agreement may be amended at any time by mutual written agreement of the parties thereto, with the approval of the respective boards of directors of the Company and Buyer. After the Required Stockholder Approval has been obtained, no amendment may be made that by applicable law would require further approval by the stockholders of the Company without obtaining such further approval.

Waiver

Any waiver of any term or condition of the Agreement must be set forth in a written instrument executed by the party against whom such waiver is to be enforced. No waiver by any party of any term or condition of the Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of the Agreement on any future occasion. No single or partial exercise of any right, power, or privilege under the Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

Third-Party Beneficiaries

The Agreement is not intended to, and does not, confer upon any person other than the parties thereto and their respective successors and permitted assigns any rights or remedies.

Governing Law

The Agreement is governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict-of-laws provision or rule that would cause the application of the laws of any other jurisdiction.

Jurisdiction

Each party to the Agreement has:

•

irrevocably submitted to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any federal court sitting in the State of Delaware for purposes of any action, suit, or proceeding arising out of or relating to the Agreement;

•	agreed not to commence any action, suit, or proceeding relating to the Agreement or the transactions contemplated thereby except in such courts;

•

irrevocably waived, and agreed not to assert by way of motion, defense, or otherwise, any objection to the laying of venue or any claim that it is not subject to the jurisdiction of such courts or that any action, suit, or proceeding brought in such courts has been brought in an inconvenient forum; and

•	agreed that any judgment rendered by such courts may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

Waiver of Jury Trial

Each party to the Agreement has irrevocably waived, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, suit, or proceeding arising out of or relating to the Agreement or the transactions contemplated thereby.

Enforcement

The rights and remedies of the parties under the Agreement are cumulative and not exclusive, except as otherwise provided in the Agreement. The parties have acknowledged and agreed that the covenants and obligations set forth in the Agreement are unique and essential to the transactions contemplated thereby, and that specific performance, injunctive relief, and other equitable remedies are available to enforce such covenants and obligations without the necessity of posting a bond or other security or proving actual damages.

ANCILLARY AGREEMENTS

Voting Agreement

Concurrently with the execution of the Agreement, Buyer, the Company, and the Bleichroeder Holders entered into that certain Voting Agreement, pursuant to which each Bleichroeder Holder has agreed to vote all of its Covered Shares, (i) in favor of the Asset Sale and the approval of the Seller Stockholder Matters, (ii) in favor of any proposals to adjourn or postpone the Stockholder Meeting, (iii) against any action, agreement, or transaction that would constitute a breach of the Agreement, (iv) against any action, agreement, or transaction that would reasonably be expected to prevent or delay the consummation of the Asset Sale, and (v) against any Acquisition Proposal. The “Covered Shares” subject to the Voting Agreement include shares of common stock and shares of Series B Preferred Stock of the Company (on an as-converted basis in accordance with the Certificate of Designation) held by the Bleichroeder Holders and any such shares acquired or received by them during the term of the Voting Agreement.

Notwithstanding the foregoing, the Bleichroeder Holders are not required to vote their Covered Shares in favor of the Asset Sale if the Agreement has been amended without the applicable Bleichroeder Holder’s consent in a manner that reduces the consideration payable to the Company or otherwise amends the material terms of the Agreement in a manner that is materially adverse to the stockholders of the Company.

Each Bleichroeder Holder has granted to Buyer an irrevocable proxy (coupled with an interest) to vote the Covered Shares in accordance with the Voting Agreement. Each Bleichroeder Holder has waived any rights of appraisal or dissenter’s rights with respect to the Asset Sale. The Bleichroeder Holders are subject to no-solicitation obligations consistent with those set forth in the Agreement. The Voting Agreement restricts the transfer of Covered Shares, except to affiliates of a Bleichroeder Holder (subject to execution and delivery of a joinder to the Voting Agreement). As of [●], 2026, an aggregate of [2,884,495] shares of the Company’s common stock and 5,000,000 shares of the Series B Preferred Stock, constituting approximately [12]% of the outstanding shares of common stock and 100% of the outstanding shares of the Series B Preferred Stock, are subject to the Voting Agreement. The shares of Series B Preferred Stock vote based on the number of shares of the Company’s common stock into which the Series B Preferred Stock is convertible as of the Record Date, inclusive of accrued dividends on the Series B Preferred Stock. As a result, the shares of Series B Preferred Stock represent approximately [●] of the total shares of the Company’s common stock and common stock equivalents eligible to vote on the Asset Sale Proposal. With respect to the vote on the Asset Sale Proposal, the Covered Shares represent approximately [●]% of the shares eligible to vote thereon.

The Voting Agreement shall terminate upon the earliest to occur of: (i) the conclusion of the Stockholders Meeting at which the vote contemplated by the Voting Agreement has occurred and the Covered Shares have been voted in accordance with the Voting Agreement, (ii) the valid termination of the Agreement in accordance with its terms, and (iii) the mutual written agreement of the parties to the Voting Agreement.

Letter Agreement

At the Closing, the Company and Buyer will enter into that certain Letter Agreement, substantially in the form attached as an exhibit to the Agreement, governing certain rights of the Company as a holder of the Buyer Series C Shares. The contemplated Letter Agreement will provide the Company with a non-voting board observer right, subject to customary limitations, including exclusions to preserve privilege, protect third-party confidential information or address conflicts of interest. The observer right will terminate if the Company ceases to hold at least 1,868,460 Buyer Series C Shares, upon certain public offering events, or upon certain uncured material confidentiality breaches. The Letter Agreement will also provide that the Company will not initially be treated as a competitor of Buyer for purposes of retaining certain pro rata and transfer rights, and that the Company will be treated as a “Major Investor” for certain purposes under Buyer’s investors’ rights agreement so long as it holds at least 1,000,000 Buyer Series C Shares. In addition, the Letter Agreement will permit certain transfers of Buyer Series C Shares to a liquidating trust or other permitted transferees, subject to specified conditions, and restrict the Company’s public disclosure of confidential information concerning Buyer without Buyer’s prior written consent, subject to limited exceptions for legally required disclosure.

Buyer Stockholder Agreements Joinder

At the Closing, the Company will execute and deliver the Buyer Stockholder Agreements Joinder, pursuant to which the Company will become a party to the Investors’ Rights Agreement and Voting Agreement among Buyer and certain of its stockholders.

Transition Services Agreement

Prior to the Closing, the Company and Buyer have agreed to negotiate in good faith that certain Transition Services Agreement, consistent in all material respects with the summary of terms attached as an exhibit to the Agreement. Under the contemplated Transition Services Agreement, each party may request certain transition services and/or access to systems from the other party after Closing. Beginning three months after the effective date of the Transition Services Agreement, either party may terminate any specific service provided by the other party upon 30 days’ prior written notice. Fees for services provided by the Company will generally be based on direct labor costs plus a 30% employment burden and administrative fee, or direct non-labor expenses plus a 10% administrative fee, with monthly invoices payable in cash within 30 days. For the first six months after Closing, invoices for Company-provided services will be discounted by 50%, with full fees applying thereafter for the balance of the 12-month term. The summary of terms also provides for commercially reasonable service levels, fee abatement for material service failures, cooperation to obtain required third-party consents and alternative arrangements if required consents are not obtained. Neither party shall unreasonably withhold, condition, or delay its agreement to the Transition Services Agreement, and the failure of the parties to agree on immaterial terms shall not prevent the Closing from occurring.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF THE COMPANY

The following unaudited pro forma condensed consolidated financial information has been derived from the historical consolidated financial statements of Identiv, Inc. (the “Company”), adjusted to give effect to the Asset Sale (as defined below) of its IoT Business (as defined below). On June 24, 2026, the Company entered into a Stock and Asset Purchase Agreement (the “Agreement”) with Trackonomy Systems, Inc., a Delaware corporation (“Buyer”). Upon the terms and subject to the conditions set forth in the Agreement, at the closing of the transactions contemplated thereby, the Company will sell its specialty Internet of Things business (the “IoT Business”) to Buyer through the sale of substantially all of its operating assets, including all outstanding shares of Identiv (Thailand) Co., Ltd, a wholly-owned subsidiary of the Company, and $25.0 million in cash, subject to adjustment, in exchange for $50.0 million of shares of Series C Preferred Stock of Buyer, at a value of $20.07 per share (the “Purchase Price”), and the assumption of certain liabilities related to the IoT Business (collectively, the “Asset Sale”). The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2026 and the years ended December 31, 2025 and 2024 have been prepared with the assumption that the Asset Sale occurred as of January 1, 2024. The unaudited pro forma condensed consolidated balance sheets as of March 31, 2026 and December 31, 2025 have been prepared with the assumption that the Asset Sale was completed as of the balance sheet date.

The unaudited pro forma condensed consolidated financial statements have been prepared based upon assumptions deemed appropriate by management. The unaudited pro forma condensed consolidated financial statements and pro forma adjustments are based upon information available as of the date of this proxy statement and have been presented solely for informational purposes and are not necessarily indicative of the condensed consolidated balance sheet or statements of operations that would have been realized had the Asset Sale occurred as of the dates indicated, nor is it meant to be indicative of any future consolidated financial position or future results of operations.

Historical condensed consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the Asset Sale and (2) factually supportable. Accordingly, the accompanying unaudited pro forma condensed consolidated statements of operations do not include gain or loss from the Asset Sale. The adjustments presented are based on currently available information and reflect certain estimates and assumptions. Therefore, actual results may differ from the pro forma adjustments.

The unaudited pro forma condensed consolidated financial statements are based on the Company’s historical consolidated financial statements and should be read in conjunction with the (i) unaudited condensed consolidated financial statements for the three months ended March 31, 2026 and (ii) audited consolidated financial statements of the Company as of and for the years ended December 31, 2025 and 2024, which are incorporated by reference into this Proxy Statement, and the remaining sections of this Proxy Statement; and (ii) the unaudited carve-out financial statements for the IoT Business, the assets of which are the subject of the proposed Asset Sale, included below in this Proxy Statement.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

Giving Effect to the Asset Sale

As of March 31, 2026

(In thousands)

	Consolidated	Pro Forma Adjustments for Asset Sale(a)	Other Pro Forma Adjustments for Asset Sale		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$124,525	$(25,000)	$(4,900	)(e)	$94,625
Restricted cash	300	—	—		300
Accounts receivable, net	3,212	(3,212)	—		—
Inventories	8,913	(8,913)	—		—
Prepaid expenses and other current assets	1,965	(1,074)	—		891

Total current assets	138,915	(38,199)	(4,900)		95,816
Property and equipment, net	7,676	(7,648)	—		28
Operating lease right-of-use assets	717	(717)	—		—
Other assets	326	(126)	—		200
Investment in Series C preferred shares	—	—	50,000	(b)	50,000

Total assets	$147,634	$(46,690)	$45,100		$146,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,504	$(5,811)	$—		$693
Operating lease liabilities	312	(312)	—		—
Accrued compensation and related benefits	888	(98)	—		790
Accrued income taxes payable	289	—	—		289
Other accrued expenses and liabilities	1,351	(493)	4,900	(e)	5,758

Total current liabilities	9,344	(6,714)	4,900		7,530
Long-term operating lease liabilities	418	(418)	—		—
Other long-term liabilities	720	—	—		720

Total liabilities	10,482	(7,132)	4,900		8,250

Stockholders’ equity:
Series B preferred stock	5	—	—		5
Common stock	26	—	—		26
Additional paid-in capital	513,304	—	—		513,304
Treasury stock	(17,271)	—	—		(17,271)
Accumulated deficit	(361,501)	—	642		(360,859)
Accumulated other comprehensive income	2,589	—	—		2,589
Net Parent investment	—	(39,558)	39,558	(c)	—

Total stockholders’ equity	137,152	(39,558)	40,200		137,794

Total liabilities and stockholders’ equity	$147,634	$(46,690)	$45,100		$146,044

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements of the Company.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

Giving Effect to the Asset Sale

As of December 31, 2025

(In thousands)

	Consolidated	Pro Forma Adjustments for Asset Sale(a)	Other Pro Forma Adjustments for Asset Sale		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$128,609	$(25,000)	$(4,900	)(e)	$98,709
Restricted cash	300	—	—		300
Accounts receivable, net	4,070	(4,070)	—		—
Inventories	7,419	(7,419)	—		—
Prepaid expenses and other current assets	2,267	(1,362)	—		905

Total current assets	142,665	(37,851)	(4,900)		99,914
Property and equipment, net	7,316	(7,288)	—		28
Operating lease right-of-use assets	841	(841)	—		—
Other assets	515	(315)	—		200
Investment in Series C preferred shares	—	—	50,000	(b)	50,000

Total assets	$151,337	$(46,295)	$45,100		$150,142

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,619	$(3,363)	$—		$256
Operating lease liabilities	331	(331)	—		—
Deferred revenue	2,760	(2,760)	—		—
Accrued compensation and related benefits	776	(86)	—		690
Accrued income taxes payable	288	—	—		288
Other accrued expenses and liabilities	1,619	(676)	4,900	(e)	5,843

Total current liabilities	9,393	(7,216)	4,900		7,077
Long-term operating lease liabilities	525	(525)	—		—
Other long-term liabilities	718	—	—		718

Total liabilities	10,636	(7,741)	4,900		7,795

Stockholders’ equity:
Series B preferred stock	5	—	—		5
Common stock	26	—	—		26
Additional paid-in capital	512,684	—	—		512,684
Treasury stock	(16,921)	—	—		(16,921)
Accumulated deficit	(358,053)	—	1,646		(356,407)
Accumulated other comprehensive income	2,960	—	—		2,960
Net Parent investment	—	(38,554)	38,554	(c)	—

Total stockholders’ equity	140,701	(38,554)	40,200		142,347

Total liabilities and stockholders’ equity	$151,337	$(46,295)	$45,100		$150,142

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements of the Company.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

Giving Effect to the Asset Sale

For the Three Months Ended March 31, 2026

(In thousands)

	Consolidated	Pro Forma Adjustments for Asset Sale(d)	Pro Forma
Net revenue	$7,413	$(7,413)	$—
Cost of revenue	6,122	(6,122)	—

Gross profit	1,291	(1,291)	—

Operating expenses:
Research and development	1,001	(1,001)	—
Selling and marketing	1,349	(824)	525
General and administrative	3,123	(1,158)	1,965
Restructuring and severance	22	(22)	—

Total operating expenses	5,495	(3,005)	2,490

Loss from operations	(4,204)	1,714	(2,490)
Non-operating income (expense):
Interest income, net	1,047	—	1,047
Foreign currency gains (losses), net	(286)	652	366

Loss from operations before income tax provision	(3,443)	2,366	(1,077)
Income tax provision	(5)	—	(5)

Net loss	$(3,448)	2,366	$(1,082)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements of the Company.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

Giving Effect to the Asset Sale

For the Year Ended December 31, 2025

(In thousands)

	Consolidated	Pro Forma Adjustments for Asset Sale(d)	Pro Forma
Net revenue	$21,484	$(21,484)	$—
Cost of revenue	20,177	(20,177)	—

Gross profit	1,307	(1,307)	—

Operating expenses:
Research and development	3,278	(3,278)	—
Selling and marketing	5,583	(3,791)	1,792
General and administrative	13,068	(4,819)	8,249
Restructuring and severance	1,524	(1,513)	11

Total operating expenses	23,453	(13,401)	10,052

Loss from operations	(22,146)	12,094	(10,052)
Non-operating income (expense):
Interest income, net	5,023	(2)	5,021
Foreign currency gains (losses), net	(1,148)	(639)	(1,787)

Loss from operations before income tax benefit	(18,271)	11,453	(6,818)
Income tax benefit	268	—	268

Net loss	$(18,003)	11,453	$(6,550)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements of the Company.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

Giving Effect to the Asset Sale

For the Year Ended December 31, 2024

(In thousands)

	Consolidated	Pro Forma Adjustments for Asset Sale(d)	Pro Forma
Net revenue	$26,628	$(26,628)	$—
Cost of revenue	26,288	(26,288)	—

Gross profit	340	(340)	—

Operating expenses:
Research and development	3,887	(3,887)	—
Selling and marketing	5,727	(4,655)	1,072
General and administrative	18,147	(4,266)	13,881
Restructuring and severance	540	(540)	-

Total operating expenses	28,301	(13,348)	14,953

Loss from continuing operations	(27,961)	13,008	(14,953)
Non-operating income (expense):
Interest income, net	1,352	—	1,352
Foreign currency gains (losses), net	788	(788)	—

Loss from continuing operations before income tax provision	(25,821)	12,220	(13,601)
Income tax provision	(90)	—	(90)

Loss from continuing operations	(25,911)	12,220	(13,691)
Income (loss) from discontinued operations, net of tax:
Loss from discontinued operations, net of tax	(2,778)	—	(2,778)
Gain on sale of discontinued operations, net of tax	103,509	—	103,509

Total income from discontinued operations, net of tax:	100,731	—	100,731

Net income	$74,820	$12,220	$87,040

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements of the Company.

IDENTIV, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY

1. Basis of Presentation

The Company’s historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated financial information to present events that are (i) directly attributable to the Asset Sale and (ii) factually supportable. Accordingly, the pro forma condensed consolidated statements of operations do not reflect an estimated gain or loss on the sale of the IoT Business.

2. Pro Forma Adjustments

The following pro forma adjustments are included in the Company’s unaudited pro forma condensed consolidated financial information:

(a)

Represents the elimination of certain assets and the assumption by Buyer of certain liabilities of the IoT Business sold to Buyer, including all outstanding shares of Identiv (Thailand) Company Limited, a wholly-owned subsidiary, which is consistent with the terms of the Agreement.

(b)	Represents the estimated consideration, excluding customary adjustments set forth in the Agreement.

(c)	Represents the elimination of intercompany investment.

(d)	Represents the elimination of the revenues and expenses of the IoT Business for the period presented, which is consistent with the terms of the Agreement.

(e)	Represents estimated transaction closing related costs, such as investment banking, legal and other professional services costs.

IOT BUSINESS UNAUDITED CARVE-OUT FINANCIAL STATEMENTS

IoT Business

Carve-Out Balance Sheets (Unaudited)

(In thousands)

	March 31, 2026	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$25,000	$25,000	$25,000
Accounts receivable, net	3,212	4,070	4,214
Inventories	8,913	7,419	7,475
Prepaid expenses and other current assets	1,074	1,362	1,300

Total current assets	38,199	37,851	37,989
Property and equipment, net	7,648	7,288	7,690
Operating lease right-of-use assets	717	841	2,000
Other assets	126	315	337

Total assets	$46,690	$46,295	$48,016

LIABILITIES AND NET PARENT INVESTMENT
Current liabilities:
Accounts payable	$5,811	$3,363	$2,010
Operating lease liabilities	312	331	852
Deferred revenue	—	2,760	—
Accrued compensation and related benefits	98	86	40
Other accrued expenses and liabilities	493	676	611

Total current liabilities	6,714	7,216	3,513
Long-term operating lease liabilities	418	525	1,167

Total liabilities	7,132	7,741	4,680
Net Parent Investment	39,558	38,554	43,336

Total liabilities and Net Parent Investment	$46,690	$46,295	$48,016

See accompanying Notes to the IoT Business Unaudited Carve-Out Financial Statements.

IoT Business

Carve-Out Statement of Operations (Unaudited)

(In thousands)

	Three Months Ended March 31, 2026	Year Ended
		December 31, 2025	December 31, 2024
Net revenue	$7,413	$21,484	$26,628
Cost of revenue	6,122	20,177	26,288

Gross profit	1,291	1,307	340

Operating expenses:
Research and development	1,001	3,278	3,887
Selling and marketing	824	3,791	4,655
General and administrative	1,158	4,819	4,266
Restructuring and severance	22	1,513	540

Total operating expenses	3,005	13,401	13,348

Loss from operations	(1,714)	(12,094)	(13,008)
Non-operating income (expense):
Interest income, net	—	2	—
Foreign currency gains (losses), net	(652)	639	788

Loss from operations before income tax provision	(2,366)	(11,453)	(12,220)
Income tax provision	—	—	—

Net loss	$(2,366)	$(11,453)	$(12,220)

See accompanying Notes to the IoT Business Unaudited Carve-Out Financial Statements.

NOTES TO IOT BUSINESS UNAUDITED CARVE-OUT FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Basis of Presentation

The financial statements presented are stand-alone financial statements for the Company’s IoT Business (“IoT Business”). They are presented for purposes of soliciting stockholder approval of the above-described transaction with Buyer.

The IoT Business has historically operated as a part of the Company and not as a standalone company. Financial statements representing the historical operations of the IoT Business have been derived from the Company’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the IoT Business are included in the financial statements. However, amounts recognized by the IoT Business are not necessarily representative of the amounts that would have been reflected in the financial statements had the IoT Business operated independently of the Company.

As part of the Company, the IoT Business is dependent upon the Company for all of its working capital and financing requirements as the Company uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the IoT Business are accounted for through the Net Parent Investment account. Accordingly, none of the Company’s cash, cash equivalents or debt at the corporate level have been assigned to the IoT Business in the financial statements, except for the $25.0 million included as part of the transaction consideration. Net Parent Investment represents the Company’s interest in the recorded net assets of the IoT Business on the accompanying unaudited carve-out balance sheets. All significant transactions between the IoT Business and the Company have been included in the accompanying carve-out financial statements. All significant intercompany accounts and transactions between the businesses comprising the IoT Business have been eliminated in the accompanying unaudited carve-out financial statements.

The unaudited carve-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). They do not include all disclosures required by US GAAP for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the years ended December 31, 2025 and 2024, and the Company’s unaudited consolidated financial statements and notes thereto for the quarter ended March 31, 2026, as filed with the SEC.

The carve-out financial statements included herein are unaudited; however, they contain all normal recurring accruals and adjustments that, in management’s opinion, are necessary to present fairly the financial position as of March 31, 2026 and December 31, 2025 and 2024, and the results of operations for the three months ended March 31, 2026 and years ended December 31, 2025 and 2024. These results of operations are not necessarily indicative of the results to be expected for future periods or for the IoT Business as a standalone operating entity.

There are no significant differences in critical accounting policies applied by the IoT Business during the period presented, as compared to the critical accounting policies described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as amended. For a complete summary of significant accounting policies, refer to Note 2, “Significant Accounting Policies and Recent Accounting Pronouncements,” in Part II, Item 8 of the Company’s 2025 Annual Report on Form 10-K, as amended.

Organization and Nature of Operations

The IoT Business comprises the business operations of the Company. The IoT Business develops, manufactures, and supplies specialty IoT solutions tailored for the healthcare, logistics, and smart packaging industries and other high-value end markets. The business’s strategy is focused on developing highly engineered and specialized IoT inlays, tags, and labels for applications that provide significant value to our global customers. These specialty RFID IoT devices, including NFC, HF, UHF and BLE technology, are attached to or embedded into physical items, such as medical device consumables, pill containers, wine bottles, consumer appliances, and sports jerseys, providing those items with a unique digital identity. These devices enable unique and secure digital interaction with the physical world while simultaneously capturing relevant data which can then be analyzed and managed by the end customer. The IoT Business sells its products across multiple industries, focusing on pharmaceutical and medical devices, consumer electronics, mobile devices, wine and spirits, luxury goods, libraries, and logistics.

Use of Estimates in the Preparation of Carve-Out Financial Statements

The preparation of the carve-out financial statements requires estimates to be made and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The primary areas that require significant estimates and judgments by management include, but are not limited to, revenue recognition, analysis of allowance for credit losses, the recoverability of long-lived assets, and stock-based compensation expense. The estimates and related judgments and assumptions are continually evaluated based on historical experience and various other factors that are believed to be reasonable under the circumstances, however, actual results could differ from those estimates, and such differences may be material to these carve-out financial statements.

Provision for Credit Losses

The provision for credit losses is based on the IoT Business’s assessment of the collectability of customer accounts. The IoT Business regularly reviews its receivables that remain outstanding past their applicable payment terms and establishes an allowance and potential write-offs by considering factors such as historical experience, credit quality, age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. Although the IoT Business expects to collect net amounts due as stated on the balance sheets, actual collections may differ from estimated amounts.

Inventories

Inventories are stated at the lower of cost (using standard costs) or net realizable value (market). Inventory is written down for excess inventory, technical obsolescence and the inability to sell based primarily on historical sales and expectations for future use. The IoT Business operates in an industry characterized by technological change. The planning of production and inventory levels is based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. Should the demand for the IoT Business’s products prove to be significantly less than anticipated, the ultimate realizable value of the IoT Business’s inventory could be substantially less than amounts in the balance sheets. Once inventory has been written down below cost, it is not subsequently written up.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method over estimated useful lives of three to ten years for furniture, fixtures and office equipment, five to seven years for machinery, five years for automobiles and three years for computer software. Leasehold improvements are amortized over the shorter of the lease term or their estimated useful life.

Long-Lived Assets

The IoT Business reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the total estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Impairment, if any, is assessed using discounted cash flows or other appropriate measures of fair value.

Leases

The IoT Business determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities, and long-term operating lease liabilities on the IoT Business’s balance sheets. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the IoT Business’s leases do not provide an implicit rate, the IoT Business uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments. The operating lease ROU assets also include any lease payments made and exclude lease incentives and initial direct costs incurred. The IoT Business’s lease terms may include options to extend the lease when it is reasonably certain that it will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. The IoT Business has lease agreements with lease and non-lease components, which are accounted for as a single lease component.

Revenue recognition

Revenue is recognized upon transfer of control of promised products to customers in an amount that reflects the consideration the IoT Business expects to receive in exchange for those products. The stated contract value is generally the transaction price to be allocated to the separate performance obligations. Revenue is recognized net of any taxes collected from customers that are subsequently remitted to governmental authorities.

Research and Development

Costs to research, design, and develop the IoT Business’s products are expensed as incurred and consist primarily of employee compensation, external contractor costs, and fees for the development of prototype products. Research and development costs are expensed as incurred.

Freight Costs

The IoT Business reflects the cost of shipping its products to customers as a cost of revenue. Reimbursements received from customers for freight costs are recognized as product revenue.

Stock-Based Compensation

The IoT Business accounts for all stock-based payment awards in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”). Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award. Compensation expense for all stock-based payment awards is recognized using the straight-line single-option approach.

Foreign Currency Translation and Transactions

The functional currencies of the IoT Business’s foreign subsidiaries are the local currencies. The IoT Business translates assets and liabilities to U.S. dollars using period-end exchange rates and translates revenues and expenses using average exchange rates during the period. Exchange gains and losses arising from translation of foreign entity financial statements are included in the IoT Business’s statements of operations from transactions denominated in currencies other than the functional currency of the IoT Business are included in the carve-out statements of operations.

2. Supplemental Financial Information

Inventories consist of the following (in thousands):

	March 31, 2026	December 31,
		2025	2024
Raw materials	$6,106	$4,854	$3,893
Finished goods	2,807	2,565	3,582

Total	$8,913	$7,419	$7,475

Property and equipment, net consists of (in thousands):

	March 31, 2026	December 31,
		2025	2024
Building and leasehold improvements	$1,174	$1,300	$1,315
Furniture, fixtures and office equipment	148	152	221
Plant and machinery	9,573	8,903	17,967
Purchased software	646	258	406

Total	11,541	10,613	19,909
Accumulated depreciation	(3,893)	(3,325)	(12,219)

Property and equipment, net	$7,648	$7,288	$7,690

Other accrued expenses and liabilities consist of (in thousands):

	March 31, 2026	December 31,
		2025	2024
Accrued warranties	$203	$250	$214
Accrued rebates	18	148	71
Other accrued expenses	272	278	326

Total	$493	$676	$611

4. Geographic Information

Geographic net revenue is based on the customer’s ship-to location. Information regarding net revenue by geographic region is as follows (in thousands):

	Three Months Ended March 31, 2026	Year Ended
		December 31, 2025	December 31, 2024
Americas	$5,414	$10,042	$12,022
Europe and the Middle East	1,438	7,178	7,591
Asia-Pacific	561	4,264	7,015

Total	$7,413	$21,484	$26,628

As percentage of net revenue:
Americas	73%	47%	45%
Europe and the Middle East	19%	33%	29%
Asia-Pacific	8%	20%	26%

Total	100%	100%	100%

Long-lived assets by geographic location are as follows (in thousands):

	March 31, 2026	December 31,
		2025	2024
Property and equipment, net:
Americas	$165	$172	$64
Europe and the Middle East	1,478	680	475
Asia-Pacific	6,005	6,436	7,151

Total property and equipment, net	$7,648	$7,288	$7,690

Operating lease ROU assets:
Americas	$—	$—	$—
Europe and the Middle East	237	282	335
Asia-Pacific	480	559	1,665

Total operating lease ROU assets	$717	$841	$2,000

DESCRIPTION OF THE BUSINESS OF BUYER

Statement Regarding Forward-Looking Statements

This description of the business of Buyer contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding its strategy, future operations and growth, expected revenue and margin trends, the anticipated benefits of recently completed and pending acquisitions and strategic transactions (including its acquisition of InPlay, Inc. and the Asset Sale), its manufacturing capacity and expansion plans, competitive position, and similar matters are forward-looking statements. These statements are subject to substantial risks and uncertainties, many of which are beyond Buyer’s control, and actual results may differ materially from those expressed or implied. Buyer is a privately held company and its financial statements referenced herein have not been audited or reviewed by an independent registered public accounting firm.

Overview

Buyer is a leading provider of low-cost, cloud-connected IoT sensors and tracking devices that, together with its Sentient Platform, deliver item-level, real-time visibility, monitoring, and workflow automation for physical assets moving throughout global supply chains and across customer operations. Buyer’s portfolio includes a broad range of smart labels and devices engineered to meet varying requirements for cost, durability, communication range, data, and battery life. These products utilize cellular, GPS, RFID, BLE, and other wireless and sensor technologies, and are designed to be low-cost and easy to install directly on a parcel, pallet, container, piece of equipment, or other physical asset. Buyer’s Sentient Platform combines sensor data, distributed (agent-based) intelligence, and configurable business rules to transform this raw physical-world data into structured, actionable intelligence. Customers across logistics, healthcare, aviation, manufacturing, and government sectors use Buyer’s platform to enhance chain-of-custody visibility, monitor asset condition, enable predictive maintenance, automate workflow, reduce theft and shrinkage, and improve safety and security monitoring.

Buyer’s strategy is informed by two central beliefs about where its markets are headed. First, Buyer believes AI models and agentic systems are only as useful as the real-world data on which they are trained and act, and that most enterprises today lack reliable, real-time, item-level data about the location, condition, and status of their physical assets. Buyer believes it is well positioned to be a primary source of this physical AI data, converting physical operations into a continuous stream of structured, trustworthy inputs that AI systems can use to detect exceptions, predict failures, and automate workflows. As enterprises increasingly deploy AI across logistics, healthcare, industrial, and government operations, Buyer expects demand for accurate, real-time physical-world data to be a significant and growing driver of demand for its solutions. Second, Buyer believes that declining costs of cellular, GPS, and BLE connectivity, together with advances in low-power semiconductor design, will continue to expand the range of assets and use cases where item-level tracking is economically viable. To capture this opportunity, Buyer intends to build its business around three complementary pillars—Semiconductors, Labels and Tags, and Solutions—allowing customers to engage with Buyer at the level that best fits their needs. Enterprise customers may purchase fully integrated hardware, software, and services, while OEMs, label manufacturers, systems integrators, and other industry participants may purchase semiconductor chips, smart labels, RFID tags, and related products for incorporation into their own offerings. Buyer believes this flexible approach gives customers greater choice in how they deploy smart-object technologies, whether through complete end-to-end solutions or individual components, while creating a more scalable platform for innovation and growth.

In September 2025, Buyer acquired InPlay, Inc., a designer of low-cost, ultra-low-power BLE semiconductors, forming the foundation of its Semiconductors pillar. Buyer believes continued innovation at the silicon level will enable lower-cost, lower-power, and higher-performing devices for its own products and those of OEM and other industry customers. Buyer’s Labels and Tags pillar centers on its pending acquisition of Identiv’s IoT Business and Buyer’s existing RFID tag business, providing additional, cost-efficient manufacturing capacity for next-generation smart labels incorporating either InPlay or third-party chips. Buyer’s Solutions pillar remains its traditional business of integrated hardware, software, and services sold directly to enterprise customers.

Founded in 2017, Trackonomy is a pioneer in the battery-powered smart label category. Its products are used worldwide, with its platform monitoring millions of shipments daily and tracking nearly 15% of the world’s air cargo containers. Trackonomy has raised more than $250 million in capital from investors, including 8VC, Koch Disruptive Technologies, and Kleiner Perkins. Together with its Semiconductors, Labels and Tags, and Solutions pillars, Trackonomy believes this scale and track record position it to be a trusted, category-defining platform for real-time physical-world intelligence.

Trackonomy’s Products and Technology Platform

Buyer has developed a product and technology platform that enables physical objects to become connected, intelligent assets. By combining proprietary ultra-low-power semiconductors, smart labels and tags, edge hardware, and cloud software within a common architecture, the platform supports real-time identification, sensing, monitoring, and workflow automation across a broad range of industrial and commercial applications. Buyer organizes these capabilities into three complementary pillars—Semiconductors, Labels and Tags, and Solutions—which may be deployed independently or together as an integrated platform, giving customers greater choice in how they use Buyer’s smart-object technologies.

Semiconductor Group

Buyer’s InPlay semiconductor portfolio is optimized for sensing and wireless connectivity applications that require ultra-low power consumption and cost-efficient deployments, creating what it believes is a market-leading solution. Buyer utilizes these semiconductors in its own solutions and supplies them to a broad base of label manufacturers and IoT solution providers. InPlay’s NanoBeacon is a family of ultra-low-power BLE System-on-Chip (SoC) technology designed to enable simple, cost-effective, and energy-efficient wireless beaconing for industrial IoT applications. In addition, InPlay designs custom semiconductors for high volume applications.

Smart Labels and Tags Group

Buyer’s hardware portfolio includes a range of smart labels and devices engineered to address varying requirements for durability, communication range, data, battery life, and cost, enabling customers to select the smart device based on the value of the asset being tracked and the environment in which it moves. Buyer designs and sells many different types of smart devices utilizing cellular, GPS, Long Range (LoRa), BLE, RFID, and other wireless technologies. The labels are sold to both IoT companies and end customers.

Buyer designs smart labels and devices for both high-volume, short-term tracking applications, such as parcel tracking, e-commerce, and express shipping, as well as longer-life smart devices with operational lifespans of up to five years, both at cost-effective price points. Certain smart labels are designed to seamlessly integrate with customers’ existing label printing and application infrastructure, to enable high-volume deployment. Buyer also offers compact, durable BLE trackers with an IP68 rating that are designed to enable data capture in physically challenging environments. These devices are used to automate real-time asset location, inventory counts, and movement tracking, and includes optional light-detection sensors to support tamper detection. In addition, Buyer offers passive (RFID) label offerings for applications that do not require battery-powered devices.

Through the acquisition of the IoT Business, Buyer intends to expand its smart label portfolio with a complementary range of BLE, high-frequency (HF), near-field communication (NFC), and specialty inlays, tags, and labels. The acquired portfolio will include products designed for real-time asset visibility, environmental sensing, inventory automation, and consumer engagement across a variety of form factors and operating environments. These capabilities will broaden Buyer’s smart label and tag portfolio and expand the range of applications it can support across healthcare, logistics, manufacturing, smart packaging, and other industrial and commercial markets.

Solutions Group

Buyer’s solutions business provides integrated hardware and software solutions that combine smart labels, sensors, gateways, label applicators camera tunnels, and the Sentient Platform to enable real-time visibility, monitoring, and workflow automation for physical goods and assets. It deploys and sells these offerings to IoT solution providers and end-customers. Buyer’s artificial intelligence software collects the data from its devices and serves as a middleware layer between traditional enterprise resource planning (“ERP”) and AI applications requiring a structured physical AI data layer.

Buyer offers ruggedized, fixed multi-radio purpose-built readers designed for in-vehicle installation to support shipment validation, including the prevention of shipment misloads and missed offloads. Buyer also offers retail and health care readers with integrated multi-radio reader capabilities designed for indoor and warehouse environments. These readers connect physical assets to the cloud through a self-contained cellular radio, without dependency on local Wi-Fi or wired networks. Buyer’s Label Applicator is designed for automated, high-speed application of its smart labels in customer facilities. It features a modular, shock-absorbing design with replaceable components, automatic calibration to optimize read accuracy across changing lighting and package types, and both automatic and manual operation modes.

Buyer’s Camera Tunnel is a modular camera and scanning system designed to automatically read barcodes and QR codes as packages or totes pass through the tunnel and associates that information with smart labels affixed to the applicable package or tote for more efficient tracking. It features custom tubing that adapts to varying conveyor belt widths, hidden cable management, and automatic calibration and activation as packages approach.

The Sentient Platform is Buyer’s software platform that collects data from its hardware devices and transforms any tracked physical object into what Buyer refers to as a “smart object.” The platform applies sensor information, distributed (agent-based) intelligence, and configurable business rules to support use cases including predictive maintenance, workflow intervention and optimization, environmental monitoring, safety and security, and asset protection. The Sentient Platform is designed to integrate with customers’ existing ERP systems, such as warehouse management systems, and to support deployments ranging from small pilot deployments to global, multi-site roll outs. Buyer deploys engineering and strategic support services to assist with the implementation of solutions utilizing the Sentient Platform.

Growth Strategy

Buyer’s growth strategy is built around three complementary pillars—Semiconductors, Labels and Tags, and Solutions—designed to give customers greater flexibility and enable adoption of smart object technologies across a broad range of applications. Each pillar is intended to deliver customer value independently, while together they create an ecosystem that enables broader customer adoption, accelerates innovation, and creates differentiation, all while providing the potential for synergies and efficiencies within Buyer’s operations.

Semiconductors

In 2025, Buyer acquired InPlay, Inc., a designer of low-cost BLE semiconductor solutions. Buyer believes silicon-level innovation is becoming an increasingly important source of differentiation in the markets it serves, as advances in low-power chip design and wireless connectivity enable lower-cost, smaller form-factor, and more energy-efficient tracking devices. Through InPlay, Buyer intends to nurture an eco-system of label manufacturers using common technical standards, which will include Identiv’s smart labels business following the closing of the Asset Sale. Buyer believes this approach will facilitate broader adoption of its technology, accelerate the development of new applications, and support the continued expansion of its semiconductor product portfolio.

Labels & Tags

The Asset Sale is expected to be an important component of Buyer’s growth strategy for its Labels & Tags pillar by expanding smart label manufacturing capacity, broadening the product portfolio, and creating additional commercial opportunities.

First, the Asset Sale is expected to expand Buyer’s existing manufacturing capabilities and strategic manufacturing partnerships with Identiv’s BLE and RFID inlay and label manufacturing capabilities. Buyer’s manufacturing operations, located in Juárez, Mexico and Clayton, North Carolina, have scaled from a standing start to production of millions of smart labels and tags per week. Following the closing of the Asset Sale, Identiv’s manufacturing facility in Thailand is expected to produce next-generation smart labels incorporating InPlay semiconductors as well as third-party chips, providing additional manufacturing capacity to support growing customer demand.

Second, the Asset Sale is expected to broaden Buyer’s BLE and RFID product portfolio and expand its addressable market into adjacent end markets. The acquired products are expected to complement Buyer’s existing offerings in healthcare, logistics, and manufacturing while extending the combined portfolio into smart packaging, specialty retail, and smart home applications. The expanded portfolio would broaden the range of wireless identification technologies, form factors, and applications Buyer can support, including HF and NFC solutions for authentication, consumer engagement, brand protection, and anti-counterfeiting. In addition, Buyer expects the combined engineering resources and technology portfolios of Buyer and Identiv to accelerate the development and commercialization of next-generation smart labels currently under development, expanding the range of solutions available to customers over time.

Third, the Asset Sale is expected to create additional commercial opportunities by enabling Buyer to offer the Identiv portfolio to its existing customer base while introducing Buyer’s existing smart label products and solutions to Identiv’s customers. Buyer believes the complementary product portfolios, engineering capabilities, and customer relationships are expected to support broader customer adoption of the post-closing platform and increase opportunities across existing and adjacent end markets.

Solutions

Buyer’s Solutions growth strategy is focused on delivering integrated solutions that combine connected devices with hardware, firmware, software, artificial intelligence, enterprise applications, and customer workflows. By integrating device-level, real-world physical data into customers’ existing operational systems, Buyer seeks to enable greater visibility, automation, and operational efficiency across a range of industries and use cases. Buyer is pursuing high-value opportunities in ERP integrations and workflow automation for airline cargo operations, real-time visibility systems for healthcare, automated label application systems, driver-assistance and safety solutions for last-mile logistics, and infrastructure-free visibility for government and defense customers.

Taken together, Buyer believes these three complementary growth pillars position the post-closing IoT business to address a broad range of customer needs by providing the foundational semiconductor technology, scalable smart label and device manufacturing capabilities, and integrated solutions required to enable connected products and real-world data-driven workflows. By combining these capabilities, Buyer intends to support continued innovation, expand the adoption of smart-object technologies, and pursue growth opportunities across multiple industries and applications. However, there can be no assurance that Buyer will achieve these growth objectives or that anticipated synergies from the InPlay acquisition or the pending Asset Sale will be realized.

Sales and Marketing Strategy

Buyer sells its solutions through a direct enterprise sales organization that engages large logistics, healthcare, industrial, government, and airline customers, supplemented by channel and technology partnerships. It has historically operated with a concentrated customer base of large enterprise accounts, and its go-to-market strategy emphasizes an integrated approach across sales, customer success, and deployment, reflecting its experience that successful deployments require not only hardware installation but assistance with customer workflow redesign, ERP integration, and change management.

Research and Development

Buyer’s research and development organization is responsible for the design of its hardware devices (including antenna, radio, sensor, and power-management design), its software and artificial intelligence platform, and, following the InPlay acquisition, its BLE semiconductor designs. Its engineering team spans hardware, firmware, software, artificial intelligence, automation, mechanical and electrical engineering, manufacturing engineering, and mobile application development. Buyer believes its ability to develop and integrate innovations across each of these disciplines, from silicon to cloud software, is a significant differentiator in the industry.

Competition

Buyer operates in rapidly evolving and increasingly competitive markets for physical-world data, connected-device technologies, asset visibility, and supply chain intelligence. Buyer’s primary competition includes companies operating within the supply chain visibility and asset-tracking space, including providers of shipment and asset trackers, telematics and IoT platforms, and supply chain visibility software. Buyer also competes across each of its three operating pillars—Semiconductors, Labels and Tags, and Solutions. Within Semiconductors, Buyer competes with providers of low-power BLE chips. Within Labels and Tags, Buyer competes with BLE smart label manufacturers, as well as traditional barcode and passive-label providers. Within Solutions, Buyer competes with enterprise IoT and supply chain software providers, as well as systems integrators offering competing hardware and software solutions.

Competition also differs across the vertical markets Buyer serves. In logistics and supply chain, Buyer competes with providers of shipment tracking, telematics, and supply chain visibility solutions serving freight, parcel, and cargo customers. In aviation, Buyer competes with providers of unit load device tracking and air cargo visibility solutions. In healthcare, Buyer competes with providers of asset tracking, cold-chain monitoring, and real-time location system solutions used in hospital and pharmaceutical supply chains. In manufacturing and industrial markets, Buyer competes with providers of industrial IoT, predictive maintenance, and asset management solutions.

Buyer believes that purchasing decisions in its markets are influenced by a variety of factors, including product performance, ease of deployment, scalability, total cost of ownership, reliability, customer support, and most importantly, the quality of the operational intelligence and actionable insights generated from physical real-world data. Buyer believes its integrated combination of Semiconductors, Labels and Tags, and Solutions offerings, including its AI-enabled Sentient Platform, coupled with its established customer relationships differentiates it from competition and positions it well to address a broad range of customer use cases. Buyer also believes that offering its Semiconductors, Labels and Tags, and Solutions pillars on a standalone, unbundled basis differentiates it from vertically integrated competitors. Because certain of Buyer’s customers, including OEMs, label manufacturers, and systems integrators, compete with Buyer’s own Solutions business, Buyer believes this modular approach enhances trust with those customers by allowing them to adopt Buyer’s component-level technology without concern that doing so will advantage a directly competing offering. However, many of Buyer’s current and potential competitors may have greater financial, technical, manufacturing, or marketing resources than Buyer, and there can be no assurance that Buyer will be able to compete successfully against current or future competitors.

Proprietary Technology and Intellectual Property

Buyer relies on a combination of patents, trade secrets, copyright and trademark protection, confidentiality agreements, and contractual provisions to protect its proprietary technology. As of March 31, 2026, Buyer holds 147 patents worldwide covering its device designs, manufacturing processes, and software and artificial intelligence systems. There can be no assurance that Buyer’s patents or other intellectual property protections will be adequate to prevent competitors from developing similar technology, or that its technology does not or will not infringe the intellectual property rights of others.

Manufacturing and Sources of Supply

Buyer currently manufactures its devices at its facilities in Juárez, Mexico and Clayton, North Carolina. Its manufacturing strategy is to maintain manufacturing capability for highly proprietary or high margin products and processes, and to use outside manufacturing partners for contract manufacturing and to obtain products and processes that are already available at scale in the market. Buyer sources semiconductors, batteries, and other components from a limited number of third-party suppliers, and, following its acquisition of InPlay, it designs certain BLE semiconductors that are manufactured by third-party semiconductor foundries.

Government Regulation

Buyer’s business is subject to a range of regulatory requirements in the jurisdictions in which it designs, manufactures, sells, and operates its products.

Connectivity and equipment certification. Buyer’s devices incorporate cellular, GPS, BLE, and RFID radios and are subject to regulatory approval and certification requirements administered by the U.S. Federal Communications Commission and comparable regulatory bodies in other jurisdictions in which its products are sold or used, as well as airline-specific approvals required for devices used in air cargo and air transport.

Environmental and materials regulation. As a manufacturer of electronic hardware, Buyer is subject to environmental laws and regulations relating to electronic waste (“e-waste”) collection and recycling and to restrictions on the use of hazardous or toxic substances in electronic equipment, such as the EU’s Waste Electrical and Electronic Equipment Directive and Restriction of Hazardous Substances Directive and comparable state, federal, and foreign requirements. These requirements affect product design, component sourcing, manufacturing processes, and end-of-life handling obligations, and compliance requirements in this area continue to expand as new jurisdictions adopt similar regulatory frameworks.

Product marking and conformity requirements. Buyer’s products are subject to conformity marking and labeling requirements in the jurisdictions in which they are sold, including CE marking in the European Union, comparable conformity marks in other jurisdictions, and country-of-origin and other marking requirements applicable to imported goods. Failure to obtain or maintain required certifications or markings could delay or prevent the sale of its products in certain markets.

Government contracting and export control. Buyer provides products and services to U.S. government and defense customers, which subjects a portion of its business to government contracting laws and regulations, including procurement, security, and export control requirements. Buyer’s international operations, including its operations in Mexico, China, and India, are subject to export control and trade compliance laws, including restrictions on the export of certain technologies and components.

Human Capital

As of March 31, 2026, Buyer has more than 600 employees across its offices and manufacturing facilities in the United States, Mexico, China, and India. Its leadership team includes Dr. Erik H. Volkerink, Chief Executive Officer and co-founder, and Dr. Ajay Khoche, Chief Technology Officer and co-founder. Dr. Volkerink has served as a C-level officer of three public companies, including as CTO of Flex Ltd. (f/k/a Flextronics International, Ltd.), a large electronics manufacturer. He has also been a consulting professor at Stanford. He holds an EE PhD from Stanford and an MBA from Wharton. Dr. Khoche brings over 20 years of experience in rapid prototyping and mass production, and previously founded Smart Connected Systems. His expertise has resulted in over 50 patents and more than 30 publications. He holds a PhD in Computer Science from the University of Utah. Buyer is not subject to any collective bargaining agreements. Buyer has received external recognition for its workplace culture, including Great Place to Work Certification.

Corporate Information

Trackonomy Systems, Inc. is a Delaware corporation founded in 2017 and headquartered in San Jose, California. Its website is located at www.trackonomy.ai. The content of its website is not incorporated by reference into, and should not be considered part of, this Proxy Statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BUYER

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Buyer is intended to help the reader understand the results of operations and financial condition of Buyer and its consolidated subsidiaries for the three months ended March 31, 2026 and the years ended December 31, 2025 and 2024. The financial information should be read in conjunction with the unaudited condensed consolidated financial statements of Buyer included in this Proxy Statement.

Forward-Looking Statements

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Buyer” contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “growth,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project,” “trajectory” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes. Forward-looking statements involve a number of risks and uncertainties that are outside of Buyer management’s control and that may cause actual results to be materially different from such forward-looking statements.

Factors Affecting Our Performance

Demand for Buyer’s products and platform is driven by several trends affecting global supply chains and enterprise technology more broadly. Chief among these is the growing enterprise deployment of artificial intelligence for operational decision-making. Buyer believes that AI models and agentic systems are only as useful as the real-world data on which they are trained and act, and that many enterprises today lack reliable, real-time, item-level data about the location, condition, and status of their physical goods and assets. Buyer believes it is well positioned to serve as a primary source of this “ground truth” data, converting physical operations into a continuous stream of structured, trustworthy inputs that AI systems can use to detect exceptions, predict failures, and automate workflows. As enterprises increasingly deploy AI into logistics, healthcare, industrial, and government operations, Buyer expects demand for accurate, real-time physical-world data to be a significant and growing driver of demand for its platform.

Additional demand drivers include the increasing digitization of logistics and asset management, growing regulatory and customer requirements for chain-of-custody visibility (including in pharmaceutical cold chain and healthcare asset tracking), and increased rates of cargo theft and shrinkage.

Results of Operations

	Three Months Ended March 31,		Year Ended December 31
	2025	2026	2024	2025
Total revenues	$13,513	$20,090	$27,584	$64,633
Total cost of revenues	10,211	15,322	27,577	45,172
Gross profit	3,302	4,768	7	19,461
Gross margin %	24.4%	23.7%	0.0%	30.1%
Total operating expenses	11,623	13,574	46,012	45,098
Operating loss	(8,321)	(8,806)	(46,005)	(25,637)
Total other (expense) income	839	(348)	4,401	1,388
Income tax expense	(55)	(3)	(341)	(227)
Net loss	$(7,537)	$(9,157)	$(41,945)	$(24,476)

Revenues

Total revenues for the quarter ended March 31, 2026 were $20.1 million compared to $13.5 million for the quarter ended March 31, 2025. The revenue increase was primarily driven by continued expansion within Buyer’s healthcare, logistics, airline, and government customer base, including volume growth from existing deployments and contributions from new customer programs initiated in 2024 and 2025.

Total revenues for the year ended December 31, 2025 were $64.6 million compared to $27.6 million for the full year ended December 31, 2024, a 134% increase, reflecting the scaling of major commercial programs in healthcare, logistics, airline, and government.

Gross Profit and Gross Margin

Gross profit for the first quarter of 2026 was $4.8 million, representing a gross margin of 23.7%, compared to gross profit of $3.3 million, representing a gross margin of 24.4% in the first quarter of 2025. This compares to a gross margin of 30.1% for the full year 2025 and 0% for the full year 2024.

The sequential decline in gross margin from the full year 2025 of 30.1% to 23.7% for the three months ended March 31, 2026 reflects two principal factors: (i) a revenue mix shift toward newer product categories with lower initial margins during ramp-up phases, and (ii) a one-time warranty-related expense recognized in the first quarter of 2026. Management expects gross margin to improve in subsequent quarters as the new product mix matures and the one-time warranty item does not recur.

Operating Expenses

Total operating expenses for the first quarter of 2026 were $13.6 million, compared to $11.6 million for the first quarter of 2025. The increase in operating expenses in the first quarter of 2025 reflects several non-recurring and timing-driven items:

•	Severance expense associated with Buyer’s organizational restructuring and headcount reduction program initiated in the first quarter of 2026;

•	Timing of certain annual and periodic expenses that were concentrated in the first quarter of 2026; and

•	Prior-period investment in sales capacity and supporting activities.

Buyer has taken cost reduction actions during the first quarter of 2026, including headcount reductions and non-headcount expense optimization, that are expected to translate into a significant reduction in operating expenses beginning in the second quarter of 2026.

Total operating expenses for the full year 2025 were $45.1 million compared to $46.0 million for the full year 2024. Total operating expenses were lower in 2025 compared to 2024 due to a decrease in R&D spend.

Operating Loss

Operating loss for the first quarter of 2026 was $8.8 million, compared to an operating loss of $8.3 million for the first quarter of 2025. The first quarter of 2026 operating loss of $8.8 million reflects the non-recurring and timing items described above and operating loss improvements are expected to occur beginning in the first quarter of 2026 as cost reductions take effect.

Operating loss for the full year 2025 was $25.6 million as compared to $46.0 million for the full year 2024. The multi-year trend in operating loss reflects Buyer’s significant investment in building commercial scale, with operating losses narrowing substantially as revenues have scaled, from an average quarterly operating loss of $11.5 million in 2024 to $6.5 million in 2025.

Cash Flows

	Three Months Ended March 31,		Year Ended December 31,
	2025	2026	2024	2025
Net cash used in operating activities	$(11,901)	$(10,868)	$(30,964)	$(16,673)
Net cash provided by (used in) investing activities	2,737	3,017	40,592	(8,067)
Net cash provided by financing activities	8	48	—	88

Operating Activities

Net cash used in operating activities was $10.9 million for the three months ended March 31, 2026, compared to $11.9 million for the three months ended March 31, 2025. The decrease in cash used in operating activities in the first quarter of 2026 was driven primarily by a decrease in inventories offset by a decrease in accounts receivable and an increase in accounts payable.

Net cash used in operating activities was $16.7 million for the year ended December 31, 2025 compared to $31.0 million for the year ended December 31, 2024. The decrease in net cash used in 2025 is due to the decrease in the growth of inventory and deferred COGS.

Investing Activities

For the three months ended March 31, 2026, net cash provided by investing activities was $3.0 million compared to $2.7 million for the three months ended March 31, 2025.

For the year ended December 31, 2025, net cash used by investing activities was $8.1 million compared to $40.6 million of cash provided by investing activities for the year ended December 31, 2024. The decrease in net cash provided by investing activities was driven by the increase in proceeds from short-term investments in 2024, increase in capital expenditures in 2025, and the acquisition of Inplay in 2025.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF BUYER

The unaudited condensed consolidated financial statements of Trackonomy Systems, Inc. (“Buyer”) (the “Buyer Financial Statements”) included herein have not been audited or reviewed by an independent registered public accounting firm, and no such firm has examined, reviewed, compiled, or otherwise applied procedures to the Buyer Financial Statements or expressed any opinion or other form of assurance with respect thereto.

While the Buyer Financial Statements have been prepared materially in accordance with U.S. generally accepted accounting principles (“GAAP”), certain items, including without limitation stock-based compensation expense, warranty reserves, and inventory reserves, have not in all respects been recorded, measured, or presented in accordance with GAAP. In addition, transfer pricing analyses have not been performed or applied in all cases with respect to intercompany transactions reflected in the Buyer Financial Statements, and the amounts so reflected may not represent arm’s-length results under applicable transfer pricing rules and regulations.

Inventory balances reflected on the unaudited condensed consolidated balance sheet of Buyer reflect the accumulated inventory amounts of Buyer without write downs for excess inventory, technical obsolescence and the inability to sell. Buyer operates in an industry characterized by technological change. The planning of production and inventory levels is based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. Should the demand for Buyer’s products prove to be significantly less or different than anticipated, the ultimate realizable value of Buyer’s inventory could be substantially less than amounts in the balance sheets.

In addition, recovery of value added tax (“VAT”) receivables reflected on the unaudited condensed consolidated balance sheet of Buyer is contingent upon acceptance of the related refund claims by the applicable Mexican tax authority. No assurance can be given that any such claims will be accepted, in whole or in part, or as to the timing of any recovery, and such receivables may ultimately prove not to be recoverable.

An audit of Buyer Financial Statements, if performed, could in some instances identify instances in which the auditor does not agree with Buyer’s interpretation or application of GAAP to Buyer Financial Statements, including with respect to areas that require significant estimates and judgment, such as revenue recognition, the allowance for credit losses, the recoverability of long-lived assets, and stock-based compensation expense. No representation is made to Buyer or any other party regarding the outcome of any such audit or the effect that any resulting adjustments might have on the Buyer Financial Statements.

Trackonomy Systems, Inc.

Unaudited Condensed Consolidated Statements of Loss

(In thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2025	2026	2024	2025
Total revenues	$13,513	$20,090	$27,584	$64,633
Total cost of revenues	10,211	15,322	27,577	45,172
Gross profit	3,302	4,768	7	19,461
Gross margin %	24.4%	23.7%	0.0%	30.1%
Total operating expenses	11,623	13,574	46,012	45,098
Operating loss	(8,321)	(8,806)	(46,005)	(25,637)
Total other (expense) income	839	(348)	4,401	1,388
Income tax expense	(55)	(3)	(341)	(227)
Net loss	$(7,537)	$(9,157)	$(41,945)	$(24,476)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements of Buyer.

Trackonomy Systems, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	As of March 31,		As of December 31,
	2025	2026	2024	2025
Current assets:
Cash and cash equivalents	$33,414	$10,162	$42,584	$17,977
Short term investments	52,544	55,101	55,481	58,842
Accounts receivable, net	29,409	16,180	14,305	14,302
Inventories	41,502	41,309	41,047	44,917
Prepaids and other current assets	18,313	24,048	26,527	23,287

Total current assets	175,182	146,800	179,944	159,325
Property and equipment, net	3,084	5,098	3,173	4,615
Goodwill	—	1,766	—	1,766
Intangibles, net	—	3,518	—	3,678
Deferred COGS – non current	32,486	24,798	26,116	27,301
Other long-term assets	1,446	1,624	1,562	1,115

Total assets	$212,198	$183,604	$210,795	$197,800

Current liabilities:
Accounts payable	6,378	7,280	11,377	9,141
Accrued liabilities	236	3,473	1,957	2,989
Deferred revenue	25,858	31,893	20,405	30,941

Total current liabilities	32,472	42,646	33,739	43,071
Deferred revenue – non current	72,178	56,418	61,813	61,516
Other long-term liabilities	1,451	2,362	1,603	1,915

Total liabilities	106,101	101,426	97,155	106,502
Total stockholders’ equity	106,097	82,178	113,640	91,298

Total liabilities and stockholders’ equity	$212,198	$183,604	$210,795	$197,800

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements of Buyer.

Trackonomy Systems, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2025	2026	2024	2025
Cash flows from operating activities:
Net loss	$(7,537)	$(9,157)	$(41,945)	$(24,476)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	289	401	1,122	1,457
Changes in operating assets and liabilities
Accounts receivable	(15,104)	(1,878)	(6,005)	199
Inventories	(455)	3,608	(19,589)	(3,774)
Prepaid and other current assets	1,960	1,233	(51,594)	2,869
Accounts payable	(4,999)	(1,861)	10,206	(2,397)
Accrued liabilities and other current liabilities	(1,873)	932	(1,719)	(790)
Deferred revenue	15,818	(4,146)	78,560	10,239

Net cash used in operating activities	(11,901)	(10,868)	(30,964)	(16,673)

Cash flows from investing activities:
Capital expenditures	(200)	(724)	(934)	(2,723)
Proceeds (purchases) of short-term investments	2,937	3,741	41,526	(3,361)
Acquisition of business, net of cash	—	—	—	(1,983)

Net cash provided by (used in) investing activities	(2,737)	3,017	40,592	(8,067)

Cash flows from financing activities:
Exercise of stock options	8	48	—	88

Net cash provided by financing activities	8	48	—	88
Effect of exchange rates on cash and cash equivalents	(14)	(12)	(35)	45

Net (decrease) increase in cash and cash equivalents	(9,170)	(7,815)	9,593	(24,607)
Cash and cash equivalents, beginning of period	42,584	17,977	32,991	42,584

Cash and cash equivalents, end of period	$33,414	$10,162	$42,584	$17,977

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements of Buyer.

TRACKONOMY SYSTEMS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF BUYER

Note 1. Description of Business and Basis of Presentation

Description of Business

Buyer and its wholly owned subsidiaries develop, manufacture, and supply low-cost, cloud-connected Internet of Things (“IoT”) solutions that deliver item-level, real-time visibility, monitoring, and workflow automation for physical assets moving through global supply chains. Buyer’s portfolio spans a range of smart labels and devices — engineered across different combinations of cost, durability, range, and battery life — using cellular, GPS, RFID, Bluetooth Low Energy (“BLE”), and other radio and sensor technologies, and designed to be low-cost and easy to install directly on a parcel, pallet, container, piece of equipment, or other physical asset. Buyer’s platform applies sensor data, distributed (agent-based) intelligence, and configurable business rules to turn this raw data into structured, actionable intelligence. Customers across the healthcare, aviation, logistics, manufacturing, and government sectors use Buyer’s platform for chain-of-custody visibility, predictive maintenance, workflow automation, theft and shrinkage prevention, and safety and security monitoring. Buyer is headquartered in San Jose, California and has more than 600 employees across our offices and manufacturing facilities in the United States, Mexico, China, and India. Buyer was founded in 2017 and is incorporated under the laws of the State of Delaware.

On September 8, 2025, Buyer completed the purchase of InPlay, Inc. (“InPlay”), a designer of low-cost, ultra-low-power BLE semiconductor solutions. Buyer’s unaudited condensed consolidated financial statements include the results of InPlay’s operations beginning on the date of acquisition.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have not been audited or reviewed by an independent registered public accounting firm, and no such firm has examined, reviewed, compiled, or otherwise applied procedures to the accompanying unaudited condensed consolidated financial statements or expressed any opinion or other form of assurance with respect thereto. An audit of the accompanying unaudited condensed consolidated financial statements, if performed, could in some instances identify instances in which the auditor does not agree with Buyer’s interpretation or application of GAAP to the accompanying unaudited condensed consolidated financial statements, including with respect to areas that require significant estimates and judgment, such as revenue recognition, the allowance for credit losses, the recoverability of long-lived assets, and stock-based compensation expense.

While the accompanying unaudited condensed consolidated financial statements have been prepared materially in accordance with GAAP, certain items, including without limitation stock-based compensation expense, warranty reserves, and inventory reserves, have not in all respects been recorded, measured, or presented in accordance with GAAP. These items should not be viewed as a substitute for financial measures prepared in accordance with GAAP and may not be comparable to similarly described items reported by other companies, which limits their usefulness as a comparative measure.

The accompanying unaudited condensed consolidated financial statements include the accounts of Buyer and its wholly owned subsidiaries. Transfer pricing analyses have not been performed or applied in all cases with respect to intercompany transactions reflected in the accompanying unaudited condensed consolidated financial statements, and the amounts so reflected may not represent arm’s-length results under applicable transfer pricing rules and regulations.

Note 2. Summary of Significant Accounting Policies and Estimates

Use of Estimates — The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Buyer believes judgment is involved in determining revenue recognition; analysis of provision for credit losses; the recoverability of long-lived assets; foreign tax liabilities; and income tax uncertainties. Buyer bases these estimates on historical and anticipated results, trends, and various other assumptions that Buyer believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ materially from those estimates and assumptions.

Cash Equivalents — Cash equivalents comprise highly liquid investments, including money market accounts, fixed term deposit accounts, and treasury bills with original maturities of less than 90 days at the date of purchase.

Inventories — Inventory balances show the accumulated inventory amounts of Buyer without write downs for excess inventory, technical obsolescence and the inability to sell. Buyer operates in an industry characterized by technological change. The planning of production and inventory levels is based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. Should the demand for Buyer’s products prove to be significantly less or different than anticipated, the ultimate realizable value of Buyer’s inventory could be substantially less than amounts in the unaudited condensed consolidated balance sheets.

VAT Receivables — Non-current assets assume the ability to recover value added tax (“VAT”) amounts paid to the Mexican government related to the importation of materials used in the manufacture of Buyer’s products, and for which Buyer’s Mexico subsidiary is entitled to a refund. Recovery of the VAT amounts is contingent upon acceptance of the related refund claims by the applicable Mexican tax authority. No assurance can be given that any such claims will be accepted, in whole or in part, or as to the timing of any recovery, and such receivables may ultimately prove not to be recoverable.

Warranty Expense — Buyer provides warranties on the sales of its products, with the warranty duration determined by the applicable contract and product type. Buyer did not historically estimate or accrue for warranty-related expenses and has expensed warranty-related expenses in the period that the expense was incurred. If Buyer experiences high return rates and/or repair and replacement obligations, it could incur material costs, and be required to make material adjustments to recognize additional cost of sales, in future periods.

Revenue Recognition — Buyer generates revenue primarily from the sale of hardware as a standalone item with no other service obligation, and as the sale or subscription of hardware accompanied by sales of services such as platform access and use, device connectivity, professional services, software maintenance and support, and extended hardware warranties.

Standalone Hardware Sales Revenues — Buyer generally has two performance obligations in arrangements involving the sale of hardware products. The first performance obligation is to transfer the hardware product. The second performance obligation is to provide assurance that the product complies with its agreed-upon specifications and is free from defects in material and workmanship for a warranty period of one or more years. The entire transaction price is allocated to the hardware product and is generally recognized as revenue at the time of delivery because the customer obtains control of the product at that point in time. Buyer has concluded that control generally transfers at that point in time because the customer has title to the hardware, physical possession, and a present obligation to pay for the hardware. Payments for hardware contracts are generally due 30 to 60 days after shipment of the hardware product.

Hardware Sales or Subscriptions Accompanied by Services — When identifying performance obligations within contracts in which the sale or subscription of hardware is bundled with other service items, Buyer evaluates the goods or services promised to the customer. Where contracts include multiple promises, Buyer assesses whether each promised good or service is capable of being distinct, and distinct within the context of the contract. If both criteria are not met, the promises are combined into a single performance obligation.

Allocable Sales and Subscriptions — Buyer’s contracts with customers often include promises to transfer one or more services to a customer in connection with the sale or subscription of hardware devices, sometimes as a bundled subscription offering. In some cases those hardware devices and services are capable of being distinctly delivered and accounted for as separate performance obligations, in which case Buyer allocates the transaction price of the contract to each performance obligation, generally on a relative basis using its standalone selling price. Judgment is required to determine the standalone selling price for each distinct performance obligation in a contract. Buyer uses a range of amounts to estimate standalone selling price when it sells each of its products and services separately and needs to determine whether there is a discount to be allocated based on the relative standalone selling price of the various products and services. In instances where standalone selling price is not directly observable, such as when the product or service is not sold separately, Buyer determines the standalone selling price using information that may include market conditions and other observable inputs. The determination of standalone selling price is an ongoing process and information is reviewed regularly in order to ensure standalone selling prices reflect current information or trends.

Single Performance Obligation Hardware Sales and Subscriptions — In some cases Buyer treats sales of hardware devices as inseparable from all or some of the services that accompany the hardware sale, such as access to its cloud platform, device connectivity, software maintenance and support, and extended warranty. Determining whether these combinations of hardware and services represent a distinct or combined performance obligation requires management to make significant judgments about the individual goods or services promised to the customer, which can ultimately impact the timing of revenue recognition. For some customers, Buyer has determined that all or a significant portion of its arrangements with them reflect a combined performance obligation to access and use its cloud platform and services that is not distinct from the related hardware devices because the functionality of the hardware devices is highly interdependent with and interrelated to the cloud platform and services, as they comprise a series of services that work together to capture and transform high volumes of operational data provided by the hardware devices to provide customers with real-time intervention and predictive insights throughout the customer’s subscription term. The combined functionality of the hardware devices with Buyer’s platform and other services enables customers to achieve the intended outcome of the arrangement, providing customers with visibility and control to transform the productivity of their workers and assets and the profitability of their operations. The hardware devices alone would be of little value to the customer, since without the platform and other services the customer would not be able to achieve their intended outcomes.

For sales of hardware devices treated as a component of a single performance obligation, revenue from the initial sale of the hardware devices is allocated over the expected useful life of the hardware device. Due to this methodology, a change in new sales or renewals in any one period has a lesser impact on Buyer’s revenue for that period than if the hardware were recorded as a standalone sale. Instead that revenue is allocated over future periods. As a result, a substantial portion of the revenue Buyer reports in a given period is attributable to contracts it entered into in prior periods. Therefore, increases or decreases in sales to new and existing customers in a given period may not be immediately reflected in revenue for that period

Services Revenues — Buyer’s services revenues have several different primary components.

Software License Revenues — Buyer’s license arrangements grant customers the right to access and use the licensed software products and its platform at the outset of an arrangement, generally for the term of the contract. Technical support and software updates are generally made available throughout the term of the support agreement. Buyer accounts for these arrangements as a single performance obligation. The software license revenue is recognized over the term of the support contract. Payments are generally due 30 to 60 days after invoice, generally upfront on signing.

Professional Services Revenues — Professional services revenues consist primarily of advanced field support and installation, and custom development and configuration work (non-recurring engineering). Professional services contracts are generally billed on a time and materials basis and revenue is recognized as the services are performed. Payments for services are generally due when services are performed.

Software Maintenance and Support Revenues — Support and maintenance contract revenues consist of the services provided to support and update products in the field and to support custom programming applications provided to customers. Support and maintenance contracts are typically billed at inception of the contract and recognized as revenue over the contract period.

Extended Hardware Warranties Revenues — Sales of Buyer’s hardware products may also include optional extended hardware warranties, which typically provide assurance that the product will continue to function as initially intended. Extended hardware warranty contracts are typically billed at inception of the contract and then annually, and recognized as revenue over the respective warranty period.

Other Revenue Recognition Items — Customer contracts vary in term from one to five years, and are generally noncancellable. Buyer has elected the practical expedient to account for shipping and handling costs related to the delivery of hardware devices as a fulfillment activity, and not a separate performance obligation. Revenue is recognized net of any taxes collected from customers that are subsequently remitted to governmental authorities. Amounts invoiced in advance of services being provided are accounted for as deferred revenue.

Note 3. Stockholders’ Equity

Buyer Preferred Stock

As of March 31, 2026, Buyer is authorized to issue 28,767,251 shares of Preferred Stock (the “Buyer Preferred Stock”), (A) 3,830,000 of which have been designated Series Founder Preferred Stock, all of which are issued and outstanding, (B) 8,228,000 of which have been designated Series A Preferred Stock, 8,227,154 of which are issued and outstanding, (C) 5,022,000 of which are designated Series A-1 Preferred Stock, all of which are issued and outstanding, (D) 4,959,400 of which have been designated Series B Preferred Stock, 4,465,508 of which are issued and outstanding, and (E) 6,727,851 of which have been designated Series C Preferred Stock, 6,653,090 of which are issued and outstanding. All Buyer Preferred Stock has a par value of $0.0001 per share. As March 31, 2026 and December 31, 2025, respectively, 28,167,752 shares of Buyer Preferred Stock were outstanding.

Buyer Common Stock

As of March 31, 2026, Buyer is authorized to issue 71,907,559 shares of Buyer’s common stock (“Buyer Common Stock”), (A) 53,243,500 of which have been designated Class A Common Stock, 2,904,369 of which are issued and outstanding, and (B) 18,664,059 of which have been designated Class B Common Stock, 13,540,018 of which are issued and outstanding. All of the outstanding shares of Buyer Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. All Buyer Common Stock has a par value of $0.0001 per share. As March 31, 2026 and December 31, 2025, respectively, 16,441,887 shares of Buyer Common Stock were outstanding.

Buyer Option Plan

As of March 31, 2026, Buyer has reserved 6,220,306 shares of Buyer Common Stock for issuance to its officers, directors, employees and consultants pursuant to Buyer’s stock option plan. Of such reserved shares of Buyer Common Stock, 170,782 shares have been issued pursuant to restricted stock purchase agreements, options to purchase 3,833,020 shares have been granted and are currently outstanding, and 1,864,004 shares of Buyer Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to Buyer’s stock option plan.

Buyer’s board of directors may from time to time, without further action by Buyer’s stockholders, direct the issuance of shares of preferred stock in other series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of Buyer’s common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Buyer before any payment is made to the holders of shares of Buyer’s common stock. Upon the affirmative vote of Buyer’s board of directors, without stockholder approval, Buyer may issue shares of preferred stock with voting and conversion rights, which could adversely affect the holders of shares of its common stock.

Note 4. Legal Proceedings

Buyer may from time to time become subject to claims arising in the ordinary course of business or could be named a defendant in additional lawsuits. The outcome of such claims or other proceedings cannot be predicted with certainty and may have a material effect on Buyer’s financial condition, results of operations or cash flows. Buyer is not a party to any material legal proceedings as of March 31, 2026.

Note 5. Commitments and Contingencies

Non-Current Assets assume the ability to recover VAT amounts paid to the Mexican government related to the importation of materials used in the manufacture of Buyer’s products, and for which Buyer’s Mexico subsidiary is entitled to a refund. Recovery of the VAT amounts is contingent upon acceptance of the related refund claims by the applicable Mexican tax authority. No assurance can be given that any such claims will be accepted, in whole or in part, or as to the timing of any recovery, and such receivables may ultimately prove not to be recoverable.

PROPOSAL NO. 2

THE ASSET SALE COMPENSATION PROPOSAL

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21(c) of the Exchange Act, we are seeking non-binding advisory stockholder approval of the compensation that will or may become payable to our named executive officers that is based on or otherwise related to the Asset Sale, as disclosed in the section entitled “Proposal No. 1 – The Asset Sale Proposal – Interests of Certain Persons in the Asset Sale – Asset Sale Compensation”. The proposal gives stockholders the opportunity to express their views on the Asset Sale compensation of our named executive officers.

The various employment agreements, plans and arrangements pursuant to which payments will or may become payable to our named executive officers based on or otherwise related to the Asset Sale generally have previously formed part of the Company’s overall compensation program for our named executive officers and previously have been disclosed to stockholders in public filings. We are specifically seeking non-binding advisory stockholder approval of these payments because certain plans and arrangements have been refreshed or amended since December 31, 2024, and therefore have not been subject to a non-binding advisory “say-on-pay” vote under the Dodd-Frank Act, as well as Section 14A of the Exchange Act and the rules promulgated thereunder. For example, effective August 4, 2025, Mr. Kirnbauer was appointed Chief Financial Officer and Secretary and prior to this time, Mr. Kirnbauer was not a named executive officer. Accordingly, Mr. Kirnbauer’s compensation has not previously been subject to a non-binding advisory “say-on-pay” vote. These plans and arrangements, and the recent refreshes and amendments, were adopted and approved by our compensation committee, which is composed solely of non-employee directors, and are believed to be reasonable and in line with marketplace norms and necessary to recruit and retain our named executive officers.

Accordingly, we are requesting stockholders to approve the following resolution, on a non-binding advisory basis:

“RESOLVED, that the stockholders of Identiv, Inc. approve, on a non-binding advisory basis, certain compensation that will or may become payable to Identiv’s named executive officers that is based on or otherwise related to the Asset Sale, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Proposal No. 1 – The Asset Sale Proposal – Interests of Certain Persons in the Asset Sale – Asset Sale Compensation” beginning on page [●] of the Proxy Statement for the Annual Meeting.”

Because your vote is advisory, it will not be binding upon the Company, the Board of Directors, the Compensation Committee, or Buyer. Stockholder approval of the Asset Sale Compensation Proposal is not a condition of the consummation of the Asset Sale. Further, certain of the underlying plans and arrangements are contractual in nature and are not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Asset Sale is consummated, our named executive officers may become eligible to receive the compensation that is based on or otherwise relates to the Asset Sale in accordance with the terms and conditions applicable to those payments as described in the section entitled “Proposal No. 1 – The Asset Sale Proposal – Interests of Certain Persons in the Asset Sale – Asset Sale Compensation.”

The advisory vote on this non-binding Asset Sale Compensation Proposal is a vote separate and apart from the vote on the Asset Sale Proposal. Accordingly, you may vote “FOR” the Asset Sale Proposal and vote “AGAINST” or “ABSTAIN” for the Asset Sale Compensation Proposal (and vice versa).

Vote Required

The affirmative vote of the holders of a majority of the votes cast on the proposal in person or by proxy will be required to approve the Asset Sale Compensation Proposal, on a non-binding advisory basis.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the approval of the non-binding advisory Asset Sale Compensation Proposal.

PROPOSAL NO. 3

ELECTION OF DIRECTORS

Directors and Nominees

The number of authorized directors is currently six and, concurrently with the election of directors at the Annual Meeting, will be reduced to five. The Board of Directors, based on the recommendation of the Nominating Committee, proposed that each of Laura Angelini, Richard E. Kuntz, M.D., Miguel A. Lopez, Kirsten F. Newquist, and James E. Ousley be elected at the Annual Meeting, each of whom will serve for a one-year term expiring at the 2027 annual meeting of stockholders, to hold office until their respective successors have been elected and qualified, or upon their earlier death, resignation or removal. Each of the nominees is currently a director of the Company. As previously announced, Mr. Kremen is not standing for re-election at the Annual Meeting.

Unless otherwise instructed, the proxy holders named in the proxy card will vote the proxies received by them for each of the nominees. In the event that any of the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies received by the proxy holder named in the proxy card will be voted for any nominee who is subsequently designated by the Board of Directors to fill the vacancy. We do not expect, however, that the nominees will decline to serve as directors at the Annual Meeting, as they have agreed to serve if elected.

Set forth below is information as of June 30, 2026 about the nominees:

Name	Age	Position	Director Since
Laura Angelini	62	Director Nominee	2022
Richard E. Kuntz, M.D.	69	Director Nominee	2022
Miguel A. Lopez	67	Director Nominee	2025
Kirsten F. Newquist	59	Director Nominee, Chief Executive Officer	2024
James E. Ousley	80	Director Nominee and Chair	2014

Laura Angelini has served as a director of the Company since October 2022. Ms. Angelini served as General Manager of the Renal Care Global Business Unit at Baxter International Inc. (NYSE: BAX), a healthcare company, from October 2016 to July 2021. Prior to that, Ms. Angelini served in various roles at Johnson & Johnson (NYSE: JNJ), a healthcare company, from July 1991 to September 2016, including as President of North America and Global Franchise Development of Vision Care from 2013 to 2016, Vice-President of Global Strategic Marketing of Ethicon from 2012 to 2013, and Vice President of Medical Devices & Diagnostics of Eastern Europe from 2010 to 2011. Over the course of her career, Ms. Angelini scaled businesses across global functions, led strategy design for profitability and market-leading performance, and created innovation strategies for digital transformation in healthcare and medical devices. Ms. Angelini currently serves as a member of the board of directors of Knowles Corporation (NYSE: KN), a global provider of specialty electronic components, and Technimark LLC, a manufacturer of injection-molded packaging and components, and as a member of the board of trustees of Jacksonville University. Ms. Angelini received a bachelor’s degree from University La Sapienza, Rome Italy. Ms. Angelini brings to the Board of Directors substantial knowledge and experience in the healthcare industry, an important vertical for the Company’s growth strategy, scaling growth businesses, and driving commercialization of innovative technology solutions. Ms. Angelini’s experience in managing global operations for large, multinational healthcare companies and integrating leading-edge technology into their operational processes makes her a valuable addition to our Board of Directors.

Richard E. Kuntz, M.D. has served as a director of the Company since October 2022. Dr. Kuntz has served as Senior Vice President, Chief Medical and Scientific Officer of Medtronic plc, a medical device company, from January 2015 to May 2022, and of Medtronic, Inc. from August 2009 to December 2014. Prior to that, he was Senior Vice President and President of Medtronic Neuromodulation from October 2005 to August 2009. Prior to his 17 years at Medtronic, Dr. Kuntz was the Founder and Chief Scientific Officer of the Harvard Clinical Research Institute and he also served as Associate Professor of Medicine at Harvard Medical School, Chief of the Division of Clinical Biometrics, and an interventional cardiologist in the division of cardiovascular diseases at the Brigham and Women’s Hospital in Boston. Dr. Kuntz also currently serves as a member of the board of directors of ZimVie Inc. (Nasdaq: ZIMV), a medical technology company since March 2022, Bactiguard Holding AB, a Swedish medical technology company, since October 2022, and DiaMedica Therapeutics, Inc. (Nasdaq: DMAC), a biopharmaceutical company, since May 2023. In addition, Dr. Kuntz currently serves as a member of the board of directors for private companies including Rockley Photonics Holdings Ltd, a digital health monitoring systems company, since August 2022, Cognito Therapeutics Inc., a medical technology manufacturing company, since October 2022, and Endospan Ltd., a medical technology company, since January 2024. Dr. Kuntz graduated from Miami University and received his medical degree from Case Western Reserve University School of Medicine. Dr. Kuntz received his M.S. in biostatistics from the Harvard T.H. Chan School of Public Health. Dr. Kuntz brings to the Board of Directors substantial knowledge and expertise in the healthcare industry, an important vertical for the Company’s growth strategy, and developing technology solutions for medical devices. Dr. Kuntz’s experience as an executive officer in a large multinational medical device company, his knowledge of and insights into the healthcare industry and its customers, his experience as a director on public company boards and his experience as a practicing physician make him a valuable addition to our Board of Directors.

Miguel (“Mick”) A. Lopez has served as a director of the Company since April 2025. Mr. Lopez currently serves on the board of directors of GoPro, Inc. (Nasdaq: GPRO), a consumer electronics and camera technology company. He served on the board of directors of Zeekr Group (NYSE: ZK), a global electric vehicle company, until December 2025. From June 2020 to November 2024, he served as Chief Financial Officer at Ribbon Communications (Nasdaq: RBBN), a provider of communications software and network solutions. Prior to that, Mr. Lopez served as Chief Financial Officer at Vista Outdoor Inc. (NYSE: VSTO), a designer and manufacturer of outdoor sports and recreation products, from April 2018 to May 2020, Veritas Technologies LLC, an enterprise data management software company, from February 2016 to July 2017, and Harris Corporation (currently L3 Harris Technologies, Inc. (NYSE: LHX)), a defense and communications technology company, from February 2014 to January 2016, and Aricent Group, a global engineering services company, from November 2011 to January 2014. Mr. Lopez has also held senior financial leadership roles at Cisco Systems, Inc. (Nasdaq: CSCO), a global networking and IT company, Tyco Fire & Security, a security and fire protection company, and International Business Machines Corporation (IBM) (NYSE: IBM), a multinational technology and consulting company. Mr. Lopez received his MBA from The University of Chicago and his BSBA from Georgetown University. He is a Certified Public Accountant (retired) in the State of Florida. Mr. Lopez brings to the Board of Directors his decades of strategic and financial expertise, his extensive experience in mergers and acquisitions, and his strong background in corporate governance. Mr. Lopez’s financial expertise and experience balancing growth, profitability, and capital decisions while navigating complex regulatory, risk, and macroeconomic challenges make him a valuable addition to our Board of Directors.

Kirsten F. Newquist has served as the Company’s Chief Executive Officer and as a director of the Company since September 2024. Prior to that, from April 2024 to September 2024, she served as the Company’s President, IoT Solutions. Prior to joining the Company, she held increasingly senior roles at Avery Dennison Corporation (NYSE: AVY), a global materials science and digital identification solutions company, including as Global Vice President, Global Healthcare and Product Line Management at Avery Dennison Smartrac from October 2022 to September 2023, Global Vice President/General Manager at Avery Dennison Medical from June 2016 to October 2022, Vice President, Global Business Development at Avery Dennison Medical from June 2011 to June 2016, and Director of New Growth Platforms at Avery Dennison Corporation from May 2007 to June 2011. Prior to Avery Dennison, Ms. Newquist served as a Director at Copia Associates LLC, a private investment firm, from March 2005 to May 2007. From August 2001 to January 2005, Ms. Newquist served as Vice President, Corporate Development at Ancora Management Group, a mail services company that was acquired by Pitney

Bowes Inc. (NYSE: PBI), a global shipping and mailing company, in November 2004. She also served as Director of Project Management at Iwerks Entertainment, a designer and manufacturer of software-based entertainment attractions, from January 1990 to August 1996. Ms. Newquist holds a B.S. in Mechanical Engineering from Stanford University and an M.B.A. from the Anderson School at University of California, Los Angeles. Ms. Newquist brings to the Board of Directors her insights into our business and her experience as our Chief Executive Officer and her many years of experience in corporate strategy, general management, and business development for Fortune 500 companies. Ms. Newquist’s significant experience in executive management, strategic planning, product marketing, new product development, project management, and global sales and marketing makes her a valuable addition to our Board of Directors.

James (“Jim”) E. Ousley has served as the Chair of the Board since September 2015 and as a director of the Company since July 2014. Mr. Ousley has more than 40 years of experience leading global technology and telecommunications organizations. From February 2025 to March 2026, he served as Chief Executive Officer and President of Vitech, Inc., an insurance industry software, services and SaaS provider. He also served as Senior Operating Managing Partner at CVC Growth Capital, a private equity and investment advisory firm, from July 2014 to June 2025. Previously, Mr. Ousley served as the Chief Executive Officer at Savvis, Inc., a provider of information technology services, from March 2010 to April 2013. Savvis was acquired by Lumen Technologies (formerly CenturyLink), where he served as Chief Executive Officer of Savvis and President of Enterprise Markets Group, which is now CenturyLink Technology Solutions, a global leader in cloud and managed solutions. Prior to Savvis, Mr. Ousley served as President and Chief Executive Officer of Vytek Wireless, Inc., a provider of wireless and mobile computing solutions, which was acquired by CalAmp, Inc., President and Chairman of Syntegra (USA), a division of BT Group plc (formerly British Telecommunications plc), a telecommunications holding company, and President and Chief Executive Officer of Control Data Systems, a technology company which was acquired by BT Group plc. Mr. Ousley has also held various executive management positions with Control Data Corporation, a mainframe and supercomputer firm. Mr. Ousley currently serves on the board of directors of Global Cloud Xchange, Inc. (GCX), a provider of network services, and Health First Foundation - Northern Arizona, a healthcare fundraising foundation, and previously served on the board of directors of Vitech, Inc., Chayora Limited, Omada, Inc., Skybox Security, Inc., Integra, Inc., Datalink, Inc., Savvis, Inc., ActivIdentity Corporation, Control Data Systems, Inc., Pacnet, Inc., Peak10, Bell Microproducts Inc., and other technology and network companies. Mr. Ousley brings to the Board of Directors his many years of experience as an executive officer of global technology companies. Mr. Ousley’s significant knowledge of publicly listed global technology and telecommunications organizations and their customers, as well as his knowledge of cloud-based technology solutions and their commercialization, and extensive experience in corporate finance, private equity, mergers, acquisitions and value creation of technology growth companies, make him a valuable addition to our Board of Directors.

DIRECTOR MATRIX

	Angelini	Kuntz	Lopez	Newquist	Ousley
Skills and Expertise
Strategy and Strategic Planning	●	●	●	●	●
Corporate Finance			●		●
Financial Expertise and Acumen	●		●	●	●
Operational Efficiency and Cost Discipline	●	●	●	●	●
R&D and Innovation	●	●		●	●
Sales and Marketing	●	●		●	●
M&A	●	●	●	●	●
Regulatory and Compliance	●	●	●		●
Risk Management	●	●	●		●
Experience
Public Company Board Experience	●	●	●		●
Public Company Leadership Experience	●	●	●	●	●
Technology / RFID		●	●	●	●
SaaS	●		●		●
Healthcare / Medical Devices	●	●		●
International Operations	●	●	●	●	●

Vote Required

At the Annual Meeting, the nominees receiving the highest number of “FOR” votes cast will be elected to our Board of Directors as directors.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” each nominee.

Director Independence

Our Board of Directors has reviewed the independence of each of our directors and our nominees and considered whether any director or nominee has had a material relationship with the Company or our management that could compromise his or her ability to exercise independent judgment in carrying out his or her duties and responsibilities. As a result of this review, our Board of Directors affirmatively determined that all of our directors, other than Ms.  Newquist, are independent under applicable rules of Nasdaq and the SEC.

Board Structure and Board Meetings

Board Leadership Structure

In accordance with the Company’s Bylaws, the Board of Directors elects all officers of the Company, including our Chief Executive Officer and our Chair of the Board, and each of these positions may be held by the same person or may be held by two people. The Board of Directors has determined that a Lead Independent Director should be elected when the roles of the Chair of the Board and the Chief Executive Officer are filled by the same person, and such Lead Independent Director should be an independent director as defined by applicable Nasdaq rules and the Company’s Corporate Governance Guidelines and should be elected annually. The role of the Lead Independent Director is to coordinate the activities of the independent directors, to advise the Chair of the Board as to the information provided by Company management to the independent directors, to manage executive sessions of the independent directors, and to act as principal liaison between the independent directors and the Chair of the Board.

The Board of Directors has chosen to separate the roles of Chief Executive Officer and Chair of the Board of Directors. Currently, Kirsten F. Newquist serves as the Company’s Chief Executive Officer and James E. Ousley, who is an independent director, serves as Chair of the Board of Directors. The Board of Directors believes that this current leadership structure is an appropriate allocation of roles and responsibilities between Company management and the independent members of our Board of Directors to effectively manage the affairs of the Company.

The Board of Directors’ Role in Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Board of Directors has committed to prioritizing and regularly reviewing the Company’s strategy and performance related to various environmental, social and governance (“ESG”) issues and oversees the Company’s efforts related to ESG policies and strategy, as well as ESG trends that may affect the Company’s business, operations, and performance. In addition, the Board of Directors is responsible for monitoring and assessing the Company’s strategic risk exposure with respect to cybersecurity risks, including the Company’s policies and processes for assessing, identifying and managing material cybersecurity risks, and the Audit Committee oversees management of such risks. The Audit Committee also oversees management of the Company’s financial risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Board Meeting Attendance

Our Board of Directors held eight meetings in 2025. Each of our directors attended at least 75% of the meetings of the Board of Directors held during such director’s term and of committees on which each director then served. As needed, our independent directors meet in executive session without management present to address any issues they determine to be appropriate. The Chair of the Board presides at such executive sessions.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications between our stockholders and our Board of Directors, stockholders may communicate with the Board of Directors by sending an email to IR@Identiv.com or by writing to the Board of Directors at: Identiv, Inc., 1900-B Carnegie Avenue, Santa Ana, CA 92705, Attention: Investor Relations. The Investor Relations staff will forward such communication to the Board of Directors or to any individual director or directors to whom the communication is directed as applicable, if the communication is relevant to the Company’s business and financial operations, policies or corporate philosophy.

Director Attendance at Stockholder Meetings

We do not have a policy regarding director attendance at stockholder meetings. Five directors attended the 2025 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Company has Audit, Compensation, and Nominating committees, which are composed of independent directors appointed by the Board of Directors. The charters of the Audit, Compensation, and Nominating committees are available on the Corporate Governance page within the Investor Relations section of our website at www.identiv.com.

Audit Committee

The Audit Committee of our Board of Directors assists our Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our financial reporting processes, system of internal control, our process for monitoring compliance with laws and regulations, our audit process and standards of business conduct. Currently, the Audit Committee consists of Ms. Angelini, Mr. Ousley and Mr. Lopez, with Mr. Lopez serving as Chair. The Audit Committee held four meetings during 2025.

Our Board of Directors has determined that each member of the Audit Committee is an “independent director” within the rules of Nasdaq and the requirements set forth in Rule 10A-3(b)(1) of the Exchange Act. Our Board of Directors has further determined that each of Mr. Lopez and Mr. Ousley is an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K under the Exchange Act.

In discharging its duties, our Audit Committee, among its other duties:

•

Selects the independent registered public accounting firm, reviews the independent registered public accounting firm’s fee arrangements and proposed audit scope and approach, and pre-approves audit and non-audit services provided to the Company by the independent registered public accounting firm (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible);

•	Reviews on a continuing basis the adequacy of the Company’s system of internal controls and financial reporting process;

•

Reviews the performance of the Company’s independent registered public accounting firm and determines whether it is appropriate to adopt a policy of rotating independent registered public accounting firms on a regular basis;

•	Oversees the independence of the Company’s independent registered public accounting firm;

•

Reviews with management and the Company’s independent registered public accounting firm such accounting policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company’s financial statements, as are deemed appropriate for review by the Audit Committee prior to any interim or annual filings with the SEC or other regulatory body;

•

Meets with management and the independent registered public accounting firm to review and discuss the annual consolidated financial statements and the report of the independent registered public accounting firm thereon and, to the extent the independent registered public accounting firm or management brings any such matters to the attention of the Audit Committee, to discuss significant issues encountered in the course of the audit work, if any, such as restrictions on the scope of activities or access to required information;

•	Meets at least quarterly with management and the independent registered public accounting firm to review and discuss the quarterly condensed consolidated financial statements;

•

Meets at least quarterly with the independent registered public accounting firm in order to ensure sufficient independence is maintained from management and to provide the opportunity for the independent registered public accounting firm to brief the members of the Audit Committee in confidence;

•	Oversees management of the Company’s strategic risk exposure with respect to cybersecurity risks and financial risks;

•

Reviews the Company’s policies relating to the avoidance of conflicts of interest and reviews past or proposed transactions between the Company, members of the Board of Directors and management as well as policies and procedures with respect to officers’ expense accounts and perquisites, including the use of corporate assets; and

•	Reviews all related party transactions for potential conflicts of interest.

Compensation Committee

Currently, the Compensation Committee consists of Mr. Lopez, Mr. Ousley, and Ms. Angelini, with Ms. Angelini serving as Chair. The Board of Directors has determined that each member of the Compensation Committee currently serving or having served during 2025 is independent within the meaning of the applicable SEC and Nasdaq rules. The Compensation Committee held four meetings during 2025.

Pursuant to its charter, the Compensation Committee has responsibility for and authority to:

•

Review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and set the Chief Executive Officer’s compensation level based on this evaluation;

•

Develop, review and approve compensation policies and practices applicable to the Company’s officers who are deemed to be “executive officers” of the Company for SEC reporting purposes, including the criteria upon which executive compensation is based, the specific relationship of corporate performance to executive compensation and the composition of benefits;

•	Make recommendations to the Board of Directors with respect to the Company’s incentive compensation and equity-based compensation plans;

•

Review and approve any policy regarding the Company’s recovery of incentive-based executive compensation, and any revisions thereto, and shall oversee the implementation of such policies with respect to the Company’s incentive compensation plans;

•	Review the compensation and benefits offered to non-employee directors and recommend changes to the Board of Directors as appropriate; and

•

Administer and evaluate the Company’s incentive, equity-based and other executive compensation programs, including approving guidelines, making grants and awards and establishing annual award levels for employee stock options, units, restricted shares and other incentive and equity-based awards under such programs, interpreting and promulgating rules relating to the plans, modifying or canceling grants or awards, designating eligible participants and imposing limitations and conditions on grants or awards.

The Compensation Committee is authorized to delegate any portion of its authority to subcommittees and to engage external independent consultants, as deemed necessary.

Processes and Procedures

On an annual or more frequent basis, the Company’s Chief Executive Officer recommends to the Compensation Committee salary, annual bonus and long-term compensation levels for less senior officers, including the other named executive officers. The executive officers named in the Summary Compensation Table of this Proxy Statement are referred to as our “Named Executive Officers.” Each Named Executive Officer is reviewed annually based on whether various performance objectives were met during the preceding review period. An evaluation of each officer’s performance is presented to the Compensation Committee and used in the Compensation Committee’s review and analysis of such officer’s overall compensation. No other Named Executive Officer currently has a role in determining or recommending the form or amount of compensation paid to the Named Executive Officers, other than providing such financial or other information as the Compensation Committee may request from time to time. Although the participation of our Chief Executive Officer could influence performance targets, our Compensation Committee rather than our Chief Executive Officer makes all determinations regarding performance goals and targets. Our Chief Executive Officer does not attend any portion of meetings at which his compensation is discussed.

Independent Compensation Consultant

Pursuant to its charter, the Compensation Committee has the power, in its discretion, to retain at the Company’s expense, such independent counsel and other advisors and experts as it deems necessary or appropriate to carry out the Compensation Committee’s duties. Under its charter, the Compensation Committee has the express authority to decide whether to retain a compensation consultant to assist in the evaluation of compensation. If the Compensation Committee decides in its discretion to retain such a firm, the Board of Directors delegates to the Compensation Committee the sole authority to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of the Company’s senior executive officers (including all of the Named Executive Officers).

Analysis of Risk in Compensation Programs

In setting compensation, the Compensation Committee also considers the risks to the Company’s stockholders, and the Company as a whole, arising out of the Company’s compensation programs. The Compensation Committee considers the various elements of the Company’s compensation practices, including base salary, annual bonus programs, short and long-term incentive awards, the use of cash and equity awards, and how performance is evaluated. While our annual bonus programs may encourage short-term risk taking on the part of participating employees, the Compensation Committee believes that these risks are balanced by the use of fixed base salaries and long-term equity incentives that encourage employees to take a long-term view of our business aligned with the interests of the Company’s stockholders. The Compensation Committee did not identify any risks arising from the Company’s compensation policies and practices reasonably likely to have a material adverse effect on the Company.

Nominating Committee

The Nominating Committee assists in identifying individuals qualified to become members of the Board of Directors. Currently, the Nominating Committee consists of Ms. Angelini, Mr. Ousley, and Dr. Kuntz with Dr. Kuntz serving as Chair. The Board of Directors has determined that each of the members of the Nominating Committee is independent within the meaning of Nasdaq director independence standards. The Nominating Committee held no meetings during 2025.

Pursuant to its charter, the Nominating Committee has responsibility for and authority to:

•	Identify individuals qualified to become directors;

•	Evaluate and select, or recommend to the Board of Directors, director nominees for each election of directors;

•	Develop and recommend to the Board of Directors criteria for selecting qualified director candidates;

•	Review and make recommendations to the Board of Directors concerning the qualifications, appointment, and removal of committee members; and

•	Provide oversight in the evaluation of the Board of Directors and each committee.

Policy for Director Recommendations and Nominations

The primary role of the Nominating Committee is to develop and recommend to the Board of Directors criteria for identifying and evaluating director candidates and to establish a procedure for consideration of director candidates recommended by our stockholders. The Nominating Committee periodically assesses the appropriate size of the Board of Directors and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, the Nominating Committee seeks to identify and evaluate potential candidates at meetings of the Nominating Committee, which can take place at any point during the year.

Candidates may come to the attention of the Board of Directors through current members of the Board of Directors, professional search firms, stockholders or other parties. All candidates are evaluated based on a review of the individual’s qualifications, skills, independence and expertise. The Nominating Committee will consider candidates recommended by stockholders as nominees for election as directors of the Company.

If, rather than submitting a candidate to the Nominating Committee for consideration, a stockholder wishes to formally nominate a director, please see the deadlines described in “Stockholder Proposals for 2027 Annual Meeting of Stockholders” above and refer to our Bylaws for a complete description of the required procedures for nominating a candidate to our Board of Directors.

As part of its selection process, the Nominating Committee may consider recommendations of director candidates with diverse backgrounds and experience who are expected to enhance the quality of the Board of Directors, serve stockholders’ long-term interests and contribute to our overall corporate goals. Pursuant to our Corporate Governance Guidelines, we endeavor to have a Board of Directors representing diverse experience at policy-making levels in various areas that are relevant to our global activities. While the Nominating Committee has not established specific minimum criteria for candidates, the philosophy of the Nominating Committee is that directors should possess the highest personal and professional ethics, integrity and values, informed judgment, and sound business experience and be committed to representing the long-term interests of our stockholders. Candidates must also have an inquisitive and objective perspective, the ability to make independent analytical inquiries, practical wisdom and mature judgment. In evaluating candidates, the Nominating Committee may consider a candidate’s work experience related to our business, general professional experience and overall expected contributions to the Board of Directors in relation to other directors already serving on the Board of Directors. When evaluating existing directors for nomination for re-election, the Nominating Committee may also consider the directors’ past Board of Director and committee meeting attendance and participation.

The Nominating Committee evaluates candidates recommended by stockholders outside of the processes set forth in the Bylaws using the same criteria it uses to evaluate candidates from other sources. The Nominating Committee has the authority to retain outside counsel, experts, and other advisors as it determines appropriate to assist it in the performance of its functions, including sole authority to retain and terminate any search firm used to identify director candidates, and to approve the search firm’s fees and other retention terms.

Corporate Governance

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that assist the directors in following corporate practices that serve the best interests of the Company and its stockholders, including guidelines relating to board composition, director qualifications and selection process, director independence, board committees and auditor independence. The Corporate Governance Guidelines are available on the Corporate Governance page within the Investor Relations section of our website at www.identiv.com. The Nominating Committee and the Board of Directors review the Corporate Governance Guidelines annually and the Board of Directors may amend the Corporate Governance Guidelines at any time.

Voting for Directors in Uncontested Elections

Our Corporate Governance Guidelines provide that if a majority of the votes cast for a director are marked “against” or “withheld” in an uncontested election, the director must promptly tender his or her irrevocable resignation for the Board’s consideration.

Director Resignation Policy

It is our policy that the Board of Directors shall nominate or elect as a director only persons who agree to tender, promptly following his or her election or re-election to the Board, an irrevocable resignation that will be effective if (i) a majority of the votes cast for the director are marked “against” or “withheld” at the next annual meeting at which he or she faces re-election and (ii) the Board accepts such resignation. If such director’s resignation is accepted by our Board of Directors, then Board of Directors, in its sole discretion, may fill the resulting vacancy or may decrease the size of our Board of Directors. This policy is included in our Corporate Governance Guidelines.

Hedging Policy

We do not have a policy that prohibits hedging.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct and Ethics for all of our employees, including our Chief Executive Officer, Chief Financial Officer, any other principal accounting officers and for the members of our Board of Directors. Our Code of Conduct and Ethics is posted on the Corporate Governance page within the

Investor Relations section of our website, at www.identiv.com. The Board of Directors may amend the Code of Conduct and Ethics at any time and has the sole authority to approve any waiver of the Code of Conduct and Ethics relating to the activities of any of our senior financial officers, other executive officers and directors. We intend to disclose future amendments to certain provisions of our Code of Conduct and Ethics or waivers of such Code granted to executive officers and directors on our website at www.identiv.com within four business days following the date of such amendment or waiver.

Certain Relationships and Related Transactions

It is our policy that all employees, officers and directors must avoid any activity that is or has the appearance of conflicting with the interests of the Company. This policy is included in our Code of Conduct and Ethics. We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions relating to executive officers and directors must be approved by the independent and disinterested members of the Board of Directors or an independent and disinterested committee of the Board of Directors.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Director Compensation

For the board years beginning June 1, 2024 and ending May 31, 2025 and beginning June 1, 2025 and ending May 31, 2026 (each such period, a “board year”), our non-employee directors are eligible to receive the following compensation amounts in respect of their services as a member of our Board of Directors:

•	an annual retainer per board year of $125,000, except for the Chair of the Board or Lead Independent Director, who is eligible to receive an annual retainer of $175,000; and

•

an additional annual retainer per board year of $5,000 for service on each committee of the Board of Directors, and in addition the chair of the Audit Committee is eligible to receive an additional retainer of $20,000, and the chair of each of the Compensation Committee and the Nominating Committee is eligible to receive an additional retainer of $10,000 for each board year, respectively.

Each of our non-employee directors has elected to receive 50% of their annual retainer in restricted stock units (“RSUs”) under the 2011 Incentive Compensation Plan (the “2011 Plan”). The remaining 50% of the retainer is paid in cash in equal quarterly installments. Additionally, we reimburse our non-employee directors for all reasonable out- of-pocket expenses incurred in the performance of their duties as directors, which primarily consist of travel expenses associated with Board of Directors or committee meetings or with committee assignments.

Directors who are our employees do not receive additional compensation for their service on the Board of Directors.

The following table sets forth summary information concerning the compensation earned by our non-employee directors for their service as directors in 2025:

Name	Fees Earned ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Total ($)
Laura Angelini (3)	75,625	89,606	—	165,231
Gary Kremen (4)	63,542	69,715	—	133,257
Richard E. Kuntz, M.D. (5)	72,652	86,494	—	159,146
Miguel A. Lopez (6)	55,625	48,213	—	103,838
James E. Ousley (7)	98,125	98,605	—	196,730

(1)

The amounts reported in this column represent the aggregate grant date fair value of the RSUs computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”), rather than amounts paid to or realized by the named individual. The assumptions used in determining grant date fair value of these awards are set forth in Note 9 to our Consolidated Financial Statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2025. There can be no assurance that the price of our common stock when RSUs vest and settle will equal or exceed the price of our common stock on the date of the applicable RSU award.

(2)

Reflects RSUs granted for service as a director and on committees. The number of RSUs awarded in lieu of 50% of the annual retainer otherwise payable in cash was calculated by dividing the average price of our common stock over the five (5) trading days preceding the start of the board year. 1/12th of the RSUs subject to the RSU award vest monthly beginning on June 1, 2025, subject to the non-employee director’s continuous service through the applicable vesting date. Shares in settlement of vested RSUs will be delivered to the director on the earlier of (a) three (3) years from the initial vesting start date of the award or (b) the director’s separation of service.

(3)	At December 31, 2025, Ms. Angelini held 35,006 vested but not settled RSUs and 11,330 unvested RSUs.
(4)	At December 31, 2025, Mr. Kremen held 38,582 vested but not settled RSUs and 9,441 unvested RSUs. Mr. Kremen is not standing for re-election at the Annual Meeting.
(5)	At December 31, 2025, Dr. Kuntz held 34,251 vested but not settled RSUs and 10,574 unvested RSUs.
(6)	At December 31, 2025, Mr. Lopez held 11,707 vested but not settled RSUs and 11,707 unvested RSUs.
(7)	At December 31, 2025, Mr. Ousley held 51,686 vested but not settled RSUs and 14,351 unvested RSUs.

EXECUTIVE COMPENSATION

Executive Compensation

This section discusses the material elements of the Company’s compensation program for the executive officers included in the Summary Compensation Table (our “Named Executive Officers”) for the year ended December 31, 2025. In 2025, our Named Executive Officers and their positions with us were as follows:

Name	Position
Kirsten F. Newquist	Chief Executive Officer and Director
Edward Kirnbauer	Chief Financial Officer and Secretary
Justin Scarpulla	Former Chief Financial Officer and Secretary

Executive Summary

Our pay-for-performance philosophy links compensation to the achievement of our operational objectives, long-term performance goals and the enhancement of stockholder value.

Our Compensation Practices Benefit our Stockholders

We are focused on creating an effective compensation program that successfully aligns our key strategic objectives with the interests of our stockholders. To reinforce this, we have adopted policies and practices that guide our compensation practices as summarized below.

WHAT WE DO

• Pay for Performance | A significant portion of our Chief Executive Officer’s compensation is at risk, linked to Company performance and stockholder interests.

•

Emphasize Long-Term Equity Compensation Arrangements | We use equity awards to deliver long-
term incentive compensation opportunities to our executive officers, including our Named Executive
Officers. These equity awards vest over multi-year periods, which helps serve our long-term value creation goals and retention objective.

•

Reasonable Change-in-Control Arrangements | The post-employment compensation arrangements for
our executive officers, including our Named Executive Officers, provide for amounts and multiples that are within reasonable market norms.

• Engage with Stockholders | We engage in ongoing discussions with key institutional investors, including on the topic of compensation.

• Entirely Independent Compensation Committee | All of the members of the Compensation Committee are independent directors.

•

Clawback Policy | We have a compensation recoupment, or clawback, policy that requires recoupment of erroneously awarded incentive-based compensation paid to our current and former executive officers in the event of an accounting restatement.

WHAT WE DO NOT DO

• Pay Tax Gross-Ups | We do not provide “gross-ups” or tax payments in connection with any compensation element.

• Pay Unearned Dividends | We do not pay dividends or dividend equivalents on unvested equity awards.

• Options/SARs Granted Below FMV | We do not grant options or stock appreciation rights with exercise prices below the fair market value.

WHAT WE DO NOT DO

• Reprice Stock Options | Any repricing of options or stock appreciation rights granted under our 2011 Plan would require advance approval by our stockholders.

• Executive Perquisites | We do not provide any special perquisites or other personal benefits to our Named Executive Officers.

• Guaranteed Compensation | We do not guarantee salary increases, or long-term incentive awards to our Named Executive Officers.

•

Executive Retirement Programs | We do not offer our employees, including our Named Executive Officers, a pension plan or other executive retirement, or nonqualified deferred compensation plans or arrangements.

2025 Compensation Program Design and Results

We establish total direct compensation for our Named Executive Officers consisting of the following components:

•

Base Salary: We provide fixed compensation based on competitive local market practices that is intended to acknowledge and reward the core competence of our executives relative to their responsibilities, skills, experience and contributions to the Company.

•

Variable Compensation: Executives and other key employees of the Company are eligible to earn bonuses paid in cash and/or equity-based awards subject to the achievement of certain performance criteria determined by the Compensation Committee.

•

Equity Awards/Long-Term Incentive Compensation: We grant equity awards, generally comprised of RSUs vesting over a multiple-year period, aimed at incentivizing our executive officers to build sustainable long-term value for the benefit of our stockholders.

Base Salary

We provide base salaries to our executive officers to compensate them for their services rendered during the year and to provide them with a level of competitive and stable fixed compensation. During 2025, our Chief Executive Officer’s annual base salary was $400,000, effective as of August 4, 2025 our Chief Financial Officer’s annual base salary was $290,000 (prior to his appointment as our Chief Financial Officer on such date, his annual base salary was $264,992), and prior to his departure our Former Chief Financial Officer’s annual base salary was $345,000.

Variable Compensation

We use bonus opportunities to motivate our executive officers, including our Named Executive Officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. These bonuses are intended to help us to deliver a competitive total direct compensation opportunity to our executive officers. Our bonuses are generally entirely performance-based and may vary materially from year-to-year.

For 2025, our Chief Executive Officer and our Former Chief Financial Officer were each eligible to earn quarterly cash performance bonuses. During the first quarter of 2025, the Compensation Committee established weighted quarterly performance objectives for (a) revenue, (b) earnings before interest, taxes, depreciation and amortization (“EBITDA”) and (c) gross margin. Bonus payouts were determined on a sliding scale ranging from 90% to 150%, provided at least 90% of the weighted objective was achieved. Our Chief Executive Officer was eligible to earn up to $75,000 each quarter and our Former Chief Financial Officer was eligible to earn up to $31,250 each quarter.

The quarterly performance objectives for our Chief Executive Officer and our Former Chief Financial Officer for 2025 were as follows:

Quarterly Performance Period	Revenue Target	YTD EBITDA Target	YTD Gross Margin Target
2025 Q1	$5,263,000	$(4,251,000)	13.2%
2025 Q2	$5,814,000	$(8,553,000)	14.0%
2025 Q3	$6,448,000	$(12,612,000)	15.7%
2025 Q4	$6,751,000	$(15,761,000)	19.8%

The Compensation Committee reviewed the Company’s performance against the pre-established performance objectives shortly following each quarterly performance period for 2025. The Compensation Committee determined that the EBITDA targets were satisfied, for all four quarters and the revenue target was satisfied for the first and fourth quarters. Accordingly, our Chief Executive Officer earned and was paid a cash bonus of $52,500 for the first quarter, a cash bonus of $30,000 for each of the second and third quarters, and a cash bonus of $61,575 for the fourth quarter, (the bonus amount earned based on performance during the fourth quarter of 2025 was paid in the first quarter of 2026). Our Former Chief Financial Officer earned and was paid a cash bonus of $21,875 for the first quarter and a cash bonus of $12,500 for the second quarter. Mr. Scarpulla resigned as Chief Financial Officer and Secretary effective July 11, 2025, and was therefore not eligible to earn a performance bonus for the third and fourth quarters.

For 2025, in connection with his appointment as our Chief Financial Officer, Mr. Kirnbauer earned and was paid a guaranteed cash bonus for each of the third and fourth quarters of 2025 of $36,250 (the bonus amount earned based on performance during the fourth quarter of 2025 was paid in the first quarter of 2026). Prior to his appointment as Chief Financial Officer, Mr. Kirnbauer was not eligible to earn a cash incentive bonus.

Equity Awards/Long-Term Incentive Compensation

We use long-term incentive compensation in the form of equity awards to motivate our executive officers, including our Named Executive Officers, by providing them with the opportunity to build an equity interest in the Company and to share in the potential appreciation of the value of our common stock. During 2025, our Chief Executive Officer and our Former Chief Financial Officer were not awarded any new equity awards. During 2025, our Chief Financial Officer received two equity awards. First, on July 29, 2025, in connection with his appointment as Acting Chief Financial Officer, Mr. Kirnbauer was granted an award of 25,000 RSUs under the 2011 Plan which will vest in full on July 11, 2026, subject to his continued service through the applicable vesting date, further subject to acceleration pursuant to the Kirnbauer Employment Agreement (as defined below). Second, on August 9, 2025, in connection with his recent appointment as Chief Financial Officer, Mr. Kirnbauer was granted an award of 15,000 RSUs under the 2011 Plan which will vest in full on July 11, 2026, subject to his continued service through the applicable vesting date, further subject to acceleration pursuant to the Kirnbauer Employment Agreement (as defined below).

Retirement Plan

We maintain a 401(k) retirement savings plan for our employees, including our Named Executive Officers, who satisfy certain eligibility requirements. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same terms as other employees. The Company may make discretionary contributions to the 401(k) plan. For 2025, we made matching contributions of 50% of the first 4.0% of an eligible employee’s eligible compensation contributed under our 401(k) plan.

Welfare and Health Benefits

We provide health and welfare benefits to our executive officers, including our Named Executive Officers, on the same basis as all of our full-time employees. These benefits generally include health, dental, vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide vacation and other paid holidays to all employees, including our executive officers.

Perquisites and Other Personal Benefits

Consistent with our pay-for-performance compensation philosophy, we believe perquisites for executive officers should be limited in scope and value, and should only be offered when they provide necessities or conveniences that allow our executive officers to focus on and optimally perform in their role with us. We do not currently provide perquisites or other personal benefits to our executive officers.

Recoupment (or “Clawback”) Policy

We maintain an Incentive-Based Compensation Recoupment Policy (the “Recoupment Policy”) that provides for the recoupment of excess incentive compensation paid to executive officers, including our Named Executive Officers, in the event of an accounting restatement due to material noncompliance with financial reporting requirements to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified by Section 10D of the Exchange Act, and Nasdaq listing rule 5608. This Recoupment Policy applies to compensation that is granted, earned, or vested based in whole or in part upon the attainment of a financial reporting measure and provides for the reimbursement or forfeiture by the executive officer of the excess portion of the compensation received by the executive officers during the three preceding fiscal years.

Equity Grant Practices and Policies

We have not granted individual employees stock options since 2016, and we do not make any grants of stock appreciation rights or similar option-like instruments. Although we do not have a formal policy with respect to the timing of our equity award grants, the Compensation Committee generally grants equity awards on a predetermined annual schedule, and we do not take material nonpublic information into account when determining the timing and terms of such awards. In addition, we do not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation.

Summary Compensation Table

The following table sets forth information concerning the compensation of our Named Executive Officers for the years ended December 31, 2025 and 2024:

Name and Principal Position	Year	Salary $(1)	Bonus $(2)	Stock Awards $(3)	Non-Equity Incentive Plan Compensation $(4)	All Other Compensation $(5)	Total $
Kirsten F. Newquist Chief Executive Officer and Director	2025	400,000	—	—	211,575	4,800	616,375
	2024	284,872	62,500	1,674,000	75,000	5,083	2,101,455
Edward Kirnbauer Chief Financial Officer and Secretary	2025	283,191	89,062	141,950	—	4,912	519,115

Justin Scarpulla(6) Former Chief Financial Officer and Secretary	2025	193,604	—	—	65,625	5,185	264,414
	2024	340,000	—	731,775	93,750	5,750	1,171,275

(1)

The amounts reported in this column reflect the actual base salary payments earned by our Named Executive Officers in the applicable fiscal year. For Mr. Kirnbauer, this amount includes salary paid to him between January 1, 2025 and July 10, 2025 during which time he was our Global Corporate Controller as well as salary paid to him between July 11, 2025 and August 4, 2025 when he was our Acting Chief Executive Officer and Secretary, and salary paid to him between August 4, 2025 and December 31, 2025 when he was our Chief Financial Officer.

(2)

The amount reported in this column represents a guaranteed performance bonus paid to Ms. Newquist in the second quarter of 2024. For Mr. Kirnbauer the amounts reported in this column represent a nonperformance-based bonus paid of $16,562 in the second quarter of 2025, and guaranteed cash bonuses of $36,250 paid in the third quarter of 2025 and the first quarter of 2026 based on performance during 2025.

(3)

The amounts reported in this column represent the aggregate grant date fair value of the RSU or PSU award computed in accordance with FASB ASC 718, rather than amounts paid to or realized by the named individual. There can be no assurance that the price of our common stock when RSUs or PSUs vest and settle will equal or exceed the price of our common stock on the date of the applicable RSU or PSU award. The assumptions used in determining grant date fair value of these awards are set forth in Note 9 to our Consolidated Financial Statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2025.

(4)

The amounts reported in this column represent quarterly performance-based bonuses earned under the Company’s variable compensation plan in the applicable fiscal year. Includes the fourth quarter 2025 and 2024 performance-based bonuses paid in 2025 of $37,500 and in 2026 of $61,575.

(5)	The amounts reported in this column for 2025 and 2024 represent employer matching contributions made by the Company to the Named Executive Officer’s account under the Company’s 401(k) Plan.
(6)	Mr. Scarpulla resigned as Chief Financial Officer and Secretary effective July 11, 2025.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the outstanding equity awards held by our Named Executive Officers as of December 31, 2025:

		Stock Awards
Name	Date of Grant	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)
Kirsten F. Newquist(2)	6/28/24	125,000	$480,000
Edward Kirnbauer(3)	10/31/22	3,750	$14,400
	5/1/24	18,750	$72,000
	7/29/25	25,000	$96,000
	8/9/25	15,000	$57,600
Justin Scarpulla(4)	—	—	$—

(1)	The market value is based on the closing price of our common stock on December 31, 2025, which was $3.84 per share.
(2)

Ms. Newquist was granted 200,000 RSUs under the 2011 Plan on June 28, 2024. 25% of these RSUs vested on April 15, 2025 and the remaining 75% of the RSUs will vest in equal quarterly installments thereafter through April 15, 2028, subject to her continued service through the applicable vesting dates, subject to acceleration pursuant to the Newquist Employment Agreement.

(3)

Mr. Kirnbauer was granted awards of 15,000 RSUs and 25,000 RSUs under the 2011 Plan on August 9, 2025 and July 29, 2025, respectively. Each of these RSU awards will vest 100% on July 11, 2026, subject to acceleration pursuant to the Kirnbauer Employment Agreement. Mr. Kirnbauer was granted 30,000

RSUs and 15,000 RSUs under the 2011 Plan on May 1, 2024 and October 31, 2022, respectively. These RSUs vested 25% on June 1, 2025 and December 1, 2024, respectively, with the remaining RSUs vesting quarterly over the following three (3) years, subject to his continued service through the vesting date, subject to acceleration pursuant to the Kirnbauer Employment Agreement.
(4)

Mr. Scarpulla was granted 62,500 RSUs under the 2011 Plan on June 8, 2024. These RSUs vested 50% on April 15, 2025, with the remaining RSUs vesting quarterly over the following year, subject to his continued service through the vesting date, subject to acceleration pursuant to the Scarpulla Employment Agreement. Mr. Scarpulla was granted 85,000 and 75,000 RSUs under the 2011 Plan on February 28, 2022 and October 31, 2022, respectively. These RSUs vested 25% on January 1, 2023 and December 1, 2023, respectively, with the remaining RSUs vesting quarterly over the following three (3) years, subject to his continued service through the vesting date, subject to acceleration pursuant to the Scarpulla Employment Agreement. Upon Mr. Scarpulla’s resignation on July 11, 2025, his unvested RSUs were forfeited.

Employment Agreements; Termination / Change in Control Arrangements

We have entered into employment agreements with our Named Executive Officers. Below is a description of the material terms of each agreement, including severance provisions.

Employment Agreement with Kirsten F. Newquist

On April 1, 2024, we entered into an executive employment agreement with Kirsten F. Newquist (the “Newquist Employment Agreement”), pursuant to which Ms. Newquist joined the Company as President of the Company’s RFID business on April 15, 2024. In connection with the Company’s sale of its physical security business in 2024, and effective as of September 6, 2024, Ms. Newquist was appointed to serve as our Chief Executive Officer. Pursuant to the Newquist Employment Agreement, Ms. Newquist’s annual base salary is $400,000 and she is eligible to earn a quarterly performance bonus of up to 18.75%, or $75,000, of her annual salary at the end of each fiscal quarter (up to $300,000 annually), payable in cash within sixty (60) days after the fiscal quarter in which the bonus is earned. Pursuant to the Newquist Employment Agreement, Ms. Newquist was granted an initial award of 200,000 RSUs under the 2011 Plan on June 28, 2024. The initial RSU award will vest 25% on April 15, 2025 and 75% in equal quarterly installments thereafter through April 15, 2028, subject to Ms. Newquist’s continued service through the applicable vesting dates, and further subject to acceleration as described below. In addition, on July 29, 2024, Ms. Newquist was granted an award of 200,000 PSUs which was subject to vesting based on achievement of performance metrics established by the Compensation Committee, beginning August 1, 2024 through December 31, 2025, subject to her continued service through the applicable vesting dates. In 2025, 50,000 of these PSUs vested as the performance metrics were achieved. The remaining 150,000 PSUs vested in 2026 as the performance metrics were achieved in 2025.

Pursuant to the Newquist Employment Agreement, Ms. Newquist may become entitled to severance benefits if she is terminated without cause or is constructively terminated (each as defined in the Newquist Employment Agreement), either apart from or in connection with a change in control (as defined in the Newquist Employment Agreement). If Ms. Newquist is terminated without cause or she is constructively terminated, and she executes a release of claims in a form satisfactory to the Company that becomes irrevocable within sixty (60) days after her termination of employment, Ms. Newquist is entitled to receive (a) a lump sum payment equal to twelve (12) months of her then-current base salary paid in cash on the sixtieth (60th) day following her last day of employment, (b) reimbursement of COBRA premiums for the continuation of Company group health coverage until the earlier of (12) months from the month after her last day of employment and the time that she becomes eligible to receive group health coverage from a subsequent employer, and (c) accelerated vesting of her then-outstanding options, RSUs and similar equity awards subject to service-based vesting with respect to that number of shares that would have vested in the ordinary course in the first twelve (12) months after her termination, such vesting to be effective as of her last day of employment. In addition, in the event that Ms. Newquist is terminated without cause or is constructively terminated during the twelve (12)-month period following the effective date of a change in control, provided that she executes a release of claims in a form satisfactory to the Company that becomes irrevocable within sixty (60) days after her termination of employment, Ms. Newquist will become entitled to receive full accelerated vesting of all of her then-outstanding options, RSUs and similar equity awards subject to service-based vesting, effective as of her last day of employment.

Employment Agreement with Edward Kirnbauer

On August 1, 2025, we entered into an executive employment agreement with Edward Kirnbauer (the “Kirnbauer Employment Agreement”), pursuant to which Mr. Kirnbauer was appointed Chief Financial Officer and Secretary effective August 4, 2025. Pursuant to the Kirnbauer Employment Agreement, Mr. Kirnbauer’s annual base salary is $290,000 and he is eligible to earn a quarterly performance bonus of up to 12.5% of his annual base salary at the end of each fiscal quarter beginning with the third quarter of fiscal year 2025, payable in cash within sixty (60) days after the fiscal quarter in which the bonus is earned. Pursuant to the Kirnbauer Employment Agreement, Mr. Kirnbauer’s quarterly performance bonus for the third and fourth quarters of 2025 were guaranteed at 100% payout. Mr. Kirnbauer was granted 15,000 RSUs under the 2011 Plan on August 9, 2025. The initial RSU award will vest 100% on July 11, 2026, subject to Mr. Kirnbauer’s continued service through the applicable vesting date, and further subject to acceleration as described below.

Pursuant to the Kirnbauer Employment Agreement, Mr. Kirnbauer may become entitled to severance benefits if he is terminated without cause or is constructively terminated (each as defined in the Kirnbauer Employment Agreement), either apart from or in connection with a change in control (as defined in the Kirnbauer Employment Agreement). If Mr. Kirnbauer is terminated without cause or he is constructively terminated, and he executes a release of claims in a form satisfactory to the Company that becomes irrevocable within sixty (60) days after his termination of employment, Mr. Kirnbauer is entitled to receive (a) a lump sum payment equal to twelve (12) months of his then-current base salary, (b) reimbursement of COBRA premiums for the continuation of Company group health coverage until the earlier of (12) months from the month after his last day of employment and the time that he becomes eligible to receive group health coverage from a subsequent employer, and (c) full accelerated vesting of all of his then-outstanding options, RSUs and similar equity awards subject to service-based vesting, effective as of his last day of employment.

Employment Agreement with Justin Scarpulla

On October 25, 2021, we entered into an executive employment agreement with Justin Scarpulla pursuant to which Mr. Scarpulla served as our Chief Financial Officer, Principal Accounting Officer and Principal Financial Officer. He was appointed to this role by the Board of Directors on December 6, 2021. On April 17, 2024, we entered into a letter agreement amending the executive employment agreement with Mr. Scarpulla (as amended, such agreement the “Scarpulla Employment Agreement”). Pursuant to the Scarpulla Employment Agreement, prior to his resignation, Mr. Scarpulla’s annual base salary was $345,000 and he was eligible to earn a quarterly performance bonus of up to $31,250 (up to $125,000 annually). In addition, on July 29, 2024, Mr. Scarpulla was granted an award of 62,500 PSUs, which would vest, if at all, based on the level of achievement of performance metrics established by the Compensation Committee, beginning August 1, 2024 through December 31, 2025, subject to his continued service through the applicable vesting dates. Mr. Scarpulla resigned as our Chief Financial Officer effective as of July 11, 2025. Upon Mr. Scarpulla’s resignation, his unvested RSUs and PSUs were forfeited.

PAY VERSUS PERFORMANCE

Year	Summary Compensation Table Total for CEO #1 ($)(1)	Summary Compensation Table Total for CEO #2 ($)(2)	Compensation Actually Paid to CEO #1 ($)(3)	Compensation Actually Paid to CEO #2 ($)(4)	Average Summary Compensation Table Total for non-CEO Named Executive Officers ($)(5)(6)	Average Compensation Actually Paid to non-CEO Named Executive Officers ($)(7)	Value of Initial Fixed $100 Investment Based on Company Total Stockholder Return ($)	Net Income (Loss) ($)

2025	616,375	—	626,750	—	391,765	184,136	45.18	(18,003,000)

2024	2,101,455	1,545,998	1,891,455	1,545,998	1,171,275	708,724	64.89	74,820,000

2023	—	424,846	—	424,846	367,554	473,112	146.10	(5,489,000)

(1)

The dollar amounts reported are the total compensation reported to Ms. Newquist (“CEO #1”) for each fiscal year in the “Total” column of the Summary Compensation Table. Ms. Newquist became our Chief Executive Officer on September 6, 2024.

(2)

The dollar amounts reported are the total compensation reported to Mr. Humphreys (“CEO #2”) for each fiscal year in the “Total” column of the Summary Compensation Table. Mr. Humphreys served as our Chief Executive Officer from September 2014 until September 6, 2024.

(3)	The following represents the adjustments made to the Summary Compensation Table totals for our CEO #1 to derive the compensation actually paid to our CEO #1.

Adjustments	2025	2024	2023

Amounts reported in “Stock Awards” column of SCT	—	(1,674,000)	—

Fair value of outstanding and unvested stock awards that were granted in the current year	—	1,464,000	—

Change in fair value of stock awards outstanding and unvested at the end of the current year that were granted in a prior year	49,500	—	—

Fair value of stock awards granted and vested in the current year	—	—	—

Change in fair value for stock awards vested in the current year that were granted in a prior year	(39,125)	—	—

Fair value at the end of the prior year of stock awards that failed to meet vesting conditions in the year	—	—	—

Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation	—	—	—

(4)	No adjustments were made to the Summary Compensation Table totals to derive the compensation actually paid to Mr. Humphreys in his role as CEO #2.
(5)

Mr. Kirnbauer and Mr. Scarpulla were Named Executive Officers included in the non-CEO Named Executive Officer average for fiscal year 2025. Mr. Scarpulla was the only Named Executive Officer included in the non-CEO Named Executive Officer average for fiscal year 2024 and 2023.

(6)

The dollar amounts reported represent the average of the amounts reported for our non-CEO Named Executive Officers as a group in the “Total” column of the Summary Compensation Table in each applicable fiscal year.

(7)

The following represents the adjustments made to the Summary Compensation Table totals for our non-CEO Named Executive Officers to derive the average compensation actually paid to our non-CEO Named Executive Officers.

Adjustments	2025	2024	2023
Amounts reported in “Stock Awards” column of the Summary Compensation Table	(70,975)	(731,775)	—
Fair value of outstanding and unvested stock awards that were granted in the current year	76,800	457,500	—
Change in fair value of stock awards outstanding and unvested at the end of the current year that were granted in a prior year	2,025	(293,409)	(300,921)
Fair value of stock awards granted and vested in the current year	—	208,650	405,731
Change in fair value of stock awards vested in the current year that were granted in a prior year	(27,904)	(103,517)	747
Fair value at the end of the prior year of stock awards that failed to meet vesting conditions in the year	(187,575)	—	—
Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation	—	—	—

Comparison of “Compensation Actually Paid” to TSR

Comparison of “Compensation Actually Paid” to Net Income (Loss)

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2025 about our common stock that may be issued pursuant to awards under our existing equity compensation plans.

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,091,654		$—		1,227,441
Equity compensation plans not approved by security holders	—		—		—

Total	1,091,654	(1)	$—	(1)	1,227,441	(2)

(1)	As of December 31, 2025, there were 791,654 RSUs outstanding and 300,000 PSUs outstanding under the 2011 Plan.
(2)	Consists of 293,888 shares available for issuance under our Employee Stock Purchase Plan and 933,553 shares available for issuance under the 2011 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information known to us as of [•], 2026 with respect to the beneficial ownership of our common stock by:

•	each person who is known by us to be the beneficial owner of 5% or more of our outstanding common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all current directors and executive officers, as a group.

Except as otherwise indicated, and subject to applicable community property laws, to our knowledge, the persons named in the table below have sole voting and dispositive power with respect to all shares held by them. Applicable percentage ownership in the following table is based on [●] shares of our common stock issued and outstanding as of [●], 2026.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable within 60 days of [●], 2026 or RSUs that are currently vested but where settlement has been deferred or that vest within 60 days of [●], 2026 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless specified below, the mailing address for each individual, officer or director is c/o Identiv, Inc., 1900-B Carnegie Avenue, Santa Ana, CA 92705.

Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number		Percentage
5% Stockholders
Bleichroeder LP(1)	[	●]	19.9%
1345 Avenue of the Americas, 47th Floor, New York, NY 10105
Radoff Family Foundation / Bradley L. Radoff(2)	2,322,345		[	●]%
2727 Kirby Drive, Unit 29L, Houston, TX 77098
Flint Ridge Capital LLC / John P. Szabo, Jr.(3)	1,355,000		[	●]%
1343 Main Street, Suite 704, Sarasota, FL 34236

Directors, Nominees and Named Executive Officers
Laura Angelini(4)	[	●]	[	●]%
Edward Kirnbauer(5)	[	●]	[	●]%
Gary Kremen(6)	[	●]	[	●]%
Richard E. Kuntz, M.D.(7)	[	●]	[	●]%
Miguel A. Lopez(8)	[	●]	[	●]%
Kirsten F. Newquist	[	●]	[	●]%
James E. Ousley(9)	[	●]	[	●]%
Justin Scarpulla(10)	[	●]	[	●]%
All current directors, nominees and executive officers as a group (7 persons)(11)	[	●]	[	●]%

*	Less than one percent.
(1)	Based on information set forth in Amendment No. 4 to Schedule 13D/A filed jointly on March 21, 2025 by Bleichroeder LP, Bleichroeder Holdings LLC, the general partner of Bleichroeder LP, and Andrew

Gundlach, the Chairman and CEO of Bleichroeder LP (collectively, “Bleichroeder”), Bleichroeder has sole voting and dispositive power with respect to 5,079,713 shares of common stock. In accordance with a stockholder agreement with the Company, conversion of the Company’s Series B Preferred Stock held by Bleichroeder is subject to a beneficial ownership limitation of 19.9% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion. Because of this limitation, the number of shares reported in the table above represents 19.9% of the Company’s outstanding common stock as of [●], 2026. If there was no 19.9% limitation on the conversion of the Series B Preferred Stock, Bleichroeder would be deemed to be the beneficial owner of approximately 9,958,525 shares, representing approximately [●]% of the outstanding shares as of [●], 2026. If Proposal No. 4 is approved by the Company’s stockholders at the Annual Meeting, Bleichroeder may become the beneficial owner of shares of common stock in excess of the current 19.9% beneficial ownership limitation.
(2)

Based solely on information set forth in Amendment No. 3 to Schedule 13D/A filed jointly on August 27, 2025 by the Radoff Family Foundation (the “Radoff Foundation”) and Bradley L. Radoff, the Radoff Foundation has shared voting and dispositive power with respect to 297,345 shares of common stock and Mr. Radoff has sole voting and dispositive power with respect to 2,025,000 shares of common stock and shared voting and dispositive power with respect to 297,345 shares of common stock. According to the Schedule 13D/A, although Mr. Radoff serves as a director of the Radoff Foundation and may be deemed to beneficially own the shares owned directly by the Radoff Foundation, each filer disclaims beneficial ownership of the shares that he or it does not directly own.

(3)

Based solely on information set forth in Amendment No. 1 to Schedule 13G/A filed jointly on February 14, 2024 by Flint Ridge Capital LLC (“Flint Ridge”), Flint Ridge Partners L.P. (the “Fund”), and John P. Szabo, Jr., Flint Ridge and the Fund each have shared voting and dispositive power with respect to 1,355,000 shares of common stock, and Mr. Szabo has sole voting and dispositive power with respect to 292,157 shares of common stock and shared voting and dispositive power with respect to 1,710,000 shares of common stock. According to the Schedule 13G/A, Flint Ridge is the general partner and investment adviser of the Fund and Mr. Szabo is the control person of Flint Ridge, the Fund filed jointly with Flint Ridge and Mr. Szabo, but not as a member of a group and it expressly disclaims membership in a group, and each filer disclaims beneficial ownership of the stock except to the extent of that person’s pecuniary interest therein.

(4)

Includes [●] RSUs that vest within 60 days of [●], 2026 and 14,773 and 22,659 fully vested RSUs where settlement has been deferred to the earlier of June 1, 2027 and June 1, 2028, respectively, or departure from the Board of Directors.

(5)	Includes [●] RSUs that vest within 60 days of [●], 2026.
(6)

Includes [●] RSUs that vest within 60 days of [●], 2026, and 18,182 and 18,882 fully vested RSUs where settlement has been deferred to the earlier of June 1, 2027 and June 1, 2028, respectively, or departure from the Board of Directors.

(7)

Includes [●] RSUs that vest within 60 days of [●], 2026 and 14,773 and 21,148 fully vested RSUs where settlement has been deferred to the earlier of June 1, 2027 and June 1, 2028, respectively, or departure from the Board of Directors.

(8)	Consists of [●] fully vested RSUs where settlement has been deferred to the earlier of June 1, 2028, or departure from the Board of Directors.
(9)

Includes [●] RSUs that vest within 60 days of [●], 2026, and 23,295 and 28,701 fully vested RSUs where settlement has been deferred to the earlier of June 1, 2027 and June 1, 2028, respectively, or departure from the Board of Directors.

(10)	Mr. Scarpulla resigned as Chief Financial Officer and Secretary effective July 11, 2025. The information presented is based solely on information available to the Company as of [●], 2026.
(11)

Includes an aggregate of [●] RSUs that vest within 60 days of [●], 2026, and 71,023 and 114,804 fully vested RSUs where settlement has been deferred to the earlier of June 1, 2027 and June 1, 2028, respectively, or departure from the Board of Directors.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is composed of three members and acts under a written charter adopted and approved by the Board of Directors. The members of the Audit Committee are independent as defined by the Audit Committee’s charter, Nasdaq listing standards and the Securities Exchange Act of 1934, as amended.

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our financial reporting processes, system of internal controls, processes for monitoring compliance with laws and regulations, audit processes and standards of business conduct. The Audit Committee manages the relationship with our independent registered public accounting firm. The Audit Committee also oversees the Sarbanes-Oxley compliance of the Company. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to allocate appropriate funding, as determined by the Audit Committee, for such advice and assistance.

The Audit Committee has reviewed and discussed with management the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2025. The Audit Committee also has discussed with the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (United States) (the “PCAOB”). Furthermore, the Audit Committee has received written disclosures and letter communications from our independent registered public accounting firm required by the PCAOB regarding communications with the Audit Committee concerning independence and has discussed the independent registered public accounting firm’s independence from the Company and our management, and considered whether the provision of other non-audit services by our independent registered public accounting firm to the Company is compatible with the independent registered public accounting firm’s independence.

In performing all these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of our management and independent registered public accounting firm. Management has primary responsibility for preparing the Company’s consolidated financial statements and for our financial reporting process. Our independent registered public accounting firm for the fiscal year ended December 31, 2025 is responsible for expressing an opinion on the conformity of our audited consolidated financial statements to accounting principles generally accepted in the United States. In reliance on the reviews and discussions referred to in this report, and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2025 be included for filing with the SEC in our Annual Report on Form 10-K for the year ended December 31, 2025, and the Board of Directors has approved such inclusion.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Miguel A. Lopez, Chair
Laura Angelini
James E. Ousley

PROPOSAL NO. 4

THE NASDAQ PROPOSAL

Background

At the Annual Meeting, our stockholders are being asked to approve a proposal that provides for the potential issuance of a number of shares of our common stock, including as a result of the accretion of dividends (the “Conversion Shares”), in excess of 19.99% of our outstanding shares of common stock upon the conversion of Series B Preferred Stock that we issued to 21 April Fund, Ltd. and 21 April Fund, L.P. (collectively, “21 April Funds”), for which Bleichroeder LP (“Bleichroeder”) acts as investment advisor and is deemed the beneficial owner at less than the “minimum” price under Nasdaq Listing Rule 5635(d) and which may be deemed a “change of control” under Nasdaq Listing Rule 5635(b). As of [●], 2026, the Conversion Shares represent an aggregate of up to [●] shares of common stock that may be issued. This number is subject to increase as the Series B Preferred Stock continues to accrue dividends at a rate of 3% per year.

Summary of Transaction

On December 21, 2017, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the 21 April Funds. Pursuant to the Securities Purchase Agreement, we agreed to issue and sell to the 21 April Funds up to 5,000,000 shares of our Series B Preferred Stock. The 21 April Funds agreed to purchase an aggregate of 3,000,000 Series B Preferred Stock at a price of $4.00 per share at the initial closing of the transaction, and at the sole option of the Company, an additional 2,000,000 Series B Preferred Stock at a price of $4.00 per share at a second closing, if any (the “Private Placement”). On May 30, 2018, the Company issued 2,000,000 shares of Series B Preferred Stock at a price of $4.00 per share in the second closing of the Private Placement. Among other things, the Securities Purchase Agreement required that the Company (i) file prior to the initial closing a certificate of designation providing for the rights, preferences and privileges of the Series B Preferred Stock with the Secretary of State of the State of Delaware (the “Certificate of Designation”) and (ii) enter into a Stockholder Agreement (as defined below) with 21 April Funds providing for certain contractual arrangements among the parties.

The Certificate of Designation authorizes 5,000,000 shares of Series B Preferred Stock and provides for the rights, preferences and privileges of the Series B Preferred Stock. Each share of Series B Preferred Stock is entitled to an annual dividend of 5% for the first six years following issuance and 3% for each year thereafter, with the Company retaining the option to settle each year’s dividend after the tenth year in cash. The dividends accrue and are payable in kind upon such time as the Series B Preferred Stock converts into our common stock. Each share of Series B Preferred Stock is convertible at the option of the holder thereof into common stock: (i) following the sixth anniversary of the initial closing of the Private Placement or (ii) if earlier, during the 30 day period following the last trading day of any period of three or more consecutive trading days that the closing market price of the common stock exceeds $10.00.

Each share of Series B Preferred Stock is convertible into such number of shares of common stock determined by taking the accreted value of such share of Series B Preferred Stock (purchase price plus accrued but unpaid dividends) and dividing such value by the stated value of such share of Series B Preferred Stock ($4.00 per share, subject to adjustment for dilutive issuances, stock splits, stock dividends and the like); provided, however, that the Company shall not convert any Series B Preferred Stock if doing so would cause the holder thereof, along with its affiliates, to beneficially own in excess of 19.9% of the outstanding common stock immediately after giving effect to the applicable conversion (the “Ownership Limitation”), unless waiver of this restriction has been effected by the holder requesting conversion of Series B Preferred Stock. Such holder may waive the Ownership Limitation applicable to its Series B Preferred Stock, provided that such waiver (i) will not be effective until the 61st day after such notice is delivered to the Company, (ii) shall only apply to such holder requesting the waiver and (iii) will not be effective to the extent such waiver would require prior approval of our stockholders, unless such approval has been obtained. In general, the Series B Preferred Stock is not entitled to vote except in certain limited cases, including on change of control transactions where the price per share distributable to our stockholders is expected to be less than $4.00 per share. The Certificate of Designation further provides that in the event of, among other things, any change of control, liquidation or dissolution of the Company, the holders of the Series B Preferred Stock will be entitled to receive, on a pari passu basis with the holders of the common stock, the same amount and form of consideration that the holders of common stock receive (on an as-if-converted-to-common-stock basis and without regard to the Ownership Limitation).

In connection with the Private Placement, we entered into a stockholder agreement with the 21 April Funds, dated as of December 21, 2017 (the “Stockholder Agreement”), pursuant to which we must file one or more registration statements with the SEC covering the resale of the shares of common stock underlying the Series B Preferred Stock sold in the Private Placement and any common stock issued or issuable as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Series B Preferred Stock. The Stockholder Agreement includes customary indemnification rights in connection with the registration statements.

Reasons for Requesting Stockholder Approval

Our common stock is listed on the Nasdaq Capital Market and, as a result, we are subject to Nasdaq’s Listing Rules, including Nasdaq Listing Rule 5635:

•

Nasdaq Listing Rule 5635(b). Under Nasdaq Listing Rule 5635(b), prior stockholder approval is required for the issuance or potential issuance of securities that could result in a change of control of the issuer, which for purposes of Nasdaq Listing Rule 5635(b), is generally deemed to occur when, as a result of an issuance, an investor or a group of investors acquires, or has the right to acquire, 20% or more of the outstanding equity or voting power of the company and such ownership or voting power would be the company’s largest ownership position. The potential issuance of the Conversion Shares may result in the 21 April Funds (or their assignees and successors) acquiring more than 20% of our shares of common stock or of the related voting power by the 21 April Funds and Bleichroeder.

•

Nasdaq Listing Rule 5635(d). Under Nasdaq Listing Rule 5635(d), prior stockholder approval is required for the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock), which equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance, at a price less than the lower of: (i) the closing price immediately preceding the signing of the binding agreement, or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement for the transaction. To issue securities that equal more than 19.99% of the shares of our common stock, we must obtain stockholder approval to issue such incremental shares of common stock.

On June 24, 2026, we entered into a governance letter agreement with Bleichroeder (the “Governance Agreement”) pursuant to which we agreed to include the Nasdaq Proposal in this Proxy Statement, to use commercially reasonably efforts to obtain approval of the Nasdaq Proposal, and, if we do not obtain such approval, to include the Nasdaq Proposal in any subsequent proxy statement thereafter for a special or annual meeting of stockholders.

As such, we are seeking stockholder approval to issue more than 19.99% of the shares of our common stock to the 21 April Funds, and to allow for the conversion of the Series B preferred Stock, which conversion may result in a change in control of the Company. We are seeking such approval in order to satisfy Nasdaq Listing Rules 5635(b) and (d) and the terms of the Governance Agreement prior to issuing more than 2,885,631 shares of our outstanding common stock to the 21 April Funds, which number represents 19.99% of the number of shares of common stock outstanding immediately prior to our execution of the Securities Purchase Agreement. As of [●], 2026, the 5,000,000 shares of Series B Preferred Stock held by the 21 April Funds are convertible into [●] shares of common stock, none of which have been issued.

Potential Effects of the Proposal

The Conversion Shares would have the same rights and privileges as the shares of our currently authorized common stock. The issuance of such shares will not affect the rights of the holders of our outstanding common stock, but such issuance will have a dilutive effect on our existing stockholders, including on the voting power and economic rights of existing stockholders, and may result in a decline in the price of our common stock or in greater price volatility. If our stockholders approve the Nasdaq Proposal, the Conversion Shares would constitute more than 19.99% of our outstanding shares of common stock.

If our stockholders do not approve the Nasdaq Proposal at the Annual Meeting, the Ownership Limitation will remain in effect and we intend to continue to seek stockholder approval until we receive such approval.

In approving the issuance of the Conversion Shares, our Board of Directors unanimously believed it was in the best interests of the Company and our stockholders to allow for the potential issuance of shares of our common stock to the 21 April Funds (i) in excess of 19.99% of our issued and outstanding common stock or voting power on the date of the execution of the Securities Purchase Agreement, and (ii) that may cause the 21 April Funds and Bleichroeder to become, directly or indirectly, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 19.99% of either (i) the total number of shares of common stock outstanding of such date or (ii) the total voting power of our securities outstanding as of such date that are entitled to vote on a matter being voted on by holders of our common stock.

No Appraisal Rights

Under applicable Delaware law, our stockholders are not entitled to appraisal rights with respect to the issuance the Conversion Shares, and we will not independently provide stockholders with any such rights.

Required Vote

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposal in person or by proxy will be required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the approval of the Nasdaq Proposal.

PROPOSAL NO. 5

THE SAY ON PAY PROPOSAL

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), as well as Section 14A of the Exchange Act and the rules promulgated thereunder, we are asking stockholders to approve, on a non-binding advisory basis, the Company’s compensation of our Named Executive Officers as described in this Proxy Statement. The Compensation Committee has designed the compensation of our Named Executive Officers to align each Named Executive Officer’s compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain the Named Executive Officers, who are crucial to our long-term success. Please read the Summary Compensation Table and other related compensation tables and narrative disclosures, which provide detailed information on the compensation of our Named Executive Officers.

Based on the voting results at our 2025 Annual Meeting of Stockholders with respect to the frequency (the “Frequency Vote”) of stockholder advisory votes to approve the compensation of Named Executive Officers, we have decided to include an advisory vote to approve the compensation of our Named Executive Officers in our proxy materials on an annual basis.

The advisory resolution, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, you are being asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or the Board of Directors; however, the Board of Directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, the Compensation Committee will consider the stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

Vote Required

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposal in person or by proxy will be required to approve this proposal on a non-binding advisory basis.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the approval of the non-binding advisory resolution on Named Executive Officer compensation as disclosed in this Proxy Statement.

PROPOSAL NO. 6

THE AUDITOR RATIFICATION PROPOSAL

Our Board of Directors is asking stockholders to ratify the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Although our Bylaws and applicable legal requirements do not require stockholder ratification of the selection of BPM LLP as our independent registered public accounting firm, our Board of Directors is submitting the selection of BPM LLP to our stockholders for ratification as a matter of good corporate practice. We expect that a representative of BPM LLP will be available at the Annual Meeting to make a statement and will be available to respond to appropriate questions. BPM LLP has audited our consolidated financial statements since 2015.

In the event that our stockholders fail to ratify the appointment of BPM LLP as independent registered public accounting firm, our Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposal in person or by proxy will be required to ratify the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the ratification of the appointment of BPM LLP, an independent registered public accounting firm, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Principal Accountant Fees and Services

The aggregate fees billed or to be billed to us by BPM LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2025 and 2024, were as follows:

	2025	2024
Audit Fees	$409,167	$731,650
All Other Fees	16,186	272,792

Total	$425,353	$1,004,442

Audit Fees. Audit fees include fees associated with the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K, review of our condensed consolidated financial statements included in our quarterly reports on Form 10-Q, and fees for services that were incurred in connection with statutory and regulatory filings or engagements, such as consents and review of documents filed with the SEC.

All Other Fees. All other fees in 2025 relate to strategic review-related fees of $8,988 and transfer pricing studies totaling $7,198. All other fees in 2024 relate to services provided in connection with due diligence performed related to the sale of our physical security, access card, and identity reader operations and assets pursuant to that certain Stock and Asset Purchase Agreement, dated as of April 2, 2024, by and between the Company and Hawk Acquisition, Inc. and other due diligence activities, totaling $235,342, and transfer pricing studies totaling $37,450.

For the fiscal years ended December 2025 and 2024, we incurred no Audit-Related Fees or Tax Fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

In accordance with the charter of the Audit Committee of our Board of Directors, the Audit Committee pre- approves all audit and permissible non-audit services provided by our independent registered public accounting firm, including the estimated fees and other terms of any such engagement. In certain circumstances, the Audit Committee may provide subsequent approval of non-audit services not previously approved. Services provided by our independent registered public accounting firm may include audit services, audit-related services, tax services and other services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the Audit Committee. The Audit Committee considers whether such audit or non-audit services are consistent with the SEC rules on auditor independence. The Audit Committee has determined that the services provided by the Company’s independent registered public accounting firm are compatible with maintaining the independence of such firm. All fees set forth in the table above were pre-approved pursuant to this policy.

PROPOSAL NO. 7

THE ADJOURNMENT PROPOSAL

If at the Annual Meeting, the Board of Directors determines it is necessary or appropriate to adjourn the Annual Meeting, we intend to move to vote on the Adjournment Proposal. For example, the Board of Directors may make such a determination if the number of shares of common stock and Series B Preferred Stock represented and voting in favor of the Asset Sale Proposal at the Annual Meeting is insufficient to approve the Asset Sale Proposal. If the Board of Directors determines that it is necessary or appropriate, we will ask our stockholders to vote only upon the Adjournment Proposal and not the other proposals.

In this proposal, we are asking you to authorize the holder of any proxy solicited by the Board of Directors to vote in favor of the Adjournment Proposal. If the stockholders approve the Adjournment Proposal, we could adjourn the Annual Meeting and any adjourned session of the Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted against the Asset Sale Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Asset Sale Proposal to defeat the proposal, we could adjourn the Annual Meeting without a vote on the Asset Sale Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Asset Sale Proposal.

Additionally, we may seek to adjourn the Annual Meeting if a quorum is not present, at the discretion of the chairperson of the Annual Meeting or any officer entitled to preside at the Annual Meeting.

Vote Required

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposal in person or by proxy will be required to approve the Adjournment Proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the Adjournment Proposal.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Based on our review of SEC filings and written representations from reporting persons that all reportable transactions were reported, the Company believes that during our fiscal year ended December 31, 2025, all Section 16(a) filing requirements were made on a timely basis. Separately, a Form 4 filed on behalf of Kirsten Newquist on February 26, 2025 inadvertently underreported the number of shares withheld to satisfy tax withholding obligations in connection with the vesting and settlement of PSUs. As a result, Ms. Newquist’s reported beneficial ownership was understated by 8,318 shares in that Form 4 and in subsequent Forms 4 filed on March 17, 2025, April 16, 2025, July 16, 2025 and October 16, 2025. The Company filed a Form 4/A on April 17, 2026 to correct the error.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that website is www.sec.gov. The information on the SEC’s website is not a part of this Proxy Statement, and any references to this website or any other website are inactive textual references only.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this Proxy Statement. Information that is incorporated by reference is considered to be part of this Proxy Statement and you should read it with the same care that you read this Proxy Statement. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this Proxy Statement, and will be considered to be a part of this Proxy Statement from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this Proxy Statement:

(a)

our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 26, 2026, as amended by Amendment No.  1 to the Annual Report on Form 10-K/A filed with the SEC on April 29, 2026;

(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed with the SEC on May 14, 2026; and

(c)	our Current Report on Form 8-K filed with the SEC on June 24, 2026.

We are not incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any person, including any beneficial owner, may request a copy of any or all of the documents incorporated by reference but not delivered with this Proxy Statement, at no cost, by writing or telephoning us at the following address and number: Identiv, Inc., 1900-B Carnegie Avenue, Santa Ana, CA 92705, Attention: Investor Relations, telephone (657) 356-8384. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

If you have questions about the Annual Meeting or the Asset Sale after reading this Proxy Statement, or if you would like additional copies of this Proxy Statement or the proxy card, please contact our proxy solicitor, Alliance Advisors, LLC, at:

Alliance Advisors, LLC

150 Clove Road, Suite 400

Little Falls, NJ 07424

Phone Number: (866) 206-8081

Email: INVE@allianceadvisors.com

OTHER MATTERS

We do not intend to bring any matters before the Annual Meeting other than those set forth herein, and our management has no present knowledge that any other matters will or may be brought before the Annual Meeting by others. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our Board of Directors may recommend.

By Order of the Board of Directors of Identiv, Inc.

James E. Ousley
Chair of the Board

Santa Ana, California

[●], 2026

Our Annual Report on Form 10-K for the year ended December 31, 2025, as amended, has been mailed with this Proxy Statement. We will provide copies of exhibits to our Annual Report on Form 10-K, as amended, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such requests in writing to Secretary, Identiv, Inc., 1900-B Carnegie Avenue, Santa Ana, CA 92705. The request must include a representation by the stockholder that, as of [●], 2026, the stockholder was entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K, as amended, and exhibits are also available at www.identiv.com.

Annex A

EXECUTION VERSION

STOCK AND ASSET PURCHASE AGREEMENT

between

IDENTIV, INC. and

TRACKONOMY SYSTEMS, INC.

Dated as of June 24, 2026

(continued)

(continued)

(continued)

(continued)

Schedules:

Schedule A – Asset Sellers

Seller Disclosure Schedule

Buyer Disclosure Schedule

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Voting and Support Agreement
Exhibit C	Form of Buyer Stockholder Written Consent
Exhibit D	Form of Charter Amendment
Exhibit E	Form of Electronic Delivery Certificate
Exhibit F	Form of Letter Agreement
Exhibit G	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit H	Form of IP Assignment Agreements
Exhibit I	Summary of Transition Services Agreement Terms
Exhibit J	Buyer Stockholder Agreements Joinder

STOCK AND ASSET PURCHASE AGREEMENT

THIS STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 24, 2026, by and between IDENTIV, INC., a Delaware corporation (“Seller”), and TRACKONOMY SYSTEMS, INC., a Delaware corporation (“Buyer”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Seller currently owns and operates, directly and through certain of its direct and indirect Seller Subsidiaries (including the Acquired Entity (as defined below)), the Business;

B. The Business consists of assets held by Seller and the Seller Subsidiaries in various countries as identified on Schedule A and all of the issued and outstanding equity interests (the “Purchased Equity Interests”) of Identiv (Thailand) Co., Ltd. (the “Acquired Entity”);

C. Seller desires to sell, transfer and assign (including by causing its Seller Subsidiaries to sell, transfer and assign) to Buyer, and Buyer desires to purchase from Seller or such Seller Subsidiaries, the Purchased Equity Interests and the Purchased Assets, in exchange for the Consideration, subject to the terms and conditions set forth herein (the “Transaction”);

D. The Seller Board of Directors has unanimously (i) determined that the Transaction is fair to, and in the best interests of, Seller and the Seller Stockholders, (ii) deemed advisable and approved this Agreement, the Transaction, the Seller Stockholder Matters, and the other actions contemplated by this Agreement, and (iii) on the terms and subject to conditions set forth in this Agreement, resolved to recommend that the Seller Stockholders vote to approve the Seller Stockholder Matters in accordance with the DGCL (collectively, the “Seller Board Recommendation”), which Seller Board Recommendation has not been withdrawn, rescinded or modified as of the date hereof;

E. The Buyer Board of Directors has unanimously (i) determined that the Transaction is advisable and fair to, and in the best interests of, Buyer and the Buyer Stockholders, (ii) deemed advisable and approved this Agreement, the Transaction, the Charter Amendment, the Buyer Stockholder Matters and the other actions contemplated by this Agreement and (iii) on the terms and subject to conditions set forth in this Agreement, resolved to recommend that the Buyer Stockholders vote to approve the Buyer Stockholder Matters in accordance with the DGCL (collectively, the “Buyer Board Recommendation”), which Buyer Board Recommendation has not been withdrawn, rescinded or modified as of the date hereof; and

F. Concurrently with the execution and delivery of this Agreement, Seller and Buyer shall have entered into a Voting and Support Agreement (the “Voting and Support Agreement”), substantially in the form attached hereto as Exhibit B, with certain stockholders of Seller, pursuant to which, among other things, such stockholders are agreeing to vote all shares of Seller Capital Stock owned by them in favor of the approval and adoption of this Agreement subject to the conditions set forth therein.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1. DESCRIPTION OF TRANSACTION

1.1 Purchase and Sale of Equity Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver (or cause to be transferred, assigned, conveyed or delivered) to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances, all of Seller’s right, title and interest in and to the Purchased Equity Interests.

1.2 Purchase and Sale of Assets. In addition to the rights and assets directly and indirectly conveyed pursuant to Section 1.1, subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver (or cause to be assigned, transferred, conveyed or delivered) to Buyer, and shall cause the Seller Subsidiaries (other than the Acquired Entity) to sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller and the Seller Subsidiaries (other than the Acquired Entity), free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s and the Seller Subsidiaries’ (other than the Acquired Entity) right, title and interest in and to the Purchased Assets, including the following (which, for the avoidance of doubt, shall exclude the Excluded Assets):

(a) an amount of cash equal to the Estimated Purchased Cash Amount, as finally adjusted pursuant to Sections 1.8 and 1.9 (the “Purchased Cash”);

(b) all accounts, notes receivable and unbilled revenues due to Seller or the Seller Subsidiaries primarily related to the Business;

(c) the Seller Products and all Inventory (excluding inventory held by the Acquired Entity);

(d) all Contracts set forth on Section 1.2(d)(i) of the Seller Disclosure Schedule, together with all Contracts set forth on Section 1.2(d)(ii) of the Seller Disclosure Schedule (the Contracts set forth on Section 1.2(d)(ii) of the Seller Disclosure Schedule, together with all amendments, change orders, extensions or other agreements entered into with the counterparty of such Contracts the “Optional Contracts”) unless rejected by Buyer in accordance with this Section 1.2(d) (collectively, the “Assigned Contracts”), and all rights of Seller and the Seller Subsidiaries (other than the Acquired Entity) thereunder; provided that Buyer shall have the right, exercisable in its sole discretion by written notice delivered to Seller no later than ten (10) Business Days prior to the Closing Date, to reject any Optional Contract and any Optional Contract so rejected by Buyer pursuant to the preceding sentence shall be deemed a “Rejected Contract” and, notwithstanding anything to the contrary in this Agreement, shall not constitute an Assigned Contract, Purchased Asset or Assumed Liability, and shall instead constitute an Excluded Asset and Excluded Liability for all purposes of this Agreement;

(e) all rights under any restrictive covenant, confidentiality, non-disclosure or invention assignment Contract to the extent primarily used in, held for use in, or related to the operation or protection of the Business or the use of the Purchased Assets following the Closing (or, in each case, any portion thereof);

(f) the Purchased IP Assets, including, without limitation, the Patents, Domain Names, Trademarks, Software and Technology Assets listed on Section 1.2(f) of the Seller Disclosure Schedule, and all rights to: (i) sue for and recover and retain damages and obtain other equitable relief for present, past and future infringement, misappropriation, dilution or other actionable harm of any of the Purchased IP Assets; (ii) claim priority to any of the Purchased IP Assets under any Legal Requirement; (iii) prosecute, register, maintain and defend any of the Purchased IP Assets before any public or private agency, office or registrar; and (iv) fully and entirely stand in the place of Seller or the Seller Subsidiaries, as applicable, in all matters related to any of the Purchased IP Assets;

(g) all furniture, fixtures, machinery, vehicles, spare parts, equipment, tools, supplies, and other tangible personal property or similar fixed assets primarily related to the Business, including those listed on Section 1.2(g) of the Seller Disclosure Schedule;

(h) all Permits and building, safety, fire and health approvals that are primarily used, held for use in or otherwise necessary to conduct the operation of the Business or that are required for the ownership and use of the Purchased Assets or the assets of the Acquired Entity as of the Closing, including those listed on Section 1.2(h) of the Seller Disclosure Schedule, but only to the extent such Permits and approvals may be transferred under applicable Legal Requirements;

(i) all rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets, including all rights under express or implied warranties and guarantees from suppliers or distributors with respect to the Assigned Contracts;

(j) copies of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, personnel files relating to all Acquired Entity Employees and Acquired Entity Independent Contractors (to the extent permitted by applicable Legal Requirements), customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Body), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that primarily relate to the Business or the Purchased Assets, other than books and records set forth in Section 1.3(d);

(k) all rights to causes of action, choses in action, rights of recovery or indemnification, insurance benefits, rights of set-off of any kind, lawsuits, claims, bankruptcy claims or proofs of claims and demands of any nature, in each case, primarily related or necessary to the Business, or related to the Purchased Assets or Assumed Liabilities, and all rights to proceeds therefrom, excluding, for the avoidance of doubt, any such items that are related to Taxes and any rights, causes of action, choses in action, rights of recovery or indemnification, insurance benefits, rights of set-off of any kind, lawsuits, claims, bankruptcy claims or proofs of claims and demands of any nature of Seller and the Seller Subsidiaries (other than the Acquired Entity) with respect to any matters arising prior to Closing that are not Assumed Liabilities;

(l) all telephone numbers, facsimile numbers and email addresses primarily used or held for use in the operation of the Business (except as relating to the personal contact information of Business Employees);

(m) the leased real property listed in Section 1.2(m) of the Seller Disclosure Schedules;

(n) the Acquired Entity Employee Plans and assets attributable thereto (if any); and

(o) the Business as a going concern and all goodwill associated with any of the assets described in the foregoing clauses.

1.3 Excluded Assets. Notwithstanding anything herein to the contrary, neither Seller nor the Seller Subsidiaries are selling or assigning the following assets or properties of Seller and the Seller Subsidiaries (to the extent held by Persons other than the Acquired Entity), which assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”):

(a) all Cash, Cash Equivalents and Restricted Cash, bank accounts and securities of Seller and the Seller Subsidiaries other than the Purchased Cash;

(b) all Contracts that are not Assigned Contracts;

(c) all Intellectual Property other than the Purchased IP Assets;

(d) the equity securities in any direct or indirect Subsidiary of Seller including the Purchased Equity Interests (which shall be transferred pursuant to Section 1.1); and the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller and its Subsidiaries (other than those of the Acquired Entity which shall be indirectly transferred pursuant to Section 1.1, and its Subsidiaries) all employee-related or employee benefit-related files or records, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Legal Requirements;

(e) other than the insurance policies that are Assigned Contracts, all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(f) all Seller Employee Plans and trusts or other assets attributable thereto;

(g) all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates;

(h) all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise with respect to matters arising prior to the Closing that are not Assumed Liabilities;

(i) all assets, properties and rights primarily used or held for use by Seller, or otherwise necessary, in connection with its SEC reporting and investor relations obligations;

(j) the assets, properties and rights specifically set forth on Section 1.3(j) of the Seller Disclosure Schedule;

(k) any real property leased or owned by Seller or the Seller Subsidiaries other than the leased real property listed on Section 1.2(m) of the Seller Disclosure Schedule;

(l) the rights which accrue or will accrue to Seller under the Transaction Documents; and

(m) all Rejected Contracts, if any, together with all rights of Seller or any Seller Subsidiary thereunder.

1.4 Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due on or after the Closing, only the Liabilities and obligations of Seller and the Seller Subsidiaries, whether known or unknown, contingent or otherwise, whether currently in existence or arising hereafter, set forth below (collectively, the “Assumed Liabilities”):

(a) all Current Liabilities to the extent included in the calculation of the Final Closing Date Working Capital;

(b) all Closing Date Indebtedness to the extent included in the calculation of the Final Purchased Cash Adjustment Amount;

(c) all Liabilities and obligations arising under or relating to the Assigned Contracts, except, in each case, arising under or relating to the breach of an Assigned Contract that occurred on or before the Closing;

(d) all Liabilities and obligations relating to or arising out of the employment or engagement of any Transferred Employee following the Closing, in each case to the extent the event giving rise to the Liabilities or obligations occurred or arose during the period after the Closing;

(e) all Liabilities and obligations resulting from actions taken after the Closing relating to the Business (for the avoidance of doubt, other than (i) Pre-Closing Taxes and (ii) Taxes for which Seller is liable pursuant to Section 5.10);

(f) any Liabilities or obligations under, arising out of or relating to any Acquired Entity Employee Plan; and

(g) all other Liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing; provided that Buyer will not assume or be economically responsible for any Pre-Closing Taxes of Seller or the Seller Subsidiaries (except for any Pre-Closing Taxes of the Acquired Entity to the extent included in the calculation of the Final Purchased Cash Adjustment Amount) or Taxes for which Seller is liable pursuant to Section 5.10.

1.5 Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities or obligations of Seller, any of its Affiliates or any predecessor thereof of whatever nature, whether known or unknown, contingent or otherwise, whether currently in existence or arising hereafter, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). The Excluded Liabilities shall include:

(a) any Liabilities or obligations relating to or arising out of the Excluded Assets;

(b) any Liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities arising out of or relating to the ownership or operation of the Business and the Purchased Assets for any Pre-Closing Tax Period and (ii) any other Taxes of Seller or the Seller Subsidiaries (other than any (x) Pre-Closing Taxes of the Acquired Entity included in the calculation of the Final Purchased Cash Adjustment Amount and (y) Taxes allocated to Buyer under Section 5.10) for any taxable period), including Taxes arising from the actions taken pursuant to Section 5.16;

(c) any Liabilities or obligations arising out of or relating to Seller’s or the Seller Subsidiaries’ ownership or operation of the Business and the Purchased Assets prior to the Closing Date, other than the Assumed Liabilities;

(d) any Selling Expenses (other than Selling Expenses of the Acquired Entity);

(e) any Indebtedness other than to the extent included in the calculation of Closing Date Indebtedness;

(f) any Liability or obligation specifically set forth on Section 1.5(f) of the Seller Disclosure Schedule;

(g) (x) any Liabilities or obligations under, arising out of or relating to a Seller Employee Plan and (y) any Liabilities or obligations relating to or arising out of the employment or engagement of (i) the Business Employees or Business Independent Contractors at or prior to the Closing, (ii) any other current or former employees, officers, directors, independent contractors, consultants, or service providers by Seller and its Affiliates and (iii) any Business Employee who does not become a Transferred Employee but to whom Buyer has made an offer of employment in accordance with Section 5.5, including any Liabilities associated with any claims for severance, discharge indemnity, equity compensation, compensation for unfair dismissal or wrongful termination, and payments in lieu of notice and other payments for social security including any shortfall of social security contributions thereof (including the employer portion of any payroll, social security, unemployment or similar Taxes related thereto); and

(h) any intercompany obligations or payables owed by the Acquired Entity or the Business (on the one hand) to the Seller or its Affiliates and any Liability arising out of or relating to the termination or settlement of such obligations or payables pursuant to Section 5.16; and

(i) any Liabilities or obligations under, arising out of or relating to any Rejected Contract, if any.

The Parties acknowledge and agree that neither Buyer nor any of its Affiliates will be required to assume or retain any Excluded Liabilities.

1.6 Share Issuance.

(a) At the Closing, as full consideration for the Purchased Assets and Purchased Equity Interests, Buyer shall (i) issue to Seller a number of Buyer Series C Shares equal to (1) fifty million dollars ($50,000,000) (the “Purchase Price”), divided by (2) $20.07 per share, and (ii) assume the Assumed Liabilities (collectively (i) and (ii), the “Consideration”). For the avoidance of doubt, any adjustment to the Consideration for Closing Date Indebtedness or Closing Date Working Capital shall be made solely through an adjustment to the amount of Purchased Cash pursuant to Sections 1.8 and 1.9, and shall not be settled through the issuance, surrender or cancellation of Buyer Series C Shares.

(b) Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Closing, any change in the outstanding shares of Buyer Capital Stock shall occur (other than the issuance of additional shares of Buyer Capital Stock as expressly permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the number of Buyer Series C Shares constituting the Consideration (including any Buyer Series C Shares issuable or surrenderable pursuant to Section 10.6) shall be appropriately and equitably adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Buyer to take any action with respect to its securities that is prohibited by the terms of this Agreement.

1.7 Closing. Subject to and upon the terms and conditions set forth in this Agreement, the closing of the Transaction (the “Closing”) shall take place at 8:00 a.m., Pacific time, on the third (3rd) Business Day after satisfaction or waiver by the party or parties entitled to the benefits of such conditions, of all of the applicable conditions set forth in Article 6, Article 7 and Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), via electronic exchange of signature pages, unless another time, date or place is agreed to in writing by Buyer and Seller. The date on which the Closing actually occurs is referred to as the “Closing Date”.

1.8 Purchased Cash Adjustment.

(a) Pre-Closing Statement. At least three (3) Business Days prior to the Closing, Seller shall deliver to Buyer an estimated Closing statement (the “Pre-Closing Statement”), which shall set forth a good faith estimate of (i) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (ii) the Closing Date Working Capital (the “Estimated Closing Date Working Capital”), (iii) the Estimated Purchased Cash Adjustment Amount, (iv) the Specified Optional Contracts Capex Amount and (v) the Estimated Purchased Cash Amount, for purposes of the Closing, which estimate will be prepared based on the books and records of Seller and prepared consistent with and using the same accounting methods, policies, practices, procedures, assumptions, conventions and adjustments as set forth in the Accounting Principles. Following delivery of the Pre-Closing Statement, Seller will (i) provide Buyer and its Representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of Seller for purposes of their review of the Pre-Closing Statement, and (ii) reasonably cooperate with Buyer and its Representatives in connection with such review, including providing, on a timely basis, all other information reasonably necessary in connection with the review of the Pre-Closing Statement as is reasonably requested by Buyer and its Representatives. Seller shall consider in good faith any timely comments provided by Buyer, and the Pre-Closing Statement shall be updated to reflect comments mutually agreed upon by the parties in good faith.

(b) Closing Statement. As promptly as practicable, but in any event within ninety (90) days after the Closing Date, Buyer shall prepare, or shall cause to be prepared, and deliver to Seller a final written Closing statement (the “Final Closing Statement”), setting forth Buyer’s good faith calculation of (A) the Closing Date Indebtedness, (B) the Closing Date Working Capital, (C) the Final Purchased Cash Adjustment Amount, (D) the Specified Optional Contracts Capex Amount, (E) the Final Purchased Cash Amount, and (F) the adjustment required to be made to the Purchased Cash, if any, resulting from the foregoing calculations as set forth in Section 1.9(g) together with reasonable supporting documentation. The Final Closing Statement shall be prepared consistent with the Accounting Principles. No changes in accounting policies or practices implemented after the Closing Date shall be taken into account.

(c) Tax Treatment. All adjustments to the Purchased Cash and all cash payments made pursuant to Sections 1.8 and 1.9 shall be treated as adjustments to the Purchase Price for Tax purposes unless otherwise required by applicable Legal Requirements.

1.9 Review and Dispute Procedure.

(a) Seller shall have thirty (30) days after Buyer delivers the Final Closing Statement (the “Dispute Period”), to dispute in writing any of the elements of or amounts reflected on the Final Closing Statement, including the resulting Closing Adjustment (a “Dispute”). During the Dispute Period and in the course of resolving any Dispute, if any, each Party shall make the applicable working papers and any other information necessary to the other Party to the extent reasonably required in connection with the preparation and analysis of the Final Closing Statement and the resolution of any Dispute; it being understood that the Dispute Period shall be extended as appropriate to the extent that Buyer does not fulfill such obligation. Buyer shall reasonably cooperate with Seller and its Representatives in Seller’s examination of the Final Closing Statement. Notwithstanding the foregoing, the provision of any information or access pursuant to this Section 1.9(a) will be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters in favor of the auditors as requested by the auditors in connection with the sharing of work papers.

(b) If Seller does not give written notice to Buyer of a Dispute (a “Dispute Notice”) within the Dispute Period, the Final Closing Statement shall be deemed accepted and agreed to by the Parties in the form in which it was delivered by Buyer, and all amounts set forth therein shall be final and binding upon the Parties.

(c) If Seller wishes to assert a Dispute, Seller shall deliver to Buyer a Dispute Notice within the Dispute Period, setting forth, in reasonable detail, the elements and amounts with which it disagrees and the reasons therefor. Following the delivery of the Dispute Notice, Buyer and Seller shall use commercially reasonable efforts to resolve the Dispute and agree in writing upon the final content of the disputed Final Closing Statement.

(d) If Buyer and Seller fail to agree on the Final Closing Statement within fifteen (15) days after Seller delivers a Dispute Notice to Buyer, Seller and Buyer shall submit to the Verification Accountant any disputed matters identified in the Dispute Notice that remain unresolved at such time. As promptly as practicable thereafter, Buyer and Seller shall each prepare and submit a presentation to the Verification Accountant (with a substantially contemporaneous copy to the other Party). As soon as practicable thereafter, Buyer and Seller shall cause the Verification Accountant to determine any disputed matters submitted to it based solely on the presentations by Seller and Buyer. In reaching its determination, the only alternatives available to the Verification Accountant shall be to (i) accept the position of Seller, (ii) accept the position of Buyer, or (iii) accept a position between those two positions.

(e) The Verification Accountant shall apply the Accounting Principles and the terms of this Agreement and based thereon the Verification Accountant shall decide on the issues in dispute. The Verification Accountant shall, with respect to any item that forms a part of the Dispute, make a determination that is within the range for such item proposed by Buyer and Seller. The Verification Accountant shall act as an expert and not as an arbitrator and shall not decide any legal issues. The parties shall request the Verification Accountant to deliver its decision to them with respect to the entire Dispute within thirty (30) days after having been appointed. The determination by the Verification Accountant shall be final and binding upon the Parties, except in case of manifest error or fraud, in which case the determination made by the Verification Accountant shall be remitted to the Verification Accountant for correction. The Verification Accountant shall not be entitled to conduct any independent or de novo review of any aspect of any disputed amounts or the related Final Closing Statement in connection with reaching its determination on such matters. Each of Seller and Buyer will bear its own legal, accounting, and other fees and expenses of participating in the dispute resolution procedure set forth in this Section 1.9. The fees and expenses of the Verification Accountant (i) will be borne by Seller in the proportion that the aggregate dollar amount of the items included in the Dispute submitted thereto for resolution that are unsuccessfully disputed by Seller (as finally determined by the Verification Accountant) bears to the aggregate dollar amount of such items included in the Dispute and (ii) will be borne by Buyer in the proportion that the aggregate dollar amount of the items included in the Dispute submitted thereto for resolution that are successfully disputed by Seller (as finally determined by the Verification Accountant) bears to the aggregate dollar amount of such items included in the Dispute; provided, that any initial engagement fee of the Verification Accountant shall initially be borne equally between Buyer and Seller and reallocated upon the Verification Accountant’s final determination.

(f) The Final Closing Statement shall be deemed final for the purposes of this Section 1.9 upon the earliest of: (x) the acceptance by Seller of the Final Closing Statement delivered by Buyer or the failure of Seller to deliver to Buyer a Dispute Notice within the Dispute Period; (y) the resolution of all disputes, pursuant to Section 1.9, by Seller and Buyer; and (z) the resolution of all disputes, pursuant to Section 1.9, by the Verification Accountant (the “Determination Date”). The Final Closing Statement shall include the final determination of (i) the Closing Date Indebtedness (the “Final Closing Date Indebtedness”), (ii) the Closing Date Working Capital (the “Final Closing Date Working Capital”), (iii) the Final Purchased Cash Adjustment Amount, (iv) the Specified Optional Contracts Capex Amount and (v) the Final Purchased Cash Amount.

(g) Upon final determination of the Final Purchased Cash Amount as described in Section 1.9(f):

(i) if the Final Purchased Cash Amount is greater than the Estimated Purchased Cash Amount, Seller shall pay to Buyer, within ten (10) Business Days following the Determination Date, an amount in U.S. dollars equal to such excess, and

(ii) if the Final Purchased Cash Amount is less than the Estimated Purchased Cash Amount, Buyer shall pay to Seller, within ten (10) Business Days following the Determination Date, an amount in U.S. dollars equal to such shortfall.

1.10 Electronic Delivery of Intangible Rights. At Closing, all Purchased Assets that are capable of delivery in electronic or digital form (without provision of a printed copy or a copy on a tangible property such as server, tape or compact disc) (“Electronic Delivery”), shall be delivered to Buyer or its designee through Electronic Delivery. Seller will provide Buyer at the latest three (3) Business Days prior to Closing with all technical details required for the Electronic Delivery, including the number, aggregate size and type of files to be electronically delivered. Any other method of delivery of Purchased Assets capable of Electronic Delivery not provided for in this Agreement must be agreed upon in writing by the Parties. At the Closing and promptly after completion of the Electronic Delivery in accordance with this Section 1.10, authorized officers of each of Seller and Buyer will complete and execute the electronic delivery certificate in the form attached hereto as Exhibit E. Each of Seller and Buyer shall bear its own costs and expenses in connection with Electronic Delivery.

1.11 Further Action. From and after the Closing, each Party shall, at the reasonable request of the other Party, execute and deliver such additional documents and instruments and take such further actions as are reasonably necessary to effectuate the Contemplated Transactions.

1.12 Allocation of Purchase Price.

(a) Buyer shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities and other relevant amounts properly treated as consideration for the Purchased Assets and the Acquired Entity for U.S. federal Tax purposes) among (i) the Acquired Entity and (ii) the Purchased Assets at least three (3) Business Days before the Closing Date (the “Pre-Closing Purchase Price Allocation”); provided that the Parties agree that the Buyer Series C Shares issued to Seller for purposes of allocating the Purchase Price shall be valued at $20.07 per share. If Seller notifies Buyer in writing that Seller objects to any allocation set forth thereon, Buyer and Seller shall negotiate in good faith to resolve such objection.

(b) Within thirty (30) days after the Closing Date, Seller shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities and other relevant amounts properly treated as consideration for the Purchased Assets and the Acquired Entity for U.S. federal Tax purposes) among the Purchased Assets and the Acquired Entity in accordance with Section 1060 of the Code (the “Allocation Schedule”); provided, that the Allocation Schedule shall be consistent with the Pre-Closing Purchase Price Allocation. If, within thirty (30) days after the delivery of the Allocation Schedule, Buyer notifies Seller in writing that Buyer objects to any allocation set forth thereon, Buyer and Seller shall negotiate in good faith to resolve such objection. In the event that Buyer and Seller are unable to resolve such dispute within thirty (30) days following Buyer’s notification of such objection, Buyer and Seller shall jointly retain the Verification Accountant to resolve the disputed items. The Verification Accountant shall consider only those items and amounts in the Allocation Schedule that are identified as being items and amounts to which Buyer and Seller have been unable to agree. The Verification Accountant shall finally and conclusively resolve any dispute relating to matters set forth in this Section 1.12 within thirty (30) days following receipt of the submission. Upon resolution of the disputed items, the Allocation Schedule shall be adjusted to reflect such resolution. The fees, costs and expenses of the Verification Accountant will be allocated to and borne in inverse proportion to the relative extent to which Buyer, on the one hand, and Seller, on the other hand, prevail on the disagreements resolved by the Verification Accountant. Buyer and Seller shall file all Tax Returns in a manner consistent with the Allocation Schedule unless otherwise required by a determination within the meaning of Section 1313(a) of the Code and shall not otherwise take any position for Tax purposes in a manner inconsistent with the Allocation Schedule unless otherwise required by applicable law. The Parties agree to notify each other with respect to the initiation of any Legal Proceeding by any Governmental Body relating to the Allocation Schedule and agree to consult with each other with respect to any such Legal Proceeding by any Governmental Body; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar proceedings in connection with the allocation.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows, except as set forth in the written disclosure schedule delivered by Buyer to Seller (the “Buyer Disclosure Schedule”) (it being understood that the representations and warranties in this Article 2 are qualified by: (a) any exceptions and disclosures set forth in the Section or subSection of the Buyer Disclosure Schedule corresponding to the particular Section or subSection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such Section or subSection of the Buyer Disclosure Schedule by reference to another Section or subSection of the Buyer Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other Section or subSection of the Buyer Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). For purposes of the representations and warranties in this Article 2 (other than Sections 2.2, 2.3, 2.4, 2.5 and 2.6) the term “Buyer” shall include any member of Buyer Group, unless otherwise noted herein. The inclusion of any information in the Buyer Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1 Organization; Good Standing; Corporate Power and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Buyer Material Adverse Effect.

2.2 Capitalization.

(a) The authorized capital of Buyer consists, immediately prior to this Agreement, of:

(i) 71,907,559 shares of Buyer Common Stock, (A) 53,243,500 of which have been designated Class A Common Stock, 2,904,369 of which are issued and outstanding, and (B) 18,664,059 of which have been designated Class B Common Stock, 13,540,018 of which are issued and outstanding. All of the outstanding shares of Buyer Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii) 28,767,251 shares of Preferred Stock (the “Buyer Preferred Stock”), (A) 3,830,000 of which have been designated Series Founder Preferred Stock, all of which are issued and outstanding, (B) 8,228,000 of which have been designated Series A Preferred Stock, 8,227,154 of which are issued and outstanding, (C) 5,022,000 of which are designated Series A-1 Preferred Stock, all of which are issued and outstanding, (D) 4,959,400 of which have been designated Series B Preferred Stock, 4,465,508 of which are issued and outstanding, and (E) 6,727,851 of which have been designated Series C Preferred Stock, 6,653,090 of which are issued and outstanding. The rights, privileges and preferences of the Buyer Preferred Stock are as stated in the Buyer Restated Certificate and as provided by the DGCL.

(b) Buyer has reserved 6,220,306 shares of Buyer Common Stock for issuance to its officers, directors, employees and consultants pursuant to the Buyer Stock Option Plan. Of such reserved shares of Buyer Common Stock, 170,782 shares have been issued pursuant to restricted stock purchase agreements, options to purchase 3,891,233 shares have been granted and are currently outstanding, and 1,805,791 shares of Buyer Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Buyer Stock Option Plan.

(c) Buyer has furnished to Seller complete and accurate copies of the Buyer Stock Option Plan and forms of agreements used thereunder.

(d) Except for (A) the conversion privileges of the Buyer Series C Shares to be issued under this Agreement, (B) the rights provided in Section 4 of the Investors’ Rights Agreement, and (C) the securities and rights described in Section 2.2(a) and Section 2.2(b) of this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Buyer any shares of Buyer Common Stock or Buyer Preferred Stock, or any securities convertible into or exchangeable for shares of Buyer Common Stock or Buyer Preferred Stock.

(e) All outstanding shares of Buyer Common Stock and all shares of the Buyer Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of Buyer upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than 180 days following Buyer’s initial public offering pursuant to a registration statement filed with the SEC under the Securities Act.

(f) None of Buyer’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where a Buyer Stock Option Plan is not assumed in an acquisition.

(g) Except as set forth in Buyer Restated Certificate, Buyer has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(h) Buyer has obtained valid waivers of any rights by other parties to purchase any of the Buyer Series C Shares covered by this Agreement.

2.3 Subsidiaries. Buyer does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity, except as set forth in Section 2.3 of the Buyer Disclosure Schedule. Buyer is not a participant in any joint venture, partnership or similar arrangement.

2.4 Authority; Vote Required.

(a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement, the Transaction Documents and each other agreement, certificate and instrument required to be executed and delivered by Buyer in connection herewith, to perform its obligations hereunder and thereunder and, subject to receipt of the Required Buyer Stockholder Approval (as defined below), to consummate the transactions contemplated hereby and thereby, including the issuance of the Buyer Series C Shares to Seller and the Charter Amendment. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and the Buyer Board of Directors, subject only to the receipt of the Required Buyer Stockholder Approval, and no other corporate proceedings on the part of Buyer or its stockholders are necessary to authorize this Agreement, the Transaction Documents or the transactions contemplated hereby. The Buyer Board of Directors has unanimously: (i) determined that the Transaction is fair to, and in the best interests of, Buyer and Buyer Stockholders; (ii) deemed advisable and approved this Agreement, the Transactions, the Charter Amendment, the Buyer Stockholder Matters and the other actions contemplated by this Agreement; and (iii) resolved to recommend the approval of the Buyer Stockholder Matters by the Buyer Stockholders and directed that the Buyer Stockholder Matters be submitted for consideration by Buyer Stockholders in connection with the solicitation of the Required Buyer Stockholder Approval. None of the actions taken by the Buyer Board of Directors in connection with the authorization of this Agreement or the transactions contemplated hereby have been amended, rescinded or modified. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Required Buyer Stockholder Approval is the only approval of the Buyer Stockholders (in their capacity as such) necessary for Buyer to approve and adopt this Agreement, and no further vote or approval on the part of any Buyer Stockholders (in their capacity as such) will be required for Buyer to approve or adopt this Agreement, the Transaction Documents and each certificate and other instrument required hereby and thereby to be executed and delivered by a member of the Buyer Group.

2.5 Valid Issuance of Shares. The Buyer Series C Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Buyer Stockholder Agreements, the Transaction Documents, applicable state and federal securities laws and Encumbrances created by or imposed by Seller. Assuming the accuracy of the Seller Investment Representations, the Buyer Series C Shares will be issued in compliance with all applicable federal and state securities laws. The Buyer Common Stock issuable upon conversion of the Buyer Series C Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Buyer Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Buyer Stockholder Agreements, the Transaction Documents, applicable federal and state securities laws and liens or encumbrances created by or imposed by Seller. Assuming the accuracy of Seller Investment Representations, the Buyer Common Stock issuable upon conversion of the Buyer Series C Shares will be issued in compliance with all applicable federal and state securities laws.

2.6 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, (i) conflict with or violate the Buyer Restated Certificate or Bylaws of Buyer; (ii) subject to obtaining the Required Buyer Stockholder Approval and compliance with the requirements set forth in Section 2.6(b) below, conflict with or violate any Legal Requirement applicable to Buyer or by which its properties are bound or affected, except for any such conflicts or violations that would not constitute a Buyer Material Adverse Effect; or (iii) require Buyer to make any filing with or give any notice or make any payment to a Person, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Buyer’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Buyer pursuant to, any Buyer Material Contract.

(b) No material Consent or Governmental Order of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for such Consents, Governmental Orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

2.7 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or, to Buyer’s Knowledge, investigation pending or currently threatened in writing (i) against Buyer or any officer, director or Key Employee of Buyer arising out of their employment or board relationship with Buyer; (ii) that questions the validity of the Transaction Documents or the right of Buyer to enter into them, or to consummate the transactions contemplated by the Transaction Documents; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Buyer Material Adverse Effect. Neither Buyer nor, to Buyer’s Knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect Buyer). There is no action, suit, proceeding or investigation by Buyer pending or that Buyer intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to Buyer) involving the prior employment of any of Buyer’s employees, their services provided in connection with Buyer’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.8 Intellectual Property. Buyer owns or possesses or it can acquire on commercially reasonable terms sufficient legal rights to all Buyer IP Rights without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, with which any of them may be affiliated now or may have been affiliated in the past. To Buyer’s Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by Buyer violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available Software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to Buyer IP Rights, nor is Buyer bound by or a party to any options, licenses or agreements of any kind with respect to the Patents, Trademarks, service marks, trade names, Copyrighted Works, trade secrets, licenses, information, proprietary rights and processes of any other Person. Buyer has obtained and possesses valid licenses to use all of the Software programs present on the computers and other Software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with Buyer’s business. Buyer has not received any communications alleging that Buyer has violated, or by conducting its business, would violate any of the Patents, Trademarks, service marks, tradenames, Copyrighted Works, trade secrets, or other proprietary rights or processes of any other Person. It will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by Buyer, including prior employees or consultants, with which any of them may be affiliated now or may have been affiliated in the past. Each employee and consultant has assigned to Buyer all intellectual property rights he or she owns that are related to Buyer’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with Buyer that (a) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to Buyer’s business as then conducted or as then proposed to be conducted, (b) were developed on any amount of Buyer’s time or with the use of any of Buyer’s equipment, supplies, facilities or information or (c) resulted from the performance of services for Buyer. Section 2.8 of the Buyer Disclosure Schedule lists all Buyer Registered IP. Buyer has not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, Software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of Buyer to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Buyer IP Rights (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Buyer IP Rights; (iii) the creation of any obligation for Buyer with respect to Buyer IP Rights, or the grant to any third party of any rights or immunities under Buyer IP Rights; or (iv) any other limitation, restriction or condition on the right of Buyer with respect to its use or distribution of any Buyer IP Rights. For purposes of this Section 2.8, Buyer shall be deemed to have Knowledge of a Patent right if Buyer has actual knowledge of the Patent right or would be found to be on notice of such Patent right as determined by reference to United States Patent Legal Requirements. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Buyer IP Rights. To Buyer’s Knowledge, no Person who was involved in, or who contributed to, the creation or development of any Buyer IP Rights, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect the Buyer IP Rights.

2.9 Compliance with Other Instruments. Buyer is not in violation or default (i) of any provisions of the Buyer Restated Certificate or its Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Buyer Disclosure Schedule, or (v) of any provision of federal or state statute, rule or regulation applicable to Buyer, the violation of which would have a Buyer Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event that results in the creation of any lien, charge or encumbrance upon any assets of Buyer or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to Buyer.

2.10 Agreements; Actions.

(a) Except for the Transaction Documents, there are no Buyer Contracts that involve (i) obligations (contingent or otherwise) of, or payments to, Buyer in excess of $250,000 (except pursuant to at will employment offer letters, each entered into by Buyer in the Ordinary Course of Business), (ii) the license of any Patent, Copyrighted Work, Trademark, trade secret or other proprietary right to or from Buyer (other than commercially-available, off-the-shelf Software licensed to Buyer that are not and will not be part of any product, service or intellectual property offering of Buyer or non-exclusive, standard end user licenses entered into by Buyer in the Ordinary Course of Business), (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit Buyer’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) indemnification by Buyer with respect to infringements of proprietary rights, or (v) a noncompetition, nonsolicitation, “most favored nations” pricing or exclusivity provision or other similar provision that would prevent, restrict, modify or limit in any way Buyer from carrying on its business in any manner or in any geographic location (each, a “Buyer Material Contract”). Buyer is not in material breach of or default under any Buyer Material Contract. To Buyer’s Knowledge, each Buyer Material Contract is in full force and effect and is enforceable by Buyer in accordance with its respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) the effect of rules of law governing the availability of equitable remedies. To Buyer’s Knowledge, no other party to a Buyer Material Contract is in material default thereunder.

(b) Buyer has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any Indebtedness for money borrowed or incurred any other liabilities individually in excess of $250,000 or in excess of $500,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the Ordinary Course of Business. For the purposes of (a) and (b) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, Contracts and proposed transactions involving the same Person (including Persons Buyer has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c) Buyer is not a guarantor or indemnitor of any Indebtedness of any other Person.

2.11 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters and Confidential Information Agreements (as defined below), (ii) standard director and officer indemnification agreements approved by the Buyer Board of Directors, and (iii) the purchase of shares of Buyer Capital Stock and the issuance of options to purchase shares of Buyer Common Stock, in each instance, approved in the written minutes of the Buyer Board of Directors (previously made available to Seller or its counsel) and (iv) the Transaction Documents, there are no agreements, understandings or proposed transactions between Buyer and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b) Buyer is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the Ordinary Course of Business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of Buyer’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to Buyer or, to Buyer’s Knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of Buyer’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which Buyer is affiliated or with which Buyer has a business relationship, or any firm or corporation which competes with Buyer except that directors, officers, employees or stockholders of Buyer may own stock in (but not exceeding 2% of the outstanding capital stock of) publicly traded companies that may compete with Buyer; or (iii) financial interest in any material contract with Buyer.

2.12 Rights of Registration and Voting Rights. Except as provided in this Agreement and the Buyer Stockholder Agreements, Buyer is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To Buyer’s Knowledge, except as contemplated in this Agreement or the Buyer Stockholder Agreements, or as set forth in Section 2.12 of the Buyer Disclosure Schedule, no stockholder of Buyer has entered into any agreements with respect to the voting of capital shares of Buyer.

2.13 Property. The property and assets that Buyer owns are free and clear of all Encumbrances, except for statutory liens for the payment of current Taxes that are not yet delinquent and Encumbrances that arise in Ordinary Course of Business and do not materially impair Buyer’s ownership or use of such property or assets. With respect to the property and assets it leases, Buyer is in compliance with such leases and holds a valid leasehold interest free of any Encumbrances other than those of the lessors of such property or assets. Buyer does not own any real property.

2.14 Financial Statements. Buyer has made available to Seller its unaudited financial statements as of March 31, 2026 (the “Reference Sheet Date”) and for the fiscal year ended December 31, 2025 (collectively, the “Buyer Financial Statements”). The Buyer Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Buyer Financial Statements may not contain all footnotes required by GAAP. The Buyer Financial Statements fairly present in all material respects the financial condition and operating results of Buyer as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Buyer Financial Statements to normal year-end audit adjustments. Except as set forth in the Buyer Financial Statements, Buyer has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the Ordinary Course of Business subsequent to the date of the Buyer Financial Statements, (ii) obligations under contracts and commitments incurred in the Ordinary Course of Business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Buyer Financial Statements, which, in all such cases, individually and in the aggregate would not have a Buyer Material Adverse Effect. Buyer maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.15 Changes. Since the Reference Sheet Date, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Buyer from that reflected in the Buyer Financial Statements, except changes in the Ordinary Course of Business that have not caused, in the aggregate, a Buyer Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Buyer Material Adverse Effect;

(c) any waiver or compromise by Buyer of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Buyer, except in the Ordinary Course of Business and the satisfaction or discharge of which would not have a Buyer Material Adverse Effect;

(e) any material change to a material contract or agreement by which Buyer or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer or Key Employee of Buyer;

(h) any Encumbrance created by Buyer, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the Ordinary Course of Business and do not materially impair Buyer’s ownership or use of such property or assets;

(i) any loans or guarantees made by Buyer to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the Ordinary Course of Business;

(j) any declaration, setting aside or payment or other distribution in respect of any of Buyer Capital Stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Buyer;

(k) any sale, assignment, exclusive license or transfer of any Buyer IP Rights that would reasonably be expected to have a Buyer Material Adverse Effect;

(l) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Buyer;

(m) to Buyer’s Knowledge, any other event or condition of any character, other than events affecting the economy or Buyer’s industry generally, that would reasonably be expected to have a Buyer Material Adverse Effect; or

(n) any arrangement or commitment by Buyer to do any of the things described in this Section 2.15.

2.16 Employee Matters.

(a) To Buyer’s Knowledge, none of its employees is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of Buyer or that would conflict with Buyer’s business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of Buyer’s business by the employees of Buyer, nor the conduct of Buyer’s business as now conducted and as presently proposed to be conducted, will, to Buyer’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract, covenant or instrument under which any such employee is now obligated.

(b) Buyer is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Buyer has complied in all material respects with all applicable state and federal equal employment opportunity Legal Requirements and with other Legal Requirements related to employment, including those related to wages, hours, worker classification and collective bargaining. Buyer has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from employees of Buyer and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c) To Buyer’s Knowledge, (i) each officer and current Key Employee is currently devoting all of such employee’s business time to the conduct of the business of Buyer, (ii) no officer or current Key Employee intends to work less than full time at Buyer in the future, and (iii) no officer or current Key Employee intends to terminate employment with Buyer or is otherwise likely to become unavailable to continue as an officer or Key Employee. Buyer does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of Buyer is terminable at the will of Buyer. Except as set forth in Section 2.16(c) of the Buyer Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 2.16(c) of the Buyer Disclosure Schedule, Buyer has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d) Buyer has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Buyer Board of Directors.

(e) Each Key Employee whose employment was terminated by Buyer has entered into an agreement with Buyer providing for the full release of any claims against Buyer or any related party arising out of such employment.

(f) Section 2.16(f) of the Buyer Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by Buyer, or that Buyer participates in or contributes to, which is subject to ERISA. Buyer has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable Legal Requirements for any such employee benefit plan.

(g) Buyer is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, Contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of Buyer, has sought to represent any of the employees, representatives or agents of Buyer. There is no strike or other labor dispute involving Buyer pending, or to Buyer’s Knowledge, threatened, nor is Buyer aware of any labor organization activity involving its employees.

(h) To Buyer’s Knowledge, none of the Key Employees, directors or officers of Buyer has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.17 Tax Returns and Payments. There are no federal, state, county, local or foreign Taxes due and payable by Buyer that have not been timely paid. There are no accrued and unpaid federal, state, county, local or foreign Taxes of Buyer that are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns or reports by any applicable federal, state, local or foreign Governmental Body. Buyer has duly and timely filed all federal, state, county, local and foreign Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

2.18 Insurance. Buyer has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like Buyer, with extended coverage, which would be sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.19 Employee Agreements. Each current and former employee, consultant and officer of Buyer has executed an agreement with Buyer regarding confidentiality and proprietary information substantially in the form or forms made available to counsel for Seller (the “Confidential Information Agreements”). No Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. Each Key Employee has executed a non-solicitation agreement substantially in the form or forms made available to Seller or its counsel. Buyer is not aware that any of its Key Employees is in violation of any agreement covered by this Section 2.19.

2.20 Permits. Buyer has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which would reasonably be expected to have a Buyer Material Adverse Effect. Buyer is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21 Corporate Documents. The Buyer Restated Certificate and Bylaws of Buyer are in the form made available to Seller. The copy of the minute books of Buyer made available to Seller contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders.

2.22 Foreign Corrupt Practices Act. Neither Buyer nor, to Buyer’s Knowledge, any of its directors, officers, employees or agents while acting on behalf of Buyer have, directly or indirectly, made, offered, promised or authorized any unlawful payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Body, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist Buyer or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither Buyer nor, to Buyer’s Knowledge, any of its directors, officers, employees or agents while acting on behalf of Buyer have made or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Anti-Corruption Laws. Buyer further represents that it has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies reasonably designed to ensure compliance with the FCPA or any other applicable Anti-Corruption Law, and to ensure that all books and records of Buyer accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither Buyer nor any of its officers, directors or employees (in their capacities as such or relating to their employment, services or relationship with Buyer) are the subject of any allegation, voluntary disclosure, governmental investigation, prosecution or other enforcement action related to the FCPA or any other Anti-Corruption Law.

2.23 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, Buyer is and has been, to Buyer’s Knowledge, in compliance in all material respects with all applicable Legal Requirements in all relevant jurisdictions, Buyer’s privacy policies and the requirements of any Contract or codes of conduct to which Buyer is a party. Buyer has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. Buyer is and has been, to Buyer’s Knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

2.24 Export Control Laws. Buyer has conducted all export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the export control laws and regulations of any other applicable jurisdiction (collectively, “Export Control Laws”). Without limiting the foregoing: (a) Buyer has obtained all material export licenses and other approvals required for its exports of products, Software and technologies from the United States and any other applicable jurisdiction; (b) Buyer is in material compliance with the terms of all applicable export licenses or other approvals; (c) there are no pending or threatened claims against Buyer with respect to Buyer’s compliance with the Export Control Laws; (d) there are no pending governmental investigations related to Buyer’s exports; and (e) there are no actions, conditions, or circumstances pertaining to Buyer’s export transactions that would reasonably be expected to give rise to a Buyer Material Adverse Effect.

2.25 Financial Advisor. Except as set forth on Section 2.25 of the Buyer Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any member of the Buyer Group or any of their respective Affiliates.

2.26 Supplied Information. The information supplied by Buyer specifically for inclusion in the Proxy Statement or in any document mailed, delivered or otherwise furnished to the Seller Stockholders or the Buyer Stockholders in connection with this Agreement and the Contemplated Transactions, including the Information Statement and any other notice described in Section 5.2 (including any Buyer Financial Statements) will not, as of the date of the Proxy Statement or Information Statement or as of the date such information is first mailed to Seller Stockholders or Buyer Stockholders, as applicable, (i) contain any untrue statement of a material fact or (ii) omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. Notwithstanding the foregoing, Buyer makes no representation or warranty with respect to (A) any information supplied by Seller or any of its Representatives for inclusion therein or (B) any forward-looking statements included therein.

2.27 No Other Representations or Warranties; Independent Investigation; Non-Reliance.

(a) Except for the representations and warranties expressly set forth in this Article 2, none of Buyer or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to Buyer or its Affiliates or their respective business, operations, assets, liabilities or condition (financial or otherwise), notwithstanding the delivery or disclosure to Seller or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

(b) Buyer has conducted its own independent investigation, review and analysis of Seller, its Affiliates, the Business, the Purchased Assets and the Assumed Liabilities. In making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent review and analysis and the covenants, representations and warranties of Seller contained in this Agreement, any certificates required to be delivered and the representations and warranties of Seller and the Seller Subsidiaries explicitly set forth in the Transaction Documents. Notwithstanding the foregoing, nothing in this Section 2.27 shall restrict or impair any claim arising out of Fraud as set forth herein.

(c) Buyer hereby acknowledges that, notwithstanding anything contained in this Agreement to the contrary, (i) neither Seller nor any of its Subsidiaries, nor any other Person, makes or has made or is making any express or implied representation or warranty with respect to Seller, any of its Subsidiaries, the Business, the Purchased Assets or Assumed Liabilities, in each case other than those expressly given solely by Seller in Article 3; and (ii) Buyer is not relying on any express or implied representation or warranty, or the accuracy or completeness of the representations and warranties set forth in Article 3, with respect to Seller, any of its Subsidiaries, the Business, the Purchased Assets or Assumed Liabilities, in each case other than those expressly given solely by Seller in Article 3.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows, except as set forth in the written disclosure schedule delivered by Seller to Buyer (the “Seller Disclosure Schedule”) (it being understood that the representations and warranties in this Article 3 are qualified by: (a) any exceptions and disclosures set forth in the Section or subsection of the Seller Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such Section or subsection of the Seller Disclosure Schedule by reference to another Section or subsection of the Seller Disclosure Schedule; (c) any exceptions or disclosures set forth in any other Section or subsection of the Seller Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty); and (d) the Seller SEC Documents publicly available at least two (2) Business Days prior to the date of this Agreement (excluding any disclosures set forth in any such SEC Document under the headings “Safe Harbor Statement,” “Risk Factors” or any similar Section and any disclosure therein are predictive, cautionary or forward-looking in nature, in each case, other than any specific factual information contained therein), provided, however, that any such disclosures in such SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent based on the content of such disclosure that such information is relevant to such representation or warranty. The inclusion of any information in the Seller Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Seller Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1 Due Organization; Organizational Documents.

(a) Each of Seller, the Seller Subsidiaries and the Acquired Entity is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct the Business in the manner in which it is currently being conducted; (ii) to own, lease, operate and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Seller Contracts, except, in the case of the Seller Subsidiaries, where the failure to have such power or authority would not reasonably be expected to have a Seller Material Adverse Effect.

(b) Each of Seller, the Seller Subsidiaries and the Acquired Entity is qualified to do business as a foreign Entity, and is in good standing, under the laws of all jurisdictions in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary other than, in the case of the Seller Subsidiaries, in jurisdictions where the failure to be so qualified would not reasonably be expected to have a Seller Material Adverse Effect.

(c) Seller has delivered or made available to Buyer accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto, for Seller, each Seller Subsidiary that holds Purchased Assets and the Acquired Entity. Neither Seller nor the Acquired Entity is in violation of any material provision of its organizational documents.

3.2 Authority; Vote Required; Capitalization of Acquired Entity.

(a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and Seller, each Seller Subsidiary and the Acquired Entity has all requisite corporate power and authority to enter into the Transaction Documents and each other agreement, certificate and instrument required to be executed and delivered by it in connection herewith, to perform its obligations hereunder and thereunder and, subject to receipt of the Required Seller Stockholder Vote (as defined below), to consummate the transactions contemplated hereby and thereby, including the sale of the Purchased Assets and Purchased Equity Interests to Buyer. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller and the Seller Board of Directors, subject only to the receipt of the Required Seller Stockholder Vote, and no other corporate actions on the part of Seller or its stockholders are necessary to authorize this Agreement, the Transaction Documents or the Contemplated Transactions. The Seller Board of Directors has unanimously: (i) determined that the Transaction is fair to, and in the best interests of, Seller and Seller Stockholders; (ii) deemed advisable and approved this Agreement, the Transaction, the Seller Stockholder Matters and the other actions contemplated by this Agreement; and (iii) resolved to recommend the approval of the Seller Stockholder Matters by the Seller Stockholders and to submit the Seller Stockholder Matters for consideration by Seller Stockholders in connection with the solicitation of the Required Seller Stockholder Vote. For purposes of this Agreement, “Required Seller Stockholder Vote” means the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock and Seller Series B Preferred Stock voting together as a single class (the Seller Series B Preferred Stock voting on an as-converted basis). As of the date of this Agreement, the resolutions of Seller Board of Directors referred to in Section 3.2(a)(i) – (iii) have not been amended, rescinded or modified. This Agreement has been, and each of the Transaction Documents to which Seller, any Seller Subsidiary or the Acquired Entity is a party will be at or prior to the Closing, duly executed and delivered by such Person and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Required Seller Stockholder Vote is the only approval of the Seller Stockholders (in their capacity as such) necessary for Seller to approve and adopt this Agreement, and no further vote or approval on the part of any Seller Stockholders (in their capacity as such) is required under applicable Legal Requirements, the certificate of incorporation or bylaws of Seller.

(c) Section 3.2(c) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the identity of each record and beneficial holder of all of the Purchased Equity Interests and the number of shares held by each such holder. The Purchased Equity Interests constitute all of the outstanding equity interests in the Acquired Entity. The Acquired Entity does not own any equity interests in any Person. All of the outstanding equity interests in the Acquired Entity have been duly authorized and validly issued, are fully paid and non-assessable and are free of preemptive rights and are held, in each case, free and clear of all Encumbrances (except for Permitted Encumbrances). There are no existing options, warrants, calls, rights or agreements to which the Acquired Entity is a party to acquire equity interests of the Acquired Entity, other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any equity interest in the Acquired Entity, or any interest, the value of which is in any way based on, linked, to, or derived from equity interests in the Acquired Entity, including any rights to share in the equity, profits, earnings, losses or grants of stock appreciation, phantom equity, profit participation, or other similar rights.

3.3 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement and each Transaction Document to which Seller, any Seller Subsidiary or the Acquired Entity is a party does not, and the performance of this Agreement and each Transaction Document to which Seller, any Seller Subsidiary or the Acquired Entity is a party by such Person will not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate its certificate of incorporation or bylaws; (ii) subject to obtaining the Required Seller Stockholder Vote and compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any Legal Requirement applicable to Seller, the Seller Subsidiaries or the Acquired Entity; or (iii) require Seller or a Seller Subsidiary to make any filing with or give any notice to a Person or make any payment, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Seller’s or the Seller Subsidiaries’ rights under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets pursuant to, any Seller Material Contract, except in the case of clause (i)-(iii) above for matters which would not, individually or in the aggregate, be material to the Business or otherwise impair in any material respect the consummation of the Contemplated Transactions.

(b) No Consent, order of, or registration, declaration or filing with any Governmental Body is required by or with respect to Seller, any Seller Subsidiary or the Acquired Entity in connection with the execution and delivery of this Agreement and the Transaction Documents or the consummation of the Contemplated Transactions, except for such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws and by Nasdaq or as would not reasonably be expected to be material to the Business or otherwise impair in any material respect the consummation of the Contemplated Transactions.

3.4 SEC Filings; Financial Statements.

(a) Except as set forth on Section 3.4(a) of the Seller Disclosure Schedule, Seller has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by it since January 1, 2024 (collectively, such filed or furnished documents, together with any exhibits and schedules thereto and other information incorporated therein, the “Seller SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Seller SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and none of the Seller SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended, or, with respect to any proxy statement filed pursuant to the Exchange Act, on the date of the applicable meeting) contained any untrue statement of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Seller SEC Documents: (i) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount, individually or in the aggregate) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present, in all material respects, the consolidated financial position of Seller as of the respective dates thereof and the results of operations and cash flows of Seller for the periods covered thereby.

(c) Section 3.4(c) of the Seller Disclosure Schedule sets forth copies of the balance sheet of the Business as of March 31, 2026 (the “Latest Business Balance Sheet”), and the related statement of operations of the Business for the fiscal year ended March 31, 2026, and notes thereto (together, the “Financial Statements”).

(d) Except as set forth on Section 3.4(d) of the Seller Disclosure Schedule, (i) the Financial Statements present fairly, in all material respects, the financial position and results of operations of the Business at the date and for the time period indicated and (ii) have been prepared by the management of Seller in accordance with GAAP, consistently applied throughout the periods indicated.

(e) All accounts and notes receivable of Seller, the Seller Subsidiaries and the Acquired Entity related to, or arising from, the operation of the Business have arisen, in all material respects, from bona fide transactions. None of the accounts or notes receivable of the Business reflected in the Financial Statements related to, or arising from, the operation of the Business (i) are, in any material respect, subject to any setoffs or counterclaims or (ii) represent, in any material respect, obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other material repurchase or return arrangement.

3.5 Absence of Changes. Except as set forth in Section 3.5 of the Seller Disclosure Schedule, between March 31, 2026 and the date of this Agreement, each of Seller, the Seller Subsidiaries and the Acquired Entity has conducted the Business in the Ordinary Course of Business. Since March 31, 2026, there has not occurred (a) any event, change, development or effect that has had, or would reasonably be expected to have, a Seller Material Adverse Effect or (b) any action, event or occurrence that would have required consent of Buyer pursuant to Section 4.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.6 Title to Assets; Sufficiency of Assets.

(a) Seller (or the Seller Subsidiaries) owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties, assets and equipment included in the Purchased Assets, in each case, free and clear of any Encumbrances, except for (i) the Permitted Encumbrances and (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Business. The Purchased Assets that are tangible personal property assets: (a) are in good operating condition and repair, in all material respects, subject to normal wear and maintenance and (b) are, in all material respects, usable in the regular and ordinary course of business. The Purchased Assets (together with the assets of the Acquired Entity) constitute, in all material respects, all of the tangible assets used in the conduct of the Business as currently conducted, other than the Excluded Assets, and are sufficient in all material respects to permit Buyer to conduct the Business immediately following the Closing in the same manner as conducted as of the date of this Agreement and as of the Closing.

(b) At the Closing, except for the Non-Transferrable Assets, Buyer will own or have the right to use Purchased Assets and the Purchased Equity Interests on the terms and subject to the conditions thereof sufficient, in combination with Buyer’s rights hereunder and under the Transaction Documents, to conduct in all material respects the Business as conducted as of the date of this Agreement and as of the Closing.

3.7 Real Property; Leaseholds.

(a) None of Seller, any Seller Subsidiary or the Acquired Entity owns any real property or any interest in real property used in the Business. The leaseholds created under the real property leases (including any amendments thereto) of the Business are identified in Section 3.7(a) of the Seller Disclosure Schedule (the “Seller Leases”). Seller has delivered to Buyer a true and complete copy of each Seller Lease.

(b) Except as set forth on Section 3.7(b) of the Seller Disclosure Schedule, with respect to each of the Seller Leases: (i) such Seller Lease is a legal, valid, and binding, obligation of Seller, the applicable Seller Subsidiary or the Acquired Entity, enforceable in accordance with its terms, subject to Enforceability Exceptions; (ii) neither Seller nor any of its Subsidiaries is in material breach or default under such Seller Lease, and to the Knowledge of Seller, no other party to such Seller Lease is in breach or default thereunder, and no event has occurred which, with notice or lapse of time, or both, would reasonably be expected to result in a material breach or default by Seller, a Seller Subsidiary or the Acquired Entity under such Seller Lease; and (iii) Seller’s or its Subsidiary’s possession of the Seller Leased Real Estate has not been materially disturbed, and there are no written (or, to the Seller’s Knowledge, oral) disputes with respect to such Seller Lease. Neither Seller nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Seller Lease or any interest therein nor has Seller or any of its Subsidiaries subleased or otherwise granted any Person (other than another wholly owned Subsidiary of Seller) a right to use or occupy any portion of the Seller Leased Real Estate.

(c) The Seller Leased Real Estate identified in Section 3.7(a) of the Seller Disclosure Schedule comprise all of the real property materially used in the operation of the Business as currently conducted.

3.8 Intellectual Property.

(a) Section 3.8(a)(i) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Licensed IP Rights other than: (1) non-exclusive licenses for Software made commercially available for less than $50,000 annually, (2) licenses to Open Source Software, (3) employee or contractor agreements entered into in the ordinary course of business, and (4) nondisclosure agreements entered into in the ordinary course of business.

(b) The rights of Seller, the Seller Subsidiaries and the Acquired Entity in Licensed IP Rights have been granted pursuant to written agreements that are valid, enforceable and sufficient in scope to cover use by

Seller, the Seller Subsidiaries and the Acquired Entity of such Licensed IP Rights in the conduct of the Business as currently conducted and proposed to be conducted, free and clear of all Encumbrances, except Permitted Encumbrances.

(c) The Owned Intellectual Property and, to Seller’s Knowledge, the Licensed IP Rights, comprise all the Intellectual Property Rights used in, necessary and sufficient for the conduct and operation of the Business as currently conducted in all material respects.

(d) Section 3.8(d) of the Seller Disclosure Schedule is an accurate, true and complete listing of all Seller Registered IP, and sets forth, with owner, countries, registration and application numbers and dates indicated, as applicable, country of use and date of first use, a complete and correct list of all the following: (A) issued Patents and applications for Patents; (B) registered Copyrighted Works and applications therefor; (C) registered Trademarks, material unregistered Trademarks, and applications for registration of Trademarks; and (D) Domain Name registrations and applications therefor, and social media accounts. All fees associated with maintaining any Seller Registered IP required to have been set forth on Section 3.8(d) of the Seller Disclosure Schedule have been paid in full in a timely manner to the proper Governmental Body and, except as set forth on Section 3.8(d) of the Seller Disclosure Schedule, no such fees are due within the three (3) month period after the Closing Date. All of the Seller Registered IP required to be listed thereon has been duly registered, renewed, or maintained with, or filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other applicable filing office(s), domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable intellectual property Legal Requirements, and such registrations, renewals, maintenance, filings, issuances and other actions remain in full force and effect. All Seller Registered IP is subsisting, and all Seller Registered IP that has issued is valid and enforceable.

(e) All Owned Intellectual Property and Licensed IP Rights are free and clear from (A) any Encumbrances (other than Permitted Encumbrances) and (B) any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. Seller or the applicable member of Seller Group (1) is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, and (2) has valid and enforceable rights, pursuant to a valid written intellectual property license, to use all Licensed IP Rights as used in the Business as presently conducted. Except pursuant to an agreement set forth on Section 3.8(e) of the Seller Disclosure Schedule or in the ordinary course of business, neither Seller nor any member of Seller Group has licensed or otherwise granted any right to any Person under any Owned Intellectual Property or has otherwise agreed not to assert any such Seller Owned IP Rights against any Person. Seller or the applicable member of Seller Group has the sole right to enforce all of the Owned Intellectual Property.

(f) Except as set forth on Section 3.8(f) of the Seller Disclosure Schedule, each Person who is or was an employee or contractor of any member of Seller Group and who is or was involved in the creation or development of any Purchased IP Asset, including all Owned Intellectual Property, has signed a valid, enforceable agreement containing (i) an assignment of such Intellectual Property to such member of Seller Group including those Intellectual Property (A) embodied in or used in connection with any products produced by the Business, (B) used in connection with providing services associated with the Business, or (C) used in the operations of the Business, and (ii) confidentiality provisions protecting trade secrets and confidential information of any member of Seller Group. To the Knowledge of Seller, no current or former stockholder, officer, director, employee or contractor of a member of Seller Group has any claim, right (whether or not currently exercisable), or interest to or in any Seller IP Rights. To the Knowledge of Seller, no employee or contractor of a member of the Seller Group is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for such member of Seller Group or (b) in breach of any Contract with any current or former employer or other Person concerning Purchased IP Assets or confidentiality provisions protecting trade secrets and confidential information comprising such Intellectual Property Rights.

(g) No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Purchased IP Assets, in which any member of Seller Group has an ownership interest.

(h) Each of Seller, the Seller Subsidiaries and the Acquired Entity, and to Seller’s Knowledge, any third party acting for or on behalf of Seller, any Seller Subsidiaries or the Acquired Entity has entered into confidentiality and nondisclosure agreements with its employees and consultants with access to the Trade Secrets of Seller, the Seller Subsidiaries and the Acquired Entity with respect to the Business to protect the confidentiality and value of such Trade Secrets. To Seller’s Knowledge, none of Seller, any Seller Subsidiary, the Acquired Entity or any third party acting for or on behalf of Seller, any Seller Subsidiary or the Acquired Entity has disclosed or authorized or consented to the disclosure of any Trade Secret that is material to the Business to any Person other than pursuant to the foregoing agreements or to a Person who otherwise has a duty to protect such Trade Secret, and to the Seller’s Knowledge there has not been any breach by any of the foregoing of any such agreement. Seller, the Seller Subsidiaries and the Acquired Entity use adequate measures, at least consistent with those in the industry in which the Business operates, to maintain the secrecy of all Trade Secrets of Seller, the Seller Subsidiaries and the Acquired Entity with respect to the Business.

(i) No member of Seller Group has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Purchased IP Assets to any other Person.

(j) To Seller’s Knowledge, the operation of the Business as currently conducted or any part thereof, including the manufacture, use, sale and importation of Seller Products, does not and have not infringed, misappropriated, diluted, violated, or otherwise conflicted with any Intellectual Property right of any other Person.

(k) To the Knowledge of Seller, no third party is infringing upon or misappropriating, or violating any license or agreement with any member of Seller Group relating to, any Owned Intellectual Property.

(l) None of Seller, any Seller Subsidiary or the Acquired Entity has received any written (or, to the Seller’s Knowledge, oral) demand, claim, or notice from any third Person with respect to the operation of the Business alleging infringement, misappropriation, dilution, or other actionable harm to any third-party Intellectual Property Rights or challenging the ownership, use, validity or enforceability of any Owned Intellectual Property under the Legal Requirements of any applicable jurisdiction, and none of Seller, any Seller Subsidiary or the Acquired Entity has received any other demand, claim or notice alleging any of the foregoing. None of Seller, any Seller Subsidiary or the Acquired Entity is the subject of any pending or, to the Seller’s Knowledge, threatened Proceedings alleging or involving any of the foregoing. To the Seller’s Knowledge, there are no facts or circumstances that would form the basis for any such claim or challenge.

(m) Products.

(i) To the Seller’s Knowledge, no Seller Products contain Viruses. Seller Group has taken commercially reasonable steps to prevent the introduction of Viruses into Seller Products. To the Seller’s Knowledge, in the four (4) years prior to the Closing Date, at the time that Seller Group has delivered Seller Products to any Person, none of the Seller Products has contained any computer code in any Software, firmware, or microcode incorporated in a Seller Product (“Product Software”) that is designed to: (A) intentionally harm the operation of such Product Software, or any other associated Software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”), (B) intentionally disable such Product Software or impair in any way its operation based on the elapsing of a period of time or advancement of a particular date (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices), or (C) permit Seller or any third party to access the Product Software or intentionally cause any harmful, malicious procedures, routines or mechanisms which would damage or corrupt the Software or cause the Software to cease functioning.

(ii) All material use and distribution of Open Source Software utilized in the Seller Products or services is in material compliance with the Open Source Software licenses applicable to such use and distribution, including all copyright notice and attribution requirements.

(iii) No Seller Product incorporates or has embedded in it any source code subject to an Open Source Software license, “copyleft” license, or other similar types of license terms (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache or public domain licenses, and the like), such that any product or service of Seller is subject to the terms of such Open Source Software license and requirements that any proprietary Software of the Seller be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making modifications or derivative works, (C) redistributable at no charge, or (D) subject to a license grant of a Patent or inhibited from Patent enforcement.

(iv) No member of Seller Group or any third party acting for or on behalf of any member of Seller Group has disclosed or delivered, or permitted the disclosure or delivery by any escrow agent, to any third party any source code related to the Business. To the Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by Seller or any other party acting on behalf of Seller, including an escrow agent of any Seller source code related to the Business. The execution of this Agreement would not reasonably be expected to result in the release of any material source code owned by Seller Group.

3.9 Undisclosed Liabilities. The Seller Group does not have any Liability relating to the Business except for: (a) Liabilities identified as such in the Latest Business Balance Sheet; (b) Liabilities that have been incurred by the Seller Group since the date of the Financial Statements in the Ordinary Course of Business that would be included in the calculation of Current Liabilities in accordance with the Accounting Principles; (c) Liabilities for performance in the Ordinary Course of Business of obligations of the Seller Group under Seller Contracts, including the reasonably expected performance of such Seller Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities listed in Section 3.9 of the Seller Disclosure Schedule and (f) Excluded Liabilities.

3.10 Compliance; Permits; Restrictions.

(a) The Seller Group is, and during the past three (3) years has been, with respect to the Business, in compliance in all material respects with all applicable Legal Requirements, and is not in material violation of any Legal Requirements with respect to the Business. No Legal Proceeding is pending or, to the Knowledge of Seller, threatened in writing against a member of the Seller Group with respect to the Business. There is no judgment, injunction, Governmental Order or decree binding upon a member of the Seller Group with respect to the Business. None of Seller, any Seller Subsidiary or the Acquired Entity has received any written or, to Seller’s Knowledge, oral notification or communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, or liability under, any applicable Legal Requirements with respect to the Business.

(b) The Seller Group holds all Governmental Authorizations that are material to the operation of the Business as currently conducted or for the ownership and use of the Purchased Assets in all material respects (collectively, the “Seller Permits”). Section 3.10(b) of the Seller Disclosure Schedule identifies each Seller Permit as of the date hereof. The Seller Group is in compliance in all material respects with the terms of the Seller Permits, and all such Seller Permits are in full force and effect. No Legal Proceeding is pending or, to the Knowledge of Seller, threatened in writing, which seeks to revoke, limit, suspend, or materially modify any Seller Permit in a manner that would reasonably be expected to be material to the Business. Since March 31, 2023, none of Seller, any Seller Subsidiary or the Acquired Entity has received any written, or to Seller’s

Knowledge, oral notice from any Governmental Body or other Person that any of the properties, facilities, equipment, operations or business procedures or practices of Seller or any Seller Subsidiary with respect to the Purchased Assets fails to comply in any material respect with any such Seller Permit. None of Seller, any Seller Subsidiary or the Acquired Entity is, and has not been during the past three (3) years, in default, nor has it received any notice of any claim of default, with respect to any such Seller Permits.

3.11 Tax Matters.

(a) Seller and Seller Subsidiaries have timely and properly filed all material Federal and state and local Tax Returns and timely paid all Taxes to the appropriate Governmental Body the non-filing or non-payment of which (i) could result in an Encumbrance on any of the Purchased Assets, (ii) could result in Buyer becoming responsible or liable therefor either directly or as a successor or transferee, or (iii) could have an adverse effect on Buyer’s ability to conduct the Business. The Acquired Entity has timely and properly filed all Tax Returns and timely paid all Taxes (whether or not shown as due on a Tax Return) to the appropriate Governmental Body. All Tax Returns are true, correct and complete in all material respects and have been completed in accordance with the past practices of Seller with respect to the Business and applicable law.

(b) All material amounts of Taxes that Seller and the Acquired Entity was required to withhold or to collect for payment have been withheld or collected and, to the extent required, have been timely paid to the appropriate Governmental Authorities and Seller and the Acquired Entity have complied with all Tax information reporting requirements, including maintenance of required records with respect thereto, and all IRS Forms W-2 and 1099 (or analogous forms under foreign law) required with respect thereto have been properly completed and timely filed and provided to the appropriate payee.

(c) No extensions or waivers of statutes of limitations (excluding any automatic extensions) have been given, granted or requested with respect to the filing of any material Tax Return, payment of any material Taxes, or otherwise relating to material Taxes of or with respect to the Acquired Entity, the Purchased Assets, the Assumed Liabilities or the Business, which extensions or waivers are still in effect.

(d) None of the Purchased Assets or Assumed Liabilities is subject to a Tax allocation, sharing, indemnification, or similar Contract. The Acquired Entity is not a party to any Tax allocation, sharing, indemnification, or similar Contract.

(e) The Acquired Entity has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any similar provision of applicable state, local or non-U.S. laws.

(f) Within the past two (2) years the Acquired Entity has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 (or so much of Section 356 as relates to Section 355) or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(g) There is no pending or threatened audit, investigation, demands, dispute, scrutiny, notice, notices of deficiency, claim or other proceedings or actions related to or concerning any Tax of Seller and the Seller Subsidiaries related to the Business, or Purchased Assets or any Tax of the Acquired Entity or any defaults, breaches, or non-compliance by Seller or the Acquired Entity of any conditions under any fiscal or Tax exemption or remission scheme or applicable Legal Requirements that has been claimed or raised by any Governmental Body, in each case, in writing.

(h) Neither Seller with respect to Business nor the Acquired Entity has received any tax ruling or entered into any written and legally binding agreement or is currently negotiating any such agreement with any tax authority which would affect the Tax situation of the Business or the Acquired Entity in relation to any period ending after the Closing Date.

(i) Neither Seller nor any Seller Subsidiary with respect to the Business nor the Acquired Entity has received any tax ruling or entered into any written and legally binding agreement or is currently negotiating any such agreement with any tax authority which would affect the Tax situation of the Business or the Acquired Entity in relation to any period ending after the Closing Date.

(j) No written claim has ever been made by a Governmental Body in a jurisdiction where Seller, any Seller Subsidiary or the Acquired Entity does not file Tax Returns or a particular type of a Tax Return, or does not pay Tax or a particular type of Tax, that Seller or the Seller Subsidiaries, as a result of the operation of the Business in that jurisdiction, or Acquired Entity is or may be required to file such Tax Return or pay such Tax in that jurisdiction nor, to Seller’s Knowledge, is there any factual or legal basis for any such claim.

(k) There are no Encumbrances for Taxes upon any Purchased Assets or the Acquired Entity.

(l) Neither Seller nor any Seller Subsidiary with respect to the Business or Purchased Assets nor the Acquired Entity will be required to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date that was realized prior to the Closing, including as a result of any (i) change in accounting method or the use of an improper accounting method, in each case, prior to the Closing, (ii) closing agreement or similar agreement entered into prior to the Closing, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) that occurred or existed, respectively, prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) the transfer of accounting reserves or prohibition on tax balances such as provisions for contingent losses or pension provisions.

(m) The Acquired Entity has never had a branch, permanent establishment, office, or other fixed place of business, or otherwise become resident for Tax purposes in a country other than the country in which it is organized.

(n) The Acquired Entity is in compliance with all applicable transfer pricing laws, including the execution and maintenance of documentation substantiating the transfer pricing practices and methodology of Seller.

(o) The Acquired Entity has complied in all material respects with Permits obtained under any fiscal or Tax exemption or concession or remission schemes under any applicable Legal Requirements, and all exemptions, credits, deductions or similar treatment thereunder claimed by the Acquired Entity with respect to any indirect Tax of the Acquired Entity or in relation to goods, services or other inputs with respect to the Business have been validly claimed.

3.12 Benefit Plans.

(a) Section 3.12(a) of the Seller Disclosure Schedule contains a true, correct and complete list of each Employee Benefit Plan (or to the extent such Employee Benefit Plan is an offer letter without contractual severance protections, or an equity award agreement by and between Seller and a Seller Service Provider and such offer letter or award agreement conforms in all material respects with a “form of” or other standardized document provided to Buyer, the form or other standardized document), such list noting whether any of the Employee Benefit Plans are Acquired Entity Employee Plans. At no time has Seller or any of its ERISA Affiliates been a party to or maintained, sponsored, contributed to or been obligated to contribute to, or had any Liability with respect to any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (iii) retiree medical or retiree life insurance arrangement, (iv) “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or (v) “multiple employer plan” (as described in Section 413 of the Code or Section 210(a) of ERISA). None of Seller, any Seller

Subsidiary, the Acquired Entity or any of their respective ERISA Affiliates have any Liability under Title IV of ERISA. None of the Seller Employee Plans is a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(b) Correct and complete copies of the following materials have been delivered or made available by Seller to Buyer: (i) all plan documents for each Employee Benefit Plan or, in the case of an unwritten Employee Benefit Plan, a written description thereof; (ii) the most recent determination or opinion letter from the IRS with respect to any of the Employee Benefit Plans; (iii) all summary plan descriptions and other material non-routine communications to employees regarding Employee Benefit Plans; (iv) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Acquired Entity Employee Plan; and (v) any non-routine correspondence with any Governmental Body regarding the Acquired Entity Employee Plan since January 1, 2022.

(c) Each of the Employee Benefit Plans has been established, maintained, operated, funded, and administered in compliance in all material respects with its terms and conditions and any related documents or agreements and with the Legal Requirements applicable to such Employee Benefit Plan (including ERISA and the Code). Each Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code is a prototype or volume submitter plan that is pre-approved by the IRS and covered by a currently-effective favorable IRS opinion letter and, to the Seller’s Knowledge, nothing has occurred and no circumstance exists that could be reasonably expected to adversely affect the qualified status of such Employee Benefit Plan.

(d) With respect to each Employee Benefit Plan that is a group health plan that is subject to Section 4980B of the Code, Seller, the Acquired Entity and each ERISA Affiliate has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(e) All contributions (including all employer contributions and employee salary-reduction contributions), premiums and other payments under each Acquired Entity Employee Plan required to have been made under the terms of such Acquired Entity Employee Plan or pursuant to applicable Legal Requirements have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction.

(f) Except as expressly set forth in Section 5.5 of this Agreement, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any Seller Service Provider or other Person to severance, retention or change in control bonuses or any other payment or benefit; (ii) except as required pursuant to Section 5.5, accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such individual; (iii) limit or restrict the right of Seller or the Acquired Entity to merge, amend or terminate any Seller Employee Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Seller Employee Plan; or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Benefit Plan that, individually or in combination with any other such payment, could reasonably be expected to constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code).

(g) None of Seller, any Seller Subsidiary or the Acquired Entity has any obligation to provide, and no Employee Benefit Plan or other agreement provides, any current or former Business Employee or Business Independent Contractor, with the right to a gross-up, indemnification, reimbursement or other payment for excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(h) (i) Each Acquired Entity Employee Plan maintained in any jurisdiction outside of the U.S. (each, a “Non-US Plan”) that is intended to qualify for special tax treatment meets all the requirements for such treatment; (ii) the fair market value of the assets of each funded Non-US Plan, the liability of each insurer for any Non-US Plan funded through insurance or the book reserve established for any Non-US Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-US Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Non-US Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

3.13 Employee and Labor Matters.

(a) Except as prohibited under applicable Legal Requirements, Seller has delivered or made available to Buyer a true, correct and complete list of the names of all (i) Business Employees, and (ii) independent contractors and consultants of Seller or any Affiliate of Seller primarily providing services to or for the benefit of the Business (“Business Independent Contractors”), as well as, to the extent applicable and permissible under applicable Legal Requirements, each such Person’s (A) base salary, hourly wage rate, or other rate of compensation and any applicable bonus amounts paid in 2026 for performance during 2025, (B) full or part-time status, (C) location of employment or engagement (including state and country, as applicable), (D) exempt status, if applicable, (E) current position or title, (F) date of hire, (G) status as active or on a leave of absence and a description of any such leave of absence, including identifying any such Person that is on short-term disability or long-term disability, (H) 2026 target annual bonus or other target cash incentive compensation arrangements, if applicable, (I) eligibility for commissions, and (J) employer or entity to which services are provided. To the Seller’s Knowledge as of the date of this Agreement, no director, officer, or executive-level employee of Seller, any Seller Subsidiary or the Acquired Entity intends to terminate his or her employment relationship with the Business.

(b) There are no Legal Proceedings pending, or to the Seller’s Knowledge, threatened or reasonably expected, between Seller, any Seller Subsidiary or the Acquired Entity, on the one hand, and any Business Employee, consultant or independent contractors performing services primarily on behalf of the Business, on the other hand, including any such claims initiated by a Governmental Body. No judgment, consent decree, or arbitration award imposes continuing remedial obligations or otherwise limits or affects Seller’s, any Seller Subsidiary’s or the Acquired Entity’s ability to manage its Business Employees. None of Seller, any Seller Subsidiary or the Acquired Entity for which Business Employees provide services are party to any collective bargaining agreement or other labor union contract, or any contract with any works council, employee representative or other labor organization or collective group, and to Seller’s Knowledge, there are no Business Employees represented by any union, works council, or other labor organization, and no activities or proceedings, or any threat of activities or proceedings, of any labor union, works council, employee representative or other labor organization or collective group to organize its employees. In the past three (3) years, there has been no pending or threatened labor dispute (e.g., strike, picketing, slowdown, lockout, unfair labor practice charge before the National Labor Relations Board or other similar tribunal, material grievance, or material arbitration) involving the Business. The execution and delivery of this Agreement and the performance of this Agreement do not require Seller, any Seller Subsidiary, or the Acquired Entity for which Business Employees provide services, to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with any unions, labor organizations, or groups of Business Employees.

(c) Except as required under applicable Legal Requirements or as set forth on Section 3.13(c) of the Seller Disclosure Schedule, all Business Employees are employed on an at-will basis and have no entitlement to contractual severance or notice if terminated for any reason. The Seller Group has provided all Business Employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that has become due and payable, as of the date hereof, and has provided all Business Independent Contractor fees that have become due and payable as of the date hereof.

(d) Except as would not reasonably be expected to be material to the Business, Seller, each Seller Subsidiary and the Acquired Entity for which Business Employees provide services are, and for the past three (3) years, have been, in compliance in all material respects with all applicable Legal Requirements respecting or relating to, employment practices, labor, contractor labor, terms and conditions of employment, occupational health and safety, layoffs, plant closing or reductions in force, classification and payment of employees, temporary employees, independent contractors, and consultants, wages (including minimum wage and overtime), restrictive covenant obligations, employment and compensation equity, hours of work, child labor, leave, workers’ compensation, immigration and work authorization, maintenance of employee records, payment of employee income taxes, social security contributions, withholdings and deductions, gratuity payments and provident fund contributions, Worker Adjustment and Retraining Notification Act (“WARN Act”) and any similar state or local “mass layoff” or “plant closing” law, occupational health and safety, and collective bargaining as well as Legal Requirements concerning civil rights and prohibiting discrimination, harassment, and retaliation. Seller, each Seller Subsidiary and the Acquired Entity has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts and statutory funding required to be withheld from Business Employees and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing. Each Seller Subsidiary and the Acquired Entity has accurately classified such individual in all respects as an employee, independent contractor, or otherwise under any and all applicable Legal Requirements, and each such individual classified as an employee has been properly classified as exempt or nonexempt under the Fair Labor Standards Act and any and all applicable Legal Requirements. Seller, each Seller Subsidiary and the Acquired Entity have not, any time within the twelve (12) months preceding the date of this Agreement, had any “plant closing” or “mass layoff” (as defined in the WARN Act) or other terminations of employees that could create any obligations upon, or liabilities for Buyer under the WARN Act or similar state and local laws. The Business Employees who work in the United States are authorized and have appropriate documentation to work in the United States.

(e) In the past three (3) years, (i) to the Seller’s Knowledge, no allegations of sexual harassment or sexual misconduct have been made against any officer, director, or executive-level Business Employee; (ii) none of Seller, any Seller Subsidiary or the Acquired Entity has entered into any settlement or separation agreements related to allegations of sexual harassment or sexual misconduct by a Business Employee; (iii) Seller, the Seller Subsidiaries and the Acquired Entity have investigated and taken prompt corrective action to prevent further discrimination and harassment with respect to each such allegation with potential merit; and (iv) none of Seller, any Seller Subsidiary or the Acquired Entity has incurred, and no circumstances exist under which Seller, any Seller Subsidiary or the Acquired Entity would reasonably be expected to incur, any liability resulting from an allegation of sexual harassment or sexual misconduct.

3.14 Environmental Matters. With respect to the Business, the Purchased Assets and the assets of the Acquired Entity, the Seller Group is, and since March 31, 2023 has been, in compliance in all material respects with all applicable Environmental Laws, except as would not reasonably be expected to be material to the Business. The Seller Group possesses all material permits and other Governmental Authorizations required under applicable Environmental Laws for the operation of the Business as currently conducted by it and is in compliance in all material respects with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and Governmental Authorizations that would not reasonably be expected to be material to the Business. No member of the Seller Group has received since March 31, 2023 any written (or, to the Seller’s Knowledge, oral) notice from a Governmental Body that alleges that the Seller Group is not in compliance with any Environmental Law with respect to the Business, the Purchased Assets, and, to the Knowledge of Seller, there are no circumstances that may prevent or interfere with the Seller Group’s compliance with any Environmental Law with respect to the Business, the Purchased Assets or the assets of the Acquired Entity in the future. To the Knowledge of Seller, with respect to the Business, the Purchased Assets or the assets of the Acquired Entity: (i) no member of the Seller Group has received since March 31, 2023, any written notice (or, to the Knowledge of Seller, other communication) from a Governmental Body alleging that the Seller Group has violated any Environmental Law in a manner that would reasonably be expected to result in material liability with respect to the Business, the Purchased Assets or the assets of the Acquired Entity and

(ii) there are no pending written claims by a Governmental Body alleging liability under Environmental Laws with respect to the Business or the Purchased Assets or the assets of the Acquired Entity.

3.15 Legal Proceedings; Governmental Orders. Except as set forth in Section 3.15 of the Seller Disclosure Schedule, there is no pending Legal Proceeding relating to or affecting the Business, the Purchased Assets, the Assumed Liabilities, or any of the Acquired Entity’s properties used in the Business and, to the Knowledge of Seller, no Person has threatened in writing to commence any Legal Proceeding (i) relating to or affecting the Business, the Purchased Assets, the Acquired Entity or the Assumed Liabilities or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. There is no Governmental Order outstanding against the Seller Group that is applicable to the Business, the Purchased Assets or the Acquired Entity that would reasonably be expected to be material to the Business.

3.16 Seller Material Contracts.

(a) Section 3.16(a) of the Seller Disclosure Schedule lists the following Seller Contracts, effective as of the date of this Agreement (each, a “Seller Material Contract” and collectively, the “Seller Material Contracts”):

(i) with expected future receipts or expenditures in excess of $100,000;

(ii) requiring Seller, any Seller Subsidiary or the Acquired Entity to indemnify any Person (other than indemnification provisions arising in the Ordinary Course of Business);

(iii) granting any exclusive rights to any party, including any right of first-refusal or first-offer;

(iv) evidencing Indebtedness for borrowed or loaned money that is still outstanding or which relates to any Encumbrance on the Purchased Assets, including outstanding guarantees of any Indebtedness and any guarantees or other credit support provided by Seller, any Seller Subsidiary or the Acquired Entity in connection with any existing Indebtedness, other than trade debt incurred in the Ordinary Course of Business or Indebtedness that will not constitute an Assumed Liability;

(v) relates to any partnership, joint venture or similar Contract;

(vi) restricts, limits or purports to limit the ability of Seller, any Seller Subsidiary or the Acquired Entity to compete in any line of business or with any Person or in any geographic area or market or during any period of time, or not to solicit or hire any Person, in each case, with respect to the Business;

(vii) is a collective bargaining agreement or other labor union Contract;

(viii) is a Government Contract;

(ix) is a Contract with a Seller Material Customer;

(x) is a Contract with a Seller Material Vendor;

(xi) relates to the acquisition or disposition of the Business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(xii) relates to settlement or resolution of any actual or threatened Legal Proceeding under which (i) there are outstanding obligations or (ii) involves payments by Seller, any Seller Subsidiary or the Acquired Entity in excess of $50,000;

(xiii) is a Contract relating to the sale of any of the material Purchased Assets, other than in the Ordinary Course of Business;

(xiv) grants to any Person of any option, right of first refusal or preferential or similar right to purchase any of the material Purchased Assets;

(xv) is required to be listed on Section 3.8(e) of the Seller Disclosure Schedule;

(xvi) has any “take or pay” or minimum purchase requirements or obligations or that require Seller, any Seller Subsidiary or the Acquired Entity to purchase, obtain or provide any product or service exclusively from a single party;

(xvii) is a Contract providing for a right to receive a change of control or similar pay or other right, or that requires notice or consent in connection with the transactions contemplated hereby;

(xviii) relates to the lease of any real property, equipment or other personal property used primarily in the Business with expected future receipts or expenditures in excess of $50,000 per month;

(xix) containing a “key man” provision, requirement or similar provision, a most favored nation, favored customer, or similar provision, service level guarantees, guaranteed payments or obligations or similar provisions, or material indemnification obligations;

(xx) is a Contract that is a Purchased Asset and contains any right or obligation that relates to any business of Seller or its Affiliates other than the Business, including any right of the counterparty to set-off amounts owed to the Business or Seller against amounts owed to such counterparty by Seller or its Affiliates with respect to their businesses other than the Business (a “Shared Contract”);

(xxi) is an Affiliate Contract; or

(xxii) is otherwise material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 3.16(a).

(b) Seller has delivered or made available to Buyer accurate and complete copies of all Seller Material Contracts, including all amendments, modifications and supplements thereto and waivers thereunder. There are no Seller Material Contracts that are not in written form. None of Seller, any Seller Subsidiary or the Acquired Entity has, nor to Seller’s Knowledge, has any other party to a Seller Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Seller Material Contract and, none of Seller, any Seller Subsidiary or the Acquired Entity has received written (or, to the Knowledge of the Seller, oral) notice of the foregoing or from the counterparty to any Seller Material Contract (or, to the Knowledge of Seller, any of such counterparty’s Affiliates) regarding an intent to terminate, cancel, or modify any Seller Material Contract. No event has occurred that with notice or lapse of time or both would constitute a breach or default in any material respect by Seller, a Seller Subsidiary, the Acquired Entity or, to the Knowledge of Seller, by any such other party, or permit termination, cancellation or modification under a Seller Material Contract. As to Seller, each Seller Subsidiary, the Acquired Entity, each Seller Material Contract is valid, binding, enforceable and in full force and effect, and, to Seller’s Knowledge, is valid, binding and enforceable and in full force and effect with respect to each other party thereto.

3.17 Seller Financial Advisor. Except as set forth on Section 3.17 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller, any Seller Subsidiary or the Acquired Entity.

3.18 Privacy; Security Measures.

(a) Privacy. In each case with respect to the Business and, to the Knowledge of Seller, any Person acting for or on behalf of Seller, Seller Subsidiary or the Acquired Entity in connection with the Business, Seller, each Seller Subsidiary and the Acquired Entity is, and since March 31, 2023 has been, in compliance in all material respects with all Privacy Requirements, and implemented and maintained commercially reasonable and appropriate (i) measures to protect and maintain the confidential nature of Personal Information and (ii) policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information, in each case as required under applicable Privacy Requirements. Since March 31, 2023, none of Seller, any Seller Subsidiary, the Acquired Entity or any third party acting for or on behalf of Seller or any Seller Subsidiary has received any written complaint, or notice of any claims, charges, investigations or regulatory inquiries relating to or regarding its collection, use or disclosure of Personal Information or related to or alleging the violation of any Privacy Requirements related to the Business, and, to Seller’s Knowledge, there are no facts or circumstances that could reasonably form the basis of any such complaint, claim, charge, investigation, regulatory inquiry. Neither Seller, nor, to the Knowledge of Seller, any third party acting for or on behalf of Seller in connection with the Business has received any written notice from a Governmental Body alleging a material violation of Privacy Requirements relating to the Business. To the Knowledge of Seller, there is no pending investigation by any Governmental Body alleging a violation of Privacy Requirements with respect to the Business. Without limiting the foregoing and in each case with respect to the Business, Seller, each Seller Subsidiary and the Acquired Entity has, since March 31, 2023, entered into and maintained reasonable and appropriate contractual agreements with all vendors, processors, and other third parties that Process any Personal Information for or on behalf of the Business to the extent required under Privacy Requirements.

(b) Security Measures.

(i) In each case with respect to the Business, Seller, each Seller Subsidiary and the Acquired Entity has since March 31, 2023: (1) implemented and maintained reasonable and appropriate security measures to protect (A) all Information Systems used in the Business (including the confidentiality, integrity and accessibility of the Information Systems); and (B) all Personal Information and other confidential data in the possession or under the control of Seller, Seller Subsidiary or the Acquired Entity in connection with the Business against any loss, theft, alteration, destruction, breaches, unauthorized access, use, modification, intrusions, disclosure or other misuse, or adverse events or incidents; and (2) taken reasonable steps to ensure that any third party with access to any such Information Systems or Personal Information in connection with the Business is contractually obligated to implement and maintain commercially reasonable and appropriate security measures.

(ii) The Business’s Information Systems (1) are adequate and sufficient in all material respects (including with respect to working condition and capacity) for the operation of the Business as currently conducted, and (2) do not contain any Viruses, bugs, faults or other devices, errors, contaminants or effects that, since March 31, 2023: (A) have materially disrupted or adversely affected the functionality of such Information Systems; or (B) to the Knowledge of Seller, enabled or assisted any Person to access without authorization such Information Systems. Since March 31, 2023, there have been no material failures, breakdowns, continued substandard performance, outages or unscheduled downtime or other adverse events affecting any of the Information Systems that have caused or resulted in a material disruption to the operation of the Business, have caused material unauthorized use or disclosure of, or other adverse events or incidents related to any Personal Information Processed by or, to Seller’s Knowledge, on behalf of Seller, any Seller Subsidiary or the Acquired Entity in connection with the Business (a “Data Breach”); and none of Seller, any Seller Subsidiary or the Acquired Entity has reason to believe a Data Breach has occurred or provided or been legally required to provide any notice to any Person in connection with any Data Breach.

(iii) In each case with respect to the Business, Seller, each Seller Subsidiary and the Acquired Entity has since March 31, 2023: (1) conducted commercially reasonable privacy and data security testing or audits at reasonable and appropriate intervals and taken commercially reasonable steps to address any material privacy or data security issues identified; (2) maintained commercially reasonable disaster recovery and security plans and procedures (including business continuity plans) relating to Information Systems and all Personal Information and other confidential data in the possession or under the control of Seller; and (3) when necessary or required, taken actions in all material respects consistent with such plans and procedures.

(iv) To Seller’s Knowledge, none of Seller, any Seller Subsidiary or the Acquired Entity is subject to any contractual requirement or other legal obligation that, following the Closing, would prohibit the Business or Buyer from Processing any Personal Information or data contained in the Purchased Assets in the manner in which Seller or any of Seller Subsidiary Processed such Personal Information or data prior to the Closing. To Seller’s Knowledge, the transfer of Personal Information in connection with the transactions contemplated by this Agreement will not violate any Privacy Requirements as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained.

3.19 Anti-Corruption Matters. For the past three (3) years, with respect to the Business, none of Seller, any Seller Subsidiary or the Acquired Entity or to the Knowledge of Seller, its directors, officers and employees acting on behalf of the Business have: (a) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Body; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any applicable Anti-Corruption Laws; or (c) made any other unlawful payment under any applicable Anti-Corruption Laws, except, in each case, as would not reasonably be expected to result in material liability to the Business. For the past five (5) years, none of Seller, any Seller Subsidiary or the Acquired Entity has disclosed to any Governmental Body that the Business violated or may have violated any applicable Anti-Corruption Laws. To the Knowledge of Seller, no Governmental Body is investigating, examining, or reviewing the Business’s compliance with any applicable Anti-Corruption Laws.

3.20 Trade Compliance Matters.

(a) For the past three (3) years, with respect to the Business, Seller, each Seller Subsidiary and the Acquired Entity has (i) complied in all material respects with all applicable Sanctions and Trade Controls; (ii) maintained and implemented commercially reasonable controls and systems designed to comply in all material respects with applicable Sanctions and Trade Controls; (iii) maintained records in all material respects as required under applicable Sanctions and Trade Controls; and (iv) to Seller’s Knowledge, has not been the subject of any pending investigation or enforcement action by any Governmental Body with respect to any actual or alleged violations of Trade Controls or Sanctions relating to the Business, and has not been notified in writing (or, to the Knowledge of Seller, by any other form of communication) of any such pending or threatened actions.

(b) None of Seller, any Seller Subsidiary or the Acquired Entity or, to the Knowledge of Seller, any of its directors or officers primarily responsible for the Business (i) is a Sanctioned Person, or (ii) is subject to debarment or any list-based designations under any applicable Trade Control Law. For the past three (3) years, with respect to the Business, none of Seller, any Seller Subsidiary or the Acquired Entity has conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Sanctioned Person, or in any Sanctioned Country, in violation of any applicable Sanctions or Trade Controls. To Seller’s Knowledge, (i) none of Seller, any Seller Subsidiary or the Acquired Entity is the subject of any pending written action by any Governmental Body that would restrict its ability to engage in export transactions relating to the Business, bar it from exporting in connection with the Business or otherwise limit its exporting activities or sales to any Governmental Body in connection with the Business and (ii) there are no facts or circumstances that would reasonably form the basis of any such action.

3.21 Seller Customers and Vendors.

(a) Section 3.21(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest customers of the Business (based on the dollar amount of sales to such customers) for the fiscal year ended December 31, 2025 (“Seller Material Customers”). As of the date hereof, none of Seller, any Seller Subsidiary or the Acquired Entity has received any written or, to Seller’s Knowledge oral, notice that any Seller Material Customer has (i) ceased or will cease to purchase or license the Business’s products or (ii) cancelled, terminated or otherwise materially decreased purchases of the Business’s products, or notified Seller, any Seller Subsidiary or the Acquired Entity in writing (or, to the Knowledge of Seller, by any other form of communication) of any intention to cancel, terminate or materially decrease purchases of goods or services from the Business, in each case, in a manner that would reasonably be expected to be material to the Business. During the past two (2) years, none of Seller, any Seller Subsidiary or the Acquired Entity has had any material disputes with any Seller Material Customer.

(b) Section 3.21(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest vendors of the Business (based on the dollar amount of purchases from such vendors) for the fiscal year ended December 31, 2025 (“Seller Material Vendors”). As of the date hereof, none of Seller, any Seller Subsidiary or the Acquired Entity has received any written (or, to the Knowledge of Seller, by any other form of communication) notice that any Seller Material Vendor has (i) ceased or will cease to do business with Seller with respect to the Business, (ii) materially reduced or will materially reduce the volume of its business with the Business or (iii) cancelled, terminated or otherwise materially decreased or changed the terms of its business relationship with Seller with respect to the Business, or notified Seller, any Seller Subsidiary or the Acquired Entity in writing or, to Seller’s Knowledge, oral notice of any intention to do any of the foregoing, except in each case in a manner that would not reasonably be expected to be material to the Business. During the past two (2) years, none of Seller, any Seller Subsidiary or the Acquired Entity has had any material dispute with any Seller Material Vendor.

3.22 Inventory. The Inventory were acquired and maintained in the ordinary course of business, are of good and merchantable quality and consist of items of a quantity and quality usable or salable in the ordinary course of business in all material respects, subject to appropriate and adequate allowances on the Financial Statements. No Inventory is held on consignment, or otherwise, by any Person other than Seller or a Seller Subsidiary or pursuant to a Seller Material Contract, and all such Inventory is free and clear of all Encumbrances (other than any Encumbrances arising pursuant to a Seller Material Contract). The values at which inventories used in the Business are carried reflect the inventory valuation policy of Seller in all material respects, which policy is consistent with Seller’s past practice and in accordance with GAAP. Adequate provision has been made on the Financial Statements, in the ordinary course of business to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values, and such inventory reserves are adequate in all material respects to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

3.23 Products Liability. Each Seller Product designed, licensed, distributed, delivered, manufactured, marketed, sold or otherwise provided by or on behalf of Seller or Seller Subsidiary has been in conformity in all material respects with all applicable product specifications, applicable express and implied warranties, contractual commitments, and applicable Legal Requirements. None of Seller, any Seller Subsidiary or the Acquired Entity has received written notice of any allegation that a Seller Product is (a) materially defective or (b) not in conformity in all material respects with an applicable product specification, applicable express and implied warranties, or applicable Legal Requirements. There are no pending or threatened product liability, recall, warranty or other similar claims in writing by any third party (whether based in contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from the manufacture, sale or use of the Seller Product.

3.24 Disclosure. The information supplied by Seller specifically for inclusion in the Proxy Statement or in any document mailed, delivered or otherwise furnished to the Seller Stockholders or the Buyer Stockholders in connection with this Agreement and the Contemplated Transactions, including the Information Statement and any other notice described in Section 5.2 will not, as of the date of the Proxy Statement or Information Statement or as of the date such information is first mailed to Seller Stockholders or Buyer Stockholders, as applicable, (i) contain any untrue statement of a material fact or (ii) omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

Notwithstanding the foregoing, Seller makes no representation or warranty with respect to (A) any information supplied by Buyer or any of its Representatives for inclusion therein or (B) any forward-looking statements included therein.

3.25 Opinion of Financial Advisor. The Seller Board of Directors (in its capacity as such) has received an opinion of Raymond James & Associates, Inc., financial advisor to Seller, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications and limitations set forth therein, $25,000,000 of the Purchase Price to be received by Seller for the sale of the Purchased Assets (other than the Purchased Cash) pursuant to this Agreement is fair, from a financial point of view, to Seller.

3.26 Restricted Securities. Seller understands that the Buyer Series C Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that the Buyer Series C Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the Buyer Series C Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that Buyer has no obligation to register or qualify the Buyer Series C Shares, or the Buyer Common Stock into which it may be converted, for resale except as set forth in the Buyer Stockholder Agreements. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Series C Shares, and on requirements relating to Buyer which are outside of Seller’s control, and which Buyer is under no obligation and may not be able to satisfy.

3.27 No Public Market. Seller understands that no public market now exists for the Buyer Series C Shares, and that Buyer has made no assurances that a public market will ever exist for the Buyer Series C Shares.

3.28 Legends. Seller understands that the Buyer Series C Shares and any securities issued in respect of or exchange for the Buyer Series C Shares, may be notated with one or all of the following legends:

(a) “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO TRACKONOMY SYSTEMS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend set forth in, or required by, the Buyer Stockholder Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Buyer Series C Shares represented by the certificate, instrument, or book entry so legended.

3.29 Accredited Investor. Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.30 No General Solicitation. Neither Seller, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Buyer Series C Shares.

3.31 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly set forth in this Article 3, none of Seller or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to Seller or its Affiliates, the Business, the Purchased Assets or the Assumed Liabilities, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

(b) Seller has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of Buyer and its Subsidiaries. In making its determination to proceed with the transactions contemplated by this Agreement, Seller has relied solely on the results of its own independent review and analysis and the covenants, representations and warranties of Buyer contained in this Agreement, any certificates required to be delivered in connection with the Closing and the representations and warranties of Buyer or its Affiliates explicitly set forth in the Transaction Documents. Notwithstanding the foregoing, nothing in this Section 3.31 shall restrict or impair any claim arising out of Fraud as set forth herein.

(c) Seller hereby acknowledges that, notwithstanding anything contained in this Agreement to the contrary, (i) neither Buyer nor any of its Subsidiaries, nor any other Person, makes or has made or is making any express or implied representation or warranty with respect to Buyer or any of its Subsidiaries or their respective business or operations, in each case other than those expressly given solely by Buyer in Article 2; and (ii) Seller is not relying on any express or implied representation or warranty, or the accuracy or completeness of the representations and warranties set forth in Article 2, with respect to Buyer or any of its Subsidiaries or their respective business or operations, in each case other than those expressly given solely by Buyer in Article 2.

ARTICLE 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. During the period commencing on the date hereof and ending as of the earlier of (x) the termination of this Agreement and (y) the Closing (the “Pre-Closing Period”), subject to applicable Legal Requirements, upon reasonable advance notice, Buyer and Seller shall each (a) provide the Representatives of the other Party with reasonable access during normal business hours to its Representatives and assets and to all existing books, records, work papers and other documents and information relating to such Entity and its Subsidiaries, in each case as reasonably requested by the other Party; provided that such access shall be conducted at the requesting Party’s sole expense, in accordance with applicable Legal Requirements (including any applicable Legal Requirements relating to antitrust, competition, employment or privacy issues), under the supervision of the non-requesting Party or its personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of the non-requesting Party; (b) provide the Representatives of the other Party with such copies of the existing books, records, work papers and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by the other Party; and (c) provide (1) any material notice, report or other document received by any member of such party from any Governmental Body, and (2) any notice of any inquiry from a Governmental Body regarding such Party’s compliance with Legal Requirements promptly following the receipt of such inquiry. Subject to Section 5.4 and without limiting the generality of any of the foregoing, during the Pre-Closing Period, Buyer and Seller shall provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of Buyer or Seller, respectively, in connection with any of the Contemplated Transactions a reasonable time in advance of the filing or sending of such document to permit a review thereof. Nothing in this Agreement shall require Buyer or Seller to disclose any information if, in the reasonable judgement of Buyer or Seller, as applicable, such disclosure would (i) jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine, (ii) contravene any applicable Legal Requirements, fiduciary duty or contractual confidentiality obligation, (iii) jeopardize the health and safety of any employee of Buyer or Seller, as applicable, or (iv) result in competitive harm to Buyer or Seller, it being understood that Buyer and Seller shall each use commercially reasonable efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case, that would enable any otherwise required disclosure to the other party to occur without so jeopardizing any such privilege or immunity or contravening such applicable Legal Requirements, fiduciary duty or contractual confidentiality obligation. All information exchanged pursuant to this Section 4.1 shall be subject to the Confidentiality Agreement (which the Parties agree will continue in full force following the date of this Agreement).

4.2 Operation of Seller’s Business.

(a) Except as set forth on Section 4.2(a) of the Seller Disclosure Schedule, as expressly required by this Agreement, as required by applicable Legal Requirements or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), during the Pre-Closing Period, Seller shall, and shall cause each of its Subsidiaries to: (i) conduct the Business in the Ordinary Course of Business; (ii) use reasonable best efforts to preserve substantially intact its and its Subsidiaries’ current Business organization, operations and franchise, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having relationships with the Business; and (iii) conduct the Business in compliance with all applicable Legal Requirements and the requirements of all Seller Contracts.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.2(b) of the Seller Disclosure Schedule, as expressly required by this Agreement, or as required by applicable Legal Requirements, Seller and its Subsidiaries shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), take any of the following actions:

(i) any capital expenditure that will not be fully paid for prior to the Closing in excess of $100,000, individually or in the aggregate, made with respect to the Business;

(ii) any acquisition, assignment, conveyance, abandonment, license, sale, lease, disposition or transfer of any of the material Purchased Assets or any material asset or cancellation of any material debt or claim of Seller, Seller Subsidiaries or the Acquired Entity with respect to the Business (other than in the ordinary course of business);

(iii) any change in accounting methods or practices of the Business or any material revaluation by Seller, Seller Subsidiaries or the Acquired Entity of any of its assets related to the Business, except as required by any change in applicable Legal Requirements or GAAP;

(iv) the imposition of any Encumbrances upon any of the Purchased Assets, the Purchased Equity Interests or assets held by the Acquired Entity, except for Permitted Encumbrances;

(v) the commencement or settlement of any Legal Proceeding that involves monetary payment amounts in excess of $200,000 (or that seeks or grants injunctive relief or relates to criminal charges) made with respect to the Business;

(vi) any acquisition (by merger, stock or asset purchase or otherwise) of any Person or business or division thereof with respect to the Business;

(vii) the termination (other than as a result of an expiration in accordance with the terms thereof) or cancellation of any Contract that would constitute a Seller Material Contract if in effect on the date hereof;

(viii) any material amendment, modification or termination of, material default or grant of a waiver under, or material consent given with respect to any Seller Material Contract other than the renewal or extension of Seller Material Contracts that under their terms are scheduled to expire within six (6) months following the date of amendment, to the extent such Contracts are amended or modified on terms consistent with market terms;

(ix) with respect to Seller and Seller Subsidiaries, the adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

(x) with respect to the Business, any incurrence, assumption or guarantee by Seller, Seller Subsidiaries or the Acquired Entity of (i) any Liability or any borrowing of any amount, (ii) any mortgage, pledge or imposition of any Encumbrance with respect to the Purchased Assets (except for Permitted Encumbrances) or (iii) any indebtedness for borrowed money other than those in connection with any unsecured current obligation and liabilities incurred in the ordinary course of business;

(xi) any sale, lease, license, sublicense, assignment, transfer, abandonment, allowance of lapse or expiry, or other disposal of any Owned Intellectual Property (other than non-exclusive licenses granted to third Persons in the course of business or with respect to immaterial or obsolete Intellectual Property) or disclose any Trade Secrets of Seller or any Seller Subsidiary to any other Person (other than in the course of business to a Person bound by adequate confidentiality obligations);

(xii) any material change in Seller’s or the Acquired Entity’s financial or Tax accounting principles, methods, policies or practices;

(xiii) (i) any increase in, or modification to, the compensation (inclusive of level of base salary or wage rate, short or long-term incentive or commission opportunity, or retention, sale, change in control or other similar award), severance entitlement, or other benefits payable or to become payable (including upon a termination of employment or other event) by Seller, Seller Subsidiaries or the Acquired Entity to any Business

Employee; (ii) any grant or commitment to grant any bonuses (other than one-time or special bonuses that do not increase such Business Employees’ annual target bonus opportunity and are included in Selling Expenses or are not an Assumed Liability) or equity-based incentive awards to any Business Employee; (iii) any action to cause to accelerate the payment, funding, right to payment or vesting of any compensation or benefits payable or to become payable to any Business Employee; (iv) any adoption, termination, or amendment to any Seller Employee Plan, other than any such actions that apply uniformly to all similarly situated employees of Seller and its Affiliates (without a disproportionate impact to the Business Employees) and the Acquired Entity Employees; and (v) (A) the termination of any Business Employees with an individual annual compensation opportunity in excess of $150,000; or (B) the hiring of any individual (other than (x) up to 35 individuals hired in Thailand on terms (including compensation and benefit terms) substantially similar to those provided to other non-officer employees in Thailand provided such individuals’ aggregate annual salary or wage rate and target cash bonus opportunity is less than $700,000, (y) an individual hired to perform engineering, engineering-related or operations-related services and upon the terms as described in Section 4.2(b)(xiii) of the Seller Disclosure Schedule, or (z) in order to fill a vacancy created by the departure of another Business Employee with such replacement hiring being on economic terms (including compensation and benefit terms) substantially similar to those provided to the departing Business Employee);

(xiv) any issuance, sale, pledge or transfer of any equity interests in the Acquired Entity to any Person;

(xv) any declaration, setting aside, or payment of any dividend or any distribution with respect to the Purchased Equity Interests (whether in cash or in kind) other than declaration and payment of cash dividends prior to the Closing or redemption, purchase or other acquisition of any of the Purchased Equity Interests;

(xvi) any amendment or change to the organizational documents of Seller in a manner adverse to Buyer in any material respect;

(xvii) any action reasonably expected to prevent, materially delay, materially interfere with or materially impair Seller’s ability to consummate the Closing; or

(xviii) agree, resolve or commit to do any of the foregoing.

4.3 Operation of Buyer’s Business.

(a) Except as set forth on Section 4.3(a) of the Buyer Disclosure Schedule, as expressly required by this Agreement, as required by applicable Legal Requirements or with the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned, or delayed), during the Pre-Closing Period, Buyer shall, and shall cause each of its Subsidiaries to: (i) conduct its business and operations in the Ordinary Course of Business; (ii) use reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, operations and franchise to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it; and (iii) conduct its business and operations in compliance with all applicable Legal Requirements and the requirements of all Buyer Contracts that constitute Buyer Material Contracts.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.3(b) of the Buyer Disclosure Schedule, as expressly required by this Agreement, or as required by applicable Legal Requirements, Buyer and its Subsidiaries shall not, without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed):

(i) (A) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Buyer Capital Stock or (B) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any shares of its capital stock or other securities (other than repurchases of shares of Buyer Capital Stock and/or options or rights to acquire Buyer Capital Stock from any departing employee or consultant of Buyer in the ordinary course of business);

(ii) Except as set forth on Section 4.3(b)(ii) of the Buyer Disclosure Schedule, sell, issue or grant, or authorize the issuance of, in each case at a price per share (or, in the case of securities convertible into, exchangeable for or exercisable for capital stock, with an exercise, conversion or exchange price) of less than $20.07 per share of Buyer Common Stock or Buyer Preferred Stock, as applicable (subject to appropriate adjustment for stock splits, stock dividends, combinations, recapitalizations and similar events): (A) any capital stock or other equity security, (B) any option, warrant or right to acquire any capital stock or other equity security, (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other equity security, (D) any debt securities convertible into or exchangeable for capital stock, or any rights to acquire any such debt securities, or (E) enter into any arrangement having the economic effect of any of the foregoing;

(iii) amend the certificate of incorporation, bylaws or other charter or organizational documents of Buyer, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction in a manner adverse to Seller;

(iv) adopt or implement any stockholder rights plan or similar arrangement;

(v) take any action reasonably expected to prevent, materially delay, materially interfere with or materially impair Buyer’s ability to consummate the Closing; or

(vi) agree, resolve or commit to do any of the foregoing.

4.4 Notification of Certain Matters.

(a) During the Pre-Closing Period, Seller shall:

(i) promptly notify Buyer of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any notice or other communication from any Governmental Body in connection with any of the Contemplated Transactions; (C) any Legal Proceeding commenced, or to Seller’s Knowledge, threatened against, relating to, or involving or otherwise affecting Seller or any of its Subsidiaries, which relate to the Contemplated Transactions; (D) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement which relates to the Contemplated Transactions, except for payments or obligations identified in this Agreement, including the Seller Disclosure Schedule; and

(ii) promptly notify Buyer in writing of: (A) the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material breach of any representation or warranty made by Seller in this Agreement; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material breach of any representation or warranty made by Seller in this Agreement if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any material breach of any covenant or obligation of Seller in this Agreement; and (D) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Buyer pursuant to this Section 4.4(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Seller contained in this Agreement or the Seller Disclosure Schedule for purposes of Section 8.1.

(b) During the Pre-Closing Period, Buyer shall:

(i) promptly notify Seller of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any notice or other communication from any Governmental Body in connection with any of the Contemplated Transactions; (C) any Legal Proceeding commenced, or to Buyer’s Knowledge, threatened against, relating to, or involving or otherwise affecting Buyer or any of its Subsidiaries, which relate to the Contemplated Transactions; (D) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement which relates to the Contemplated Transactions, except for payments or obligations identified in this Agreement, including the Buyer Disclosure Schedule; and

(ii) promptly notify Seller in writing of: (A) the discovery by Buyer of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material breach of any representation or warranty made by Buyer in this Agreement; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material breach of any representation or warranty made by Buyer in this Agreement if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any material breach of any covenant or obligation of Buyer in this Agreement; and (D) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Seller pursuant to this Section 4.4(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Buyer contained in this Agreement or the Buyer Disclosure Schedule for purposes of Section 7.1.

4.5 No Solicitation.

(a) Except as expressly permitted by this Section 4.5, Seller will not, and will cause each of its Subsidiaries and direct and use reasonable best efforts to cause each of its and their respective Representatives, to not, directly or through another Person: (i) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries, discussions or requests regarding, or the communication, making, submission or announcement of any proposal, inquiry or offer that constitutes, or that would reasonably be expected to lead to, an Acquisition Proposal or Acquisition Inquiry; (ii) engage in, continue or otherwise enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry (it being understood that Seller may inform such Person of the provisions contained in this Section 4.5); (iii) furnish any information regarding Seller or Seller Subsidiary or provide access to the properties, books or records of Seller or the Seller Subsidiaries to any Person, in connection with, in response to, relating to or for the purpose of assisting with or facilitating an Acquisition Proposal or Acquisition Inquiry; (iv) approve, adopt, recommend, endorse, declare advisable, agree to or enter into any letter of intent, joint venture agreement, partnership agreement, term sheet, agreement in principle, stock or asset purchase agreement, merger agreement or other similar Contract with respect to Acquisition Proposal or an Acquisition Inquiry (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 4.5(b)) (each, a “Seller Acquisition Agreement”), or (v) grant any waiver, amendment, termination, modification or release under any standstill or confidentiality agreement.

(b) Notwithstanding anything to the contrary in this Section 4.5, at any time prior to receipt of the Required Seller Stockholder Vote, in the event that Seller or any of its Representatives receives a bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal did not result from a breach of this Section 4.5 (other than a de minimis breach), Seller and its Representatives may contact such Person or group of Persons to the extent reasonably necessary to clarify the terms and conditions thereof and, to the extent that the Seller Board or any duly authorized committee thereof determines, after consultation with its financial advisors and outside legal counsel, that the failure to take such action, in light of such Acquisition Proposal and the terms of this Agreement, would reasonably be expected to be inconsistent with the Seller Board’s fiduciary duties under applicable Legal Requirements and that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, (i) enter into an Acceptable Confidentiality Agreement with such Person (including an Acceptable Confidentiality Agreement that amends or restates any existing standstill or confidentiality agreement to the extent reasonably necessary to allow such Person to make an Acquisition Proposal that does not result from a violation of Section 4.5(a)), (ii) furnish, following execution of an Acceptable Confidentiality Agreement with such Person, information (including non-public information) with respect to Seller and the Seller Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal (provided, that (A) Seller will, promptly following such disclosure, provide to Buyer a copy of such Acceptable Confidentiality Agreement and any non-public information concerning Seller or any Seller Subsidiary that is made available to such Person to the extent not previously provided to Buyer or its Representatives, and (B) competitively sensitive information or data provided to any such Person who is a competitor, supplier or customer of Seller or any of the Seller Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by Seller upon the advice of outside legal counsel) and (iii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and any of its Representatives.

(c) If Seller, any Seller Subsidiary, the Acquired Entity or any of its or their Representatives receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Seller shall promptly (and in no event later than forty-eight (48) hours after Seller becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Buyer in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). In the event that any Person modifies its Acquisition Proposal in any material respect, Seller will notify Buyer within twenty-four (24) hours of such material modification (indicating the identity of the Person (or Persons) involved and the material terms thereof). Without limiting the foregoing, Seller shall promptly notify Buyer orally (within twenty-four (24) hours) and in writing (within forty-eight (48) hours) (i) if Seller determines to begin providing nonpublic information or to engage in negotiations or discussions concerning an Acquisition Proposal or an Acquisition Inquiry in accordance with Section 4.5(b) and (ii) thereafter of any change to the financial and other material terms and conditions of any Acquisition Proposal and otherwise keep Buyer reasonably informed of the status and terms of any such Acquisition Inquiry, Acquisition Proposal, discussions or negotiations on a reasonably current basis, including by providing a copy of all proposals, offers or drafts of proposed agreements. Neither Seller nor any Seller Subsidiary shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Buyer.

(d) Seller shall and shall cause each of its directors, executive officers and Subsidiaries to, and shall instruct and use reasonable best efforts to cause each of its other Representatives to, cease immediately and cause to be terminated, any and all direct and indirect solicitations, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall promptly request in writing any such third party (or its Representatives) in possession of non-public information in respect of Seller or its Subsidiaries that was furnished by or on behalf of Seller or its Subsidiaries in the past twelve (12) months to return or destroy (and confirm destruction of) all such information in accordance with the terms of the applicable confidentiality agreement.

ARTICLE 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement and subject to the remaining provisions of this Section 5.1, in any event, within fifteen (15) Business Days after the date of this Agreement, (i) Seller shall prepare, after reasonable consultation with Buyer, the Proxy Statement and (ii) subject to the receipt from Buyer of the information described in Section 5.1(c), Seller shall file the Proxy Statement with the SEC. Subject to Section 5.3, the Proxy Statement will contain the Seller Board Recommendation.

(b) Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC in all material respects and to have the SEC confirm that it has no further comments on the Proxy Statement as promptly as reasonably practicable after such filing.

(c) Seller shall notify Buyer promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Buyer with copies of all correspondence and communications between Seller or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Contemplated Transactions. Seller shall use its commercially reasonable efforts (with the assistance of, and after consultation with, Buyer as provided by this Section 5.1(c)) to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement and shall provide Buyer and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC. No filing of, or amendment or supplement to, the Proxy Statement will be made by Seller without providing Buyer a reasonable opportunity to review and comment thereon (except as required by applicable Legal Requirements or in connection with a Seller Board Adverse Recommendation Change) and considering in good faith any comments thereon made by Buyer or its counsel; provided that any statement regarding Buyer or any of its Affiliates contained therein shall require the prior written consent of Buyer, not to be unreasonably conditioned, withheld or delayed. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries, as applicable, and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to a Party occurs, or if a Party becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then such Party shall promptly inform the other Parties thereof and shall cooperate fully with the other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Seller’s stockholders.

5.2 Buyer Stockholder Written Consent. Within four (4) Business Days after the execution of this Agreement, Buyer will deliver to Seller an executed Stockholder Written Consent in the form attached hereto as Exhibit C (the “Buyer Stockholder Written Consent”) from Buyer Stockholders that is sufficient to fully and irrevocably deliver the Required Buyer Stockholder Approval. Upon receipt of the Required Buyer Stockholder Approval and following the provision to Seller of the reasonable opportunity to review and comment, Buyer shall promptly prepare and deliver (but in any event no later than ten (10) Business Days after the receipt by Buyer of the Required Buyer Stockholder Approval) to each Buyer Stockholder whose consent was not obtained prior to Buyer’s receipt of the Required Buyer Stockholder Approval a notice under Section 228(e) of the DGCL for the purpose of informing them of approval of the Buyer Stockholder Matters (the “Notice”). Seller and its counsel shall be given a reasonable opportunity to review and comment on the Notice and any amendment or supplement thereto before they are distributed to any Buyer Stockholders, and Buyer shall consider in good faith all comments of Seller and its counsel in connection therewith. The Buyer Board of Directors shall not alter, modify, change or revoke its unanimous approval and adoption of (A) this Agreement, (B) the Charter Amendment, (C) an increase in the number of authorized shares of Buyer Common Stock, Buyer Preferred Stock and Buyer Series C Preferred Stock as contemplated by the Charter Amendment and (D) the issuance of shares of Buyer Series C Preferred Stock to Seller pursuant to the terms of this Agreement, (the matters contemplated by the foregoing clauses (A) – (D), collectively, the “Buyer Stockholder Matters”) and the other transactions contemplated hereby, nor its Buyer Board Recommendation. Buyer shall update, amend and/or supplement the Notice from time to time prior to Closing as may be required by applicable Legal Requirements, subject to providing Seller a reasonable opportunity to review and comment in advance of sending any such update, amendment and/or supplement to any Buyer Stockholder. The provisions of Section 5.2 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, or by any withdrawal or modification of the Seller Board Recommendation.

5.3 Seller Stockholder Meeting.

(a) Following the time the SEC indicates it will not review or have any further comments with respect to the Proxy Statement (or if no communication is received from the SEC indicating it intends to review, as soon as permitted by applicable Legal Requirements), Seller shall (i) take all action necessary under applicable Legal Requirements to duly call, give notice of and convene and hold the Stockholder Meeting for the purpose of seeking approval of (A) the sale of substantially all of the assets of Seller, (B) the adjournment of the meeting in order to solicit additional votes, and (C) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking approval on a non-binding, advisory basis to approve certain compensation that may become payable to Seller’s named executive officers in connection with the completion of the Transaction (the matters contemplated by the foregoing clauses (A) – (C), collectively, the “Seller Stockholder Matters”); (ii) mail the Proxy Statement to the Seller Stockholders as of the record date established for Stockholder Meeting and (iii) duly call, convene and hold the Stockholder Meeting as promptly as practical following the twentieth (20th) Business Day following mailing of the Proxy Statement to Seller Stockholders, but in no event later than the thirtieth (30th) Business Day following such mailing of the Proxy Statement. Seller shall provide Buyer with notice of the Stockholder Meeting as promptly as practicable and keep Buyer informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement. Notwithstanding anything to the contrary in this Agreement, Seller may, in consultation with Buyer, and shall, at the written request of Buyer, postpone or adjourn the Stockholder Meeting (i) to the extent required by applicable Legal Requirements or if, after consultation with Buyer, Seller determines such adjournment or postponement necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of Seller within a reasonable amount of time in advance of the Stockholder Meeting if such disclosure is determined by Seller in good faith after consultation with outside counsel to be required to be provided to the stockholders of Seller, (ii) if as of the time for which the Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Seller common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholder Meeting, or (iii) to solicit additional proxies if necessary to obtain the Required Seller Stockholder Vote; provided, however, that, unless otherwise agreed to by each of Buyer and Seller, (x) with respect to each of the foregoing clauses (ii) and (iii), the Stockholder Meeting will not be adjourned or postponed in connection with any one adjournment or postponement to a date that is more than thirty (30) days later in the aggregate without Buyer’s prior written consent and in no event shall any adjournment or postponement be to a date that is fewer than thirteen (13) Business Days prior to the Outside Date. Subject to the right of the Seller Board of Directors to make a Seller Board Adverse Recommendation Change pursuant to Section 5.3(c), Seller shall include the Seller Board Recommendation in the Proxy Statement, and, unless there has been a Seller Board Adverse Recommendation Change pursuant to Section 5.3(c), Seller shall use commercially reasonable efforts to solicit proxies in favor of the Required Seller Stockholder Vote at the Stockholder Meeting.

(b) Seller agrees that, subject to Section 5.3(c) and Section 5.3(d): (i) the Seller Board of Directors shall recommend that the holders of Seller Common Stock vote to approve the Seller Stockholder Matters; (ii) the Proxy Statement shall include the Seller Board Recommendation; (iii) the Seller Board of Directors and any committee thereof shall use commercially reasonable efforts to solicit such approval; and (iv) the Seller Board of Directors shall not (A) qualify, withhold or withdraw or modify in a manner adverse to Buyer, or publicly propose to qualify, withhold or withdraw or modify in a manner adverse to Buyer, the Seller Board

Recommendation, (B) take any action by board resolution or make any recommendation, endorsement or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication (it being understood that the Seller Board may refrain from taking a position with respect to an Acquisition Proposal until the close of business as of the tenth (10th) Business Day after the commencement of a tender offer in connection with such Acquisition Proposal pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a modification of the Seller Board Recommendation adverse to Buyer); provided, that, if the Seller Board fails to take a position or takes a position after the close of business on such tenth (10th) Business Day that is not a recommendation against such offer, then such position will be considered a modification of the Seller Board Recommendation adverse to Buyer, (C) adopt, approve or recommend, or publicly propose to approve or recommend to stockholders of Seller an Acquisition Proposal (the actions described in this clause (iv) being referred to as a “Seller Board Adverse Recommendation Change”), or (D) authorize, cause or permit Seller or any Seller Subsidiary to enter into any letter of intent, joint venture agreement, partnership agreement, term sheet, agreement in principle, stock or asset purchase agreement, merger agreement or other similar Contract with respect to any Acquisition Proposal or Acquisition Inquiry (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 4.5(b)).

(c) Notwithstanding anything to the contrary set forth in this Agreement, prior to the receipt of the Required Seller Stockholder Vote, Seller may (i) make a Seller Board Adverse Recommendation Change in response to an Acquisition Proposal or (ii) terminate this Agreement and enter into a Seller Acquisition Agreement pursuant to Section 9.1(h) if prior to taking any such action the Seller Board or any duly authorized committee thereof has determined, after consultation with its financial advisors and outside legal counsel, that (1) failure to take such action would reasonably be expected to be inconsistent with the Seller Board’s fiduciary duties under applicable Legal Requirements, and (2) such Acquisition Proposal constitutes a Superior Proposal; provided, however, that (1) Seller has given Buyer at least three (3) Business Days’ prior written notice of its intention to take such action, (2) unless Buyer indicates in writing to Seller that it does not wish to negotiate, Seller has negotiated, and has caused its Representatives to negotiate, in good faith with Buyer during such notice period to enable Buyer to propose in writing an offer binding on Buyer to effect revisions to this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Seller Board or any duly authorized committee thereof will have considered in good faith any such binding offer, and will have determined, after consultation with its financial advisors and outside legal counsel, that Superior Proposal continues to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect, and (4) in the event of any material change to the terms of such Superior Proposal, Seller will, in each case, again comply with this Section 5.3(c) and will have delivered to Buyer an additional notice consistent with that described in clause (1) above and the notice period will have recommenced (except that the notice period will be at least two (2) Business Days rather than the three (3) Business Days otherwise contemplated by clause (1) above).

(d) Prior to the receipt of the Required Seller Stockholder Vote, the Seller Board also may effect a Seller Board Adverse Recommendation Change if: (i) the Seller Board or any duly authorized committee thereof has determined, after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the Seller Board’s fiduciary duties under applicable Legal Requirements; (ii) such action is not in response to the receipt, existence of or terms of an Acquisition Proposal or a Superior Proposal or any inquiry related thereto or the consequences thereof (which is governed by Section 5.3(c)); (iii) such action is in response to a material development, fact, change, event, effect, occurrence or circumstance that is not known or reasonably foreseeable, or, if known or reasonably foreseeable, the consequences of which are not known or reasonably foreseeable, to the Seller Board as of the date hereof and becomes known to the Seller Board prior to the receipt of the Required Seller Stockholder Vote (excluding any Acquisition Inquiry, Acquisition Proposal or Superior Proposal or any Contract entered into by the Parties and/or their respective Affiliates after the date hereof with respect to the post-closing strategic relationship between the Parties or any failure of the Parties to enter into such a Contract, the “Intervening Event”); and (iv) prior to taking such action, (A) Seller Board has given Buyer at least three (3) days’ prior written notice of its intention to take such action absent any revision to the terms and conditions of this Agreement, which notice will describe the Intervening Event and the basis for such intended Seller Board Adverse Recommendation Change in reasonable detail, (B) unless Buyer indicates in writing to Seller that it does not wish to negotiate, Seller has negotiated, and has caused its Representatives to negotiate, in good faith with Buyer during such notice period after giving any such notice to enable Buyer to propose in writing an offer binding on Buyer to effect revisions to the terms of this Agreement, and (C) at the end of such notice period, Seller Board or any duly authorized committee thereof will have considered in good faith any such binding offer, and will have determined, based on the information then available and after consultation with its financial advisors and outside legal counsel, that failure to make such Seller Board Adverse Recommendation Change due to the Intervening Event would reasonably be expected to be inconsistent with the Seller Board’s fiduciary duties under applicable Legal Requirements.

(e) Nothing contained in this Section 5.3 or Section 5.14 will prohibit Seller or the Seller Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to Seller’s stockholders if, in Seller Board’s determination in good faith after consultation with outside counsel, such disclosure is required under applicable Legal Requirements, or (ii) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act; provided, that, any disclosures made as permitted in clause (i) of this Section 5.3(e) shall be deemed to be a Seller Board Adverse Recommendation Change unless the Seller Board expressly publicly reaffirms Seller Board Recommendation in connection with such disclosure.

(f) Seller shall keep Buyer informed with respect to proxy solicitation results and shall provide such information and reasonable cooperation as Buyer may reasonably request in connection therewith. Notwithstanding anything to the contrary in this Agreement, unless this Agreement is terminated in accordance with its terms, Seller shall remain obligated to provide the information and cooperation described in the immediately preceding sentence and duly call, give notice of, convene and hold the Stockholder Meeting and mail the Proxy Statement (and any amendment or supplement thereto that maybe required by applicable Law) to Seller’s stockholders in accordance with Section 5.1 and this Section 5.3, notwithstanding any Seller Board Adverse Recommendation Change.

5.4 Regulatory Approvals.

(a) Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all Legal Requirements that may be imposed on such Party with respect to the Contemplated Transactions and, subject to the conditions set forth in Article 6, Article 7, and Article 8 hereof, to consummate the Contemplated Transactions, as promptly as practicable. In furtherance and not in limitation of the foregoing, each Party hereto agrees to file or otherwise submit, as soon as practicable after the date of this Agreement, but in any event no later than ten (10) Business Days after the date hereof, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall prepare and file, if and as required, any notification or other document to be filed in connection with the Transaction under any applicable foreign Legal Requirement relating to antitrust or competition matters.

(b) Each of the Parties shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with timely making all required filings and submissions and timely obtaining all related consents, permits, authorizations or approvals pursuant to Section 5.4(a); and (ii) keep Buyer or Seller, as applicable, informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to, any Governmental Body relating to the Contemplated Transactions. Subject to applicable Legal Requirements relating to the exchange of information, each Party shall, to the extent practicable, give the other party reasonable advance notice of all material communications with any Governmental Body relating to the Contemplated Transactions and each Party shall have the right to attend or participate in material conferences, meetings and telephone or other communications between the other Parties and regulators concerning the Contemplated Transactions.

5.5 Seller Employee and Benefits Matters.

(a) Seller will deliver to Buyer an updated Business Employee Census at least once every month after the date hereof, with any updates to such Business Employee Census to be subject to Buyer’s written consent in its sole discretion if such updates do not result from voluntary departures, departures due to death or disability or hirings expressly permitted by Section 4.2(b)(xiii)(v)(B). No later than ten (10) Business Days prior to the Closing, Seller will provide to Buyer a final Business Employee Census reflecting all departures in accordance with this Section 5.5(a) or other changes to the Business workforce (subject to the limitations set forth in Section 4.2(b) of this Agreement).

(b) This Agreement will not operate to terminate employment of the Thailand Business Employees but such employment shall continue with the Acquired Entity immediately after the Closing.

(c) Buyer or its Affiliate, as a result of the succession of the businesses provided for in the applicable labor legislation, succeeds Identiv, GmbH in the contracts with the Germany Business Employees. For clarity, Buyer shall or shall cause its Affiliate to give the Germany Business Employees service credit for all periods of employment with Seller or a Seller Subsidiary prior to the Closing Date, to the same extent as service credit (or seniority, as applicable) was given by Seller immediately prior to the Closing Date, for purposes of vesting and eligibility to participate in each Employee Benefit Plan or successor or similar arrangement offered by the Seller or an Affiliate of Seller to the Germany Business Employees following the Closing.

(d) At or prior to the Closing, Buyer shall make offers of employment to the Business Employees based in the United States listed on a schedule delivered by Buyer to Seller prior to the Closing (other than Inactive Business Employees and any such Business Employees who are no longer employed by Seller or any of its Subsidiaries as at the Closing), conditioned on such Business Employee (i) satisfying Buyer’s standard policies regarding eligibility and terms and conditions of employment, and (ii) satisfactorily completing Buyer’s standard hiring procedures (which, in each case, shall be established by Buyer following the date hereof based on such industry standards customarily applied in the ordinary course and shall not, in any material respect, be more burdensome than the analogous Seller procedure in effect as of the date hereof) (any such Business Employee who accepts an offer for post-Closing employment, a “Transferred U.S. Employee”). Each offer of employment to such a Business Employee shall provide, for a base salary or wage rate (as applicable) no less favorable than those provided to such Business Employee by Seller as of the date hereof.

(e) For a period of at least twelve (12) months following the Closing Date or, if shorter, the applicable Transferred Employee’s period of employment with Buyer (the “Continuation Period”), Buyer shall (or shall cause its designated Affiliate) to provide each Transferred Employee with (i) an annual base salary or wage rate, as applicable, no less favorable than those provided to each such Transferred Employee immediately prior to the Closing as set forth in the final Business Employee Census (subject to the limitations in Section 4.2(b)), (ii) health and welfare benefits (excluding any post-employment welfare, defined benefit pension and deferred compensation) that are no less favorable than those provided by Buyer or its Affiliates to its similarly situated employees, and (iii) severance benefits that are (x) substantially comparable in the aggregate to those provided by Buyer to its similarly situated employees, or if greater, (y) with respect to Transferred Employees not primarily employed in the United States, severance benefits required by applicable law (after taking into account the Transferred Employee’s seniority, including services performed while an employee of the Seller or any of its Affiliates (but only to the extent required by applicable law), for purposes of determining eligibility and the amount of the severance benefits required by applicable law); provided, that nothing in this Agreement shall be deemed to limit the right of Buyer to terminate the employment of any Transferred Employee at any time.

(f) With respect to any 401(k) plan or any other tax qualified retirement plan or health and welfare plan maintained by Buyer or any of its Affiliates in which any Transferred U.S. Employee will participate, Buyer shall or shall cause its designated Affiliate to use commercially reasonable efforts to give the Transferred U.S. Employee service credit for all periods of employment with Seller or a Seller Subsidiary prior to the Closing Date, to the same extent as service credit (or seniority, as applicable) was given by Seller immediately prior to the Closing Date, for purposes of vesting and eligibility to participate; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) Seller does not provide Buyer with the necessary information or documentation to enable Buyer to provide such credit. Further, for purposes of clarity, in no event will any service credit be provided for any retiree medical, severance or defined benefit pension plan accruals.

(g) Buyer shall or shall cause its designated Affiliate to use commercially reasonable efforts to (i) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer or its Affiliates for the benefit of the Transferred Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the Seller Employee Plan, and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing Date for the plan year in which the Closing occurs, in each case provided that Seller provides Buyer with the necessary information or documentation to enable Buyer to do so.

(h) Buyer shall or shall cause its designated Affiliate to use commercially reasonable efforts to permit each Transferred Employee who participates in any Seller Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (each a “Seller 401(k) Plan”) to elect direct roll overs of any eligible distributions under the Seller 401(k) Plan (including any outstanding participant loans) to a 401(k) plan or any other tax-qualified retirement plan sponsored or maintained by Buyer or its designated Affiliate, in each case, in accordance with the applicable terms of the Seller 401(k) Plan.

(i) Seller shall pay, or cause to be paid, to each Transferred Employee who remains employed through the Closing Date, a pro-rated payment in respect of each Employee Plan set forth on Section 5.5(i) of the Seller Disclosure Schedule providing for an annual (or other short-term) cash bonus and/or commission opportunity and which has a performance period that is ongoing as of the Closing (the “Cash Incentive Plans”). The amount (if any) of the payment to be made by Seller in accordance with the foregoing shall be determined based upon actual performance achieved as of the Closing Date in accordance with the terms of the applicable Cash Incentive Plan (for these purposes, applying linear extrapolation through the end of the applicable performance period to the extent necessary) and multiplied by a quotient, the numerator of which is equal to the number of calendar days elapsed between the first (1st) day of the applicable performance period and the Closing Date (inclusive of the Closing Date) and the denominator of which is equal to the number of days in the applicable performance period. Seller shall pay, or cause to be paid, the amounts required by this Section 5.5(i) in accordance with its general payroll practices no later than thirty (30) days following the last day of the applicable performance period.

(j) Seller shall be responsible for all vacation time that is accrued and unused by any Transferred Employee as of the Closing Date and shall pay to each Transferred Employee an amount equal to such Transferred Employee’s accrued, unused vacation time or paid time off, including any associated Taxes, in connection with the Closing and within the time period required by applicable Law.

(k) With respect to each award related to the equity interests of the Seller or any of its Affiliates held by a Transferred Employee as of immediately prior to the Closing (each such award, a “Seller Equity Award”), the Seller and its Affiliates shall (i) take all action necessary to accelerate any vesting requirement and, to the extent permitted by Section 409A of the Code, the settlement of each such Seller Equity Award, effective as of immediately prior to the Closing and (ii) retain all Liabilities related thereto.

(l) Seller shall pay, or cause to be paid, to each Transferred Employee who (i) is a participant in the Retention Plan set forth on Section 5.5(l) of the Seller Disclosure Schedule and (ii) remains employed through the Closing Date a payment in the amount set forth opposite such participant’s name on Section 5.5(l) of the

Seller Disclosure Schedule. Seller shall pay, or cause to be paid, the amounts required by this Section 5.5(l) in accordance with its general payroll practices no later than thirty (30) days following the Closing.

(m) The provisions of this Section 5.5 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement, including any rights to continued employment or service with Seller, Buyer or any of their respective Affiliates. Notwithstanding anything in this Section 5.5 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Seller Employee Plan, or any employee benefit plan maintained by Buyer. Nothing contained herein shall be construed as requiring Buyer to adopt or continue any specific employee benefit plans or to continue the employment of any specific person.

5.6 Additional Agreements. The Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable Seller and Buyer to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall use commercially reasonable efforts to make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iii) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.7 Books and Records.

(a) For a period of five (5) years after the Closing Date, Seller hereby agrees to, and shall cause the Seller Subsidiaries to, retain all financial records and other books and records, in each case to the extent specifically related to the Business, and to make the same available after the Closing Date for inspection and copying by Buyer or its agents, at Buyer’s expense and upon reasonable request.

(b) Following the Closing Date, Seller shall, and shall cause its Affiliates and Representatives to, keep confidential and not divulge to any third party any Business Confidential Information except for disclosures subject to comparable confidentiality restrictions for the purpose of or in support of Seller’s exercise of its retained rights under this Agreement and Transaction Documents; provided, however, that the foregoing restrictions shall not apply to disclosures made by Seller or any of its Affiliates (i) only to the extent necessary to comply with any Legal Requirement (provided, Seller shall notify Buyer in writing in advance of such disclosure, if legally permissible and reasonably possible, so that Buyer or its Affiliates may seek a protective order or other appropriate remedy and Seller shall reasonably cooperate with Buyer or its Affiliates in connection therewith) or (ii) with respect to (A) litigation or potential litigation, (B) the making of, or defense against, a claim for indemnification, and (C) the performance under this Agreement and the Transaction Documents.

5.8 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Legal Requirements of any jurisdiction shall be Excluded Liabilities for all purposes hereunder.

5.9 Tax Matters.

(a) Allocation of Straddle Period Taxes.

(i) Any property and ad valorem or similar Taxes on the Purchased Assets for any Straddle Period shall be prorated based upon the actual number of days in such Straddle Period that occur on or before the Closing Date, on the one hand, and the number of days in such period that occur after the Closing Date, on the other hand. Seller shall be allocated all such Taxes that are attributable to any Taxable period, or such portion of any Straddle Period, ending on or prior to the Closing Date. Buyer shall be allocated all such Taxes that are attributable to any Taxable period, or such portion of any Straddle Period, beginning after the Closing Date. The proration of such Taxes shall be based upon the assessed valuation and Tax rate figures (assuming, if consistent with Seller’s past practice with respect to the Business, payment at the earliest time to allow for the maximum possible discount) for the Tax period in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of such property or for the Tax rate) for the Tax period in which the Closing occurs are not available at the Closing Date, the proration shall be made using the estimated Taxes for the Tax period in which the Closing occurs. Within thirty (30) days after receipt of the current year’s final Tax or assessment bill for the Purchased Assets, Buyer or Seller shall deliver a copy to the other Party and Buyer shall refund to Seller any amount overpaid by Seller, or Seller shall pay to Buyer the amount of any deficiency in the proration.

(ii) Other than Taxes subject to Section 5.9(a)(i), Taxes allocable to the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date (and for such purpose, the taxable period of any entity that is relevant to determining Tax liabilities for which any person will be responsible, shall be deemed to terminate at that time, with the effect that any Taxes that are attributable to economic activity occurring on or prior to the Closing Date (other than transactions outside of the Ordinary Course of Business which shall be treated as occurring in the period after the Closing Date) will be considered attributable to and will be allocated to the Pre-Closing Period); provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Period and the post-Closing period in proportion to the number of days in each period.

(b) Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as may be reasonably requested of the other in filing any Tax Return, determining a Liability for Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Each of Seller and Buyer shall make themselves (and their respective employees during normal business hours) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Seller shall provide Buyer a list of the customers of Seller and the Seller Subsidiaries with respect to the Business who are resellers and end users for purposes of complying with the relevant sales and use taxes requirements in the relevant U.S. states.

5.10 Transfer Taxes. Notwithstanding any provision in this Agreement to the contrary, all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax), or the execution or filing of any instruments in connection therewith (collectively, “Transfer Taxes”) shall (i) to the extent attributable to any transfer of Excluded Assets or Excluded Liabilities be borne solely by Seller and (ii) otherwise, be borne equally by Buyer and Seller. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes and promptly provide to Buyer upon request evidence of payment of all Transfer Taxes (and Buyer shall reasonably cooperate with respect thereto as necessary).

5.11 Prohibition on Certain Discussions. Except as approved by the Seller Board of Directors (or a committee thereof), from the date hereof until the earlier of (i) the Closing or (ii) the termination of this

Agreement in accordance with its terms, neither Buyer nor any of its Affiliates will make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any equityholder of Seller pursuant to which such Person or any of its Affiliates would agree to provide, directly or indirectly, equity investment to Buyer or Seller in connection with the Transaction.

5.12 Non-Assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 5.12, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Legal Requirements, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Body), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article 6, Article 7 and Article 8, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall reasonably cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer in accordance with Section 5.10.

(b) To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 5.12, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Legal Requirements, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Legal Requirements, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 5.12. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets.

5.13 Non-Solicitation.

(a) During the period beginning on the Closing Date and ending on the second (2) year anniversary of the Closing, Seller agrees that it shall not, and shall cause its Affiliates and its and their respective officers, directors, employees and agents (if acting on behalf of Seller or its Affiliates) not to, directly or indirectly, in any manner hire, engage, recruit, employ, solicit or otherwise attempt to employ or engage any Business Employee or induce or attempt to induce any such employee to leave his or her employment with Buyer or Buyer’s Affiliates; provided, however, that the foregoing shall not prohibit Seller and its Affiliates or any of their respective officers, directors employees or agents from (i) engaging in general solicitations of employees not specifically targeted at the employees of Buyer, (ii) employing any Person pursuant to a general solicitation to the public through general advertising or similar methods of solicitation by search firms not specifically targeted toward Business Employees, or (iii) employing any former employee of Buyer who was terminated by Buyer at least six (6) months prior to being employed by Seller or its Affiliates or who voluntarily departed employment with Buyer at least one (1) year prior to being employed by Seller or its Affiliates.

(b) If any provision contained in this Section 5.13 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.13. It is in the intention of the Parties that if any of the restrictions or covenants contained in this Section 5.13 is held to cover a geographic area or to be for a length of time which is not permitted by Legal Requirements, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Legal Requirements, a court of competent jurisdiction shall construe and interpret or reform this Section 5.13 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Legal Requirements.

5.14 Publicity. Other than the Current Report on Form 8-K which Seller expects to file with the SEC in respect of the transactions contemplated by this Agreement (a draft of which Seller shall provide Buyer with reasonable opportunity to review and comment on and Seller shall reasonably consider any comments timely provided by Buyer), neither Seller nor Buyer, nor any of their respective Affiliates shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby, or disclose or otherwise make available to the public terms of this Agreement or any Transaction Document, without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Seller or Buyer, as applicable, disclosure is (i) otherwise required by applicable Legal Requirement or by the applicable rules of any stock exchange on which such Party or its Affiliates lists securities or (ii) repetitive of disclosure set forth in the Current Report on Form 8-K; provided, however, that, to the extent required by applicable Legal Requirement, the Party or Parties intending to make such release shall, as permitted by applicable Legal Requirement, consult with the other Party or Parties with respect to the timing and content thereof. Nothing in this Section 5.14 will restrict (i) Buyer’s or any of its Affiliates’ ability to disclose information to Buyer’s, or any of its Affiliates’, lenders, direct or indirect investors, or prospective lenders or investors and (ii) Seller’s ability to disclose any information with respect to this Agreement and the transactions contemplated hereby pursuant to the requirements of the Securities Act and the Exchange Act, each, as amended, including in connection with any disclosure that may be from time to time required with respect to an offering, sale or issuance of Seller securities or in connection with a Seller Board Adverse Recommendation Change.

5.15 Wrong Pocket Assets.

(a) Subject to Section 5.12, if any Purchased Asset, including any payment in respect of accounts receivable that are included in the Purchased Assets, is received by, comes into the possession of, or otherwise remains vested in or in the possession of Seller or any of its Affiliates following the Closing, Seller shall (or shall cause its applicable Affiliate to) transfer such Purchased Asset as soon as reasonably practicable to Buyer or its designee for no additional consideration (it being acknowledged and agreed that Buyer shall have already paid full consideration for all Purchased Assets). Seller shall notify Buyer as soon as reasonably practicable upon becoming aware that there are any Purchased Assets in its possession or control or that of any Affiliate of Seller.

(b) If any Excluded Asset, including any payment in respect of accounts receivable that are included in the Excluded Assets, is received by, comes into the possession of, or otherwise is vested in or in possession of Buyer or any of its Affiliates following the Closing, Buyer shall (or shall cause its applicable Affiliate to) transfer such Excluded Asset as soon as reasonably practicable to Seller or its designee for no consideration (it being acknowledged and agreed that the Parties have not agreed to sell any Excluded Asset). Buyer shall notify Seller as soon as reasonably practicable upon becoming aware that there are any Excluded Assets in its possession or control or that of any Affiliate of Buyer.

(c) Each party will cooperate with the other Party and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the assignment, transfer, conveyance and delivery contemplated by this Section 5.15.

5.16 Termination of Transactions with Affiliates. Except (a) as requested by Buyer, (b) as otherwise provided herein, and (c) for the Transaction Documents, (i) at or prior to the Closing Date, Seller shall take, and cause the Seller Subsidiaries and the Acquired Entity to take, all necessary actions, to cause all Contracts, commitments, transactions, Liabilities or obligations between Seller and any of its Affiliates, to the extent they would constitute Purchased Assets or Assumed Liabilities, including all Affiliate Contracts, to be terminated and cancelled without any further Liability; and (ii) at least one (1) Business Day prior to the Closing Date, Seller has taken, and has caused the Seller Subsidiary and the Acquired Entity to take, all necessary action to terminate and settle all accounts (payable and receivables) between Seller and the Seller Subsidiaries, on the one hand, and the Acquired Entity, on the other hand with no Liability imposed or thereafter existing on the Acquired Entity and no increase in any Assumed Liability.

5.17 Directors. Prior to the Closing, Seller shall cause the Acquired Entity to hold such corporate or other meetings as are necessary pursuant to applicable Legal Requirements to discharge the members of each board of directors or equivalent governing body of the Acquired Entity with effect as of the Closing.

5.18 Use of Marks.

(a) Except as expressly set forth in this Section 5.18, after the Closing neither Seller nor any of its Affiliates shall use, or have the right to use, the name “I”, the “I” logo or any variation or derivatives thereof or any names, trademarks, service marks or logos that are confusingly similar thereto (the “Identiv Names”).

(b) For a period of nine (9) months after the Closing, the Buyer grants to Seller and its Subsidiaries a limited, non-exclusive and non-transferable right to continue temporarily using the Identiv Names for the following purposes: (i) in connection with its SEC filings to identify Seller; (ii) in the name of Seller and its Subsidiaries that include Identiv as of the date hereof; and (iii) on all signage, properties, stationary and promotional or other marketing materials that are Excluded Assets.

5.19 Transition. During the Pre-Closing Period, Seller and Buyer shall reasonably cooperate with one another in creating joint plans for the transition of the Business and the Purchased Assets from Seller and its Subsidiaries to Buyer and its Affiliates at and after the Closing in accordance with the terms of the Transition Services Agreement to the extent not in violation of applicable Legal Requirements. During the Pre-Closing Period, Seller and Buyer shall reasonably cooperate and negotiate in good faith with respect to a definitive transition services agreement to be entered into at or prior to the Closing, which transition services agreement shall be consistent in all material respects with the summary of terms set forth on Exhibit I.

5.20 Waiver of Right to Reject Specified Optional Contracts. Notwithstanding anything to the contrary in Section 1.2(d), Buyer may, by written instrument duly executed in accordance with Section 11.2 and delivered to Seller in accordance with Section 11.7, irrevocably waive its right under Section 1.2(d) to reject all of the Specified Optional Contracts (a “Specified Optional Contracts Waiver”). Upon delivery of a Specified Optional Contracts Waiver, Buyer shall be deemed to have irrevocably elected to acquire and assume at the Closing all of the Specified Optional Contracts, no Specified Optional Contract may thereafter be rejected by Buyer, and each Specified Optional Contract shall constitute an Assigned Contract and Purchased Asset for all purposes of this Agreement.

5.21 Specified Optional Contracts Capex Amount.

(a) If Buyer delivers a Specified Optional Contracts Waiver, then, (i) prior to the Closing, (A) the Acquired Entity shall make, acquire and pay for the capital expenditures and equipment purchases set forth on

Section 5.21 of the Seller Disclosure Schedule with respect to the Specified Optional Contracts, to the extent not already made, acquired and paid for by the Acquired Entity prior to the date of such Specified Optional Contracts Waiver; and, (B) to the extent that there are any capital expenditures or equipment purchases set forth Section 5.21 of the Seller Disclosure Schedule not made, acquired and paid for prior to Closing, include any such outstanding capital expenditures and equipment purchases in the Specified Optional Contracts Capex Amount and (ii) following the Closing, Buyer shall be solely responsible for making, or causing to be made, any capital expenditures and equipment purchases required under or in connection with the Specified Optional Contracts.

(b) If Buyer does not reject any Specified Optional Contract in accordance with Section 1.2(d) and does not deliver a Specified Optional Contracts Waiver, (i) Seller shall include the Specified Optional Contracts Capex Amount in the Estimated Purchased Cash Amount and the Final Purchased Cash Amount and (ii) following the Closing, Buyer shall be solely responsible for making, or causing to be made, any capital expenditures and equipment purchases required under or in connection with the Specified Optional Contracts.

(c) If Buyer rejects any Specified Optional Contract in accordance with Section 1.2(d), then: (i) the Target Working Capital shall be $8,000,000; (ii) the Specified Optional Contracts Capex Amount shall be zero dollars ($0); (iii) Current Assets shall exclude all Specified Optional Contracts Inventory; and (iv) neither Seller nor any of its Affiliates shall have any obligation to make, fund or cause to be made any capital expenditures or equipment purchases under or in connection with the Specified Optional Contracts.

ARTICLE 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Transaction and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 No Restraints. (a) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transaction has been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Transaction or any of the Contemplated Transactions illegal; and (b) there shall be no Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action challenging or seeking to restrain or prohibit the consummation of the Transaction or any of the Contemplated Transactions.

6.2 Seller Stockholder Approval. Seller has obtained the Required Seller Stockholder Vote.

6.3 Buyer Stockholder Approval. Buyer has obtained the Required Buyer Stockholder Approval.

ARTICLE 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller to effect the Transaction and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Seller, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. (a) The representations and warranties of Buyer in Section 2.1 (Organization; Good Standing; Corporate Power and Qualification), Section 2.3 (Subsidiaries), Section 2.4 (Authority; Vote Required), Section 2.5 (Valid Issuance of Shares), Section 2.12 (Rights of Registration and Voting Rights), the first sentence of Section 2.21 (Corporate Documents) and Section 2.25 (Financial Advisor) are true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date; (b) the representations and warranties of Buyer in Sections 2.2(a), (b), (d), (g) and (h) (Capitalization) (together with the representations and warranties set forth in clause (a) of this Section 7.1, the “Buyer Fundamental Representations”) are true and correct in all but de minimis respects as of the date of this Agreement; and (c) all other representations and warranties of Buyer in Article 2 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Buyer Material Adverse Effect (provided that all “Buyer Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Buyer in Article 2 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement and the Transaction Documents that Buyer are required to comply with or to perform at or prior to the Closing have been complied with and performed by Buyer and in all material respects.

7.3 No Buyer Material Adverse Effect. Since the date of this Agreement, no Buyer Material Adverse Effect has occurred.

7.4 Closing Deliveries. Seller has received the following deliveries, each of which shall be in full force and effect as of the Closing Date:

(a) a certificate (“Buyer Closing Certificate”) executed by the Chief Executive Officer of Buyer confirming (i) that the conditions set forth in Sections 7.1, 7.2, and 7.3 have been duly satisfied; (ii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the contemplated Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the contemplated Transactions; and (iii) certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(b) the Transaction Documents to which Buyer is a party, duly executed by Buyer;

(c) a Transition Services Agreement (the “Transition Services Agreement”), to be negotiated in good faith by the Parties between the date hereof and the Closing in accordance in all material respects with the terms set forth on Exhibit I, duly executed by Buyer; provided that neither Party shall unreasonably withhold, condition or delay agreement on such terms, and failure to agree on immaterial terms shall not, in and of itself, prevent the Closing; and

(d) a stock certificate in the name of Seller representing the number of Buyer Series C Shares equal to the (i) Purchase Price divided by (ii) $20.07.

7.5 Charter Amendment. Buyer shall have duly filed the Charter Amendment with the Secretary of State of the State of Delaware in accordance with the DGCL, the Charter Amendment shall have become effective, and the authorized capital stock of Buyer shall be sufficient to permit the issuance of the Buyer Series C Shares contemplated by this Agreement.

ARTICLE 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to effect the Transaction and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Buyer, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. (a) The representations and warranties of Seller in Section 3.2(c) (Capitalization of Acquired Entity) are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, (b) the representations and warranties of Seller in Section 3.1(a) (Due Organization) (only with respect to Seller), Section 3.2(a) and (b) (Authority; Vote Required); the first sentence of Section 3.6(a) (Title to Assets; Sufficiency of Assets) and Section 3.17 (Seller Financial Advisor) (together with the representation and warranties set forth in clause (a) of this Section 8.1, the “Seller Fundamental Representations”) are true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date; and (c) all other representations and warranties of Seller in Article 3 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Seller Material Adverse Effect (provided that all “Seller Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Seller in Article 3 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

8.2 Performance of Covenants. Each of the covenants and obligations in this Agreement and the Transaction Documents that Seller is required to comply with or to perform at or prior to the Closing has been complied with and performed by Seller in all material respects.

8.3 No Seller Material Adverse Effect. Since the date of this Agreement, no Seller Material Adverse Effect has occurred.

8.4 Closing Deliveries. Buyer has received the following deliveries, each of which shall be in full force and effect as of the Closing Date:

(a) a certificate (the “Seller Closing Certificate”) executed by the Chief Executive Officer and Chief Financial Officer of Seller certifying (i) that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been duly satisfied in full force and effect as of the Closing Date; (ii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Contemplated Transactions; and (iii) the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(b) the Buyer Stockholder Agreements Joinder substantially in the form attached here as Exhibit J (the “Buyer Stockholder Agreements Joinder”), duly executed by Seller;

(c) the Letter Agreement substantially in the form attached hereto as Exhibit F (the “Letter Agreement”), duly executed by Seller;

(d) Bill of Sale and Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit G (the “Bill of Sale”), duly executed by Seller;

(e) IP Assignment Agreements substantially in the form attached hereto as Exhibit H (the “IP Assignment Agreements”), duly executed by Seller;

(f) the Transition Services Agreement, to be negotiated in good faith by the Parties between the date hereof and the Closing in accordance in all material respects with the terms set forth on Exhibit I, duly executed by Seller; provided that neither Party shall unreasonably withhold, condition or delay agreement on such terms, and failure to agree on immaterial terms shall not, in and of itself, prevent the Closing;

(g) such payoff letters, UCC termination statements, releases and other documentation, in form and substance reasonably acceptable to Buyer, to evidence that any Encumbrances on the Purchased Assets are released at or prior to Closing;

(h) the certificates, if any, evidencing the Purchased Equity Interests, endorsed in blank by Seller or accompanied by a stock power or other customary instruments of transfer duly executed by Seller, evidencing the transfer of the Purchased Equity Interests in a form mutually agreed to by the Parties;

(i) with respect to the Acquired Entity: (1) certified true copies of resolutions of the board of directors of the Acquired Entity (a) approving the appointment of nominees of Buyer as directors of the Acquired Entity and noting resignations of directors pursuant to clause (j) below, (b) amending the authorized signatories in respect of the bank accounts of the Acquired Entity in a manner satisfactory to Buyer and (c) duly endorsing the share certificates in favour of the Buyer or its designees; and (2) updated statutory registers of the Acquired Entity in respect of the foregoing actions;

(j) written resignations, effective as of the Closing Date and in a form reasonably acceptable to Buyer, of each director, manager or officer of the Acquired Entity designated by Buyer in writing no later than five (5) Business Days prior to the Closing;

(k) evidence of the termination of the Acquired Entity’s rights, remedies and Liabilities under the Affiliate Contracts required to be terminated pursuant to Section 5.16, in each case, in a form reasonably acceptable to Buyer; and

(l) possession of the Purchased Assets and the Purchased Cash in the amount of the Estimated Purchased Cash Amount wired in immediately available funds to an account designated in writing by Buyer to Seller prior to the Closing.

ARTICLE 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent duly authorized by the Boards of Directors of Seller and Buyer;

(b) by either Seller or Buyer if the Transaction shall not have been consummated by December 31, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Buyer, on the one hand, or to Seller, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Transaction to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Seller or Buyer if a court of competent jurisdiction or other Governmental Body has issued a final and non-appealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to Buyer, on the one hand, or to Seller, on the other hand, if such Party’s action or failure to act has been a principal cause of such issuance or action by a Governmental Body, and such action or failure to act constitutes a breach of this Agreement;

(d) by either Seller or Buyer if this Agreement has been submitted to the stockholders of Seller for adoption at a duly convened Stockholder Meeting and the Seller Stockholder Matters have not been approved at the Stockholder Meeting (or any adjournment or postponement thereof) by the Required Seller Stockholder Vote (unless such Stockholder Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(e) by Buyer (at any time prior to obtaining the Required Seller Stockholder Vote) if a Seller Board Adverse Recommendation Change shall have occurred;

(f) by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller has become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied; provided, however, that if such inaccuracy in Seller’s representations and warranties or breach by Seller is curable by Seller, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy unless such breach or inaccuracy remains uncured fifteen (15) calendar days following the date of written notice from Buyer to Seller of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(f); and provided, further, that (x) no termination may be made pursuant to this Section 9.1(f) solely as a result of the failure to obtain the Required Seller Stockholder Vote (in which case, termination must be made pursuant to Section 9.1(d)) and (y) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(f) if Buyer is then in material breach of this Agreement;

(g) by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer has become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied; provided, however, that if such inaccuracy in Buyer’s representations and warranties or breach by Buyer is curable by Buyer, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy unless such breach or inaccuracy remains uncured fifteen (15) calendar days following the date of written notice from Seller to Buyer of such breach by Buyer or inaccuracy and its intention to terminate pursuant to this Section 9.1(g) and provided, further, Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.1(g) if Seller is then in material breach of this Agreement;

(h) by Seller (prior to obtaining the Required Seller Stockholder Vote), if the Seller Board of Directors authorizes Seller to enter into a Seller Acquisition Agreement with respect to a Superior Proposal (subject to compliance in all material respects with Section 5.3) provided, however, that, concurrently with and as a condition to such termination, Seller pays (or causes to be paid) to Buyer in immediately available funds the amounts due pursuant to Section 9.3 and Seller immediately thereafter enters into such Seller Acquisition Agreement;

(i) by Seller, at any time, if (i) the conditions set forth in Article 6 and Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable at the time of termination of being satisfied if the Closing were to occur at such time) have been satisfied or waived in accordance with this Agreement, (ii) Seller has indicated in writing to Buyer that Seller is ready, willing and able to consummate the Transaction, (iii) Buyer fails to consummate the Transaction within four (4) Business Days following the date on which the Closing should have occurred pursuant to Section 1.7 (or, if the Outside Date falls within such four (4)-Business Day period, by the Outside Date) and (iv) during such four (4)-Business Day period described in clause (iii) (or, if the Outside Date falls within such four (4)-Business Day period, during the period between the date on which the Closing should have occurred pursuant to Section 1.7 and the Outside Date), Seller stood ready, willing and able to consummate the Transaction and the other Contemplated Transactions; or

(j) by Buyer, at any time, if (i) the conditions set forth in Article 6 and Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable at the time of termination of being satisfied if the Closing were to occur at such time) have been satisfied or waived in accordance with this Agreement, (ii) Buyer has indicated in writing to Seller that Buyer is ready, willing and able to consummate the Transaction, (iii) Seller fails to consummate the Transaction within four (4) Business Days following the date on which the Closing should have occurred pursuant to Section 1.7 (or, if the Outside Date falls within such four (4)-Business Day period, by the Outside Date) and (iv) during such four (4)-Business Day period described in clause (iii) (or, if the Outside Date falls within such four (4)-Business Day period, during the period between the date on which the Closing should have occurred pursuant to Section 1.7 and the Outside Date), Buyer stood ready, willing and able to consummate the Transaction and the other Contemplated Transactions; or

(k) by Seller, if the Required Buyer Stockholder Approval shall not have been obtained by Buyer and delivered to Seller within four (4) Business Days after the execution and delivery of this Agreement by Seller and Buyer.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a written notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, Section 9.4 and Article 11 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any Party from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement other than as specifically set forth in Section 9.4 and (iii) the termination of this Agreement shall not relieve or limit the liability of any Party for its Fraud.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Transaction is consummated.

(b)

(i) If this Agreement is terminated by Seller or Buyer pursuant to Section 9.1(d), then Seller shall pay to Buyer, within three (3) Business Days after termination of this Agreement, a nonrefundable fee in an amount equal to $750,000 (the “Seller Termination Fee”).

(ii) If this Agreement is terminated by Seller pursuant to Section 9.1(h), then Seller shall pay to Buyer, concurrent with such termination, the Seller Termination Fee.

(iii) If this Agreement is terminated by Buyer pursuant to Section 9.1(e), then Seller shall pay to Buyer the Seller Termination Fee within three (3) Business Days after termination of this Agreement.

(c) If Seller fails to pay when due any amount payable by Seller under Section 9.3(b), then (i) Seller shall reimburse Buyer for reasonable and documented out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Buyer of its rights under this Section 9.3, and (ii) Seller shall pay to Buyer interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Buyer in full) at a rate per annum equal to the “prime rate” (as announced by Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

9.4 Effect of Termination; Non-Exclusive Remedies.

(a) The Parties agree that payment of the Seller Termination Fee set forth in Section 9.3, subject to Section 9.2, is an integral part of the remedies available to Buyer following a termination of this Agreement under the circumstances described in Section 9.3, it being understood that in no event shall Seller be required to pay the Seller Termination Fee payable pursuant to Section 9.3 on more than one occasion. The Parties acknowledge and agree that the right to receive the Seller Termination Fee set forth in Section 9.3, under this Agreement shall not limit or otherwise affect Buyer’s right to specific performance as provided in Section 11.9.

(b) Each of the Parties acknowledge that (i) the agreements contained in Section 9.3 and this Section 9.4 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement, and (iii) any amounts payable pursuant to Section 9.3 are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which such amounts are payable.

(c) Notwithstanding anything to the contrary contained in this Agreement: (i) Seller may simultaneously pursue (A) a grant of specific performance pursuant to Section 11.9 and (B) its rights and remedies at law, in equity, in contract, in tort or otherwise, (ii) Buyer may simultaneously pursue (A) a grant of specific performance pursuant to Section 11.9, (B) its rights and remedies at law, in equity, in contract, in tort or otherwise and (C) payment of the Seller Termination Fee pursuant to Section 9.3; and (iii) nothing in this Agreement shall relieve or limit the liability of an Party for its Fraud or willful and material breach of this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, the Seller Termination Fee if actually paid in full in circumstances in which Buyer is entitled to terminate this Agreement with payment of the Seller Termination Fee shall represent the sole and exclusive remedy of Buyer for any loss suffered as a result of the failure of the Contemplated Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement, any other Transaction Document or the Contemplated Transactions.

ARTICLE 10. INDEMNIFICATION

10.1 Survival of Representations and Warranties. Except for Section 2.27, Section 3.31 and claims of Fraud (each of which survive until the expiration of the applicable statute of limitations), subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein, the Seller Closing Certificate or the Buyer Closing Certificate, shall survive the Closing and shall remain in full force and effect until the date that is six (6) months from the Closing Date. The covenants or other agreements contained in this Agreement to be performed prior to Closing shall survive the Closing Date and shall remain in full force and effective until the date that is six (6) months from the Closing Date; and any covenant or agreement which by their terms contemplate performance after the Closing Date shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

10.2 Indemnification by Seller. Subject to the other terms and conditions of this Article 10, from and after Closing, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer or its Affiliates based upon, arising out of, with respect to or by reason of:

(a) any breach of any of the representations or warranties of Seller contained in this Agreement or the Seller Closing Certificate;

(b) any breach of any covenant, agreement or obligation pursuant to this Agreement to be performed by Seller;

(c) any Excluded Asset or any Excluded Liability; or

(d) the matters set forth on Section 10.2(d) of the Seller Disclosure Schedule (the “Special Indemnification Matters”).

10.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article 10, from and after Closing, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller and its Affiliates based upon, arising out of, with respect to or by reason of:

(a) any breach of any of the representations or warranties of Buyer contained in this Agreement or the Buyer Closing Certificate;

(b) any breach of any covenant, agreement or obligation pursuant to this Agreement to be performed by Buyer; or

(c) any Assumed Liability;

(d) the ownership or use of any Purchased Assets from and after the Closing; or

(e) any Liabilities (other than any matter to the extent indemnification is expressly provided for pursuant to Section 10.2 above) to the extent arising out of or relating to the operation of the Business from and after the Closing.

10.4 Certain Limitations. The party making a claim under this Article 10 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 10 is referred to as the

“Indemnifying Party”. The indemnification provided for in Section 10.2 and Section 10.3 shall be subject to the following limitations:

(a) Subject to Section 10.4(c), the Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Sections 10.2(a) or 10.3(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Sections 10.2(a) or 10.3(a) exceeds $250,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) Subject to Section 10.4(c), the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Sections 10.2(a) and 10.2(b) (for breaches of covenants, agreements or obligations pursuant to this Agreement that by its terms is to be performed by Seller prior to the Closing) or Section 10.3(a) and 10.3(b) (for breaches of covenants, agreements or obligations pursuant to this Agreement that by its terms is to be performed by Buyer prior to the Closing), as the case may be, shall not exceed $2,500,000 (the “Indemnity Cap”).

(c) The limitations set forth in Section 10.4(a) and Section 10.4(b) shall not apply (and shall not limit the indemnification or other obligations of any Indemnifying Party), (i) in the event of Fraud or (ii) any breach of any Fundamental Representations; provided, however, that the aggregate amount of all Losses for which an Indemnifying Party shall be liable for breaches of Fundamental Representations shall not exceed $50,000,000 (the “Fundamental Representation Cap”). For the avoidance of doubt, claims based upon Fraud shall not be subject to the Deductible, the Indemnity Cap or the Fundamental Representation Cap.

(d) Payments by an Indemnifying Party pursuant to Section 10.2 or Section 10.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim (after giving effect to any deductible or retention or increase in premiums associated therewith to the extent paid or payable and net of any costs, taxes and expenses of recovering or collection thereof). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses to the same extent as it would if such Losses were not subject to indemnification hereof; provided that nothing in this Section 10.4(d) shall require an Indemnified Party to commence litigation against any insurer.

(e) For purposes of determining whether or not there has been a breach of representation or warranty as well as the Losses incurred in connection with a breach of representation or warranty for which an Indemnifying Party is entitled to indemnification pursuant to Article 10, references to “material” or “Material Adverse Effect” or other similar qualifiers included in such representation shall be disregarded.

(f) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages provided in connection with a Third Party Claim.

(g) Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss to the same extent it would if such Loss were not covered by indemnification hereunder upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(h) No Losses may be claimed under Section 10.2 or Section 10.3 by any Indemnified Party to the extent such Losses are included in the final calculation of any adjustment to the Purchased Cash pursuant to Sections 1.8 or 1.9.

(i) Notwithstanding anything to the contrary contained herein, (i) the aggregate amount of all Losses for which Seller shall be liable pursuant to the Special Indemnification Matters shall not exceed $2,200,000, (ii) as a condition to indemnification of any Losses pursuant to the Special Indemnification Matters, Buyer shall provide Seller with reasonable supporting documentation evidencing such Losses, and (iii) unless required by any Assigned Contract with a German Business Employee, Buyer will use commercially reasonable efforts to cause any payments to affected employees with respect to the Special Indemnification Matters to not exceed the minimum mandatory statutory severance amounts required under applicable German law.

10.5 Indemnification Procedures.

(a) If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially adversely prejudiced by such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party (the “Claim Notice”). The Indemnifying Party shall have thirty (30) days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such Third Party Claim; provided, that the Indemnifying Party shall not have the right to assume or continue the defense of any Third Party Claim (and costs and expenses incurred by Indemnified Party in such defense shall be paid by the Indemnifying Party) if (a) the Indemnified Party shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, (b) such claim relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation, (c) such claim seeks an injunction or other equitable or non monetary relief against the Indemnified Party (other than injunctive, equitable or non monetary relief that is incidental to monetary damages as the primary relief sought) or (d) such claim is asserted by a Seller Material Customer or Seller Material Vendor. All costs and expenses incurred by the Indemnifying Party in defending such Third Party Claim shall be a liability of, and shall be paid by, the Indemnifying Party, subject to the limitations set forth in this Article 10. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Third Party Claim, except as otherwise provided herein, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings with legal counsel reasonably acceptable to the Indemnified Party. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, and to employ separate counsel of its choosing, it may do so at its sole cost and expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any such claim or demand on a basis: (i) that would result in the imposition of a consent order, injunction, decree or agreement that would restrict the future activity or conduct of the Indemnified Party or any subsidiary or Affiliate thereof, (ii) that includes a finding or admission of a violation of Legal Requirements or violation of the rights of any Person by the Indemnified Party or any subsidiary or Affiliate thereof, (iii) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnified Party and its subsidiaries and Affiliates from all Liability with respect to the matters that are subject to such Third Party Claim, or (iv) that provides for any payment by the Indemnified Party or any subsidiary or Affiliate thereof. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any Third Party Claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party; provided, however, that no Indemnified Party shall be required to disclose any information to the Indemnifying Party or its Representatives if such disclosure would give rise to a violation of a Legal Requirement (including antitrust or competition law issues) or that is otherwise subject to (and where disclosure would result in a loss of) attorney-client privilege, attorney work product protection or other similar privilege associated with such information. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall describe the Third Party Claim in reasonable detail in light of the circumstances then known.

(b) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall give the Indemnifying Party documents and information relating to such Direct Claim as the Indemnifying Party or any of its professional advisors may reasonably request in connection with its review of the Direct Claim; provided that the Indemnified Party shall not be required to disclose any documents or information if it in good faith determines such disclosure would (i) jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or (ii) contravene any appliable Legal Requirements, fiduciary duty or contractual confidentiality obligation. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

10.6 Satisfaction of Indemnification Obligations. The amount of indemnification to which an Indemnified Party shall be entitled under this Article 10 shall be determined (i) by the written agreement between the Indemnified Party and the Indemnifying Party, or (ii) by a final non-appealable judgment or decree of any court of competent jurisdiction. Notwithstanding anything in this Agreement to the contrary, (i) with respect to any indemnified Losses pursuant to the Special Indemnification Matters or indemnified Losses that are not subject to the Indemnity Cap, such Losses shall be satisfied solely by payment in cash in U.S. dollars, (ii) in the event that Buyer is the Indemnifying Party, for indemnified Losses that are subject to the Indemnity Cap, Buyer shall satisfy such indemnified Loss by either, at Buyer’s election, paying the Indemnified Party in U.S. dollars or the issuance of Buyer Series C Shares equal to (A) the amount of such Loss divided by (B) $20.07 per share (subject to adjustment pursuant to Section 1.6(b)), or any combination thereof and (iii) in the event that Seller is the Indemnifying Party for indemnified Losses that are subject to the Indemnity Cap, Seller shall satisfy such indemnified Loss either, at Seller’s election, paying the Indemnified Party in U.S. dollars or surrendering to Buyer for cancellation a number of Buyer Series C Shares equal to (A) the amount of such Loss divided by (B) $20.07 per share (subject to adjustment pursuant to Section 1.6(b)). No fractional Buyer Series C Shares shall be issued or surrendered pursuant to this Section, and any fractional share shall be rounded to the nearest whole share.

10.7 No Set-Off. Neither Buyer nor Seller shall have any right to set-off any Losses (including indemnification obligations hereunder) against any payments to be made by either of them pursuant to this Agreement, the Transaction Documents or otherwise.

10.8 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

10.9 Exclusive Remedies. Subject to and except for Section 11.9, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims of Fraud against a party hereto committing Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 10. Nothing in this Section 10.9 shall limit any

Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.9 or to pursue a claim of Fraud against a party hereto committing Fraud outside of the indemnification provisions set forth in this Article 10.

ARTICLE 11. MISCELLANEOUS PROVISIONS

11.1 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Buyer and Seller at any time (whether before or after obtaining the Required Seller Stockholder Vote); provided, however, that after obtaining the Required Seller Stockholder Vote, no amendment shall be made, which by applicable Legal Requirement requires further approval of the Seller Stockholders, without the further approval of the Seller Stockholders. Subject to the foregoing, this Agreement may not be amended.

11.2 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.3 Entire Agreement; Counterparts; Electronic Exchanges. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. At the request of any Party, the other Parties shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

11.4 Applicable Law; Jurisdiction.

(a) This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, without regard to Legal Requirements that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Legal Requirements of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or any federal court sitting in the State of Delaware in any Legal Proceeding arising out of or relating to this Agreement or the Contemplated Transactions, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Legal Proceeding except in such courts, (ii) agrees that any claim in respect of any such Legal Proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding in any such courts, and (iv) waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such courts. Each of the parties agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.4(c).

11.5 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

11.6 Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that except as provided in the following sentence, neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the Parties’ prior written consents shall be void and of no effect. Buyer may assign or delegate its rights or liabilities under this Agreement in whole or part to one or more Affiliates of Buyer; provided, however, that in such event, Buyer shall remain fully liable for the fulfillment of all such liabilities hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.7 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or electronic mail (if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient) to the address or electronic mail address set forth beneath the name of such party below (or to such other address or electronic mail address as such party has specified in a written notice given to the other parties hereto):

if to Seller:

Identiv, Inc. 1900-B Carnegie Avenue
Santa Ana, CA 92705
Telephone No.: (657) 356-8384
Attention: Chief Executive Officer

E-mail:

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP 2400 Hanover Street
Palo Alto, California 94304-1113
Telephone No.: (650) 233-4500
Attention:	Stanley F. Pierson
Gabriella Lombardi
E-mail:	spierson@pillsburylaw.com
gabriella.lombardi@pillsburylaw.com

if to Buyer:

Trackonomy Systems, Inc. 214 Devcom Drive,
San Jose, CA 95112
Attention:	Keith Abrams
Email:

with a copy to:

Cooley LLP 110 N. Wacker Drive
Suite 4200
Telephone No.: (312) 881-6443
Attention: Neal Aizenstein
E-mail: naizenstein@cooley.com

11.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.9 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties acknowledge and agree that (i) the covenants and obligations set forth in this Agreement are unique and essential to the Parties’ agreement, (ii) monetary damages would be inadequate to compensate for any breach or threatened breach of this Agreement, and (iii) irreparable harm would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, in addition to any other remedy available at law or in equity, each Party shall be entitled to specific performance, injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), and other equitable remedies to prevent or cure breaches of this Agreement or to enforce specifically the terms and provisions hereof, without the necessity of proving actual damages. Each Party further agrees that it shall not assert, and hereby waives, any defense that a remedy at law would be adequate or that specific performance or injunctive relief is not an appropriate remedy.

Each Party waives any requirement for the securing or posting of any bond, surety or other security in connection with the granting of any such equitable relief.

11.10 Construction. Each Party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” When used in reference to Seller or its Subsidiaries, the term “material” shall be measured against Seller and its Subsidiaries, taken as a whole. When used in reference to Buyer or its Subsidiaries, the term “material” shall be measured against Buyer and its Subsidiaries, taken as a whole. The words “made available to Buyer” and words of similar import refer to documents (a) posted to the Seller Data Room in connection with the Transaction, (b) delivered in person or electronically to Buyer or any of its Affiliates or (c) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least one (1) Business Day prior to the date of this Agreement. The words “made available to Seller” and words of similar import refer to documents (a) posted to the Buyer Data Room in connection with the Transaction, or (b) delivered in person or electronically to Seller or any of its Affiliates, in each case, at least one (1) Business Day prior to the date of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Articles and Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall be disjunctive and shall not be deemed to be exclusive. The mere inclusion of an item in the Buyer Disclosure Schedule or Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or a material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Buyer Material Adverse Effect or Seller Material Adverse Effect, respectively. The information contained in each of the Buyer Disclosure Schedule and Seller Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained in the Buyer Disclosure Schedule or Seller Disclosure Schedule shall be deemed to be an admission by Buyer or Seller, respectively, to any third party of any matter whatsoever (including any violation of Legal Requirement or breach of Contract).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

IDENTIV, INC.

By:	/s/ Kirsten Newquist
Name:	Kirsten Newquist
Title:	Chief Executive Officer

TRACKONOMY SYSTEMS, INC.

By:	/s/ Erik Volkerink
Name:	Erik Volkerink
Title:	Chief Executive Officer

[SIGNATURE PAGE TO STOCK AND ASSET PURCHASE AGREEMENT]

Annex B

June 24, 2026

Board of Directors Identiv, Inc.

1900-B Carnegie Avenue

Santa Ana, CA 92705

Members of the Board of Directors:

We understand that Identiv, Inc. (the “Company”) and Trackonomy Systems, Inc. (the “Buyer”) propose to enter into an Asset Purchase Agreement (the “Agreement”), pursuant to which the Buyer has agreed to purchase assets (the “Purchased Assets”) (including $25 million of Purchased Cash) and assume certain liabilities of the Business (as defined in the Agreement) from the Company (the “Transaction”) for a number of shares of Series C Stock of the Buyer equal to (1) the sum of fifty million dollars ($50,000,000) (the “Purchase Price”), divided by (2) $20.07 per share (such shares, the “Consideration”) (the “Consideration”). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, $25 million of the Purchase Price to be received by the Company for the sale of the Purchased Assets (other than the Purchased Cash) pursuant to the Agreement is fair from a financial point of view the Company.

In connection with our review of the proposed Agreement and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft of the Agreement dated as of June 24, 2026 (the “Agreement”);

2.

reviewed certain information related to the historical condition and prospects of the Business, as made available to Raymond James by or on behalf of the Company, including, but not limited to, financial projections prepared by the management of the Company (the “Projections”);

3.	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;

4.	reviewed the financial and operating performance of the Business and those of other selected public companies that we deem to be relevant;

5.	considered certain publicly available financial terms of certain transactions we deem to be relevant;

6.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

7.

received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

8.

discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Company and the financial condition and future prospects and operations of the Company.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Business. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of

Board of Directors

Identiv, Inc.

June 24, 2026

the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of the date hereof and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Board with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. Our opinion is limited to, as of the date of the opinion and based upon and subject to various assumptions, qualifications and limitations set forth herein, the $25 million of the Purchase Price to be received by the Company for the sale of the Purchased Assets (other than the Purchased Cash) pursuant to the Agreement is fair, from a financial point of view, to the Company.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction.

Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.

Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction.

Board of Directors

Identiv, Inc.

June 24, 2026

In formulating our opinion, we have considered only what we understand to be the Purchase Price received by the Company as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the Company or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not expressing any opinion as to the form of Consideration, any adjustments to the Purchase Price, the sale of the Purchased Cash or the terms or value of the shares of Series C Stock of the Buyer.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has provided certain services to the Company (in the previous two years), including acting as a buy side advisor, for which it has been paid a fee. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or other participants in the Transaction in the future, for which Raymond James may receive compensation.

It is understood that this letter is for the information of the Board of Directors of the Company (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, $25 million of the Purchase Price to be received by the Company for the sale of the Purchased Assets (other than the Purchased Cash) pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

SCAN TO VIEW MATERIALS & VOTE w IDENTIV, INC. VOTE BY INTERNET ATTN: EDWARD KIRNBAUER Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above 1900-B CARNEGIE AVENUE SANTA ANA, CA 92705 Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on [•], 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/INVE2026 You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on [•], 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark and sign your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: T02392-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY IDENTIV, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote “FOR” Proposals 1, 2, number(s) of the nominee(s) on the line below. 4, 5, 6 and 7, and “FOR” each of the director nominees in Proposal 3. 3. To elect five nominees to serve for a one-year term expiring at the ! ! ! annual meeting of stockholders in 2027, to hold office until their respective successors have been elected and qualified, or upon their earlier death, resignation or removal. Nominees: 01) Laura Angelini For Against Abstain 02) Richard E. Kuntz, M.D. 03) Miguel A. Lopez 04) Kirsten F. Newquist 5. To approve the compensation of the Company’s named executive ! ! ! 05) James E. Ousley officers, on a non-binding advisory basis. For Against Abstain 6. To ratify the appointment of BPM LLP as the independent registered ! ! ! public accounting firm of the Company for the fiscal year ending 1. To approve the sale of the Company’s specialty Internet of December 31, 2026. Things business to Trackonomy Systems, Inc., through the ! ! ! 7. To approve the adjournment of the annual meeting to a later date, ! ! ! sale of substantially all of the Company’s operating assets, if necessary or appropriate, to allow for the solicitation of additional including all outstanding shares of Identiv (Thailand) Co., Ltd, the proxies in the event that there are insufficient votes at the time of Company’s wholly-owned subsidiary, and $25.0 million in cash, the annual meeting to approve the asset sale proposal. subject to adjustment, in exchange for $50.0 million of shares of Trackonomy’s Series C preferred stock, at a value of $20.07 NOTE: In their discretion, the proxies (and their substitutes) are authorized per share, and the assumption of certain liabilities, pursuant to to vote upon and transact such other business as may properly come that certain Stock and Asset Purchase Agreement, dated as of before the meeting and any adjournments or postponements thereof, June 24, 2026. including, without limitation, procedural and other matters related to the 2. To approve certain compensation that may be paid or become ! ! ! conduct of the meeting (such as adjournment to a later time or place) and payable to the Company’s named executive officers that is based the election of a substitute or alternate nominee if any nominee named on or otherwise relates to the asset sale, on a non-binding advisory herein is unwilling or unable to, or for good cause will not, serve if elected. basis. 4. To approve the issuance of more than 19.99% of the Company’s ! ! ! shares of common stock issuable upon the conversion of its Series B preferred stock for purposes of complying with Nasdaq Listing Rules 5635(b) and (d). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, limited liability company or partnership, please sign in full corporate, limited liability company or partnership name by authorized officer or person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on [•], 2026: The Notice, Proxy Statement and Annual Report on Form 10-K, as amended, are available at www.proxyvote.com. T02393-TBD IDENTIV, INC. Proxy for Annual Meeting of Stockholders [•], 2026, 11:00 A.M., Pacific Time This proxy is solicited by the Board of Directors The undersigned, revoking all prior proxies heretofore given, hereby appoints Kirsten Newquist and Edward Kirnbauer, and each of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote all of the shares of Identiv, Inc., that the undersigned is entitled to vote at the Annual Meeting of Stockholders scheduled to be held at 11:00 A.M., Pacific Time, on [•], 2026, virtually at www.virtualshareholdermeeting.com/INVE2026, and any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted as to all shares of the undersigned “FOR” Proposals 1, 2, 4, 5, 6 and 7, and “FOR” each of the director nominees in Proposal 3. Continued and to be signed on reverse side